As filed with the Securities and Exchange Commission on May 14, 2015

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-11
FOR REGISTRATION
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

LoanCore Realty Trust, Inc.
(Exact name of registrant as specified in its governing instruments)

55 Railroad Avenue, Suite 100
Greenwich, Connecticut 06830
Tel: (203) 861-6000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Mark Finerman
Chairman, Chief Executive Officer and President
LoanCore Realty Trust, Inc.
55 Railroad Avenue, Suite 100
Greenwich, Connecticut 06830
Tel: (203) 861-6000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Edward F. Petrosky, Esq. J. Gerard Cummins, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Tel: (212) 839-5300 Fax: (212) 839-5599	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Tel: (212) 735-3000 Fax: (212) 735-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	$100,000,000	$11,620

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes shares of common stock subject to the underwriters’ over-allotment option.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus, dated May 14, 2015

PROSPECTUS

        Shares

LoanCore Realty Trust, Inc.

Common Stock

We are a commercial real estate finance company that originates, invests in and manages commercial mortgage loans and other commercial real estate-related assets. Since our predecessor’s inception, we have been managed by an affiliate of LoanCore Capital, LLC, a leading originator of commercial mortgage loans founded by Mark Finerman, our chairman, chief executive officer and president.

This is our initial public offering and no public market currently exists for our common stock. We are offering     shares of our common stock in this offering. We anticipate that the initial public offering price will be $    per share of our common stock.

We have applied to list the shares of our common stock on the New York Stock Exchange under the symbol “LCRT.”

Concurrently with the completion of this offering, (1) certain members of our Manager’s senior management team and affiliates of LoanCore Capital, LLC will purchase an aggregate of $    million of shares of our common stock, (2) an affiliate of GIC Real Estate Private Limited, the real estate investment arm of GIC Private Limited, will purchase the lesser of (a) $    million of shares of our common stock and (b) a number of shares equal to    % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (excluding any shares that may be issued upon exercise of the underwriters’ over-allotment option), and (3) an affiliate of Jefferies Group LLC will purchase $    million of shares of our common stock, in each case in separate private placements at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount. Jefferies Group LLC is an affiliate of Jefferies LLC, one of the underwriters in this offering.

We have elected and intend to continue to qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. To assist us in continuing to qualify as a REIT, among other reasons, ownership of the outstanding shares of any class or series of our capital stock by any person is limited to 9.8% of such class or series, subject to certain exceptions. In addition, our charter contains various other restrictions on the ownership and transfer of the shares of our capital stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 33 of this prospectus for a discussion of certain risk factors that you should consider before making a decision to invest in our common stock.

We are an “emerging growth company” under the U.S. federal securities laws and are eligible for certain reduced reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, to us, before expenses	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters have the option to purchase up to an additional      shares of our common stock from us at the public offering price less the underwriting discount within 30 days after the date of this prospectus solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state or non-U.S. securities commission or authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on or about             , 2015.

Deutsche Bank Securities	J.P. Morgan	Morgan Stanley	BofA Merrill Lynch	Jefferies

The date of this prospectus is             , 2015

You should rely only on the information contained in this prospectus or any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, liquidity, results of operations and prospects may have changed since that date.

In connection with our formation transactions (as described below) that will occur upon the completion of this offering, LoanCore Realty Trust, Inc., the issuer in this offering, will become the holding company through which all of our business will be conducted subsequent to the completion of this offering. As used in this prospectus, unless the context otherwise requires or indicates, references to “our company,” “we,” “us” and “our” (1) for periods prior to the consummation of our formation transactions refer to DivCore Subordinate Debt Club I REIT Holding, LLC and its subsidiaries, which we sometimes refer to as “our predecessor,” and (2) upon the consummation of our formation transactions refer to LoanCore Realty Trust, Inc., a Maryland corporation, and its subsidiaries; references to “our Manager” refer to LoanCore Advisors, LLC, a Delaware limited liability company and our external manager; references to “LoanCore” refer to LoanCore Capital, LLC, a Delaware limited liability company, and its affiliates; references to “GICRE” refer to             , an affiliate of GIC Real Estate Private Limited, the real estate investment arm of GIC Private Limited; references to “Jefferies Group” refer to             , an affiliate of Jefferies

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Group LLC, which is a wholly-owned subsidiary of Leucadia National Corporation and Jefferies LLC, one of the underwriters in this offering; references to “JLC” refer to Jefferies LoanCore LLC, a joint venture among affiliates of each of Jefferies Group LLC and GIC Real Estate Private Limited, as well as certain individuals, including Mark Finerman, our chairman, chief executive officer and president, and Christopher McCormack, our chief financial officer; and references to “common stock” refer to common stock, $0.01 par value per share, of LoanCore Realty Trust, Inc.

Market Data

We use market data and industry forecasts and projections throughout this prospectus, and in particular in the sections entitled “Prospectus Summary” and “Business.” Such market data and industry forecasts and projections have been taken from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties regarding our forward-looking statements in this prospectus. See “Cautionary Statement Regarding Forward-Looking Statements.”

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, but it does not contain all of the information that you may consider important in making your investment decision to purchase our common stock in this offering. Therefore, you should read this entire prospectus carefully, including, in particular, the “Risk Factors” section and our historical and pro forma financial statements and management’s discussion and analysis thereof.

Unless the context otherwise requires, the information in this prospectus assumes that: (1) our formation transactions (as described below) have been, or will be, consummated prior to, or concurrently with, the completion of this offering; (2) the shares of our common stock to be sold in this offering are sold at $       per share; (3) our concurrent private offerings (as described below) will be completed with the completion of this offering; and (4) the underwriters’ over-allotment option is not exercised.

Our Company

We are a commercial real estate finance company that originates, invests in and manages commercial mortgage loans and other commercial real estate-related assets. Our objective is to provide attractive long-term returns to our investors through distributions and capital appreciation. To meet our objective, we focus primarily on originating and selectively acquiring commercial mortgage loans that are secured by institutional quality commercial real estate located in in-fill locations that we generally intend to hold for long-term investment.

Since our predecessor’s inception, we have been managed by an affiliate of LoanCore Capital, LLC (which we refer to, together with its affiliates, as LoanCore), a leading originator of commercial mortgage loans founded by Mark Finerman, our chairman, chief executive officer and president. We believe that we will benefit significantly from our relationship with LoanCore, whose long-standing strategic relationships, combined with its network of seasoned loan originators, are expected to continue to generate an attractive pipeline of investment opportunities for us in our target markets. We also expect to capitalize on attractive opportunities arising from favorable market conditions for non-bank financial institutions, fueled by the reduced participation of traditional financial institutions in the supply of commercial real estate debt capital structured to meet the needs of particular borrowers and the expected increase in demand from borrowers for such financings. In particular, we believe there is a significant current opportunity to finance commercial real estate assets exhibiting strong fundamentals but requiring more customized loan products than traditional lenders are pursuing in today’s market.

Effective upon the completion of this offering, we will be externally managed and advised by LoanCore Advisors, LLC, or our Manager, a wholly-owned subsidiary of LoanCore Capital, LLC. LoanCore was established in 2008 as an asset manager focused exclusively on commercial mortgage loans and other commercial real estate-related assets. Since its establishment in 2008 through December 31, 2014, LoanCore originated or acquired 395 commercial real estate loans on behalf of its managed vehicles, representing approximately $9.1 billion in principal balance and, as of December 31, 2014, LoanCore had total assets under management of approximately $3.2 billion.

LoanCore is led by Mark Finerman, our chairman, chief executive officer and president, who has 28 years of experience in commercial real estate finance and has overseen or been directly responsible for over $70 billion of commercial real estate loan originations and acquisitions. Today, LoanCore’s team is comprised of over 50 professionals dedicated to originating, acquiring, evaluating and managing commercial real estate investments. The team has a multi-disciplinary skill set with expertise in debt origination, principal credit, private equity and capital markets. LoanCore’s origination network is comprised of over 35 experienced professionals strategically located in major markets across the United States and in the United Kingdom, including Greenwich, Los Angeles, San Francisco, Orange County, Chicago, Atlanta, London and Edinburgh.

Through LoanCore’s large and experienced team, our Manager has long-standing strategic relationships with property owners, developers, mortgage brokers and investors. We believe that these strategic relationships with participants in the commercial real estate equity and debt markets provide us with unique insight into the commercial real estate market and give us a competitive advantage in terms of our pipeline of attractive investment opportunities. In addition, members of our Manager’s senior management team also manage Jefferies LoanCore LLC, or JLC, whose strategy of originating and then securitizing commercial real estate loans allows our Manager to provide borrowers with a full-service product offering and broad exposure to transactions in the market, providing us with a further competitive advantage. As of the date of this prospectus, JLC is the only other vehicle managed by LoanCore that is actively seeking new loan investments.

Our predecessor was established in 2013 as a wholly-owned subsidiary of DivCore Subordinate Debt Club I, L.P., or the DivCore Fund, a private investment fund with equity commitments of $331.6 million. Since our predecessor’s inception, we have invested approximately $649.5 million in commercial real estate loans and, as of December 31, 2014, our portfolio was comprised of $349.3 million outstanding principal balance of such loans. We refer to the commercial real estate loans that we own through our predecessor as of the date of this prospectus as our existing portfolio. As part of our formation transactions, we will use $       million of the net proceeds from this offering (subject to adjustment as discussed below) to repurchase all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund. We will also use $       million of the net proceeds from this offering and our concurrent private offerings and $       million in borrowings under our anticipated master repurchase facilities to acquire from JLC a portfolio of $       million outstanding principal balance of commercial real estate loans, which we refer to as the JLC portfolio (subject to adjustment as discussed below).

As of December 31, 2014, on a pro forma basis after giving effect to the completion of this offering, our concurrent private offerings and our formation transactions, and as adjusted to reflect any prepayments and additional loans made as of April 3, 2015 (including through the reinvestment of proceeds received from prepayments of loans held in the LoanCore CLO), which we refer to as a pro forma, as adjusted basis, we owned a portfolio of 25 commercial real estate loans, all of which were floating rate loans, with an outstanding principal balance of $1.019 billion, and one other commercial real estate-related asset with an outstanding principal balance of $31.2 million. Approximately 47.3% of the outstanding principal balance of these loans and other assets were secured by real estate located in California and New York. Moreover, as of December 31, 2014, on a pro forma, as adjusted basis, our portfolio had a weighted average yield to fully extended maturity (as further described herein) of one-month LIBOR (or three-month GBP LIBOR, in the case of two assets denominated in GBP) plus 6.30% and a weighted average loan-to-value (as further described herein), or LTV, of 64.7%.

Concurrently with the completion of this offering, (1) certain members of our Manager’s senior management team and affiliates of LoanCore Capital, LLC will purchase an aggregate of $       million of shares of our common stock, (2) GICRE will purchase the lesser of (a) $       million of shares of our common stock and (b) a number of shares equal to   % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (excluding any shares that may be issued upon exercise of the underwriters’ over-allotment option), and (3) Jefferies Group will purchase $       million of shares of our common stock, in each case in separate private placements at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount. We refer to these separate private placements collectively as our concurrent private offerings. Jefferies Group is an affiliate of both Jefferies Group LLC and Jefferies LLC, one of the underwriters in this offering.

We have elected to be taxed as a REIT for U.S. federal income tax purposes, commencing with our predecessor’s initial taxable year ended December 31, 2013. We believe that we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, commencing with the taxable year ended December 31, 2013. As a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our stockholders.

Market Opportunities

We believe there is a significant market opportunity to capitalize on the dislocation created by the constrained supply of commercial real estate debt capital from traditional real estate financing sources and the substantial demand from borrowers for new financing in the commercial real estate sector. Since 2007, the limited availability of capital has resulted in a shortfall in funding needed for capital expenditures, tenant improvements and leasing commissions in many real estate assets. Much of this undercapitalization stems from the fact that many of these assets are over-leveraged and in need of additional capital for stabilization at current market occupancy levels and rents. Traditional real estate financing sources generally employ lending standards whereby they underwrite with an emphasis on debt service coverage, giving little or no credit to underlying asset value or potential future cash flow achievable from asset stabilization. As a result, in many cases, assets in tertiary markets (with poor real estate fundamentals) that nonetheless display high debt service coverage have more access to debt capital than assets in primary markets (with strong real estate fundamentals) that merely need capital to achieve stabilization.

Regulatory pressures, driven by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Basel III, have exacerbated these capital constraints through increased capital charges that are rendering traditional lending institutions, including U.S. bank holding companies, less efficient originators, acquirors and holders of commercial real estate debt. In addition, while the commercial mortgage-backed securities, or CMBS, market has recently re-emerged as a viable commercial real estate finance vehicle, it is much narrower in scope and generally more restrictive than it was prior to its downturn in 2007. We believe non-traditional lenders are well positioned to generate attractive returns by capitalizing on opportunities that are not pursued by many of these regulated entities or by CMBS participants.

Compounding the issues created by the constrained supply of debt capital, the U.S. commercial real estate market faces significant levels of debt maturities over the next several years, creating significant additional demand. According to Trepp, LLC, a provider of information and technology to the commercial real estate market, approximately $1.7 trillion of commercial real estate debt is scheduled to mature between 2015 and 2019, resulting in approximately $338 billion of average projected annual demand for commercial real estate debt refinancing purposes. Of the $1.7 trillion, approximately $701 billion was financed on traditional bank balance sheets and approximately $411 billion was financed in the CMBS market. As a result, we believe that, in addition to the opportunities created by regulatory pressures on U.S. bank holding companies and limited CMBS capital sources, non-traditional real estate financing sources, such as mortgage REITs, private funds and other unregulated vehicles, are further positioned to capitalize on the looming commercial real estate debt maturities.

Outside the U.S., although real estate fundamentals are improving, the European commercial real estate finance market continues to experience a period of de-leveraging. European banks have disposed of commercial real estate loan portfolios in large scale and we expect that trend to continue. Today’s market is characterized by an increasingly diversified mix of active lenders in the European markets, with the previous dominance of banking institutions eroded by the entry of non-bank financial institutions, such as debt funds and private equity investors. As real estate debt matures and subsequent refinancings continue to mount throughout Europe, we believe there will be significant and attractive investment opportunities for non-bank financial institutions.

Our Competitive Strengths

We believe that we distinguish ourselves from other commercial real estate finance companies in a number of ways, including through the following competitive strengths:

•	High Quality Platform with “Wholesale” Sourcing Capabilities and Demonstrated Track Record. LoanCore has spent the last seven years building a leading commercial real estate loan origination platform that is dedicated to providing borrowers with access to mortgage loan products on a “wholesale” (or direct lender) basis. LoanCore is anchored by a team of seasoned originators with extensive industry experience and contacts. Since its establishment in 2008 through December 31, 2014, LoanCore originated or acquired 395 commercial real estate loans on behalf of its managed vehicles, representing approximately $9.1 billion in principal balance and, as of December 31, 2014, LoanCore had total assets under management of approximately $3.2 billion.
•	Strong Origination Network with Focus on Major Metropolitan Markets in the United States. LoanCore has a strong network of experienced commercial mortgage loan originators strategically located in major markets across the United States and in the United Kingdom, including Greenwich, Los Angeles, San Francisco, Orange County, Chicago, Atlanta, London and Edinburgh. This origination network, comprised of over 35 experienced professionals, has generated, and we believe will continue to generate, an attractive pipeline of commercial real estate loan opportunities in markets that exhibit favorable long-term demographics and real estate fundamentals. As of December 31, 2014, on a pro forma, as adjusted basis, approximately 47.3% of the outstanding principal balance of the loans and other assets in our portfolio were secured by real estate located in California and New York.
•	Experienced Senior Management Team and Alignment of Interest. Our Manager’s senior management team includes: Mark Finerman, our chairman, chief executive officer and president, who has 28 years of experience in commercial real estate investing and who, collectively during his respective tenures as founder and president of LoanCore, the North American head of real estate finance and securitization at RBS Greenwich Capital and head of real estate banking and mortgage origination, and then group department head, at Credit Suisse First Boston, has overseen or been directly responsible for over $70 billion of commercial real estate loan originations and acquisitions; Jordan Bock, our chief investment officer, who, prior to joining LoanCore, was a senior vice president overseeing the real estate debt investment program at GIC Real Estate Private Limited; Christopher McCormack, our chief financial officer, who, prior to joining LoanCore, was a managing director and the head of real estate capital markets at RBS Greenwich Capital; Daniel Bennett, our head of capital markets, who, prior to joining LoanCore, was a managing director and the head of the real estate financing group capital markets desk at Goldman, Sachs & Co.; and Gary Berkman, our chief credit officer, who, prior to joining LoanCore, was a managing director and senior credit officer at RBS Greenwich Capital. The members of our Manager’s senior management team have extensive experience across a wide spectrum of commercial real estate investing (including, but not limited to, principal credit investing, securitization, structuring, trading and private equity investing) through various credit environments and economic cycles.

Upon the completion of this offering, our concurrent private offerings and our formation transactions, the members of our Manager’s senior management team and affiliates of LoanCore Capital, LLC purchasing shares of our common stock in our concurrent private offerings, collectively, will beneficially own, on a fully-diluted basis, approximately       %

of the outstanding shares of our common stock (or approximately        % if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of $       per share. As a result, the economic interests of our Manager’s senior management team and LoanCore will be significantly aligned with those of our stockholders.

•	“Pure Play” in Commercial Real Estate Finance. As part of broader investment management platforms, many private equity firms are active in the commercial real estate finance space, as we believe they see value in allocating investment dollars to the significant capital void in the commercial real estate debt markets. LoanCore’s focus is exclusively in commercial real estate finance, and we believe its dedication to the space has enabled LoanCore to attain significant knowledge and expertise in this field. We believe that LoanCore’s exclusive commercial real estate finance focus, loyal borrower clientele and market reach are key factors contributing to the attractive returns that it has generated for its managed vehicles since its establishment in 2008. We believe that LoanCore’s reputation as a highly experienced commercial real estate lender uniquely positions us to achieve our investment strategies.
•	Rigorous Underwriting and Commitment Process. LoanCore has established a rigorous credit and financial underwriting process through which every investment is evaluated. LoanCore’s disciplined underwriting approach ensures that every investment in our portfolio complies with its strict standards and adheres to its credit policies. As part of LoanCore’s underwriting process, our Manager retains independent third-party appraisers, engineers and environmental experts as necessary, performs detailed legal reviews and borrower background checks, and evaluates each property’s tenancy, market, sponsorship and financial structure. Going forward, subject to compliance with our investment guidelines, all investments will be approved by our Manager’s investment committee.
•	Dedicated Asset Management. Achieving attractive returns from the commercial mortgage loans and other commercial real estate-related assets in our portfolio requires both prudent investment decision-making and effective asset management. Our Manager is highly experienced in the management of commercial mortgage loans and other commercial real estate-related assets. Our Manager has also developed an effective and timely internal monitoring and reporting system with respect to our portfolio. We believe that these processes and related controls and procedures cannot be easily replicated without significant expertise and expense.
•	Broad Product Offering Through Relationship with JLC. Members of our Manager’s senior management team also manage JLC, whose strategy of originating and then securitizing commercial real estate loans is complementary to our business. The relationship with JLC allows our Manager to provide borrowers with a broad offering of products, and we believe that borrowers’ demand for a full product offering will generate meaningful investment opportunities for us over time. We believe that our Manager’s ability to provide innovative, timely and flexible financing solutions across a wide spectrum of products promotes client loyalty and long-term relationships across multiple transactions with our borrowers.
•	Institutional Sponsorship by GICRE and Jefferies Group. Upon the completion of this offering, our concurrent private offerings and our formation transactions, GICRE and Jefferies Group, an affiliate of Jefferies Group LLC, which is a wholly-owned subsidiary of Leucadia National Corporation, and Jefferies LLC, one of the underwriters in this offering, will beneficially own, on a fully-diluted basis, approximately % and %, respectively, of the outstanding shares of our common stock (or approximately % and %, respectively, if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of $ per share. We believe our relationship with these firms provides us with valuable competitive advantages, including insights into global capital market flows and access to other potential relationships or opportunities beneficial to our business.

Our Investment Strategies

Our objective is to provide attractive long-term returns to our investors through distributions and capital appreciation. To meet our objective, we focus primarily on originating and selectively acquiring commercial mortgage loans that are secured by institutional quality commercial real estate located in in-fill locations that we generally intend to hold for long-term investment. Our Manager intends to build upon our competitive strengths to grow our business through the following investment strategies:

•	Capitalize on Demand for Commercial Real Estate Financing. Our Manager seeks to capitalize on the opportunity created by the confluence of two major themes: (1) the constrained supply of commercial real estate debt capital due to retrenchment by commercial banks and other large commercial lenders since 2007 and (2) the substantial increase in demand expected from borrowers for new financing in the commercial real estate sector between 2015 and 2019 (and potentially beyond) fueled by, among other things, approximately $1.7 trillion of commercial real estate debt that is scheduled to mature during this time, according to Trepp, LLC.

•	Originate and Selectively Acquire Additional Commercial Mortgage Loans and Other Commercial Real Estate-Related Assets. Our Manager intends to grow our lending business by continuing to originate and selectively acquire additional commercial mortgage loans and other commercial real estate-related assets, which we generally intend to hold for long-term investment. Under current market conditions, our Manager intends to focus our investments primarily on floating rate first mortgage loans with principal balances under $100 million that are generally secured by high quality properties or properties in attractive geographic locations.
•	Focus on Major Metropolitan Markets. Using LoanCore’s network of experienced commercial mortgage loan originators strategically located in major markets across the United States, including Greenwich, Los Angeles, San Francisco, Orange County, Chicago and Atlanta, our Manager intends to continue to focus geographically on markets in the United States, primarily in major metropolitan areas that exhibit favorable long-term demographics, including in California and New York. We are also focused on the opportunities presented in regions in Europe where there is minimal availability of debt capital and limited transactional volume, though real estate fundamentals are stable.
•	Utilize LoanCore’s Expertise to Build upon Existing Relationships and Identify Attractive Opportunities. LoanCore, including our Manager’s senior management team, has a broad history in the commercial real estate finance industry, resulting in extensive relationships with owners, managers and operators of commercial real estate in the United States and in Europe. In addition, LoanCore maintains long-standing relationships in the investment banking and mortgage brokerage communities, which we believe generate substantial deal flow for our business. Our Manager intends to build upon these relationships to capitalize on current market opportunities in order to grow our business.

As market conditions evolve over time, we expect that our Manager will adjust and evolve our investment strategies to adapt to such changes as our Manager feels appropriate. We believe that our current target assets provide significant investment opportunities for attractive returns. However, our Manager may modify or expand our investment focus and thus targeted investment opportunities to those that are most attractive at the particular stage in the economic and real estate investment cycle at a given time.

Our Target Assets

We invest primarily in commercial mortgage loans and other commercial real estate-related assets, focusing on loans secured by properties primarily in the office, mixed use, multifamily, industrial, retail, hospitality, self-storage and manufactured housing real estate sectors in the United States and, to a lesser extent, in Europe, including, but not limited to, the following:

•	Commercial Mortgage Loans. We intend to continue to focus on originating and selectively acquiring mortgage loans that are backed by commercial properties. Mortgage loans are generally secured by a first mortgage lien on a commercial property, may vary in duration, may bear interest at a fixed or floating rate, and may amortize and typically require a balloon payment of principal at maturity. These loans may encompass a whole loan or may also include pari passu participations within such a mortgage loan.
•	Other Commercial Real Estate-Related Assets. Although we expect that originating and selectively acquiring commercial mortgage loans will be our primary area of focus, we also expect to opportunistically originate and selectively acquire other commercial real estate-related assets, subject to maintaining our qualification as a REIT, including, but not limited to, the following:
•	mezzanine loans: loans made to commercial property owners that are secured by pledges of the borrower’s ownership interests, in whole or in part, in entities that directly or indirectly own the property, such loans being subordinate to whole mortgage loans secured by first or second mortgage liens on the property itself;
•	subordinate mortgage interests: interests, often referred to as “B Notes,” in loans secured by a first mortgage on a single large commercial property or group of related commercial properties and that are subordinated in right of payment to a senior interest in such loans;
•	preferred equity: investments in an entity that are subordinate to any debt of such entity, but senior to such entity’s common equity;
•	construction or rehabilitation loans: mortgage loans and mezzanine loans to finance the cost of construction or rehabilitation of a commercial property;
•	net leases / sale-leaseback transactions: commercial properties subject to net leases, which typically have longer terms than gross leases, require tenants to pay substantially all of the operating costs associated with the properties and often have contractually-specified rent increases throughout their term as well as renewal terms at the option of the tenant; we may acquire these properties through sale-leaseback transactions, which involve the purchase of a property and the leasing of such property back to the seller thereof;
•	participating debt: debt investments that participate in equity ownership;
•	commercial real estate corporate debt: corporate bonds of commercial real estate operating or finance companies and corporate bank debt, which may be in the form of a term loan or a revolving credit facility that is often secured by the company’s assets or equity in subsidiaries;
•	real estate securities: interests in real estate, which may take the form of CMBS or collateralized loan obligations, or CLOs, that are collateralized by pools of commercial real estate debt instruments, often first mortgage loans; and
•	miscellaneous assets: other commercial real estate-related assets, if necessary, to maintain our qualification as a REIT for U.S. federal income tax purposes or our exclusion from regulation under the Investment Company Act of 1940, as amended, or the Investment Company Act.

The allocation of our capital among our target assets will depend on prevailing market conditions at the time we invest and may change over time in response to different prevailing market conditions. In addition, in the future, we may invest in assets other than our target assets, in each case subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exclusion from regulation under the Investment Company Act.

Our Portfolio

As of December 31, 2014, our existing portfolio consisted of 10 commercial real estate loans with an outstanding principal balance of $349.3 million, 67.8% of which were secured by real estate located in California and New York. Moreover, as of December 31, 2014, our existing portfolio had a weighted average yield to fully extended maturity of one-month LIBOR plus 6.61% and a weighted average LTV of 63.4%.

In December 2013, our predecessor acquired $404.5 million of the loans in our existing portfolio from JLC, and the acquisition was financed through its wholly-owned subsidiary, which we refer to as the LoanCore CLO, into which all of the loans acquired from JLC were transferred. In connection with the acquisition, the LoanCore CLO issued $340.0 million of senior indebtedness in two classes to third-party investors and pledged the loans as collateral for such indebtedness, and our predecessor retained all of the preferred shares, having an aggregate liquidation preference of $160.0 million, and all of the common shares. We refer to these preferred shares and common shares as the CLO preferred shares and CLO common shares, respectively. In February and May 2014, through the LoanCore CLO, our predecessor also acquired from JLC an additional mortgage loan with a principal balance of $28.0 million and a collateralized loan receivable with a principal balance of $41.5 million. All of the commercial real estate loans in our existing portfolio as of December 31, 2014 were floating rate loans.

The table below sets forth an overview of our existing portfolio as of December 31, 2014 (dollars in thousands):

Property Type First Mortgage Loan	Additional Loan Details (in sq. ft. except as indicated)	Location	Outstanding Principal Balance	Stated Maturity Date	Yield to Stated Maturity(1)(2)	Fully Extended Maturity Date(3)	Yield to Fully Extended Maturity(1)(4)	LTV(5)
Mixed Use (Retail / Office)	247,587	MA	$58,014	4/9/2017	L+6.05%	4/9/18	L+6.19%	72.0%
Office	209,901	NY	55,000	3/9/2016	L+5.75	3/9/18	L+6.35	64.7
Retail	81,460	NY	41,500	7/9/2016	L+4.50	1/9/18	L+4.66	38.8
Manufactured Housing	256 pads	CA	41,000	7/9/2016	L+6.75	7/9/18	L+6.95	71.7
Mixed Use (Industrial / Office / Retail)	562,407	CA	35,400	6/9/2016	L+5.75	6/9/18	L+6.17	57.6
Office	60,133	CA	28,321	10/9/2015	L+7.00	10/9/17	L+8.56	62.5
Retail	291,052	WA	27,500	6/9/2015	L+6.50	6/9/16	L+6.85	76.4
Office	317,283	NC	27,000	1/9/2016	L+8.00	1/9/18	L+8.65	68.4
Retail	32,750	CA	25,000	6/9/2015	L+5.89	6/9/17	L+7.08	55.9
Multifamily	24,350	NY	10,550	7/9/2016	L+5.40	7/9/18	L+5.73	67.4
Total Portfolio/Weighted Average			$349,285		L+6.10%		L+6.61%	63.4%

(1)	All of the loans were floating rate loans indexed to one-month LIBOR as of December 31, 2014; however, certain of our loans earn a minimum LIBOR floor ranging from 0.20% to 0.50%.
(2)	Yield to stated maturity is calculated based on the cost of the loan and its contractual cash flows to the stated maturity date, assuming no prepayments. Yield to stated maturity would differ if loans are repaid earlier.
(3)	Fully extended maturity date assumes all extension options are exercised.
(4)	Yield to fully extended maturity is calculated based on the cost of the loan and its contractual cash flows (including extension fees), assuming full extension of loan maturities by the borrower and no defaults or prepayments. Yield to fully extended maturity would differ if loans are repaid earlier.
(5)	LTV is calculated as the total outstanding principal balance of the loan plus any financing that is pari passu with or senior to the loan as of December 31, 2014, divided by the applicable stabilized real estate value at the time of origination. The stabilized real estate value reflects management’s estimates, at the time of origination of a loan, of the real estate value (based on projected occupancy and rent levels) underlying such loan, determined in accordance with LoanCore’s investment process and underwriting standards and consistent with third-party appraisals obtained pursuant to such process.

As of December 31, 2014, our existing portfolio had the following diversification statistics based on outstanding principal balance:

As part of our formation transactions, we will use $    million of the net proceeds from this offering to repurchase all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund. We will also use $       million of the net proceeds from this offering and our concurrent private offerings and $    million in borrowings under our anticipated master repurchase facilities to acquire the JLC portfolio from JLC. We have entered into separate purchase agreements with respect to our repurchase of all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund and our acquisition of the JLC portfolio. The consideration we are required to pay for such outstanding subordinate debt and shares of our common stock and the JLC portfolio, respectively, may change prior to the completion of this offering as a result of the amount of accrued interest earned on our existing portfolio or the JLC portfolio. We intend to finance any increase in consideration through the net proceeds from this offering and our concurrent private offerings or additional borrowings under our anticipated master repurchase facilities. In the event that a prepayment of principal is made on any of the loans in the JLC portfolio prior to the completion of this offering, the consideration we are required to pay for the JLC portfolio will decrease to reflect the amount of any such prepayment.

As of December 31, 2014, on a pro forma, as adjusted basis, we owned a portfolio of 25 commercial real estate loans, all of which were floating rate loans, with an outstanding principal balance of $1.019 billion, and one other commercial real estate-related asset with an outstanding principal balance of $31.2 million. Approximately 47.3% of the outstanding principal balance of these loans and other assets were secured by real estate located in California and New York. Moreover, as of December 31, 2014, on a pro forma, as adjusted basis, our portfolio had a weighted average yield to fully extended maturity of one-month LIBOR (or three-month GBP LIBOR, in the case of two assets denominated in GBP) plus 6.30% and a weighted average LTV of 64.7%.

The table below sets forth an overview of our portfolio as of December 31, 2014 on a pro forma basis after giving effect to the completion of this offering, our concurrent private offerings and our formation transactions, and as adjusted to reflect any prepayments and additional loans made as of April 3, 2015 (including through the reinvestment of proceeds received from prepayments of loans held in the LoanCore CLO) (dollars in thousands).

Pro Forma, As Adjusted
Property Type First Mortgage Loan	Additional Loan Details (in sq. ft. except as indicated)	Location	Outstanding Principal Balance	Stated Maturity Date	Yield to Stated Maturity(1)(2)	Fully Extended Maturity Date(3)	Yield to Fully Extended Maturity(1)(4)	LTV(5)
Retail(6)	78,154	CO	$83,450	7/9/2016	L+5.25%	7/9/19	L+5.35%	78.2%
Mixed Use (Retail/Other)(6)	25,980	NY	70,000	8/9/2017	L+4.50	8/9/19	L+4.70	71.1
Mixed Use (Office/Retail)(6)	51,276	NY	65,500	1/9/2017	L+5.25	1/9/20	L+5.48	64.9
Mixed Use (Retail/Office/Other)(6)	374,180	FL	63,200	11/9/2016	L+8.50	11/9/17	L+9.15	70.8
Mixed Use (Retail/Office)	247,587	MA	58,014	4/9/2017	L+6.05	4/9/18	L+6.19	72.0
Office	209,901	NY	55,000	3/9/2016	L+5.75	3/9/18	L+6.35	64.7
Hospitality(6)	777 rooms	FL	54,000	12/9/2017	L+5.00	12/9/19	L+5.19	45.4
Hospitality(7)	100 rooms	NY	49,500	9/9/2016	L+4.05	9/9/19	L+4.15	56.6
Retail(6)	289,918	HI	46,500	2/9/2016	L+6.25	2/9/17	L+6.71	77.1
Hospitality(6)	55,000	NY	43,000	10/9/2017	L+4.25	10/9/19	L+4.65	64.2
Retail	81,460	NY	41,500	7/9/2016	L+4.50	1/9/18	L+4.66	38.8
Manufactured Housing	256 pads	CA	41,000	7/9/2016	L+6.75	7/9/18	L+6.95	71.7
Office(7)	227,518	WA	36,575	10/9/2016	L+5.35	10/9/18	L+5.98	60.7
Mixed Use (Industrial/Office/Retail)	562,407	CA	35,400	6/9/2016	L+5.75	6/9/18	L+6.17	57.6
Hospitality(7)	137 rooms	CA	32,000	5/9/2016	L+5.00	5/9/19	L+5.84	34.0
Multifamily(7)	456 units	MD	31,500	3/9/2016	L+6.50	9/9/16	L+6.50	60.5
Office(6)	376,405	Various	31,000	7/9/2016	L+6.00	7/9/18	L+6.14	66.7
Office	60,133	CA	28,321	10/9/2015	L+7.00	10/9/17	L+8.56	62.5
Retail	291,052	WA	27,500	6/9/2015	L+6.50	6/9/16	L+6.85	76.4
Office	317,283	NC	27,000	1/9/2016	L+8.00	1/9/18	L+8.65	68.4
Hospitality(6)	805 rooms	Various	27,000	11/9/2015	L+5.50	11/9/16	L+5.63	70.7
Retail	32,750	CA	25,000	6/9/2015	L+5.89	6/9/17	L+7.08	55.9
Manufactured Housing(6)	465 pads	NV	18,800	11/9/2016	L+4.50	11/9/19	L+4.60	56.0
Various (Office/Retail/Other)(6)(8)	110,668	UK	17,412	10/9/2015	L+9.76	10/9/15	L+9.76	78.7
Multifamily	24,350	NY	10,550	7/9/2016	L+5.40	7/9/18	L+5.73	67.4
B Note
Various (Office/Retail/Other)(6)(8)	2,266,999	UK	31,150	1/9/2016	L+12.19	1/9/17	L+12.52	77.2
Total Portfolio/Weighted Average			$1,049,872		L+5.94%		L+6.30%	64.7%

(1)	All of the loans and other assets were floating rate loans and other assets indexed to various benchmark rates relevant in each case in terms of currency and payment frequency as of December 31, 2014 on a pro forma, as adjusted basis; however, certain of our loans earn a minimum LIBOR floor ranging from 0.20% to 0.75%.
(2)	Yield to stated maturity is calculated based on the cost of the loan or other asset and its contractual cash flows to the stated maturity date, assuming no prepayments. Yield to stated maturity would differ if loans or other assets are repaid earlier.
(3)	Fully extended maturity date assumes all extension options are exercised.
(4)	Yield to fully extended maturity is calculated based on the cost of the loan or other asset and its contractual cash flows (including extension fees), assuming full extension of maturities by the borrower and no defaults or prepayments. Yield to fully extended maturity would differ if loans or other assets are repaid earlier.
(5)	LTV is calculated as the total outstanding principal balance of the loan or other asset plus any financing that is pari passu with or senior to the loan or other asset as of December 31, 2014 on a pro forma, as adjusted basis, divided by the applicable stabilized real estate value at the time of origination. The stabilized real estate value reflects management’s estimates, at the time of origination of a loan or other asset, of the real estate value (based on projected occupancy and rent levels) underlying such loan or other asset, determined in accordance with LoanCore’s investment process and underwriting standards and consistent with third-party appraisals obtained pursuant to such process.
(6)	Represents a loan or other asset to be acquired upon the completion of this offering, our concurrent private offerings and our formation transactions as part of the JLC portfolio.
(7)	Represents a loan acquired subsequent to December 31, 2014 through the reinvestment of proceeds received from prepayments of loans held in the LoanCore CLO.
(8)	Outstanding principal balances for loan and other asset denominated in GBP were converted at a December 31, 2014 spot rate of 1.5588.

As of December 31, 2014, on a pro forma basis after giving effect to the completion of this offering, our concurrent private offerings and our formation transactions, and as adjusted to reflect any prepayments and additional loans made as of April 3, 2015 (including through the reinvestment of proceeds received from prepayments of loans held in the LoanCore CLO), our portfolio had the following diversification statistics based on outstanding principal balance:

Financing Strategy and Financial Risk Management

We plan to finance our investments going forward initially with the net proceeds from this offering and our concurrent private offerings and borrowings under our anticipated master repurchase facilities, discussed below. Upon the completion of this offering, our concurrent private offerings and our formation transactions, our only outstanding indebtedness will be the indebtedness of the LoanCore CLO, which had an outstanding principal balance of $340.0 million as of December 31, 2014, and $    million of borrowings under our anticipated master repurchase facilities (assuming the shares of our common stock are sold in this offering at $         per share) that will be drawn to pay the remaining portion of the purchase price for the JLC portfolio. Principal proceeds received from dispositions, payments or prepayments of commercial mortgage loans held in the LoanCore CLO may be reinvested until November 2015, subject to meeting certain specified criteria. Prior to the date of this prospectus, we anticipate that we will enter into master repurchase facilities with affiliates of each of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, which are underwriters in this offering, with an aggregate maximum size of $750 million. We have not received commitments from the lenders for these facilities and there can be no assurance that we will receive such commitments or enter into definitive agreements for any of these facilities upon the terms contemplated or other terms, or at all. We expect to finance our investments over time with various types of borrowings, including, but not limited to, bank credit facilities (including term loans and revolving facilities), repurchase agreements and facilities (including the aforementioned anticipated master repurchase facilities), warehouse facilities and structured financing and derivative instruments, in addition to transaction or asset-specific funding arrangements. As a general matter, we intend to minimize the differences in the duration and interest indices of our assets and those of our liabilities. We may also issue additional equity, equity-related and debt securities to fund our investment strategies.

Although we are not required to maintain any particular leverage ratio, we expect that the amount of leverage we incur will take into account a variety of factors, which may include the anticipated liquidity and price volatility of our target assets, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, including hedges, the availability and terms (including cost) of financing our assets, the creditworthiness of our financing counterparties, the health of the U.S. economy and commercial mortgage markets, the outlook for the level, slope and volatility of interest rate movement, the credit quality of our target assets and the value of the collateral underlying our target assets. Given current market conditions, we expect that our leverage will not exceed, on a debt-to-equity basis, a ratio of 3-to-1. To the extent market conditions are favorable, we may increase our borrowing levels.

Subject to maintaining our qualification as a REIT, we may, from time to time, engage in hedging transactions that seek to mitigate the effects of fluctuations in interest rates or currencies and their effects on our operating results and cash flows. These hedging transactions could take a variety of forms, including, without limitation, interest rate or currency swaps or cap agreements, options, futures contracts, forward rate or currency agreements or similar financial instruments.

Investment Guidelines

Our board of directors has approved the following investment guidelines:

•	no investment shall be made without the approval of our Manager’s investment committee, which will initially be comprised of Mark Finerman, our chairman, chief executive officer and president, Jordan Bock, our chief investment officer, Christopher McCormack, our chief financial officer, Daniel Bennett, our head of capital markets, and Gary Berkman, our chief credit officer;
•	no investment shall be made that would cause us to fail to qualify as a REIT under the Internal Revenue Code;
•	no investment shall be made that would cause us or any of our subsidiaries to be required to be registered as an investment company under the Investment Company Act;
•	our investments will be predominantly in our target assets;
•	prior to the deployment of capital into investments, our Manager may cause our capital to be invested in any short-term investments in money market funds, bank accounts, overnight repurchase agreements with primary Federal Reserve Bank dealers collateralized by direct U.S. government obligations and other instruments or investments determined by our Manager to be of high quality;
•	not more than 25% of our Equity (as defined in our management agreement with our Manager) will be invested in any individual investment without the approval of our board of directors; and
•	any investment in excess of $250 million requires the approval of our board of directors.

These investment guidelines may be amended, restated, supplemented or waived pursuant to the approval of our board of directors (which must include a majority of the independent directors on our board of directors) from time to time, but without the approval of our stockholders. See “Business—Investment Guidelines” for additional information regarding these investment guidelines.

Summary Risk Factors

An investment in our common stock involves risks. You should carefully consider the following risk factors, together with the information set forth under “Risk Factors” beginning on page 33 of this prospectus and all other information in this prospectus before making a decision to invest in our common stock.

•	We depend on our Manager and its personnel for our success. We may not find a suitable replacement for our Manager if our management agreement is terminated, or key personnel may leave the employment of our Manager or otherwise become unavailable to us, which would materially and adversely affect us.
•	Our management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.
•	The purchase agreements we will enter into as part of our formation transactions to consolidate the ownership of our investment portfolio were not negotiated on an arm’s-length basis and may not be as favorable to us as if they each had been negotiated between unaffiliated third parties.
•	There are various conflicts of interest in our relationship with LoanCore, including our Manager, such as conflicts in allocating investments that may also be suitable for JLC, which could result in decisions that are not in the best interest of our stockholders.

•	Our Manager manages our portfolio pursuant to very broad investment guidelines and is not required to seek the approval of our board of directors for each investment, financing, asset allocation or hedging decision made by it, which may result in riskier investments, which could materially and adversely affect us.
•	Our Manager’s fee structure may not create proper incentives or may induce our Manager to make certain investments, including speculative investments, which increase the risk of our investment portfolio.
•	Commercial real estate debt assets that are secured, directly or indirectly, by commercial property are subject to delinquency, foreclosure and loss, which could materially and adversely affect us.
•	Interest rate fluctuations could significantly decrease our ability to generate income on our investments, which could materially and adversely affect us.
•	We operate in a competitive market for origination and acquisition of attractive investment opportunities and competition may limit our ability to originate or acquire attractive investments in our target assets, which could have a material adverse effect on us.
•	Prepayment rates may adversely affect the value of our investment portfolio.
•	We have a limited operating history and may not be able to operate our business successfully or implement our operating policies and investment strategies.
•	Maintenance of our exclusion from registration under the Investment Company Act imposes significant limits on our operations.
•	We may incur significant debt, which will subject us to increased risk of loss, and our charter and bylaws contain no limitation on the amount of debt we may incur.
•	There can be no assurance that we will be able to obtain or utilize financing arrangements in the future on terms favorable to us or at all.
•	We may be unable to finance additional mortgage loans or other senior participation interests in mortgage loans through the LoanCore CLO with proceeds from dispositions, payments or prepayments of commercial mortgage loans held in the LoanCore CLO.
•	Our investment strategies and guidelines, asset allocation and financing strategy may be changed without stockholder consent.
•	If we fail to remain qualified as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.
•	Complying with REIT requirements may cause us to forego otherwise attractive investment opportunities.
•	There has been no public market for our common stock prior to this offering and an active trading market may not develop or be sustained following this offering, which may negatively affect the liquidity and market price of our common stock and make it difficult for investors to sell their shares on favorable terms when desired.

Structure and Formation of our Company

Our predecessor was established in November 2013 and we were established in January 2015. We will be externally managed and advised by LoanCore Advisors, LLC, a wholly-owned subsidiary of LoanCore Capital, LLC, pursuant to a management agreement with our Manager.

Formation Transactions

Prior to or concurrently with the completion of this offering and our concurrent private offerings, we will engage in the following formation transactions that are designed to consolidate the ownership of our assets, effectuate this offering and our concurrent private offerings and enable us to continue to qualify as a REIT for U.S. federal income tax purposes.

•	We will enter into our management agreement with our Manager effective upon the completion of this offering.
•	DivCore Subordinate Debt Club I REIT Holding, LLC, our predecessor, will merge with and into LoanCore Realty Trust, Inc., with LoanCore Realty Trust, Inc. as the survivor in the merger. Our predecessor holds all of the outstanding CLO preferred shares and CLO common shares, and the LoanCore CLO holds our existing portfolio.
•	In connection with the merger, all of the common share interests of our predecessor, which are held by the DivCore Fund, will be exchanged for shares of our common stock and we will succeed to the obligations of the subordinate debt that our predecessor previously issued to the DivCore Fund. For a discussion of the subordinate debt and the common share interests of our predecessor, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
•	As a result of the merger, we will succeed to the ownership of the LoanCore CLO, which will continue in existence.
•	We will use $ million of the net proceeds from this offering to repurchase all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund. As described above under “—Our Portfolio,” the consideration we are required to pay for such subordinate debt and shares of our common stock may change prior to the completion of this offering as a result of the amount of accrued interest earned on our existing portfolio. Following such repurchase, the subordinate debt will be retired.
•	The DivCore Fund will distribute the proceeds it receives from such repurchase to its partners, including an affiliate of GICRE, Mark Finerman, our chairman, chief executive officer and president, and Jordan Bock, our chief investment officer.
•	An affiliate of GICRE will receive $ of such distributions. GICRE will then purchase the lesser of (1) $ million of shares of our common stock and (2) a number of shares equal to % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (excluding any shares that may be issued upon exercise of the underwriters’ over-allotment option), in a concurrent private offering at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount.
•	Mark Finerman and Mr. Bock will receive $ and $ of such distributions, respectively. Mr. Finerman, , and affiliates of LoanCore Capital, LLC will purchase $ , $ , $ and $ of shares of our common stock, respectively, in separate private placements at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount.
•	We will use $0.1 million of the net proceeds from this offering and our concurrent private offerings to redeem all of the outstanding 12.5% Series A Cumulative Non-Voting Preferred Shares of our predecessor.
•	The DivCore Fund will be terminated, as will the investment advisory agreement among the DivCore Fund, our predecessor and DivCore Subordinate Debt Club I Advisors, LLC, or DivCore Advisors, an affiliate of LoanCore Capital, LLC and our Manager.
•	DivCore Advisors will continue to serve as the collateral manager to the LoanCore CLO pursuant to a collateral management agreement. In such capacity, DivCore Advisors is entitled to receive a monthly fee equal to 0.05% per annum of the sum of the aggregate collateral balance of the LoanCore CLO. Previously, DivCore Advisors waived its entitlement to this fee and agreed to continue to waive its entitlement to this fee for so long as we are managed by our Manager.

•	We will use approximately $ million of the net proceeds from this offering and our concurrent private offerings and $ million in borrowings under our anticipated master repurchase facilities to acquire the JLC portfolio from JLC. As described above under “—Our Portfolio,” the consideration we are required to pay for the JLC portfolio may change prior to the completion of this offering as a result of the amount of accrued interest earned on the JLC portfolio and will decrease in the event one or more of the loans in the JLC portfolio is prepaid.
•	We expect to grant to our executive officers and other employees of our Manager an aggregate number of shares of restricted stock equal to % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (including any shares that may be issued upon exercise of the underwriters’ over-allotment option) under our equity incentive plan on the date of this prospectus (equal to an aggregate of shares of restricted stock, or shares of restricted stock if the underwriters exercise their over-allotment option in full). The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.
•	We expect to grant $ of shares of restricted stock to each of our independent directors under our equity incentive plan on the date of this prospectus (or shares of restricted stock based upon an assumed initial public offering price of $ per share).
•	We will repurchase the 100 shares of our common stock previously issued to LoanCore Capital, LLC in connection with our initial capitalization for an aggregate purchase price of $1,000, which is the same price that LoanCore Capital, LLC previously paid for these shares.

Consequences of this Offering and Our Formation Transactions

The following diagram depicts our ownership structure after giving effect to this offering, our concurrent private offerings and our formation transactions, excluding shares of our common stock, if any, issued upon exercise of the underwriters’ over-allotment option (all percentages are calculated based on an assumed initial public offering price of $       per share):

Purchasers in this Offering
GICRE
Jefferies Group
Our Executive Officers and Other Employees of our Manager, Affiliates of LoanCore Capital, LLC and our Independent Directors
%
%(1)
%(2)
%(3)
LoanCore Capital, LLC
Management Agreement
LoanCore Realty Trust, Inc. (the issuer)
LoanCore Advisors, LLC
CLO Preferred Shares
CLO Common Shares
LoanCore CLO
JLC Portfolio
Existing Portfolio

(1)	Represents shares of our common stock to be purchased by GICRE in a concurrent private offering. In this concurrent private offering, GICRE will purchase the lesser of (1) $ million of shares of our common stock and (2) a number of shares equal to % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (excluding any shares that may be issued upon exercise of the underwriters’ over-allotment option) at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount.
(2)	Represents shares of our common stock to be purchased by Jefferies Group in a concurrent private offering. In this concurrent private offering, Jefferies Group will purchase $ million of shares of our common stock at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount.
(3)	Represents (i) an aggregate of shares of our common stock to be purchased by certain members of our Manager’s senior management team and affiliates of LoanCore Capital, LLC in concurrent private offerings, (ii) shares of restricted stock expected to be granted to our executive officers and other employees of our Manager under our equity incentive plan on the date of this prospectus and (iii) shares of restricted stock expected to be granted to our independent directors under our equity incentive plan on the date of this prospectus (assuming an initial public offering price of $ per share). In these concurrent private offerings, these members of our Manager’s senior management team and such affiliates of LoanCore Capital, LLC will purchase an aggregate of $ million of shares of our common stock, in each case at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount.

Benefits to Related Parties

In connection with this offering, our concurrent private offerings and our formation transactions, our Manager, the members of our Manager’s senior management team, other employees of our Manager, our executive officers, the members of our board of directors, GICRE and Jefferies Group will receive material financial and other benefits, as described below. For a more detailed discussion of these benefits, see “Management,” “Our Manager and the Management Agreement” and “Certain Relationships and Related Person Transactions.”

Purchase of Our Outstanding Interests.   As part of our formation transactions, we will use $      million of the net proceeds from this offering (subject to adjustment as discussed above) to repurchase all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund. Mark Finerman, our chairman, chief executive officer and president, owns an indirect 50% interest in DivCore Subordinate Debt Club I GP, LLC, the general partner of the DivCore Fund, which we refer to as the DivCore Fund GP and which has a 2% interest in the DivCore Fund, and Jordan Bock, our chief investment officer, holds a share of the profits interest that the DivCore Fund GP is entitled to receive from the DivCore Fund. Mr. Finerman will receive $       of such proceeds and Mr. Bock will receive $       of such proceeds. An affiliate of GICRE owns a 45% limited partnership interest in the DivCore Fund, and will receive $       million of such proceeds.

Purchase of JLC Portfolio.   As part of our formation transactions, we will use $      million of the net proceeds from this offering and our concurrent private offerings and $      million in borrowings under our anticipated master repurchase facilities to acquire the JLC portfolio from JLC (subject to adjustment as discussed above). JLC is a joint venture among affiliates of each of Jefferies Group LLC, a wholly-owned subsidiary of Leucadia National Corporation and an affiliate of Jefferies LLC, one of the underwriters in this offering, and GIC Real Estate Private Limited, as well as certain individuals, including Mark Finerman, our chairman, chief executive officer and president, and Christopher McCormack, our chief financial officer. The Jefferies Group LLC affiliate has a 48.5% preferred and common interest in JLC, an affiliate of GIC Real Estate Private Limited has a 48.5% preferred and common interest in JLC, Mr. Finerman (individually and through an entity owned by Mr. Finerman) has a 1.7% preferred and common interest in JLC and Mr. McCormack has a 0.3% preferred and common interest in JLC.

Management Agreement.   We will enter into a management agreement with our Manager effective upon the completion of this offering. Pursuant to our management agreement, our Manager will be entitled to receive from us a base management fee and incentive compensation, as well as the reimbursement of certain expenses incurred by our Manager. In addition, our Manager will be entitled to receive a termination fee from us under certain circumstances.

Share of Management Fees.   Effective upon the completion of this offering and our concurrent private offerings, an affiliate of GICRE and Jefferies Group, an affiliate of Jefferies Group LLC, a wholly-owned subsidiary of Leucadia National Corporation, and Jefferies LLC, one of the underwriters in this offering, will be entitled to receive from our Manager payments equal to        % and     %, respectively, of the base management fees, incentive compensation and, if applicable, the termination fee received by our Manager under our management agreement.

Equity Incentive Plan Grants.   Each of Mark Finerman, our chairman, chief executive officer and president, Jordan Bock, our chief investment officer, Christopher McCormack, our chief financial officer, Daniel Bennett, our head of capital markets, and Gary Berkman, our chief credit officer, is expected to be granted        ,        ,        ,         and         shares of restricted stock, respectively (or an aggregate of       ,       ,       ,        and        shares of restricted stock, respectively, if the underwriters exercise their over-allotment option in full), pursuant to our equity incentive plan on the date of this prospectus. These shares of restricted stock will vest ratably over three years. The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.

Certain other employees of our Manager are expected to be granted an aggregate of           shares of restricted stock (or an aggregate of           shares of restricted stock if the underwriters exercise their over-allotment option in full), pursuant to our equity incentive plan on the date of this prospectus. These shares of restricted stock will vest ratably over three years. The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.

On an annual basis, each of our independent directors will be granted $       of shares of restricted stock, including an initial grant to be made on the date of this prospectus pursuant to our equity incentive plan equal to           shares of restricted stock based upon an assumed initial public offering price of $          per share, which shares of restricted stock will vest on the       anniversary of the date of grant.

Registration Rights Agreements.   Upon the completion of this offering and our concurrent private offerings, we will enter into a registration rights agreement with Mark Finerman, our chairman, chief executive officer and president,        , our        ,        , our        , affiliates of LoanCore Capital, LLC, GICRE and Jefferies Group with respect to the shares of our common stock that they are purchasing from us in our concurrent private offerings. Pursuant to the registration rights agreement, we will grant each of these purchasers and their direct and indirect transferees up to three demand registration rights to have these shares registered for resale under the Securities Act of 1933, as amended, or the Securities Act, and, in certain circumstances, “piggy-back” rights in connection with registration statements we might file for future public common stock offerings.

We will also enter into a registration rights agreement with respect to any equity-based awards granted to our Manager under our equity incentive plan. Pursuant to the registration rights agreement, we will grant our Manager and its direct and indirect transferees unlimited demand registration rights to have these shares registered for resale under the Securities Act and, in certain circumstances, “piggy-back” rights in connection with registration statements we might file for future public common stock offerings.

Investor Rights Agreements.   Effective upon the completion of this offering and our concurrent private offerings, we will enter into an investor rights agreement with GICRE pursuant to which GICRE will have the right to designate for nomination, and we will be required to nominate, one individual for election as a director for as long as GICRE beneficially owns 8.0% or more of the outstanding shares of our common stock (excluding shares that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). If the size of our board of directors is increased to twelve or more directors, GICRE will have the right to designate for nomination, and we will be required to nominate, two individuals for election as directors for as long as GICRE beneficially owns 8.0% or more of the outstanding shares of our common stock. In addition, in the event that a GICRE designee satisfies the listing standards for independence of the New York Stock Exchange and otherwise satisfies applicable qualifications under the New York Stock Exchange, such designee will be entitled to be a member of each committee and sub-committee of our board of directors. GICRE will agree to vote all shares of our common stock that it beneficially owns in favor of Mark Finerman, our chairman, chief executive officer and president, in any election in which Mr. Finerman is a director nominee. For as long as GICRE beneficially owns 8.0% or more of the outstanding shares of our common stock, each of Mr. Finerman and              will agree to vote all shares of our common stock that he beneficially owns in favor of the nominee(s) designated by GICRE in any election of directors in which GICRE has exercised its right to designate a director nominee.

GICRE will also have a right, subject to certain exceptions, to purchase up to its pro rata share (based on its then-current ownership on a fully-diluted basis) of shares of our common stock that we sell in certain future offerings at the same price as the shares sold to other investors in those offerings. This purchase right will not apply to certain issuances of shares of our common stock and will terminate in its entirety on the date on which GICRE fails to exercise its purchase right (or, if such right was exercised, on the date on which GICRE fails to consummate the applicable purchase) in respect of any offering of shares of our common stock to which the purchase right applies following notice from us of our intention to offer such shares.

We will also enter into an investor rights agreement with Jefferies Group pursuant to which Jefferies Group will have the right to designate for nomination, and we will be required to nominate, one individual for election as a director for as long as Jefferies Group beneficially owns        % or more of the outstanding shares of our common stock (excluding shares that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). In addition, in the event that the Jefferies Group designee satisfies the listing standards for independence of the New York Stock Exchange and otherwise satisfies applicable qualifications under the New York Stock Exchange, such designee will be entitled to be a member of each committee and sub-committee of our board of directors. Jefferies Group will agree to vote all shares of our common stock that it beneficially owns in favor of Mark Finerman, our chairman, chief executive officer and president, in any election in which Mr. Finerman is a director nominee. For as long as Jefferies Group beneficially owns        % or more of the outstanding shares of our common stock, each of Mr. Finerman and              will agree to vote all shares of our common stock that he beneficially owns in favor of the nominee designated by Jefferies Group in any election of directors in which Jefferies Group has exercised its right to designate a director nominee. See “Certain Relationships and Related Person Transactions— Investor Rights Agreements” for additional information regarding the investor rights agreements.

Expense Reimbursement.   Upon the completion of this offering, we will reimburse each of GICRE and Jefferies Group, as part of our organizational costs, for the expenses each such entity has incurred in connection with this offering, our concurrent private offerings and our formation transactions, in each case in an amount up to $       .

Upon the completion of this offering, we will also reimburse LoanCore Capital, LLC, as part of our organizational costs, for the expenses it has incurred in connection with this offering, our concurrent private offerings and our formation transactions.

Indemnification Agreements.   Upon the completion of this offering, we expect to enter into customary indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted under Maryland law.

Underwriting Discount.   Jefferies LLC is acting as an underwriter in this offering and, as such, will receive its proportionate share of the underwriting discount payable to the underwriters. Jefferies LLC is an affiliate of both Jefferies Group and Jefferies Group LLC.

Management Agreement

We will enter into a management agreement with our Manager effective upon the completion of this offering. Pursuant to our management agreement, our Manager will manage our investments and our day-to-day business and affairs in conformity with our investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager will be responsible for, among other matters, (1) the selection, the origination or acquisition and the sale of our portfolio investments, (2) our financing activities and (3) providing us with investment advisory services. Our Manager will also be responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to our investments and business and affairs as may be appropriate. In addition, our Manager has formed an investment committee that will oversee our investment portfolio and its compliance with our investment guidelines.

The initial term of our management agreement will end three years after the completion of this offering and will be automatically renewed for a one-year term each anniversary thereafter unless previously terminated as described below. Our independent directors will review our Manager’s performance and the fees that may be payable to our Manager annually and, following the initial term, our management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us and our subsidiaries taken as a whole or (2) a determination that the base management fee and incentive compensation, taken as a whole, payable to our Manager is not fair, subject to our Manager’s right to prevent any termination due to unfair fees by accepting a reduction of fees agreed to by at least two-thirds of our independent directors. We must provide our Manager 180 days’ prior written notice of any such termination. Unless terminated for cause, our Manager will be paid a termination fee equal to three times the sum of (x) the average annual base management fee and (y) the average annual incentive compensation earned by our Manager, in each case during the 24-month period immediately preceding the most recently completed calendar quarter prior to the date of termination, or if such termination occurs within the next two years, base management fees and incentive compensation annualized for such two-year period based on such fees actually received by our Manager during such period.

We may also terminate our management agreement with at least 30 days’ prior written notice from us, without payment of a termination fee, upon the occurrence of a cause event as defined below under “Our Manager and the Management Agreement—Management Agreement.” Our Manager may terminate our management agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee to it. Our Manager may also decline to renew our management agreement by providing us with 180 days’ prior written notice, in which case we would not be required to pay a termination fee to it. In addition, if we breach our management agreement in any material respect or are otherwise unable to perform our obligations thereunder and the breach continues for a period of 30 days after written notice to us, our Manager may terminate our management agreement upon 60 days’ written notice. If our management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

The following table summarizes the fees and expense reimbursements that we will pay to our Manager:

Type	Description
Base Management Fee	The greater of: (i) $250,000 per annum ($62,500 per quarter) and (ii) 1.50% per annum (0.375% per quarter) of our “Equity.” The base management fee is payable in cash, quarterly in arrears. For purposes of calculating the base management fee, our “Equity” means: (a) the sum of (1) the net proceeds received by us in this offering and in our concurrent private offerings and from all other issuances of capital stock following the completion of this offering, plus (2) our cumulative “Core Earnings” (as defined below) for the period commencing upon the completion of this offering to the end of the most recently completed calendar quarter, and (b) less (1) any distributions to our stockholders, (2) any amount that we or any of our subsidiaries have paid to repurchase our capital stock following the completion of this offering and (3) any incentive compensation earned by our Manager. With respect to any period used in the calculation of our base management fee, all items in the foregoing sentence (other than clause (a)(2)) are calculated on a daily weighted average basis.
Incentive Compensation	Our Manager will be entitled to incentive compensation which is calculated and payable in cash with respect to each calendar quarter (or part thereof that our management agreement is in effect) in arrears in an amount, not less than zero, equal to the difference between (1) the product of (a) 20% and (b) the difference between (i) our Core Earnings for the most recent 12-month period (or such lesser number of completed calendar

Type	Description
quarters, if applicable), including the calendar quarter (or part thereof) for which the calculation of incentive compensation is being made (the “applicable period”), and (ii) the product of (A) our Equity in the most recent 12-month period (or such lesser number of completed calendar quarters, if applicable), including the applicable period, and (B) 7% per annum, and (2) the sum of any incentive compensation paid to our Manager with respect to the first three calendar quarters of the most recent 12-month period (or such lesser number of completed calendar quarters preceding the applicable period, if applicable); provided, however, that no incentive compensation shall be payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters (or such lesser number of completed calendar quarters from the completion of this offering) is greater than zero.
For purposes of calculating the incentive fee, our “Core Earnings” means: the net income (loss) attributable to our stockholders, computed in accordance with generally accepted accounting principles, or GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the incentive compensation described above, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between our Manager and the independent directors of our board of directors and approved by a majority of our independent directors. Pursuant to the terms of our management agreement, the exclusion of depreciation and amortization from the calculation of Core Earnings shall only apply to debt investments related to real estate to the extent that we foreclose upon the property or properties underlying such debt investments.
Core Earnings is a measure that is not prepared in accordance with GAAP. In addition to using Core Earnings to calculate our base management fee and incentive compensation, we expect to use Core Earnings to evaluate our performance excluding the effects of certain transactions and GAAP adjustments that will not be necessarily indicative of our investment portfolio and operations. We believe that Core Earnings will provide meaningful information to consider in addition to our net income and cash flow from operating activities determined in accordance with GAAP.
Core Earnings does not represent net income or cash flow from operating activities and should not be considered as an alternative to GAAP net income, or an indication of our GAAP cash flow from operating activities, a measure of our liquidity, or an indication of funds available for our cash needs. In addition, our methodology for calculating Core Earnings may differ from the methodologies employed by other companies to calculate the

Type	Description
same or similar supplemental performance measures, and accordingly, our Core Earnings may not be comparable to the Core Earnings reported by other companies.
Reimbursement of Expenses	We will be required to reimburse our Manager for the documented costs and expenses incurred by it and its affiliates on our behalf except those specifically required to be borne by our Manager under our management agreement. Our reimbursement obligation is not subject to any dollar limitation. Expenses will be reimbursed within 10 days following delivery of the expense statement by our Manager; provided that such payments may be offset by our Manager against amounts due to us from our Manager. In addition, we will not reimburse our Manager and its affiliates for the salaries and other compensation of its personnel, except for the allocable share of the salaries and other compensation of our (a) chief financial officer based on the percentage of his time spent on our affairs and (b) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment professional personnel of our Manager or its affiliates who spend all or a portion of their time managing our affairs based on the percentage of their time spent on our affairs. We do not intend to reimburse our Manager and its affiliates for the salaries and other compensation of any of our named executive officers other than our chief financial officer.
Termination Fee	Termination fee equal to three times the sum of (i) the average annual base management fee and (ii) the average annual incentive compensation earned by our Manager, in each case during the 24-month period immediately preceding the most recently completed calendar quarter prior to the date of termination, or if such termination occurs within the next two years, base management fees and incentive compensation annualized for such two-year period based on such fees actually received by our Manager during such period.
The termination fee will be payable to our Manager upon termination of our management agreement (i) by us without cause or (ii) by our Manager if we materially breach our management agreement.

Concurrent Private Offerings

Concurrently with the completion of this offering, (1) certain members of our Manager’s senior management team, consisting of Mark Finerman, our chairman, chief executive officer and president,             , our             , our             , and affiliates of LoanCore Capital, LLC will purchase an aggregate of $      million of shares of our common stock, (2) GICRE will purchase the lesser of (a) $      million of shares of our common stock and (b) a number of shares equal to    % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (excluding any shares that may be issued upon exercise of the underwriters’ over-allotment option), and (3) Jefferies Group will purchase $      million of shares of our common stock, in each case in separate private placements at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount. Jefferies Group is an affiliate of both Jefferies Group LLC and Jefferies LLC, one of the underwriters in this offering.

The purchasers in our concurrent private offerings will agree with the underwriters in this offering not to sell or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC, subject to limited exceptions. In addition, these purchasers will enter into substantially similar agreements with us, except that our prior written consent will be required to release these purchasers from the restrictions contained in these agreements. See “Shares Eligible for Future Sale—Lock-Up Agreements” and “Underwriting.”

We will also enter into a registration rights agreement with these purchasers with respect to resales of their acquired shares of our common stock. See “Shares Eligible for Future Sale—Registration Rights.” The closing of each of our concurrent private offerings is expected to occur on the same day as this offering, and is contingent upon the completion of this offering. This offering is also contingent upon the closings of our concurrent private offerings.

Conflicts of Interest

We, our officers, one of our directors and LoanCore, including our Manager and its other affiliates, will face conflicts of interest because of our relationships with each other. We do not expect to have any employees and therefore will rely on our Manager to provide us with investment and advisory services. Our management agreement with our Manager was negotiated between related parties and its terms, including fees, expense reimbursements and other amounts we are required to pay to our Manager, may not be as favorable to us as if they had been negotiated on an arm’s-length basis between unaffiliated third parties.

We expect that our Manager initially will dedicate substantially all of its time to managing our business. However, our officers and one of our directors, and the officers and other personnel of our Manager, also serve or may serve as officers, directors, members, partners or employees of LoanCore (including our Manager and its other affiliates), including, without limitation, existing or future vehicles or accounts managed or sponsored by LoanCore (which we refer to herein as Other LoanCore Vehicles). Accordingly, the ability of our Manager and its officers and other personnel, including our chairman and executive officers, to engage in other business activities may reduce the time they spend managing our business. In addition, officers and other personnel of our Manager may have obligations to Other LoanCore Vehicles and their investors, the fulfillment of which might not be in the best interests of our company or our stockholders.

Our Manager and LoanCore Capital, LLC will agree that, for so long as our management agreement is in effect and LoanCore Capital, LLC controls our Manager, neither they nor any entity controlled by LoanCore Capital, LLC will manage or sponsor any other public vehicle in the United States whose strategy is to originate and acquire commercial mortgage loans and other commercial real estate-related debt assets with the intention of holding those assets for long-term investment.

Currently, members of our Manager’s senior management team who are also our officers, including Mark Finerman, our chairman, chief executive officer and president, manage the day-to-day operations of JLC, a joint venture among affiliates of each of Jefferies Group LLC and GIC Real Estate Private Limited, as well as certain individuals, including Mr. Finerman and Christopher McCormack, our chief financial officer. The board of managers of JLC, which consists of five members, including Mr. Finerman, controls JLC’s business. Because JLC’s strategy is focused on the securitization and sale of the commercial real estate loans that it originates as opposed to our strategy of holding commercial mortgage loans and other commercial real estate-related assets for long-term investment, we anticipate that JLC will continue to concentrate on loans that are typical for securitization and sale transactions.

In addition, Mark Finerman and Christopher McCormack each has an employment agreement with JLC, the terms of which will be amended upon the completion of this offering to require such officer to devote substantially all of his business time collectively to the management of JLC and LoanCore’s asset management business, including any business conducted by our company, provided that such officer devotes sufficient business time reasonably necessary to implement JLC’s annual business plan. As a result of the foregoing, we expect that each of Mr. Finerman and Mr. McCormack will dedicate such portion of his business time and attention to the management of our company as he reasonably determines to be necessary to fulfill his responsibilities as our chairman, chief executive officer and president and chief financial officer, respectively, and for us to carry on our business and pursue our investment objective and strategies.

As of the date of this prospectus, JLC is the only Other LoanCore Vehicle that is actively seeking new investments; the investment periods for the two remaining Other LoanCore Vehicles have expired. To the extent JLC or future Other LoanCore Vehicles seek to acquire our target assets, the number and scope of investment opportunities otherwise available to us may be adversely affected. Moreover, the portfolio strategies employed by LoanCore in managing Other LoanCore Vehicles could conflict with the strategies employed by our Manager in managing our business and may adversely affect the marketability, exit strategy, prices and availability of the commercial mortgage loans and other commercial real estate-related assets that we originate or acquire. Conversely, participation in specific investment opportunities may be appropriate, at times, for both us and Other LoanCore Vehicles. In addition, Other LoanCore Vehicles may provide compensation (including incentive compensation) to LoanCore that is different from or in excess of compensation our Manager is entitled to receive from us, which may provide an incentive for LoanCore to allocate certain investments to such Other LoanCore Vehicles.

Our Manager and LoanCore Capital, LLC have an investment allocation policy in place that is intended to enable us to share equitably with JLC and future Other LoanCore Vehicles with regard to investments in our target assets as identified in this prospectus. In general, investment opportunities presented to one or more of our Manager and LoanCore Capital, LLC will be allocated to us and/or Other LoanCore Vehicles in a manner that our Manager and LoanCore Capital, LLC collectively determine to be fair and reasonable, taking into consideration various factors, including, among other considerations, investment objectives and strategies, the size of the available investment, the time horizon of the investment, diversification, the investment period, if any, of the applicable Other LoanCore Vehicles, cash availability and access to capital, cash flow expectations, the impact on financial covenants, risk profiles, the tax implications of an investment, the nature of the opportunity, market conditions and regulatory considerations. However, there can be no assurance that investment opportunities will be shared equitably. The investment allocation policy may be amended by our Manager and LoanCore Capital, LLC at any time without our consent.

Our charter provides that we renounce any interest or expectancy in, or any right to be offered or to participate in, any business opportunities that are offered to LoanCore, including our Manager, or to any of our directors or officers who is also an officer, employee or agent of LoanCore, including our Manager, unless the business opportunity is expressly communicated to such person in his or her capacity as our director or officer. Our charter also provides that we have the power to renounce, by resolution of our board of directors, any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are (i) presented to us or (ii) developed by or presented to one or more of our directors or officers. However, our Manager and LoanCore Capital, LLC will remain subject to compliance with their investment allocation policy described above.

As indicated above, Other LoanCore Vehicles may participate in some of our investments, in certain cases at a more junior or senior level in the capital structure of the underlying borrower and related real estate than our investment. Participating investments will not be the result of arm’s-length negotiations and will involve potential conflicts between our interests and those of Other LoanCore Vehicles in obtaining favorable terms. In addition, the same LoanCore personnel may determine the price and terms for the investments for both us and Other LoanCore Vehicles, and there can be no assurance that the consideration we are required to pay for these investments will not exceed their fair market value or that the terms we receive for a particular investment will be as favorable as those available from an independent third party. Our interests in such investments may also conflict with the interests of Other LoanCore Vehicles in the event of a default or restructuring of the investment.

Under our management agreement, if in the future we co-invest or otherwise participate in an investment with (including if we participate at a more junior or senior level in the capital structure of an underlying borrower), purchase assets from, sell assets to, obtain financing from, or provide financing to, Other LoanCore Vehicles, any such transaction must be approved by a majority of our independent directors or a committee of our board of directors comprised solely of independent directors. To the extent we co-invest or otherwise participate in an investment with an Other LoanCore Vehicle, we will not be responsible for any fees payable to LoanCore other than to our Manager as set forth in our management agreement unless approved by a majority of our independent directors or a committee of our board of directors comprised solely of independent directors. There can be no assurance that any procedural protections will be sufficient to ensure that any of these transactions will be made on terms that will be at least as favorable to us as those that would have been obtained in an arm’s-length transaction.

As part of our formation transactions, we will use $      million of the net proceeds from this offering to repurchase all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund. As described above under “—Our Portfolio,” the consideration we are required to pay for such subordinate debt and shares of our common stock may change prior to the completion of this offering as a result of the amount of accrued interest earned on our existing portfolio. Mark Finerman, our chairman, chief executive officer and president, owns an indirect 50% interest in the DivCore Fund GP, which has a 2% interest in the DivCore Fund, and Jordan Bock, our chief investment officer, holds a share of the profits interest that the DivCore Fund GP is entitled to receive from the DivCore Fund. An affiliate of GICRE owns a 45% limited partnership interest in the DivCore Fund.

We will also use $      million of the net proceeds from this offering and our concurrent private offerings and $      million in borrowings under our anticipated master repurchase facilities to acquire the JLC portfolio from JLC. As described above under “—Our Portfolio,” the consideration we are required to pay for the JLC portfolio may change prior to the completion of this offering as a result of the amount of accrued interest earned on the JLC portfolio and will decrease in the event one or more of the loans in the JLC portfolio is prepaid. A Jefferies Group LLC affiliate has a 48.5% preferred and common interest in JLC, an affiliate of GIC Real Estate Private Limited has a 48.5% preferred and common interest in JLC, Mark Finerman, our chairman, chief executive officer and president (individually and through an entity owned by Mr. Finerman), has a 1.7% preferred and common interest in JLC and Christopher McCormack, our chief financial officer, has a 0.3% preferred and common interest in JLC.

We have entered into separate purchase agreements with respect to our repurchase of all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund and our acquisition of the JLC portfolio. These purchase agreements were not negotiated on an arm’s-length basis and the requisite consideration, selection of the assets comprising the JLC portfolio and other terms contained therein may not be as favorable to us as if they each had been negotiated between unaffiliated third parties. We have not obtained any independent third-party appraisals of either our existing portfolio or the JLC portfolio. As a result, the consideration we are required to pay to the DivCore Fund or JLC, as the case may be, may exceed the fair market value of our existing portfolio or the JLC portfolio, as the case may be. In addition, the consideration we are required to pay for our outstanding subordinate debt and shares of our common stock held by the DivCore Fund and the JLC portfolio, respectively, may change prior to the completion of this offering as a result of the amount of accrued interest earned on our existing portfolio and the JLC portfolio, respectively. Such consideration for the JLC portfolio will decrease in the event one or more of the loans in the JLC portfolio is prepaid, as described above under “—Our Portfolio.” We may also choose not to enforce, or to enforce less vigorously, our rights under the purchase agreements with these parties because of our desire to maintain our ongoing relationships with these parties, particularly JLC, GICRE and Jefferies Group.

In addition to the fees we are required to pay to our Manager under our management agreement, LoanCore, including our Manager, may benefit from other fees paid to it in respect of our investments. For example, DivCore Advisors, an affiliate of LoanCore Capital, LLC and our Manager, is the collateral manager to the LoanCore CLO, although previously it waived its entitlement to the collateral management fee otherwise payable to it and agreed to continue to waive its entitlement to this fee for as long as we are managed by our Manager. In the event we seek to securitize additional loans in the future, LoanCore, including our Manager, may act as collateral manager. Other than as indicated, in these and other capacities, LoanCore, including our Manager, may receive fees from us for their roles, but only if approved by a majority of our independent directors or a committee of our board of directors comprised solely of independent directors.

Although our code of business conduct and ethics will contain a conflicts of interest policy that prohibits our directors, officers and employees (if any), as well as LoanCore, including our Manager, and its employees who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us without the approval of a majority of our independent directors or a committee of our board of directors comprised solely of independent directors, we do not have a policy that expressly prohibits our directors, officers, employees (if any), security holders or affiliates from engaging for their own account in business activities of the types conducted by us. In addition, except as indicated above, our management agreement with our Manager does not prevent LoanCore, including our Manager, from engaging in additional management or investment opportunities, some of which could compete with us.

Distribution Policy

Following the completion of this offering, we intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. As a result, in order to satisfy the requirements for us to continue to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available therefor.

Distributions to our stockholders, if any, will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including our historical and projected results of operations, cash flows and financial condition, our financing covenants, maintenance of our REIT qualification, applicable provisions of the Maryland General Corporation Law, or the MGCL, and such other factors as our board of directors deems relevant.

To the extent that in respect of any calendar year cash available for distribution is less than our cash flows from operating activities, we may be required to fund distributions from working capital or through equity, equity-related or debt financings or, in certain circumstances, asset sales, as to which our ability to consummate transactions in a timely manner on favorable terms, or at all, cannot be assured. In addition, we may choose to make a portion of a required distribution in the form of a taxable stock dividend to preserve our cash balance.

Currently, we have no intention to use the net proceeds from this offering or our concurrent private offerings to make distributions to holders of our common stock or to make distributions to holders of our common stock using shares of our common stock. For additional details, see “Distribution Policy.”

Distributions to our stockholders, if any, will be generally taxable to them as ordinary income, although a portion of our distributions may be designated by us as capital gain or qualified dividend income or may constitute a return of capital. See “U.S. Federal Income Tax Considerations—Taxation of Stockholders.”

Operating and Regulatory Structure

REIT Qualification

Our predecessor made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with its initial taxable year ended December 31, 2013. As part of our formation transactions, our predecessor will merge with and into LoanCore Realty Trust, Inc., with LoanCore Realty Trust, Inc. as the survivor in the merger. For U.S. federal income tax purposes, as a result of their merger, LoanCore Realty Trust, Inc. will be treated as a continuation of our predecessor. Accordingly, we will be considered to have made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with our predecessor’s initial taxable year ended December 31, 2013.

Our continued qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of shares of our capital stock. We believe that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and generally will be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Accordingly, our failure to remain qualified as a REIT could materially and adversely affect us, including our ability to make distributions to our stockholders in the future. Even if we remain qualified as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property. See “U.S. Federal Income Tax Considerations— Taxation of LoanCore Realty Trust, Inc.”

Investment Company Act Exclusion

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act. Complying with provisions that allow us to avoid the consequences of registration under the Investment Company Act may at times require us to forego otherwise attractive opportunities and limit the manner in which we conduct our operations.

We intend to conduct our operations so that we are not an “investment company” as defined in Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. We believe we are not an investment company under Section 3(a)(1)(A) of the Investment Company Act because we do not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Rather, through our wholly-owned or majority-owned subsidiaries, we believe we are primarily engaged in the non-investment company business of purchasing or otherwise acquiring commercial mortgage loans and other interests in commercial real estate. To satisfy the requirements of Section 3(a)(1)(C), we must not be engaged in the business of investing, reinvesting, owning, holding, or trading securities and we must not own “investment securities” with a value that exceeds 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exclusions from the definition of investment company for private investment companies set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

For purposes of the foregoing, we will treat our interests in the LoanCore CLO, our wholly-owned subsidiary, as non-investment securities because the LoanCore CLO qualifies for the exclusion from regulation as an investment company afforded by Section 3(c)(5)(C) of the Investment Company Act. We also expect to rely on this exclusion with respect to our investment in any wholly-owned subsidiaries that will hold the JLC portfolio and the future commercial mortgage loans and other commercial real estate-related assets we originate or acquire. Under this exclusion, these wholly-owned subsidiaries are required to maintain, on the basis of positions taken by the staff of the Securities and Exchange Commission, or the SEC, in interpretive and no-action letters, a minimum of 55% of the value of the total assets of any such entity in “mortgages and other liens on and interests in real estate,” which we refer to as “Qualifying Interests,” and a minimum of 80% in Qualifying Interests and real estate-related assets.

Qualification for an exclusion from registration under the Investment Company Act will limit our ability to make certain investments. See “Risk Factors—Risks Related to Our Company— Maintenance of our exclusion from registration under the Investment Company Act imposes significant limits on our operations.”

Restrictions on Ownership and Transfer of Shares

Our charter, subject to certain exceptions and after the application of certain attribution rules, restricts ownership of more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, referred to in this prospectus as the ownership limits. Our charter also prohibits any person from directly or indirectly owning shares of our capital stock of any class or series if such ownership would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT.

Our charter generally provides that any shares of our capital stock owned or transferred in violation of the foregoing restrictions will be deemed to be transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee will acquire no rights in such shares. If the foregoing transfer to a charitable trust is ineffective for any reason to prevent a violation of these restrictions, then the transfer of such shares will be void ab initio.

No person may transfer shares of our capital stock or any interest in shares of our capital stock if the transfer would result in shares of our capital stock being beneficially owned by fewer than 100 persons. Any attempt to transfer shares of our capital stock in violation of this restriction will be void ab initio.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to companies that are not “emerging growth companies.” These provisions include, among other matters:

•	an exemption to provide fewer years of financial statements and other financial data in an initial public offering registration statement;
•	an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;

•	an exemption from new or revised financial accounting standards until they would apply to private companies with no pending registration statement and from compliance with any requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;
•	reduced disclosure about the emerging growth company’s executive compensation arrangements; and
•	an exemption from the requirement to seek non-binding advisory votes on executive compensation and golden parachute arrangements.

We expect to avail ourselves of the exemptions from the auditor attestation requirement in the assessment of our internal control over financial reporting and the exemption from the requirement to seek non-binding advisory votes on executive compensation and golden parachute arrangements.

We have determined to opt out of the exemption from compliance with new or revised financial accounting standards. Our decision to opt out of this exemption is irrevocable.

We will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means, among other things, that the market value of our common stock that is held by non-affiliates is at least $700 million as of the last business day of the second fiscal quarter of such fiscal year, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Corporate Information

Our principal executive offices are located at 55 Railroad Avenue, Suite 100, Greenwich, Connecticut 06830, and our telephone number is (203) 861-6000. Our web address is www.            .com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus.

The Offering

Shares of our common stock offered by us
                shares (plus up to an additional                 shares that we may issue and sell upon the exercise of the underwriters’ over-allotment option).
Shares of our common stock outstanding after giving effect to this offering
                shares (or                 shares if the underwriters exercise their over-allotment option in full).(1)
Use of proceeds
We expect to receive net proceeds from this offering of approximately $      million (or approximately $      million if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of $       per share, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with the $      million in proceeds we expect to receive from our concurrent private offerings, to:
•	pay approximately $ million to repurchase all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund and approximately $0.1 million to redeem all of our predecessor’s outstanding 12.5% Series A Cumulative Non-Voting Preferred Shares; and
•	pay approximately $ million to fund a portion of the purchase price to acquire the JLC portfolio from JLC.

We intend to finance the balance of the purchase price for the JLC portfolio with a draw of approximately $      million under our anticipated master repurchase facilities.

As described above under “—Our Portfolio,” the consideration we are required to pay for our outstanding subordinate debt and shares of our common stock held by the DivCore Fund or the JLC portfolio, as the case may be, may change prior to the completion of this offering and, in the case of an increase, we intend to finance such increase through the net proceeds from this offering and our concurrent private offerings or additional borrowings under our anticipated master repurchase facilities.

See “Use of Proceeds.”

New York Stock Exchange symbol
“LCRT”

Risk factors
Investing in our common stock involves risks. You should carefully read and consider the information set forth under “Risk Factors” beginning on page 33 of this prospectus and all other information in this prospectus before making a decision to invest in our common stock.

(1)	Includes (i) shares of our common stock to be issued in our concurrent private offerings concurrently with the completion of this offering, at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount, (ii) shares of restricted stock expected to be granted to our executive officers and other employees of our Manager under our equity incentive plan on the date of this prospectus (or shares of restricted stock if the underwriters exercise their over-allotment option in full) and (iii) shares of restricted stock expected to be granted to our independent directors under our equity incentive plan on the date of this prospectus (assuming an initial public offering price of $ per share). Excludes shares of our common stock reserved for future issuance under our equity incentive plan (assuming an initial public offering price of $ per share, and that the underwriters’ over-allotment option is not exercised). Our equity incentive plan provides for grants of equity-based awards up to an aggregate of 7.5% of the issued and outstanding shares of our common stock upon the completion of this offering (on a fully-diluted basis and including shares to be issued in our concurrent private offerings and any shares of our common stock issued upon exercise of the underwriters’ over-allotment option). See “Management—Equity Incentive Plan.”

Summary Historical and Pro Forma Financial Information

You should read the following summary historical and pro forma financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Consolidated Financial Information” and our predecessor’s audited consolidated historical financial statements and the notes thereto. We have not presented historical information below for us because we have not had any corporate activity since our formation other than the issuance of 100 shares of common stock to LoanCore Capital, LLC in connection with our initial capitalization and because we believe a discussion of such information would not be meaningful.

The summary historical consolidated income statement information of our predecessor for the year ended December 31, 2014 and for the period November 6, 2013 (inception) to December 31, 2013 and the summary historical consolidated balance sheet information of our predecessor as of December 31, 2014 and 2013 have been derived from our predecessor’s audited consolidated historical financial statements, included elsewhere in this prospectus.

Our summary unaudited pro forma consolidated financial information as of and for the year ended December 31, 2014 assumes the completion of this offering, our concurrent private offerings and our formation transactions as of the beginning of the periods presented for the operating data and as of the stated date for the balance sheet data. Our pro forma financial information is for illustrative purposes only and is not necessarily indicative of what our actual financial condition and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial condition or results of operations.

		For the Period November 6, 2013 (Inception) to December 31, 2013	Pro Forma(1)
	Year Ended December 31, 2014		Year Ended December 31, 2014
	(dollars in thousands)
STATEMENT OF OPERATIONS DATA:
Income from mortgage loans and collateralized loan receivable
Interest and related income	$29,554	$1,942	$
Less: Interest and related expenses	21,167	1,513
Net interest income	8,387	429
Expenses
Organization costs	–	567
General and administrative expenses	435	56
Total expenses	435	623
Net income (loss)	$7,952	$(194)	$
Dividends on preferred shares	15	–
Net Income (Loss) Attributable to Common Shareholders	$7,937	$(194)	$
			Pro Forma(1)
	December 31, 2014	December 31, 2013	December 31, 2014
	(dollars in thousands)
BALANCE SHEET DATA (at period end):
Total assets	$504,427	$504,967	$
Total liabilities	447,619	447,797
Total equity	56,808	57,170

(1)	See “Unaudited Pro Forma Consolidated Financial Information.”

RISK FACTORS

An investment in our common stock involves risks. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks known to us concerning our business and an investment in our common stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus were to occur, our business, financial condition, liquidity, results of operations and prospects and our ability to service our debt and make distributions to our stockholders could be materially and adversely affected (which we refer to collectively as “materially and adversely affecting us” or having “a material adverse effect on us,” and comparable phrases), the market price of our common stock could decline significantly and you could lose all or part of your investment in our common stock.

Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Relationship with Our Manager

We depend on our Manager and its personnel for our success. We may not find a suitable replacement for our Manager if our management agreement is terminated, or key personnel may leave the employment of our Manager or otherwise become unavailable to us, which would materially and adversely affect us.

In accordance with our management agreement, effective upon the completion of this offering, we will be externally managed and advised by our Manager, a wholly-owned subsidiary of LoanCore Capital, LLC. All of our officers and one of our directors serve as officers of our Manager, and we do not expect to have any employees. Pursuant to our management agreement, personnel of our Manager, including our executive officers, will devote their time to our management as they deem necessary or appropriate, commensurate with the level of our activity. We expect that all of our investment and asset management decisions will be made by our Manager and not by us. Furthermore, our Manager has the sole discretion to hire and fire its employees, and our board of directors and stockholders will not have any authority over the individual employees of our Manager, although our board of directors will have authority over our officers who are provided by our Manager. Accordingly, we are completely reliant upon, and our success depends exclusively on, our Manager’s personnel, services, resources, relationships and actions. Our Manager also has significant discretion as to the implementation of our operating policies and strategies and will evaluate, negotiate, structure, close and monitor our individual investments. In addition, our management agreement does not require our Manager to dedicate specific personnel to us or to require personnel servicing our business to allocate a specific amount of time to us. No assurance can be given that our Manager will act in our best interest with respect to the allocation of its personnel, services and resources or usage of its relationships. We are also subject to the risk that our management agreement is terminated or not renewed and that we are unable to find a suitable replacement to manage us. If our management agreement is terminated or not renewed and a suitable replacement is not secured in a timely manner or if key personnel of our Manager leave the employment of our Manager or otherwise become unavailable to us, it could materially and adversely affect us.

Our management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

Our management agreement with our Manager was negotiated between related parties, and its terms, including fees, expense reimbursements and other amounts payable to our Manager, may not be as favorable to us as if it had been negotiated on an arm’s-length basis between unaffiliated third parties. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under our management agreement because of our desire to maintain our ongoing relationship with our Manager.

Termination of our management agreement with our Manager without cause is difficult and costly. The term “cause event” is limited to those circumstances described under “Our Manager and the Management Agreement—Management Agreement.” Our management agreement provides that, in the absence of cause, it may only be terminated by us on the third anniversary of the completion of this offering, and annually thereafter, upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us and our subsidiaries taken as a whole or (2) a determination that the base management fee and incentive compensation, taken as a whole, payable to our Manager is not fair, subject to our Manager’s right to prevent any termination due to unfair fees by accepting a reduction of fees agreed to by at least two-thirds of our independent directors. We must provide our Manager 180 days’ prior written notice of any such termination. Additionally, upon such a termination, or if we materially breach our management agreement and our Manager terminates our management agreement, our management agreement provides that our Manager will be paid a termination fee equal to three times the sum of (i) the average annual base management fee and (ii) the average annual incentive compensation earned by our Manager, in each case during the 24-month period immediately preceding the most recently completed calendar quarter prior to the date of termination, or if such termination occurs within the next two years, base management fees and incentive compensation annualized for such two-year period based on such fees actually received by our Manager during such period. These provisions increase the cost to us of terminating our management agreement and adversely affect our ability to terminate our Manager without cause.

Our Manager is only contractually committed to serve us until the third anniversary of the completion of this offering. Thereafter, our management agreement is renewable for one-year terms; provided, however, that our Manager may decline to renew our management agreement by providing us with 180 days’ prior written notice, in which case we would not be required to pay a termination fee to it. If our management agreement is terminated and we are unable to find a suitable replacement to manage us, it could materially and adversely affect us.

Our Manager’s liability is limited under our management agreement, and we have agreed to indemnify our Manager against certain liabilities.

Pursuant to our management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations, including as set forth in our investment guidelines. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. However, to the extent that officers or employees of our Manager also serve as officers or directors of our company, such individuals will owe us duties under Maryland law. Under the terms of our management agreement, our Manager and its affiliates, and their respective directors, officers, employees, members, partners and stockholders, will not be liable to us, any subsidiary of ours, our board of directors, our stockholders or any of our subsidiary’s stockholders, members or partners for acts or omissions performed in accordance with, and pursuant to, our management agreement, except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under our management agreement. In addition, we have agreed to indemnify our Manager, its affiliates, and the directors, officers, employees, members, partners and stockholders of our Manager and its affiliates from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising from any acts or omissions of such party performed in good faith under our management agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such party under our management agreement; provided, however, that we will not be required to so indemnify these parties for acts or omissions constituting a cause event, as defined below under “Our Manager and the Management Agreement—Management Agreement.” As a result, we could experience poor performance or losses for which our Manager, its affiliates and the directors, officers, employees, members, partners and stockholders of our Manager and its affiliates would not be liable.

The purchase agreements we will enter into as part of our formation transactions to consolidate the ownership of our investment portfolio were not negotiated on an arm’s-length basis and may not be as favorable to us as if they each had been negotiated between unaffiliated third parties.

We have entered into separate purchase agreements with respect to our repurchase of all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund and our acquisition of the JLC portfolio. These purchase agreements were not negotiated on an arm’s-length basis and the requisite consideration, selection of the assets comprising the JLC portfolio and other terms contained therein may not be as favorable to us as if they each had been negotiated between unaffiliated third parties. We have not obtained any independent third-party appraisals of either our existing portfolio or the JLC portfolio. As a result, the consideration we are required to pay to the DivCore Fund or JLC, as the case may be, may exceed the fair market value of our existing portfolio or the JLC portfolio, as the case may be. In addition, the consideration we are required to pay for our outstanding subordinate debt and shares of our common stock held by the DivCore Fund and the JLC portfolio, respectively, may change prior to the completion of this offering as a result of the amount of accrued interest earned on our existing portfolio and the JLC portfolio, respectively. Such consideration for the JLC portfolio will decrease in the event one or more of the loans in the JLC portfolio is prepaid, as described below under “Business—Our Portfolio.” We may also choose not to enforce, or to enforce less vigorously, our rights under the purchase agreements with these parties because of our desire to maintain our ongoing relationships with these parties, particularly JLC, GICRE and Jefferies Group.

There are various conflicts of interest in our relationship with LoanCore, including our Manager, such as conflicts in allocating investments that may also be suitable for JLC, which could result in decisions that are not in the best interest of our stockholders.

We are subject to conflicts of interest arising out of our relationship with LoanCore, including our Manager. Specifically, our officers and one of our directors, and the officers and other personnel of our Manager, also serve or may serve as officers, directors, members or partners of LoanCore (including our Manager and its other affiliates), including, without limitation, Other LoanCore Vehicles. Accordingly, the ability of our Manager and its officers and other personnel, including our chairman and executive officers, to engage in other business activities may reduce the time they spend managing our business. In addition, officers and other personnel of our Manager may have obligations to Other LoanCore Vehicles and their investors, the fulfillment of which might not be in the best interests of our company or our stockholders.

Our Manager and LoanCore Capital, LLC will agree that, for so long as our management agreement is in effect and LoanCore Capital, LLC controls our Manager, neither they nor any entity controlled by LoanCore Capital, LLC will manage or sponsor any other public vehicle in the United States whose strategy is to originate and acquire commercial mortgage loans and other commercial real estate-related debt assets with the intention of holding those assets for long-term investment.

Currently, members of our Manager’s senior management team who are also our officers, including Mark Finerman, our chairman, chief executive officer and president, manage the day-to-day operations of JLC, a joint venture among affiliates of each of Jefferies Group LLC and GIC Real Estate Private Limited, as well as certain individuals, including Mr. Finerman and Christopher McCormack, our chief financial officer. The board of managers of JLC, which consists of five members, including Mr. Finerman, controls JLC’s business. Because JLC’s strategy is focused on the securitization and sale of the commercial real estate loans that it originates as opposed to our strategy of holding commercial mortgage loans and other commercial real estate-related assets for long-term investment, we anticipate that JLC will continue to concentrate on loans that are typical for securitization and sale transactions.

In addition, Mark Finerman and Christopher McCormack each has an employment agreement with JLC, the terms of which will be amended upon the completion of this offering to require such officer to devote substantially all of his business time collectively to the management of JLC and LoanCore’s asset management business, including any business conducted by our company, provided that such officer devotes sufficient business time reasonably necessary to implement

JLC’s annual business plan. As a result of the foregoing, we expect that each of Mr. Finerman and Mr. McCormack will dedicate such portion of his business time and attention to the management of our company as he reasonably determines to be necessary to fulfill his responsibilities as our chairman, chief executive officer and president and chief financial officer, respectively, and for us to carry on our business and pursue our investment objective and strategies.

As of the date of this prospectus, JLC is the only Other LoanCore Vehicle that is actively seeking new investments; the investment periods for the two remaining Other LoanCore Vehicles have expired. To the extent JLC or future Other LoanCore Vehicles seek to acquire our target assets, the number and scope of investment opportunities otherwise available to us may be adversely affected. Moreover, the portfolio strategies employed by LoanCore in managing Other LoanCore Vehicles could conflict with the strategies employed by our Manager in managing our business and may adversely affect the marketability, exit strategy, prices and availability of the commercial mortgage loans and other commercial real estate-related assets that we originate or acquire. Conversely, participation in specific investment opportunities may be appropriate, at times, for both us and Other LoanCore Vehicles. In addition, Other LoanCore Vehicles may provide compensation (including incentive compensation) to LoanCore that is different from or in excess of compensation our Manager is entitled to receive from us, which may provide an incentive for LoanCore to allocate certain investments to such Other LoanCore Vehicles.

Our Manager and LoanCore Capital, LLC have an investment allocation policy in place that is intended to enable us to share equitably with JLC and future Other LoanCore Vehicles with regard to investments in our target assets as identified in this prospectus. In general, investment opportunities presented to one or more of our Manager and LoanCore Capital, LLC will be allocated to us and/or Other LoanCore Vehicles in a manner that our Manager and LoanCore Capital, LLC collectively determine to be fair and reasonable, taking into consideration various factors, including, among other considerations, investment objectives and strategies, the size of the available investment, the time horizon of the investment, diversification, the investment period, if any, of the applicable Other LoanCore Vehicles, cash availability and access to capital, cash flow expectations, the impact on financial covenants, risk profiles, the tax implications of an investment, the nature of the opportunity, market conditions and regulatory considerations. However, there can be no assurance that investment opportunities will be shared equitably. The investment allocation policy may be amended by our Manager and LoanCore Capital, LLC at any time without our consent.

As indicated above, Other LoanCore Vehicles may participate in some of our investments, in certain cases at a more junior or senior level in the capital structure of the underlying borrower and related real estate than our investment. Participating investments will not be the result of arm’s-length negotiations and will involve potential conflicts between our interests and those of Other LoanCore Vehicles in obtaining favorable terms. In addition, the same LoanCore personnel may determine the price and terms for the investments for both us and Other LoanCore Vehicles, and there can be no assurance that the consideration we are required to pay for these investments will not exceed their fair market value or that the terms we receive for a particular investment will be as favorable as those available from an independent third party. Our interests in such investments may also conflict with the interests of Other LoanCore Vehicles in the event of a default or restructuring of the investment.

Under our management agreement, if in the future we co-invest or otherwise participate in an investment with (including if we participate at a more junior or senior level in the capital structure of an underlying borrower), purchase assets from, sell assets to, obtain financing from, or provide financing to, Other LoanCore Vehicles, any such transaction must be approved by a majority of our independent directors or a committee of our board of directors comprised solely of independent directors. To the extent we co-invest with or otherwise participate in an investment with an Other LoanCore Vehicle, we will not be responsible for any fees payable to LoanCore other than to our Manager as set forth in our management agreement unless approved by a majority of our independent directors or a committee of our board of directors comprised solely of independent directors. There can be no assurance that any procedural protections will be sufficient to ensure that any of these transactions will be made on terms that will be at least as favorable to us as those that would have been obtained in an arm’s-length transaction.

In addition to the fees we are required to pay to our Manager under our management agreement, LoanCore, including our Manager, may benefit from other fees paid to it in respect of our investments. For example, DivCore Advisors, an affiliate of LoanCore Capital, LLC and our Manager, is the collateral manager to the LoanCore CLO, although previously it waived its entitlement to the collateral management fee otherwise payable to it and agreed to continue to waive its entitlement to this fee for as long as we are managed by our Manager. In the event we seek to securitize additional loans in the future, LoanCore, including our Manager, may act as collateral manager. Other than as indicated, in these and other capacities, LoanCore, including our Manager, may receive fees from us for their roles, but only if approved by a majority of our independent directors or a committee of our board of directors comprised solely of independent directors.

See also “—Risks Related to Our Organization and Structure—Our charter contains provisions that reduce duties of LoanCore, including our Manager, and certain of our directors and officers with respect to business opportunities.”

Although our code of business conduct and ethics will contain a conflicts of interest policy that prohibits our directors, officers and employees (if any), as well as LoanCore, including our Manager, and its employees who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us without the approval of a majority of our independent directors or a committee of our board of directors comprised solely of independent directors, we do not have a policy that expressly prohibits our directors, officers, employees (if any), security holders or affiliates from engaging for their own account in business activities of the types conducted by us. In addition, except as indicated above, our management agreement with our Manager does not prevent LoanCore, including our Manager, from engaging in additional management or investment opportunities, some of which could compete with us.

Our Manager manages our portfolio pursuant to very broad investment guidelines and is not required to seek the approval of our board of directors for each investment, financing, asset allocation or hedging decision made by it, which may result in riskier investments, which could materially and adversely affect us.

Our Manager is authorized to follow very broad investment guidelines that provide it with substantial discretion in investment, financing, asset allocation and hedging decisions. Our board of directors will periodically review our investment guidelines and our investment portfolio but will not, and will not be required to, review and approve in advance all of our proposed investments or our Manager’s financing, asset allocation or hedging decisions. In addition, in conducting periodic reviews, our directors may rely primarily on information provided to them by our Manager or its affiliates. Subject to maintaining our REIT qualification and our exclusion from regulation under the Investment Company Act, our Manager has significant latitude within the broad investment guidelines in determining the types of investments it makes for us, and how such investments are financed or hedged. This may result in riskier investments, which could result in losses or investment returns that are substantially below expectations, which could materially and adversely affect us.

Our Manager’s fee structure may not create proper incentives or may induce our Manager to make certain investments, including speculative investments, which increase the risk of our investment portfolio.

We will pay our Manager base management fees regardless of the performance of our portfolio. Our Manager’s entitlement to a base management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive long-term returns for our portfolio. Because the base management fees are also based in part on our outstanding equity, our Manager may also be incentivized to advance strategies that increase our equity, and there may be circumstances where increasing our equity will not optimize the returns for our stockholders. Consequently, we may be required to pay our Manager base management fees in a particular period despite experiencing a net loss or a decline in the value of our portfolio during that period.

In addition, our Manager has the ability to earn incentive compensation each quarter based on our excess earnings, which may create an incentive for our Manager to invest in assets with higher yield potential, which are generally riskier or more speculative, or sell an asset prematurely for a gain, in an effort to increase our short-term net income and thereby increase the incentive compensation to which it is entitled. This could result in increased risk to our investment portfolio.

Risks Related to Our Investment Activities

Our success depends on the availability of attractive investment opportunities and our Manager’s ability to identify, structure, consummate, leverage, manage and realize returns on our investments.

Our operating results are dependent upon the availability of, as well as our Manager’s ability to identify, structure, consummate, leverage, manage and realize returns on our investments. In general, the availability of attractive investment opportunities and, consequently, our operating results, will be affected by the level and volatility of interest rates, conditions in the financial markets, general economic conditions, the demand for investment opportunities in our target assets and the supply of capital for such investment opportunities. We cannot make any assurances that our Manager will be successful in identifying and consummating attractive investments or that such investments, once made, will perform as anticipated.

There can be no assurances that the U.S. or global financial systems will remain stable, and the occurrence of another significant credit market disruption may negatively impact our ability to execute our investment strategies, which would materially and adversely affect us.

The global financial markets experienced significant disruptions from late 2007 through 2009, during which time the global credit markets collapsed, borrowers defaulted on their loans at historically high levels and banks and other lending institutions suffered heavy losses. During that period, a significant number of borrowers became unable to pay principal and interest on outstanding loans as the value of their real estate declined. Declining real estate values also reduced the level of new mortgage and other real estate-related loan originations. More recently, during the second half of 2011 and throughout 2012, volatility in the financial markets resulting from the European sovereign debt crisis, U.S. debt ceiling crisis and U.S. government credit downgrade led to further uncertainty about the availability of capital and collateral to back new loans. Instability in the financial markets in the future could be caused by any number of factors beyond our control, including, without limitation, terrorist attacks or other acts of war and adverse changes in national or international economic and market conditions. Any future sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate and acquire loans, which would materially and adversely affect us.

Our commercial mortgage loans and other commercial real estate-related assets expose us to risks associated with real estate investments generally.

We seek to originate and selectively acquire commercial mortgage loans and other commercial real estate-related assets. Any deterioration of real estate fundamentals generally could negatively impact our performance by making it more difficult for borrowers to satisfy their debt payment obligations, increasing the default risk applicable to borrowers and making it relatively more difficult for us to generate attractive long-term returns. Real estate investments will be subject to various risks, including:

•	economic and market fluctuations;
•	changes in environmental, zoning and other laws;
•	casualty or condemnation losses;

•	regulatory limitations on rents;
•	decreases in property values;
•	changes in the appeal of properties to tenants;
•	changes in supply and demand;
•	energy supply shortages;
•	various uninsured or uninsurable risks;
•	natural disasters;
•	changes in government regulations (such as rent control);
•	changes in the availability of debt financing and/or mortgage funds which may render the sale or refinancing of properties difficult or impracticable;
•	increased mortgage defaults;
•	increases in borrowing rates; and
•	negative developments in the economy that depress travel activity, demand and real estate values generally.

The value of securities of companies that service the real estate business sector may also be affected by such risks.

Declines in the performance of the U.S. and global economies or in the real estate debt markets could have a material adverse effect on us. In addition, market conditions relating to real estate debt investments have evolved since the global financial crisis, which has resulted in a modification to certain loan structures and market terms. Any such changes in loan structures and market terms may make it relatively more difficult for us to monitor and evaluate our commercial mortgage loans and other commercial real estate-related assets.

We may originate or acquire loans and other assets secured or, in the case of certain assets (including mezzanine loans and preferred equity), supported by real estate located in tertiary markets. Economic and other conditions in tertiary markets may be less stable than primary markets, which may impact negatively rental rates, occupancy and overall real estate values, which may adversely affect the value and performance of our loans and other assets secured or, in the case of certain assets (including mezzanine loans and preferred equity), supported by properties in such markets.

Commercial real estate debt assets that are secured, directly or indirectly, by commercial property are subject to delinquency, foreclosure and loss, which could materially and adversely affect us.

Commercial real estate debt assets, such as mortgage loans, that are secured or, in the case of certain assets (including mezzanine loans and preferred equity), that are supported by commercial property are subject to risks of delinquency and foreclosure and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to pay the principal of and interest on a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to pay the principal of and interest on the loan in a timely manner, or at all, may be impaired and therefore could reduce our return from an affected property or investment, which could materially and adversely affect us. Net operating income of an income-producing property may be adversely affected by the risks particular to real property described above, as well as, among other things:

•	tenant mix and tenant bankruptcies;
•	success of tenant businesses;

•	property management decisions, including with respect to capital improvements, particularly in older building structures;
•	property location and condition;
•	competition from comparable types of properties;
•	changes in specific industry segments;
•	declines in regional or local real estate values or rental or occupancy rates; and
•	increases in interest rates, real estate tax rates and other operating expenses.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss to the extent of any deficiency between the value of the collateral and the principal of and accrued interest on the mortgage loan. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to that borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on any anticipated return on the foreclosed mortgage loan.

Interest rate fluctuations could significantly decrease our ability to generate income on our investments, which could materially and adversely affect us.

Our primary interest rate exposure relates to the yield on our investments and the financing cost of our debt, as well as our interest rate swaps that we may utilize for hedging purposes. Changes in interest rates affect our net income from investments, which is the difference between the interest and related income we earn on our interest-earning investments and the interest and related expense we incur in financing these investments. Interest rate fluctuations resulting in our interest and related expense exceeding interest and related income would result in operating losses for us. Changes in the level of interest rates also may affect our ability to originate or acquire investments and may impair the value of our investments and our ability to realize gains from the disposition of assets. Changes in interest rates may also affect borrower default rates.

Our operating results depend, in part, on differences between the income earned on our investments, net of credit losses, and our financing costs. For any period during which our investments are not match-funded, the income earned on such investments may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, could materially and adversely affect us.

We operate in a competitive market for origination and acquisition of attractive investment opportunities and competition may limit our ability to originate or acquire attractive investments in our target assets, which could have a material adverse effect on us.

We operate in a competitive market for origination and acquisition of attractive investment opportunities. We compete with a variety of institutional investors, including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities and may compete with Other LoanCore Vehicles. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several of our competitors have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with our investment objectives, which may create additional competition for our target assets. Some of our competitors may have a lower cost of funds and access to funding sources that may not be available to us or are only available to us on substantially less attractive terms. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exclusion or exemption from the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more lending relationships than we do. Competition may result in fewer investments, higher prices, acceptance of greater risk, lower yields and a narrower spread of yields over our borrowing costs. In addition, competition for attractive investments could delay the investment of our capital. As a result, competition may limit our ability to originate or acquire attractive investments in our target assets and could result in reduced returns. We can provide no assurance that we will be able to identify and originate or acquire attractive investments that are consistent with our investment strategies.

Prepayment rates may adversely affect the value of our investment portfolio.

Prepayment rates may adversely affect the value of our investment portfolio. Prepayment rates on our investments, where contractually permitted, are influenced by changes in current interest rates, significant improvement in the performance of underlying real estate assets and a variety of economic, geographic and other factors beyond our control. We invest in loans and other assets secured or, in the case of certain assets (including mezzanine loans and preferred equity), supported by transitional real estate assets and significant improvement in the performance of such assets may result in prepayments as other financing alternatives become available to the borrower. Consequently, prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from increases in such rates. In periods of declining interest rates, prepayments on investments generally increase and the proceeds of prepayments received during these periods may generally be reinvested by us in comparable assets at reduced yields. In addition, the market value of investments subject to prepayment may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on investments, where contractually permitted, generally decrease, in which case we would not have the prepayment proceeds available to invest in comparable assets at higher yields. Furthermore, we may acquire assets at a discount or premium and our anticipated yield would be impacted if such assets prepay more quickly than anticipated. Under certain interest rate and prepayment scenarios, we may fail to recoup fully our cost of certain investments. In a limited number of investments, we may be entitled to fees upon their prepayment although no assurance can be given that such fees will adequately compensate us as the functional equivalent of a “make whole” payment. Furthermore, we may not be able to structure future investments to impose a make whole obligation upon a borrower in the case of an early prepayment.

Our investment portfolio is concentrated by region, and may be concentrated by asset or property type, increasing our risk of loss if there are adverse developments or greater risks affecting the particular concentration.

Other than the geographic, property-type, credit and other criteria with which the LoanCore CLO must comply with respect to our existing portfolio, or as may be set forth in the investment guidelines adopted by our board of directors, we are not required to observe specific diversification criteria. As of December 31, 2014, on a pro forma, as adjusted basis, approximately 47.3% of the outstanding principal balance of the loans in our portfolio were secured by real estate located in California and New York. As a result, our investment portfolio is concentrated by geographic region, and may be concentrated in the future by asset or property type, increasing our risk of loss if there are adverse developments or greater risks affecting the particular concentration. Adverse conditions in the areas where the properties securing or otherwise underlying our investments are located (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply or reduced demand) may have an adverse effect on the value of our investments. A material decline in the demand for real estate or the demand or ability of tenants to pay rent in these geographic regions may materially and adversely affect us.

The lack of liquidity in certain of our investments may materially and adversely affect us.

The lack of liquidity in certain of our investments may make it difficult for us to sell such assets if the need or desire arises. Certain investments, such as mortgage loans, B Notes, mezzanine and other loans (including participations) and preferred equity, in particular, are relatively illiquid investments due to their short life and the less likely recovery of their principal and their expected yield in the event of a borrower’s default. In addition, certain of our investments may become less liquid after our investment as a result of periods of delinquencies or defaults or turbulent market conditions, which may make it more difficult for us to dispose of such investments at advantageous times or in a timely manner. Moreover, we expect that many of our investments will not be registered under the relevant securities laws, resulting in prohibitions against their transfer, sale, pledge or their disposition except in transactions that are exempt from registration requirements or are otherwise in accordance with such laws. As a result, many of our investments are or will be illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, for example as a result of margin calls, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment to the extent that we or our Manager (and/or its affiliates) has or could be attributed as having material, non-public information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could materially and adversely affect us.

Most of the commercial mortgage loans that we originate or acquire are nonrecourse loans and the assets securing these loans may not be sufficient to protect us from a partial or complete loss if the borrower defaults on the loan, which could materially and adversely affect us.

Except for customary nonrecourse carve-outs for certain actions and environmental liability, most commercial mortgage loans are effectively nonrecourse obligations of the sponsor and borrower, meaning that there is no recourse against the assets of the borrower or sponsor other than the underlying collateral. In the event of any default under a commercial mortgage loan held directly by us, we will bear a risk of loss to the extent of any deficiency between the value of the collateral and the principal of and accrued interest on the mortgage loan, which could materially and adversely affect us. Even if a commercial mortgage loan is recourse to the borrower (or if a nonrecourse carve-out to the borrower applies), in most cases, the borrower’s assets are limited primarily to its interest in the related mortgaged property. Further, although a commercial mortgage loan may provide for limited recourse to a principal or affiliate of the related borrower, there is no assurance that any recovery from such principal or affiliate will be made or that such principal’s or affiliate’s assets would be sufficient to pay any otherwise recoverable claim. In the event of the bankruptcy of a borrower, the loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

We may not have control over certain of our investments.

Our ability to manage our portfolio investments may be limited by the form in which they are made. In certain situations, we may:

•	acquire investments subject to rights of senior classes and servicers under intercreditor or servicing agreements;
•	acquire only a minority and/or a non-controlling participation in an underlying investment;
•	co-invest with others through partnerships, joint ventures or other entities, thereby acquiring non-controlling interests; or
•	rely on independent third-party management or servicing with respect to the management of an asset.

Therefore, we may not be able to exercise control over all aspects of our investments. Such financial assets may involve risks not present in investments where senior creditors, junior creditors, servicers or third parties controlling investors are not involved. Our rights to control the process following a borrower default may be subject to the rights of senior or junior creditors or servicers whose interests may not be aligned with ours. A partner or co-venturer may have financial difficulties resulting in a negative impact on such asset, may have economic or business interests or goals that are inconsistent with ours, or may be in a position to take action contrary to our investment objectives. In addition, we may, in certain circumstances, be liable for the actions of our partners or co-venturers.

Future joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners’ financial condition and liquidity and disputes between us and our joint venture partners.

We may in the future make investments through joint ventures, including with JLC. Such joint venture investments may involve risks not otherwise present when we originate or acquire investments without partners, including the following:

•	we may not have exclusive control over the investment or the joint venture, which may prevent us from taking actions that are in our best interest;
•	joint venture agreements often restrict the transfer of a partner’s interest or may otherwise restrict our ability to sell the interest when we desire and/or on advantageous terms;
•	any future joint venture agreements may contain buy-sell provisions pursuant to which one partner may initiate procedures requiring the other partner to choose between buying the other partner’s interest or selling its interest to that partner;
•	we may not be in a position to exercise sole decision-making authority regarding the investment or joint venture, which could create the potential risk of creating impasses on decisions, such as with respect to acquisitions or dispositions;
•	a partner may, at any time, have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals;
•	a partner may be in a position to take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT and our exclusion from registration under the Investment Company Act;
•	a partner may fail to fund its share of required capital contributions or may become bankrupt, which may mean that we and any other remaining partners generally would remain liable for the joint venture’s liabilities;
•	our relationships with our partners are contractual in nature and may be terminated or dissolved under the terms of the applicable joint venture agreements and, in such event, we may not continue to own or operate the interests or investments underlying such relationship or may need to purchase such interests or investments at a premium to the market price to continue ownership;
•	disputes between us and a partner may result in litigation or arbitration that could increase our expenses and prevent our Manager and our officers and directors from focusing their time and efforts on our business and could result in subjecting the investments owned by the joint venture to additional risk; or
•	we may, in certain circumstances, be liable for the actions of a partner, and the activities of a partner could adversely affect our ability to continue to qualify as a REIT or maintain our exclusion from registration under the Investment Company Act, even though we do not control the joint venture.

Any of the above may subject us to liabilities in excess of those contemplated and adversely affect the value of our future joint venture investments.

Mezzanine loans, B Notes and other investments that are subordinated or otherwise junior in an issuer’s capital structure, such as preferred equity, and that involve privately negotiated structures will expose us to greater risk of loss.

We intend to originate and acquire mezzanine loans, B Notes and other investments that are subordinated or otherwise junior in an issuer’s capital structure, such as preferred equity, and that involve privately negotiated structures. To the extent we invest in subordinated debt or mezzanine tranches of an entity’s capital structure or preferred equity, such investments and our remedies with respect thereto, including the ability to foreclose on any collateral securing such investments, will be subject to the rights of holders of more senior tranches in the issuer’s capital structure and, to the extent applicable, contractual intercreditor and/or participation agreement provisions, which will expose us to greater risk of loss.

As the terms of such loans and investments are subject to contractual relationships among lenders, co-lending agents and others, they can vary significantly in their structural characteristics and other risks. For example, the rights of holders of B Notes to control the process following a borrower default may vary from transaction to transaction. Further, B Notes typically are secured by a single property and accordingly reflect the risks associated with significant concentration. Like B Notes, mezzanine loans are by their nature structurally subordinated to more senior property-level financings. If a borrower defaults on our mezzanine loan or on debt senior to our loan, or if the borrower is in bankruptcy, our mezzanine loan will be satisfied only after the property-level debt and other senior debt is paid in full. As a result, a partial loss in the value of the underlying collateral can result in a total loss of the value of the mezzanine loan. In addition, even if we are able to foreclose on the underlying collateral following a default on a mezzanine loan, we would be substituted for the defaulting borrower and, to the extent income generated on the underlying property is insufficient to meet outstanding debt obligations on the property, we may need to commit substantial additional capital and/or deliver a replacement guarantee by a creditworthy entity, which could include us, to stabilize the property and prevent additional defaults to lenders with existing liens on the property.

Our origination or acquisition of construction loans will expose us to an increased risk of loss.

We intend to originate or acquire construction loans. If we fail to fund our entire commitment on a construction loan or if a borrower otherwise fails to complete the construction of a project, there could be adverse consequences associated with the loan, including: a loss of the value of the property securing the loan, especially if the borrower is unable to raise funds to complete construction from other sources; a borrower claim against us for failure to perform under the loan documents; increased costs to the borrower that the borrower is unable to pay; a bankruptcy filing by the borrower; and abandonment by the borrower of the collateral for the loan. As described below, the process of foreclosing on a property is time-consuming, and we may incur significant expense if we foreclose on a property securing a loan under these or other circumstances.

Risks of cost overruns and non-completion of the construction or renovation of the properties underlying loans we originate or acquire could materially and adversely affect us.

The renovation, refurbishment or expansion by a borrower of a mortgaged property involves risks of cost overruns and non-completion. Costs of construction or renovation to bring a property up to standards established for the market intended for that property may exceed original estimates, possibly making a project uneconomical. Other risks may include: environmental risks, permitting risks, other construction risks and subsequent leasing of the property not being completed on schedule or at projected rental rates. If such construction or renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged impairment of net operating income and may not be able to make payments of interest or principal to us, which could materially and adversely affect us.

We may invest in commercial properties subject to net leases, which could subject us to losses.

We may make investments in commercial properties subject to net leases. The value of our investments and the income from our investments in net lease properties will depend upon the ability of the applicable tenant to meet its obligations to maintain the property under the terms of the net lease. If a tenant fails or becomes unable to so maintain a property, we will be subject to all risks associated with owning real estate. In addition, under many net leases the owner of the property retains certain obligations with respect to the property, including among other things, the responsibility for maintenance and repair of the property, to provide adequate parking, maintenance of common areas and compliance with other affirmative covenants in the lease. If we were to fail to meet these obligations, the applicable tenant could abate rent or terminate the applicable lease, which may result in a loss of our capital invested in, and anticipated profits from, the property.

We expect that any commercial property subject to net leases in which we invest generally will be occupied by a single tenant and, therefore, the success of these investments will be materially dependent on the financial stability of each such tenant. A default of any such tenant on its lease payments to us would cause us to lose the revenue from the property and cause us to have to find an alternative source of revenue to meet any mortgage payment and prevent a foreclosure if the property is subject to a mortgage. In the event of a default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. If a lease is terminated, we may find it difficult to lease property to new tenants that may have been suited to the particular needs of a former tenant, and there is no assurance that we will be able to lease the property for the rent previously received or sell the property without incurring a loss.

We may acquire these investments through sale-leaseback transactions, which involve the purchase of a property and the leasing of such property back to the seller thereof. If we enter into a sale-leaseback transaction, our Manager will seek to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease” for U.S. federal income tax purposes, thereby allowing us to be treated as the owner of the property for U.S. federal income tax purposes. However, we cannot assure you that the Internal Revenue Service, or the IRS, will not challenge such characterization. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or “income tests” and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the REIT distribution requirement for a taxable year.

Our investments in corporate bonds of commercial real estate operating or finance companies and corporate bank debt will be subject to the specific risks relating to the particular company and to the general risks of investing in real estate-related investments, which could result in significant losses.

We may invest in corporate bonds of commercial real estate operating or finance companies and corporate bank debt. These investments will involve special risks relating to the particular company, including its financial condition, liquidity, results of operations, business and prospects. In addition, the debt securities may not be collateralized and may be subordinated to the company’s other obligations. We may invest in debt securities of companies that are not rated or are rated non-investment grade by one or more rating agencies. Investments that are not rated or are rated non-investment grade have a higher risk of default than investment grade rated assets and therefore may result in losses to us.

These investments will also subject us to the risks inherent with real estate-related investments referred to in this prospectus, including the risks described with respect to commercial properties and similar risks, including:

•	risks of delinquency and foreclosure, and risks of loss in the event thereof;
•	the dependence upon the successful operation of, and net income from, real property;
•	risks generally incident to interests in real property; and
•	risks specific to the type and use of a particular property.

These risks may adversely affect the value of our investments in commercial real estate operating and finance companies and the ability of the issuers thereof to make principal and interest payments in a timely manner, or at all, which could result in significant losses.

Any investments we make in CMBS, CLOs, collateralized debt obligations, or CDOs, and other similar structured finance investments would pose additional risks.

We may invest in CMBS, CLOs, CDOs and other similar structured finance investments, which are subordinated classes of securities in a structure of securities secured by a pool of mortgages or loans. Such securities are the first or among the first to bear the loss upon a restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal. Thus, there is generally only a nominal amount of equity or other debt securities junior to such positions, if any, issued in such structures. As of December 31, 2014, we held all of the outstanding CLO preferred shares and the CLO common shares, which CLO preferred shares have an aggregate liquidation preference of $160.0 million. The estimated fair values of such subordinated interests tend to be much more sensitive to adverse economic downturns and underlying borrower developments than more senior securities. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality CMBS, CLOs or CDOs because the ability of borrowers to make principal and interest payments on the mortgages or loans underlying such securities may be impaired, as has occurred throughout the recent economic recession and weak recovery.

Subordinate interests such as CLOs, CDOs and similar structured finance investments generally are not actively traded and are relatively illiquid investments and volatility in CLO and CDO trading markets may cause the value of these investments to decline. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral value is available to satisfy interest and principal payments and any other fees in connection with the trust or other conduit arrangement for such securities, we may incur significant losses.

With respect to the CMBS, CLOs and CDOs in which we may invest, control over the related underlying loans will be exercised through a special servicer or collateral manager designated by a “directing certificateholder” or a “controlling class representative,” or otherwise pursuant to the related securitization documents. We may acquire classes of CMBS, CLOs or CDOs, for which we may not have the right to appoint the directing certificateholder or otherwise direct the special servicing or collateral management. With respect to the management and servicing of those loans, the related special servicer or collateral manager may take actions that could materially and adversely affect our interests.

We intend to originate or acquire interim loans, which will expose us to an increased risk of loss.

We intend to originate or acquire interim loans secured by first lien mortgages on commercial real estate that provide interim financing to borrowers seeking short-term capital for the acquisition or transition (e.g., lease up and/or rehabilitation) of commercial real estate generally having a maturity of three years or less. Such a borrower under an interim loan has usually identified a transitional asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the interim loan, and we will bear the risk that it may not recover some or all of its initial expenditure.

In addition, borrowers usually use the proceeds of a long-term mortgage loan to repay an interim loan. We may therefore be dependent on a borrower’s ability to obtain permanent financing to repay an interim loan, which could depend on market conditions and other factors. Interim loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under interim loans held by us, we will bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the interim loan.

We may finance first mortgage loans, which may present greater risks than if we had made first mortgages directly to owners of real estate collateral.

Our portfolio may include first mortgage loan financings, which are loans made to holders of mortgage loans that are secured by commercial real estate. While we will have certain rights with respect to the real estate collateral underlying a first mortgage loan, the holder of the commercial real estate first mortgage loans may fail to exercise its rights with respect to a default or other adverse action relating to the underlying real estate collateral or fail to promptly notify us of such an event, which would adversely affect our ability to enforce our rights. In addition, in the event of the bankruptcy of the borrower under the first mortgage loan, we may not have full recourse to the assets of the holder of the commercial real estate loan, or the assets of the holder of the commercial real estate loan may not be sufficient to satisfy our first mortgage loan financing. Accordingly, we may face greater risks from our first mortgage loan financings than if we had made first mortgage loans directly to owners of real estate collateral.

Investments in non-conforming and non-investment grade rated investments involve an increased risk of default and loss.

Our investments may not conform to conventional loan standards applied by traditional lenders. In addition, certain of the investments in our portfolio upon the completion of this offering are not, and our future investments may not be, rated as investment grade by the rating agencies (including investments not rated at all as is often the case for private loans). As a result, these investments should be expected to have an increased risk of default and loss than investment-grade rated assets. Any loss we incur may be significant and may materially and adversely affect us. Our investment guidelines do not limit the percentage of unrated or non-investment grade rated assets we may hold in our portfolio.

Any credit ratings assigned to our investments will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

Some of our investments are or may be rated by rating agencies such as Moody’s Investors Service, Inc., Fitch Ratings, Inc., Standard & Poor’s Ratings Services, Morningstar, Inc., DBRS Limited, Realpoint LLC or Kroll, Inc. Any credit ratings on our investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be downgraded or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value and liquidity of our investments could significantly decline, which would adversely affect the value of our investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

Some of our investments and investment opportunities may be in synthetic form, which poses additional risks.

Synthetic investments are contracts between parties whereby payments are exchanged based upon the performance of another security or asset, or a reference asset. In addition to the risks associated with the performance of the reference asset, these synthetic interests carry the risk of the counterparty not performing its contractual obligations. Market standards, GAAP accounting methodology, regulatory oversight and compliance requirements, tax and other regulations related to these investments are evolving, and we cannot be certain that their evolution will not adversely impact the value or sustainability of these investments. Furthermore, our ability to invest in synthetic investments, other than through taxable REIT subsidiaries, or TRSs, may be severely limited by the REIT qualification requirements because synthetic investment contracts generally are not qualifying assets and do not produce qualifying income for purposes of the REIT asset and income tests.

We may invest in derivative instruments, which would subject us to increased risk of loss.

Subject to maintaining our qualification as a REIT, we may invest in derivative instruments. Derivative instruments, especially when purchased in large amounts, may not be liquid in all circumstances, so that in volatile markets we may not be able to close out a position without incurring a loss. The prices of derivative instruments, including swaps, futures, forwards and options, are highly volatile and such instruments may subject us to significant losses. The value of such derivatives also depends upon the price of the underlying instrument or commodity. Such derivatives and other customized instruments also are subject to the risk of non-performance by the relevant counterparty. In addition, actual or implied daily limits on price fluctuations and speculative position limits on the exchanges or over-the-counter markets in which we may conduct our transactions in derivative instruments may prevent prompt liquidation of positions, subjecting us to the potential of greater losses. Derivative instruments that may be purchased or sold by us may include instruments not traded on an exchange. The risk of non-performance by the obligor on such an instrument may be greater and the ease with which we can dispose of or enter into closing transactions with respect to such an instrument may be less than in the case of an exchange-traded instrument. In addition, significant disparities may exist between “bid” and “asked” prices for derivative instruments that are traded over-the-counter and not on an exchange. Such over-the-counter derivatives are also typically not subject to the same type of investor protections or governmental regulation as exchange-traded instruments.

In addition, we may invest in derivative instruments that are neither presently contemplated nor currently available, but which may be developed in the future, to the extent such opportunities are both consistent with our investment objectives and legally permissible. Any such investments may expose us to unique and presently indeterminate risks, the impact of which may not be capable of determination until such instruments are developed and/or we determine to make such an investment.

To the extent we originate or acquire commercial mortgage loans and other commercial real estate-related assets secured, directly or indirectly, by assets located outside the United States, we will be subject to additional risks.

While we currently intend to originate or acquire commercial mortgage loans and other commercial real estate-related assets secured or, in the case of certain assets (including mezzanine loans and preferred equity), supported primarily by U.S. collateral, we also expect to originate and acquire investments secured by assets located in Europe. As a result, it is possible that we may own non-U.S. real estate directly in the future upon a default of a commercial mortgage loan or other commercial real estate-related asset. Non-U.S. real estate investments are subject to various additional risks, including:

•	currency exchange matters, including fluctuations in currency exchange rates and costs associated with conversion of investment principal and income from one currency into another;
•	capital to purchase assets located outside the United States may be unavailable on favorable terms or at all, or may be subject to non-customary covenants that hinder our operations;
•	less developed, stable or efficient financial markets than in the United States, which may lead to potential price volatility and relative illiquidity;
•	the burdens of complying with international regulatory requirements and prohibitions that differ between jurisdictions;
•	the existence of tariffs and other trade barriers or restrictions;
•	changes in laws or clarifications to existing laws that could impact our tax treaty positions, which could adversely impact the returns on our investments;
•	the potential for a less developed legal or regulatory environment, differences in the legal and regulatory environment or enhanced legal and regulatory compliance;
•	political hostility to investments by foreign investors;
•	higher rates of inflation;
•	higher transaction costs;

•	difficulty enforcing contractual obligations;
•	fewer investor protections;
•	certain economic and political risks, including potential exchange control regulations and restrictions on our non-U.S. investments and repatriation of profits on investments or of capital invested, the risks of political, economic or social instability, the possibility of expropriation or confiscatory taxation and adverse economic and political developments; and
•	potentially adverse tax consequences.

If any of the foregoing risks were to materialize, they could materially and adversely affect us.

Any distressed investments we make, or investments that later become non-performing, may subject us to losses and other risks relating to bankruptcy proceedings, which could materially and adversely affect us.

While we currently intend to focus primarily on performing investments, we may also make distressed investments (e.g., investments in defaulted, out-of-favor or distressed bank loans and debt securities) or certain of our investments may become non-performing following our acquisition thereof. Certain of our investments may include properties that typically are highly leveraged, with significant burdens on cash flow and, therefore, involve a high degree of financial risk. During an economic downturn or recession, loans or securities of financially or operationally troubled borrowers or issuers are more likely to go into default than loans or securities of other borrowers or issuers. Loans or securities of financially or operationally troubled issuers are less liquid and more volatile than loans or securities of borrowers or issuers not experiencing such difficulties. The market prices of such securities are subject to erratic and abrupt market movements and the spread between bid and asked prices may be greater than normally expected. Investment in the loans or securities of financially or operationally troubled borrowers or issuers involves a high degree of credit and market risk.

In certain limited cases (e.g., in connection with a workout, restructuring or foreclosure proceeding involving one or more of our investments), the success of our investment strategies with respect thereto will depend, in part, on our ability to effectuate loan modifications and/or restructure and improve the operations of our borrowers. The activity of identifying and implementing successful restructuring programs and operating improvements entails a high degree of uncertainty. There can be no assurance that we will be able to identify and implement successful restructuring programs and improvements with respect to any distressed investments we may have from time to time.

These financial difficulties may never be overcome and may cause borrowers to become subject to bankruptcy or other similar administrative proceedings. There is a possibility that we may incur substantial or total losses on our investments and, in certain circumstances, become subject to certain additional potential liabilities that may exceed the value of our original investment therein. For example, under certain circumstances, a lender that has inappropriately exercised control over the management and policies of a debtor may have its claims subordinated or disallowed or may be found liable for damages suffered by parties as a result of such actions. In any reorganization or liquidation proceeding relating to our investments, we may lose our entire investment, may be required to accept cash or securities with a value less than our original investment and/or may be required to accept different terms, including payment over an extended period of time. In addition, under certain circumstances, payments to us may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment, or similar transaction under applicable bankruptcy and insolvency laws. Furthermore, bankruptcy laws and similar laws applicable to administrative proceedings may delay our ability to realize on collateral for loan positions held by us, may adversely affect the economic terms and priority of such loans through doctrines such as equitable subordination or may result in a restructuring of the debt through principles such as the “cramdown” provisions of the bankruptcy laws. Any of the foregoing results could materially and adversely affect us.

We may need to foreclose on certain of the loans we originate or acquire, which could result in losses that materially and adversely affect us.

We may find it necessary or desirable to foreclose on certain of the loans we originate or acquire, and the foreclosure process may be lengthy and expensive. Whether or not we have participated in the negotiation of the terms of any such loans, we cannot assure you as to the adequacy of the protection of the terms of the applicable loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buy-out of the borrower’s position in the loan. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process and potentially resulting in a reduction or discharge of a borrower’s debt. Foreclosure may create a negative public perception of the related property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, any costs or delays involved in the foreclosure of the loan or a liquidation of the underlying property will further reduce the net proceeds and, thus, increase the loss. The incurrence of any such losses could materially and adversely affect us.

Real estate valuation is inherently subjective and uncertain.

The valuation of the commercial real estate that secures or otherwise supports our investments is inherently subjective and uncertain due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. In addition, where we invest in construction loans, initial valuations will assume completion of the project. As a result, the valuations of the commercial real estate that secures or otherwise supports investments are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial real estate markets.

Dislocation in the credit markets could make it difficult for us to value our holdings.

It has been well publicized that the U.S. and international credit markets have experienced and continue to experience severe dislocations and liquidity disruptions. Various events over the course of the past several years have had a significant impact on the capital markets associated with the credit and financial markets as a whole. As a result, many investment vehicles have experienced difficulty in valuing certain of their holdings because of market illiquidity. The assets we currently hold as well as the investments that we intend to originate or acquire will be sensitive to the volatility of the credit markets, and may be adversely affected by future developments. In addition, to the extent that turmoil in the credit markets continues or intensifies, it has the potential to materially and adversely affect both the value of real estate-related investments and the availability or the terms of financing that we may wish to use to leverage our investments.

The market volatility over the past several years has also made the valuation of real estate-related investments more difficult. Because there is significant uncertainty in the valuation of, or in the stability of the value of, certain real estate-related investments, the fair values of the investments reflected in our results of operations may not reflect the prices that we would obtain if such investments were actually sold. Furthermore, due to recent market events, many of our investments could be subject to rapid changes in value caused by sudden developments which could have a material adverse effect on the value of those investments if such investments were to be liquidated by us.

Our reserves for loan losses may prove inadequate, which could have a material adverse effect on us.

We evaluate our loans and the adequacy of our loan loss reserves on a quarterly basis, and may maintain varying levels of loan loss reserves. Our determination of asset-specific loan loss reserves relies on material estimates regarding the fair value of any loan collateral. The estimation of ultimate loan losses, provision expenses and loss reserves is a complex and subjective process. As such, there can be no assurance that our judgment will prove to be correct and that reserves will be adequate over time to protect against losses inherent in our portfolio at any given time. Such losses could be caused by various factors, including, but not limited to, unanticipated adverse changes in the economy or events adversely affecting specific assets, borrowers, industries in which our borrowers operate or markets in which our borrowers or their properties are located. If our reserves for loan losses prove inadequate, we may suffer losses, which could have a material adverse effect on us.

We may experience a decline in the fair value of investments we may make in securities, which could materially and adversely affect us.

A decline in the fair value of investments we may make in securities, such as CMBS, may require us to recognize an “other-than-temporary” impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the original acquisition cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition. The subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale. If we experience a decline in the fair value of our investments, it could materially and adversely affect us.

Some of our portfolio investments may be recorded at fair value and, as a result, there will be uncertainty as to the value of these investments.

Some of our portfolio investments may be in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We will value these investments quarterly at fair value, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our investments may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

Additionally, our results of operations for a given period could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal. The valuation process has been particularly challenging recently, as market events have made valuations of certain assets more difficult, unpredictable and volatile.

In addition to other analytical tools, our Manager will utilize financial models to evaluate commercial mortgage loans and commercial real estate-related assets, the accuracy and effectiveness of which cannot be guaranteed.

In addition to other analytical tools, our Manager will utilize financial models to evaluate commercial mortgage loans and commercial real estate-related assets, the accuracy and effectiveness of which cannot be guaranteed. In all cases, financial models are only estimates of future results which are based upon assumptions made at the time that the projections are developed. There can be no assurance that our Manager’s projected results will be obtained and actual results may vary significantly from the projections. General economic and industry-specific conditions, which are not predictable, can have an adverse impact on the reliability of projections.

Insurance proceeds on a property may not cover all losses, which could result in the corresponding non-performance of or loss on our investment related to such property.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might result in insurance proceeds that are insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received with respect to a property relating to one of our investments might not be adequate to restore our economic position with respect to our investment. Any uninsured loss could result in the corresponding non-performance of or loss on our investment related to such property.

The impact of any future terrorist attacks and the availability of affordable terrorism insurance expose us to certain risks.

The terrorist attacks on September 11, 2001 disrupted the U.S. financial markets, including the real estate capital markets, and negatively impacted the U.S. economy in general. Any future terrorist attacks, the anticipation of any such attacks, the consequences of any military or other response by the U.S. and its allies, and other armed conflicts could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economy. The economic impact of these events could also adversely affect the credit quality of some of our investments and the properties underlying our interests.

We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact our performance and may cause the market price of our common stock to decline or be more volatile. A prolonged economic slowdown, a recession or declining real estate values could impair the performance of our investments, increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us, any of which could materially and adversely affect us. Losses resulting from these types of events may not be fully insurable.

In addition, the events of September 11th created significant uncertainty regarding the ability of real estate owners of high profile assets to obtain insurance coverage protecting against terrorist attacks at commercially reasonable rates, if at all. With the enactment of the Terrorism Risk Insurance Act of 2002, or the TRIA, and the subsequent enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2007, which extended the TRIA through the end of 2014, insurers were required to make terrorism insurance available under their property and casualty insurance policies, but this legislation did not regulate the pricing of such insurance. A further six-year extension of the TRIA was approved in January 2015. The absence of affordable insurance coverage may adversely affect the general real estate finance market, lending volume and the market’s overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties underlying our investments are unable to obtain affordable insurance coverage, the value of those investments could decline, and in the event of an uninsured loss, we could lose all or a portion of our investment.

Liability relating to environmental matters may impact the value of properties that we may acquire upon foreclosure of the properties underlying our investments.

To the extent we foreclose on properties underlying our investments, we may be subject to environmental liabilities arising from such foreclosed properties. Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. If we foreclose on any properties underlying our investments, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs. As a result, the discovery of material environmental liabilities attached to such properties could materially and adversely affect us.

We may be subject to lender liability claims, and if we are held liable under such claims, we could be subject to losses.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability and losses if a claim of this type were to arise.

If the loans that we originate or acquire do not comply with applicable laws, we may be subject to penalties, which could materially and adversely affect us.

Loans that we originate or acquire may be directly or indirectly subject to U.S. federal, state or local governmental laws. Real estate lenders and borrowers may be responsible for compliance with a wide range of laws intended to protect the public interest, including, without limitation, the Truth in Lending, Equal Credit Opportunity, Fair Housing and Americans with Disabilities Acts and local zoning laws (including, but not limited, to zoning laws that allow permitted non-conforming uses). If we or any other person fails to comply with such laws in relation to a loan that we have originated or acquired, legal penalties may be imposed, which could materially and adversely affect us. Additionally, jurisdictions with “one action,” “security first” and/or “antideficiency rules” may limit our ability to foreclose on a real property or to realize on obligations secured by a real property. In the future, new laws may be enacted or imposed by U.S. federal, state or local governmental entities, and such laws could have a material adverse effect on us.

If we originate or acquire commercial mortgage loans or commercial real estate-related assets secured by liens on facilities that are subject to a ground lease and such ground lease is terminated unexpectedly, our interests in such loans could be materially and adversely affected.

A ground lease is a lease of land, usually on a long-term basis, that does not include buildings or other improvements on the land. Normally, any real property improvements made by the lessee during the term of the lease will revert to the owner at the end of the lease term. We may originate or acquire commercial mortgage loans or commercial real estate-related assets secured by liens on facilities that are subject to a ground lease, and, if the ground lease were to expire or terminate unexpectedly, due to the borrower’s default on such ground lease, our interests in such loans could be materially and adversely affected.

Risks Related to Our Company

Our investment strategies and guidelines, asset allocation and financing strategy may be changed without stockholder consent.

Our Manager is authorized to follow broad investment guidelines that have been approved by our board of directors. Those investment guidelines, as well as our investment strategies, financing strategy and hedging policies with respect to investments, originations, acquisitions, growth, operations, indebtedness, capitalization and distributions, may be changed at any time without notice to, or the consent of, our stockholders. This could result in an investment portfolio with a different risk profile. A change in our investment strategies may increase our exposure to interest rate risk, default risk and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making investments in asset categories different from those described in this prospectus. These changes could materially and adversely affect us.

We have a limited operating history and may not be able to operate our business successfully or implement our operating policies and investment strategies.

Our predecessor was established in November 2013 and we were established in January 2015. Given our limited operating history, you will have little historical information upon which to evaluate our prospects, including our ability to originate and acquire attractive investments. In addition, we cannot assure you that our past experience will be sufficient to enable us to operate our business successfully or implement our operating policies and investment strategies as described in this prospectus. Furthermore, we may not be able to generate sufficient operating cash flows to pay our operating expenses or service our indebtedness. Our operating cash flows will depend on many factors, including the performance of our existing portfolio and the JLC portfolio that we will acquire upon the completion of this offering, our concurrent private offerings and our formation transactions, the availability of attractive investment opportunities for the origination and selective acquisition of additional assets, the level and volatility of interest rates, readily accessible short-term and long-term financing, conditions in the financial markets, the real estate market and the economy, and our ability to successfully operate our business and execute our investment strategies. We will face substantial competition in originating and acquiring attractive investments, which could adversely impact the returns from our new investments. You should not rely upon the past performance of LoanCore or our Manager’s senior management team, as past performance may not be indicative of our future results.

Our Manager may not be able to hire and retain qualified loan originators or grow and maintain our relationships with key loan brokers, and if our Manager is unable to do so, we could be materially and adversely affected.

We depend on LoanCore’s network of loan originators to generate borrower clients by, among other things, developing relationships with property owners, developers, mortgage brokers and investors and others, which we believe leads to repeat and referral business. Accordingly, LoanCore, including our Manager, must be able to attract, motivate and retain skilled loan originators. The market for loan originators is highly competitive and may lead to increased costs to hire and retain them. We cannot guarantee that LoanCore, including our Manager, will be able to attract or retain qualified loan originators. If LoanCore, including our Manager, cannot attract, motivate or retain a sufficient number of skilled loan originators, or even if it can motivate or retain them but at higher costs, we could be materially and adversely affected. We also depend on LoanCore’s network of loan brokers, which we anticipate to generate a significant portion of our loan originations. While our Manager will strive to continue to cultivate long-standing relationships that generate repeat business for us, brokers are free to transact business with other lenders and have done so in the past and will do so in the future. Our competitors also have relationships with some of our brokers and actively compete with us in bidding on loans marketed by these brokers. There can be no assurance that our Manager will be able to maintain or develop new relationships with additional brokers.

Maintenance of our exclusion from registration under the Investment Company Act imposes significant limits on our operations.

We intend to conduct our operations so that we are not an “investment company” as defined in Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. We believe we are not an investment company under Section 3(a)(1)(A) of the Investment Company Act because we do not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Rather, through our wholly-owned or majority-owned subsidiaries, we believe we are primarily engaged in the non-investment company business of purchasing or otherwise acquiring commercial mortgage loans and other interests in commercial real estate. To satisfy the requirements of Section 3(a)(1)(C), we must not be engaged in the business of investing, reinvesting, owning, holding, or trading securities and we must not own “investment securities” with a value that exceeds 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exclusions from the definition of investment company for private investment companies set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

For purposes of the foregoing, we will treat our interests in the LoanCore CLO, our wholly-owned subsidiary, as non-investment securities because the LoanCore CLO qualifies for the exclusion from regulation as an investment company afforded by Section 3(c)(5)(C) of the Investment Company Act. We also expect to rely on this exclusion with respect to our investment in any wholly-owned subsidiaries that will hold the JLC portfolio and the future commercial mortgage loans and other commercial real estate-related assets we originate or acquire. Under this exclusion, these wholly-owned subsidiaries are required to maintain, on the basis of positions taken by the staff of the SEC in interpretive and no-action letters, a minimum of 55% of the value of the total assets of any such entity in “mortgages and other liens on and interests in real estate,” which we refer to as Qualifying Interests, and a minimum of 80% in Qualifying Interests and real estate-related assets.

The SEC staff has commenced an advance notice rulemaking initiative, indicating that it is reconsidering its interpretive policy under Section 3(c)(5)(C) and whether to advance rulemaking to define the basis for the exclusion. We cannot predict the outcome of this reconsideration or potential rulemaking initiative and its impact on our ability to rely on the exclusion. To the extent that the SEC or its staff provides more specific guidance regarding any of the matters bearing upon the requirements of Section 3(a)(1)(C) and Section 3(c)(5)(C) of the Investment Company Act or otherwise makes revisions to the Investment Company Act, we may be required to adjust our strategy accordingly or may lose our ability to rely on the foregoing exclusion from regulation as an investment company. Any such additional guidance or revisions from the SEC or its staff could further inhibit our ability to pursue the strategies we have chosen.

Because registration as an investment company would significantly affect our (or our subsidiaries’) ability to engage in certain transactions or be structured in the manner we currently are, we intend to conduct our business so that we and our wholly-owned subsidiaries and majority-owned subsidiaries will continue to satisfy the requirements to avoid regulation as an investment company. However, there can be no assurance that we or our subsidiaries will be able to satisfy these requirements and maintain our and their exclusion from such registration. If we or our wholly-owned subsidiaries or our majority-owned subsidiaries do not meet these requirements, we could be forced to alter our investment portfolio by selling or otherwise disposing of a substantial portion of the assets that do not satisfy the applicable requirements or by acquiring a significant position in assets that are Qualifying Interests. Such investments may not represent an optimum use of capital when compared to the available investments we and our subsidiaries target pursuant to our investment strategies. These investments may present additional risks to us, and these risks may be compounded by our inexperience with such investments. Altering our investment portfolio in this manner may materially and adverse affect us if we are forced to dispose of or acquire assets in an unfavorable market.

If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company, and that we would be subject to limitations on corporate leverage that would materially and adversely affect us. Because affiliate transactions generally are prohibited under the Investment Company Act, we would not be able to enter into transactions with any of our affiliates if we fail to maintain our exclusion, and our Manager may terminate our management agreement if we become required to register as an investment company, with such termination deemed to occur immediately before such event. If our management agreement is terminated, it could constitute an event of default under our financing arrangements and financial institutions may then have the right to accelerate their outstanding loans to us and terminate their arrangements and their obligation to advance funds to us in the future. In addition, we may not be able to secure a replacement manager on favorable terms, if at all. In order to comply with provisions that allow us to avoid the consequences of registration under the Investment Company Act, we may need to forego otherwise attractive opportunities and limit the manner in which we conduct our operations. Thus, compliance with the requirements of the Investment Company Act imposes significant limits on our operations, and our failure to comply with those requirements would likely have a material adverse effect on us.

Rapid changes in the market value or income potential of our real estate-related assets may make it more difficult for us to maintain our qualification as a REIT or exclusion from regulation under the Investment Company Act.

If the market value or income potential of real estate-related assets declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our qualifying real estate-related assets and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exclusion from the Investment Company Act. If the decline in the market value and/or income of our qualifying real estate-related assets occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets that we may own. We may have to make investment decisions that we otherwise would not make absent the REIT and Investment Company Act considerations, which could materially and adversely affect us.

The due diligence process undertaken by our Manager in regard to our investment opportunities may not reveal all facts relevant to an investment and, as a result, we may experience losses, which could materially and adversely affect us.

Before originating a loan to a borrower or making other investments for us, our Manager will conduct due diligence that it deems reasonable and appropriate based on the facts and circumstances relevant to each potential investment. When conducting due diligence, our Manager may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of potential investment. Relying on the resources available to it, our Manager will evaluate our potential investments based on criteria it deems appropriate for the relevant investment. Our Manager’s loss estimates may not prove accurate, as actual results may vary from estimates. If our Manager underestimates the asset-level losses relative to the price we pay for a particular investment, we may experience losses with respect to such investment. Additionally, during the mortgage loan underwriting process, appraisals will generally be obtained by our Manager on the collateral underlying each prospective mortgage. Inaccurate or inflated appraisals may result in an increase in the severity of losses on the mortgage loans. Any such losses could materially and adversely affect us.

Failure to obtain, maintain or renew required licenses and authorizations necessary to operate our mortgage-related activities may materially and adversely affect us.

We and our Manager are required to obtain, maintain or renew certain licenses and authorizations (including “doing business” authorizations and licenses to act as a commercial mortgage lender) from U.S. federal or state governmental authorities, government sponsored entities or similar bodies in connection with some or all of our mortgage-related activities. There is no assurance that we or our Manager will be able to obtain any or all of the licenses and authorizations that we require or that we or our Manager will avoid experiencing significant delays in seeking such licenses and authorizations. The failure of our company or our Manager to obtain, maintain or renew licenses will restrict our options and ability to engage in desired activities, and could subject us to fines, suspensions, terminations and various other adverse actions if it is determined that we or our Manager have engaged without the requisite licenses or authorizations in activities that required a license or authorization, which could have a material and adverse effect on us.

Changes in laws or regulations governing our operations, changes in the interpretation thereof or newly enacted laws or regulations and any failure by us to comply with these laws or regulations could materially and adversely affect us.

The laws and regulations governing our operations, as well as their interpretation, may change from time to time, and new laws and regulations may be enacted. Accordingly, any change in these laws or regulations, changes in their interpretation or newly enacted laws or regulations and any failure by us to comply with these laws or regulations could require changes to certain of our business practices or impose additional costs on us, which could materially and adversely affect us. Furthermore, if regulatory capital requirements, from the Dodd-Frank Act or other regulatory action, are imposed on private lenders that provide us with funds, or were to be imposed on us, they or we may be required to limit, or increase the cost of, financing they provide to us or that we provide to others. Among other things, this could potentially increase our financing costs, reduce our ability to originate or acquire loans and reduce our liquidity or require us to sell assets at an inopportune time or price.

Actions of the U.S. government and other governmental and regulatory bodies to stabilize or reform the financial markets, or market response to those actions, may not achieve the intended effect and could materially and adversely affect us.

In July 2010, the U.S. Congress enacted the Dodd-Frank Act in part to impose significant investment restrictions and capital requirements on banking entities and other organizations that are significant to U.S. financial markets. For instance, the Dodd-Frank Act imposes significant restrictions on the proprietary trading activities of certain banking entities and subjects other systemically significant organizations regulated by the Federal Reserve to increased capital requirements and quantitative limits for engaging in such activities. The Dodd-Frank Act also seeks to reform the asset-backed securitization market (including the mortgage-backed securities market) by requiring the retention of a portion of the credit risk inherent in the pool of securitized assets and by imposing additional registration and disclosure requirements. While the full impact of the Dodd-Frank Act cannot be assessed until all implementing regulations are released, the Dodd-Frank Act’s extensive requirements will continue to have a significant effect on the financial markets, and may affect the availability or terms of financing from our lender counterparties and the availability or terms of mortgage-backed securities, both of which could materially and adversely affect us.

In addition, the U.S. government, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies have taken or are considering taking other actions to forestall future economic crises. We cannot predict whether or when such actions may occur or what effect, if any, such actions could have on us.

A change to the conservatorship of Fannie Mae and Freddie Mac and related actions, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. federal government, could adversely affect our business.

Due to increased market concerns about the ability of the Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac, to withstand future credit losses associated with securities on which they provide guarantees and loans held in their investment portfolios without the direct support of the U.S. federal government, in September 2008, the Federal Housing Finance Agency, or the FHFA, placed Fannie Mae and Freddie Mac into conservatorship and, together with the Treasury, established a program designed to boost investor confidence in Fannie Mae and Freddie Mac by supporting the availability of mortgage financing and protecting taxpayers. The U.S. government conservatorship includes contracts between the Treasury and each of Fannie Mae and Freddie Mac that seek to ensure that each government-sponsored entity, or GSE, maintains a positive net worth by providing for the provision of cash by the Treasury to Fannie Mae and Freddie Mac if the FHFA determines that its liabilities exceed its assets. Although the U.S. government has described some specific steps that it intends to take as part of the conservatorship process, efforts to stabilize these entities may not be successful and the outcome and impact of these events remain highly uncertain. Under the statute providing the framework for the GSEs’ conservatorship, either or both GSEs could also be placed into receivership under certain circumstances.

There continues to be substantial uncertainty regarding the future of Fannie Mae and Freddie Mac, including the length of time for which they may continue to exist, in what form they may operate during that period and for how long the U.S. government conservatorship over them will continue. In July 2013, the House Financial Services Committee announced a bill to end the U.S. government conservatorship of Fannie Mae and Freddie Mac and to phase out the role of Fannie Mae and Freddie Mac in the housing finance market over five years. In addition, in March 2014, leaders of the Senate Banking Committee announced plans to eliminate both Fannie Mae and Freddie Mac. The bipartisan measure, drafted with the input from the President’s administration, would replace the U.S. owned mortgage financiers with government bond insurance that would kick in after private capital suffered losses of at least 10 percent. The bill would require borrowers to make down payments of at least five percent. Several other pieces of proposed legislation have been introduced in Congress which, if enacted, would reduce or alter the role of Fannie Mae and Freddie Mac. Each of these legislative proposals was introduced during the 114th Congress that ended in December 2014, and no similar proposals have yet been introduced during the current 115th Congress.

The effects that these proposals, which are not guaranteed to take effect as stated or at all, may have on our business are yet to be determined and therefore could ultimately adversely affect our business.

We are dependent on our Manager, whose senior management team has limited experience operating a REIT and no experience operating a public company.

Our Manager was formed in January 2015. Although LoanCore has been active in commercial real estate financing since 2008, our Manager’s senior management team has limited experience operating a REIT and operating a business in compliance with the numerous technical restrictions and limitations set forth in the Internal Revenue Code and the Investment Company Act. Moreover, neither our Manager nor our Manager’s senior management team has any experience operating a public company with listed equity securities, which is required to comply with numerous laws, regulations and requirements, including the requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, related regulations of the SEC and requirements of the New York Stock Exchange. This limited (or lack of) experience may hinder our Manager’s ability to successfully operate our business. In addition, maintaining our REIT qualification and complying with the applicable Investment Company Act exclusions limit the types of investments we are able to make. We cannot assure you that our Manager and its senior management team will be successful on our behalf as in previous endeavors on behalf of LoanCore, or at all.

The obligations associated with being a public company will require significant resources and attention from our Manager’s senior management team.

As a public company with listed equity securities, we will need to comply with new laws, regulations and requirements, including the requirements of the Exchange Act, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and requirements of the New York Stock Exchange, with which we were not required to comply as a private company. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting.

Section 404 of the Sarbanes-Oxley Act requires our management and independent registered public accounting firm to report annually on the effectiveness of our internal control over financial reporting. However, we are an “emerging growth company,” as defined in the JOBS Act, and so, for as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting.

These reporting and other obligations will place significant demands on our Manager’s senior management team, administrative, operational and accounting resources and will cause us to incur significant expenses. We may need to upgrade our systems or create new systems, implement additional financial and other controls, reporting systems and procedures, and create or outsource an internal audit function. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired.

If we fail to implement and maintain an effective system of internal control, we may not be able to accurately determine our financial results or prevent fraud. As a result, our stockholders could lose confidence in our financial results, which could materially and adversely affect us.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that we will be successful in implementing or maintaining an effective system of internal control over our financial reporting and financial processes. Furthermore, as we grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. Additionally, the existence of any material weakness or significant deficiency would require our Manager to devote significant time and us to incur significant expense to remediate any such material weaknesses or significant deficiencies and our Manager may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our financial results, which could materially and adversely affect us.

We are an “emerging growth company”, and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. We expect to avail ourselves of the exemptions from the auditor attestation requirement in the assessment of our internal control over financial reporting and the exemption from the requirement to seek non-binding advisory votes on executive compensation and golden parachute arrangements. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of this offering, although a variety of circumstances could cause us to lose that status earlier. We cannot predict whether investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

Accounting rules for certain of our transactions are highly complex and involve significant judgment and assumptions. Changes in accounting interpretations or assumptions could impact our ability to timely prepare consolidated historical financial statements, which could materially and adversely affect us.

Accounting rules for transfers of financial assets, consolidation of variable interest entities and other aspects of our operations are highly complex and involve significant judgment and assumptions. These complexities could lead to a delay in preparation of financial information and the delivery of this information to our stockholders. Changes in accounting interpretations or assumptions could impact our consolidated historical financial statements and our ability to timely prepare our consolidated historical financial statements. Our inability to timely prepare our consolidated historical financial statements in the future could materially and adversely affect us.

Risks Related to Our Financing and Hedging

We may incur significant debt, which will subject us to increased risk of loss, and our charter and bylaws contain no limitation on the amount of debt we may incur.

Upon the completion of this offering, our concurrent private offerings and our formation transactions, our only outstanding indebtedness will be the indebtedness of the LoanCore CLO, which had an outstanding principal balance of $340.0 million as of December 31, 2014, and $    million of borrowings under our anticipated master repurchase facilities (assuming the shares of our common stock are sold in this offering at $       per share) that will be drawn to pay the remaining portion of the purchase price for the JLC portfolio, discussed below. Subject to market conditions and availability, we may incur significant debt through bank credit facilities (including term loans and revolving facilities), repurchase agreements and facilities (including the aforementioned anticipated master repurchase facilities), warehouse facilities and structured financing and derivative instruments, in addition to transaction or asset specific funding arrangements. We may also issue additional equity, equity-related and debt securities to fund our investment strategies. Prior to the date of this prospectus, we anticipate that we will enter into master repurchase facilities with affiliates of each of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, which are underwriters in this offering, with an aggregate maximum size of $750 million. We have not received commitments from the lenders for these facilities and there can be no assurance that we will receive such commitments or enter into definitive agreements for any of these facilities upon the terms contemplated or other terms, or at all.

Although we are not required to maintain any particular leverage ratio, we expect that the amount of leverage we incur will take into account a variety of factors, which may include the anticipated liquidity and price volatility of our target assets, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, including hedges, the availability and terms (including cost) of financing our assets, the creditworthiness of our financing counterparties, the health of the U.S. economy and commercial mortgage markets, the outlook for the level, slope and volatility of interest rate movement, the credit quality of our target assets and the value of the collateral underlying our target assets. Given current market conditions, we expect that our leverage will not exceed, on a debt-to-equity basis, a ratio of 3-to-1. To the extent market conditions are favorable, we may increase our borrowing levels. Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

•	our cash flow from operations may be insufficient to make required payments of principal of and interest on our debt, which is likely to result in (a) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision), which we then may be unable to repay from internal funds or to refinance on favorable terms, or at all, (b) our inability to borrow undrawn amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements, which would result in a decrease in our liquidity, and/or (c) the loss of some or all of our collateral assets to foreclosure or sale;

•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase in an amount sufficient to offset the higher financing costs;
•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, stockholder distributions or other purposes; and
•	we may not be able to refinance any debt that matures prior to the maturity (or realization) of an underlying investment it was used to finance on favorable terms or at all.

There can be no assurance that our leveraging strategy will be successful, and our leveraging strategy may cause us to incur significant losses, which could materially and adversely affect us.

There can be no assurance that we will be able to obtain or utilize financing arrangements in the future on terms favorable to us or at all.

Our ability to fund our investments will be impacted by our ability to secure financing arrangements, including bank credit facilities (including term loans and revolving facilities), repurchase agreements and facilities (including our anticipated master repurchase facilities), warehouse facilities and structured financing and derivative instruments, in addition to transaction or asset-specific funding arrangements, on favorable terms. We may also rely on short-term financing that would be especially exposed to changes in availability. Our access to sources of financing will depend upon a number of factors, over which we have little or no control, including:

•	general economic or market conditions;
•	the market’s view of the quality of our investments;
•	the market’s perception of our growth potential;
•	our current and potential future earnings and cash distributions; and
•	the market price of our common stock.

We also expect to periodically access the capital markets to raise cash to fund new investments. Unfavorable economic or capital market conditions, such as the severe dislocation in the capital and credit markets that began in 2008, may increase our funding costs, limit our access to the capital markets or could result in a decision by our potential lenders not to extend credit. An inability to successfully access the capital markets could limit our ability to grow our business and fully execute our investment strategies and could decrease our earnings and liquidity. In addition, any dislocation or weakness in the capital and credit markets, such as the dislocation that occurred in 2008 and 2009, could adversely affect one or more lenders and could cause one or more of our lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing. In addition, as regulatory capital requirements imposed on our lenders are increased, they may be required to limit, or increase the cost of, financing they provide to us. In general, this could potentially increase our financing costs and reduce our liquidity or require us to sell assets at an inopportune time or price. Accordingly, there can be no assurance that we will be able to obtain or utilize any financing arrangements in the future on terms favorable to us or at all. In addition, even if we are able to access the capital markets, significant balances may be held in cash or cash equivalents pending future investment as we may be unable to invest proceeds on the timeline anticipated.

Our current financing arrangements contain, and our future financing arrangements likely will contain, various financial and operational covenants, and a default of any such covenants could materially and adversely affect us; and the terms of the LoanCore CLO limit the liquidity of our existing portfolio.

Our current financing arrangements contain, and our future financing arrangements likely will contain, various financial and operational covenants affecting our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our stockholders and otherwise affect our operating policies. For a description of certain of the covenants applicable to the LoanCore CLO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” If we fail to meet or satisfy any of these covenants in our financing arrangements, we would be in default under these agreements, which could result in a cross-default or cross-acceleration under other financing arrangements, and our lenders could elect to declare outstanding amounts due and payable (or such amounts may automatically become due and payable), terminate their commitments, require the posting of additional collateral and enforce their respective interests against existing collateral. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities or dispose of assets when we otherwise would not choose to do so and, in the case of a default under the LoanCore CLO, could block or force the disposition of any related collateral. Further, this could make it difficult for us to satisfy the requirements necessary to maintain our qualification as a REIT for U.S. federal income tax purposes. As a result, a default on any of our debt agreements, and in particular under the LoanCore CLO (since a significant portion of assets are financed through the LoanCore CLO), could materially and adversely affect us.

Our existing portfolio is owned by the LoanCore CLO and is pledged as collateral for the notes issued by the LoanCore CLO. The terms of the indenture governing the Class A and Class B notes issued under the LoanCore CLO, or the CLO indenture, prohibit the sale of loans except under limited circumstances, such as where a loan is in default or, with respect to any credit risk assets, with the consent of a majority of the holders of the Class A notes. Further, even if a loan is sold, proceeds therefrom are payable in accordance with the priority of payments contained in the CLO indenture, and would not be paid to us as a holder of the CLO preferred shares until the principal, interest and any other amounts owing on the Class A and Class B notes are paid in full. The CLO indenture also provides that we may transfer or pledge our CLO preferred shares to a third party only if such transfer would not cause the LoanCore CLO to be treated as a foreign corporation engaged in a U.S. trade or business. As a result, the liquidity of assets held in the LoanCore CLO and our equity therein is limited.

We may be unable to finance additional mortgage loans or other senior participation interests in mortgage loans through the LoanCore CLO with proceeds from dispositions, payments or prepayments of commercial mortgage loans held in the LoanCore CLO.

Our existing portfolio is owned by the LoanCore CLO and is pledged as collateral for the notes issued by the LoanCore CLO. Upon the completion of this offering, our concurrent private offerings and our formation transactions, our only outstanding indebtedness will be the indebtedness of the LoanCore CLO, which had an outstanding principal balance of $340.0 million as of December 31, 2014, and $    million of borrowings under our anticipated master repurchase facilities (assuming the shares of our common stock are sold in this offering at $       per share) that will be drawn to pay the remaining portion of the purchase price for the JLC portfolio. Principal proceeds received from dispositions, payments or prepayments of commercial mortgage loans held in the LoanCore CLO may be reinvested in mortgage loans or other senior participation interests in mortgage loans (such as “A Notes”) until November 2015, subject to meeting certain specified criteria, including that, after giving effect to the applicable acquisitions, the coverage tests applicable to the LoanCore CLO continue to be satisfied, no event of default under the CLO indenture has occurred and is continuing and certain diversification (geographic and property-type), credit and other conditions are met. In addition, acquisitions are subject to not being disapproved by the holders of a majority of the aggregate outstanding principal amount of the Class A notes issued under the LoanCore CLO. For a more detailed description of the LoanCore CLO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” There can be no assurance that Class A note holders will not disapprove of the acquisition of additional mortgage loans or other senior participation interests in mortgage loans by the LoanCore CLO. In the event an acquisition is disapproved, it may not be possible for us to obtain other financing to acquire the related assets.

Our financing arrangements may require us to provide additional collateral or pay down debt.

Our current and future financing arrangements involve the risk that the market value of the assets pledged or sold by us to the provider of the financing may decline in value, in which case the lender or counterparty may require us to provide additional collateral or lead to margin calls that may require us to repay all or a portion of the funds advanced. We may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, including by selling assets at a time when we might not otherwise choose to do so, which we may not be able to achieve on favorable terms or at all. Posting additional margin would reduce our cash available to make other, higher yielding investments (thereby decreasing our return on equity). If we cannot meet these requirements, the lender or counterparty could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from it, which could materially and adversely affect us. In the case of repurchase transactions, if the value of the underlying security has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we will likely incur a loss on our repurchase transactions. In addition, if a lender or counterparty files for bankruptcy or becomes insolvent, our loans may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets. Such an event could restrict our access to financing and increase our cost of capital.

Interest rate fluctuations could increase our financing costs, which could materially and adversely affect us.

Our primary interest rate exposures relate to the yield on our loans and the financing cost of our debt, as well as any interest rate swaps utilized for hedging purposes. Changes in interest rates affect our net interest income, which is the difference between the interest income we earn on our interest-earning assets and the interest expense we incur in financing these assets. In a period of rising interest rates, our interest expense on floating rate debt would increase, while any additional interest income we earn on floating rate assets may not compensate for such increase in interest expense and the interest income we earn on fixed rate assets would not change. Similarly, in a period of declining interest rates, our interest income on floating rate assets would decrease, while any decrease in the interest we are charged on our floating rate debt may not compensate for such decrease in interest income and the interest expense we incur on our fixed rate debt would not change. Consequently, changes in interest rates may significantly influence our net income. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses, which could materially and adversely affect us. Changes in the level of interest rates also may affect our ability to originate or acquire loans, the value of our investments and our ability to realize gains from the disposition of assets. Moreover, changes in interest rates may affect borrower default rates.

Our investments may be subject to fluctuations in interest rates that may not be adequately protected, or protected at all, by our hedging strategies.

Our investments currently include loans with floating interest rates and, in the future, we anticipate will include loans with fixed interest rates. Floating rate investments earn interest at rates that adjust from time to time (typically, in our case, monthly) based upon an index (e.g., one-month LIBOR). These floating rate loans are insulated from changes in value specifically due to changes in interest rates; however, the interest they earn fluctuates based upon interest rates (e.g., one-month LIBOR) and, in a declining and/or low interest rate environment, these loans will earn lower rates of interest and this will impact our operating performance. Fixed interest rate investments, however, do not have adjusting interest rates and the relative value of the fixed cash flows from these investments will decrease as prevailing interest rates rise or increase as prevailing interest rates fall, causing potentially significant changes in value. Our Manager may employ various hedging strategies on our behalf to limit the effects of changes in interest rates (and in some cases credit spreads), including engaging in interest rate swaps, caps, floors and other interest rate derivative products. We believe that no strategy can completely insulate us from the risks associated with interest rate changes and there is a risk that they may provide no protection at all and potentially compound the impact of changes in interest rates. Hedging transactions involve certain additional risks such as counterparty risk, leverage risk, the legal enforceability of hedging contracts, the early repayment of hedged transactions and the risk that unanticipated and significant changes in interest rates may cause a significant loss of basis in the contract and a change in current period expense. We cannot make assurances that we will be able to enter into hedging transactions or that such hedging transactions will adequately protect us against the foregoing risks.

Our use of leverage may create a mismatch with the duration and index of the investments that we are financing.

We generally intend to structure our leverage such that we minimize the differences between the term of our investments and the leverage we use to finance such an investment. However, under certain circumstances, we may determine not to do so or we may otherwise be unable to do so. In the event that our leverage is for a shorter term than the financed investment, we may not be able to extend or find appropriate replacement leverage and that would have an adverse impact on our liquidity and our returns. In the event that our leverage is for a longer term than the financed investment, we may not be able to repay such leverage or replace the financed investment with an optimal substitute or at all, which would negatively impact our desired leveraged returns.

We generally attempt to structure our leverage such that we minimize the differences between the index of our investments and the index of our leverage (i.e., financing floating rate investments with floating rate leverage and fixed rate investments with fixed rate leverage). If such a product is not available to us from our lenders on reasonable terms, we may use hedging instruments to effectively create such a match. For example, in the case of future fixed rate investments, we may finance such an investment with floating rate leverage, but effectively convert all or a portion of the attendant leverage to fixed rate using hedging strategies.

Our attempts to mitigate such risk are subject to factors outside our control, such as the availability to us of favorable financing and hedging options, which is subject to a variety of factors, of which duration and term matching are only two. The risks of a duration mismatch are magnified by the potential for the extension of loans in order to maximize the likelihood and magnitude of their recovery value in the event the loans experience credit or performance challenges. Employment of this asset management practice would effectively extend the duration of our investments, while our liabilities have set maturity dates.

Any warehouse facilities that we may obtain in the future may limit our ability to originate or acquire assets, and we may incur losses if the collateral is liquidated.

We may utilize, if available, warehouse facilities pursuant to which we would accumulate loans in anticipation of a securitization or other financing, which assets would be pledged as collateral for such facilities until the securitization or other transaction is consummated. In order to borrow funds to originate or acquire assets under any future warehouse facilities, we expect that our lenders thereunder would have the right to review the potential assets for which we are seeking financing. We may be unable to obtain the consent of a lender to originate or acquire assets that we believe would be beneficial to us and we may be unable to obtain alternate financing for such assets. In addition, no assurance can be given that a securitization or other financing would be consummated with respect to the assets being warehoused. If the securitization or other financing is not consummated, the lender could demand repayment of the facility, and in the event that we were unable to timely repay, could liquidate the warehoused collateral and we would then have to pay any amount by which the original purchase price of the collateral assets exceeds its sale price, subject to negotiated caps, if any, on our exposure. In addition, regardless of whether the securitization or other financing is consummated, if any of the warehoused collateral is sold before the completion, we would have to bear any resulting loss on the sale.

We have used, and may continue to use, securitizations to finance our investments, which may expose us to risks that could result in losses.

Our predecessor financed the acquisition of our existing portfolio from JLC through the LoanCore CLO, and we may, to the extent consistent with the REIT requirements, seek to continue to securitize certain of our portfolio investments to generate cash for funding new investments. Such financing would involve creating a special purpose vehicle, contributing a pool of our investments to the entity, and selling interests in the entity on a non-recourse basis to purchasers (whom we would expect to be willing to accept a lower interest rate to invest in investment-grade loan pools). We would expect to retain all or a portion of the equity in the securitized pool of portfolio investments. We may use short-term facilities to finance the acquisition of securities until a sufficient quantity of securities had been accumulated, at which time we would refinance these facilities through a securitization, such as a CMBS, or issuance of CLOs, or the private placement of loan participations or other long-term financing. If we were to employ this strategy, we would be subject to the risk that we would not be able to acquire, during the period that our short-term facilities are available, a sufficient amount of eligible securities or loans to maximize the efficiency of a CMBS, CLO or private placement issuance. We also would be subject to the risk that we would not be able to obtain short-term credit facilities or would not be able to renew any short-term credit facilities after they expire should we find it necessary to extend our short-term credit facilities to allow more time to seek and acquire the necessary eligible securities for a long-term financing. The inability to consummate securitizations of our portfolio to finance our investments on a long-term basis could require us to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price, which could adversely affect our performance and our ability to grow our business. Additionally, the securitization of our portfolio might magnify our exposure to losses because any equity interest we retain in the issuing entity would be subordinate to the notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the notes experience any losses. The inability to securitize our portfolio may hurt our performance and our ability to grow our business. At the same time, the securitization of our portfolio investments might expose us to losses, as the residual portfolio investments in which we do not sell interests will tend to be riskier and more likely to generate losses.

We may be subject to losses arising from future guarantees of debt and contingent obligations of our subsidiaries or joint venture or co-investment partners.

We may guarantee the performance of our subsidiaries’ obligations, including, but not limited to, our repurchase agreements, derivative agreements and unsecured indebtedness. We may also agree to guarantee indebtedness incurred by a joint venture or co-investment partner. Such a guarantee may be on a joint and several basis with such joint venture or co-investment partner, in which case we may be liable in the event such partner defaults on its guarantee obligation. The non-performance of such obligations may cause losses to us in excess of the capital we initially may have invested or committed under such obligations and there is no assurance that we will have sufficient capital to cover any such losses.

Hedging may adversely affect our earnings, which could materially and adversely affect us.

Subject to maintaining our qualification as a REIT, we intend to pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates and fluctuations in currencies. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate and currency hedging may fail to protect or could adversely affect our earnings because, among other things:

•	interest, currency and/or credit hedging can be expensive and may result in us receiving less interest income;
•	available interest or currency rate hedges may not correspond directly with the interest rate or currency risk for which protection is sought;
•	due to a credit loss, prepayment or asset sale, the duration of the hedge may not match the duration of the related asset or liability;
•	the amount of income that a REIT may earn from hedging transactions (other than hedging transactions that satisfy certain requirements of the Internal Revenue Code or that are done through a TRS) to offset interest rate losses is limited by U.S. federal income tax provisions governing REITs;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;
•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay;
•	we may fail to recalculate, readjust and execute hedges in an efficient manner; and
•	legal, tax and regulatory changes could occur and may adversely affect our ability to pursue our hedging strategies and/or increase the costs of implementing such strategies.

Accordingly, any hedging activity in which we engage may materially and adversely affect us. While we may enter into such transactions seeking to reduce risks, unanticipated changes in interest rates, credit spreads or currencies may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio positions or liabilities being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

In addition, some hedging instruments involve risk because they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, we cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in significant losses. In addition, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions, and the business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default, which may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then-current market price.

We are subject to counterparty risk associated with our hedging activities.

We are subject to credit risk with respect to the counterparties to derivative contracts (whether a clearing corporation in the case of exchange-traded instruments or another third party in the case of over-the-counter instruments). If a counterparty becomes bankrupt or otherwise fails to perform its obligations under a derivative contract due to financial difficulties, we may experience significant delays in obtaining any recovery under the derivative contract in a dissolution, assignment for the benefit of creditors, liquidation, winding-up, bankruptcy, or other analogous proceeding. In addition, in the event of the insolvency of a counterparty to a derivative transaction, the derivative transaction would typically be terminated at its fair market value. If we are owed this fair market value in the termination of the derivative transaction and its claim is unsecured, we will be treated as a general creditor of such counterparty, and will not have any claim with respect to the underlying security. We may obtain only a limited recovery or may obtain no recovery in such circumstances. Counterparty risk with respect to certain exchange-traded and over-the-counter derivatives may be further complicated by recently enacted U.S. financial reform legislation.

We may enter into hedging transactions that could expose us to contingent liabilities in the future.

Subject to maintaining our qualification as a REIT, part of our investment strategies may involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (such as the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could materially and adversely affect us.

We may enter into certain hedging transactions or otherwise invest in certain derivative instruments coming within the regulatory jurisdiction of the U.S. Commodity Futures Trading Commission, or the CFTC. Maintaining relief from regulation as a commodity pool operator requires us to limit our exposure to such derivative instruments and may thus limit our ability to engage in certain transactions, even if doing so would otherwise be prudent and beneficial and if not doing so could have a material adverse effect on us.

Mortgage real estate investment trusts, or mREITs, that trade in commodity interest positions (including swaps) are considered commodity pools and the operators of such mREITs, absent relief from the CFTC, would be required to register as commodity pool operators, or CPOs, and to become members of the National Futures Association, or the NFA. Registration with the CFTC and membership in the NFA requires compliance with the NFA’s rules and renders such CPO subject to regulation by the CFTC, including with respect to disclosure, reporting, recordkeeping and business conduct.

The CFTC has provided relief from CPO registration to operators of mREITS, subject to certain conditions. Among the conditions of the relief are that REITs claiming the relief limit the initial margin and premiums required to establish commodity interest positions to no more than five percent of the fair market value of their total assets and limit the net income derived annually from their commodity interest positions that are not qualifying hedging transactions to less than five percent of their gross income. We may from time to time, directly or indirectly, invest in commodity interests for hedging or investment purposes. We intend to comply with the conditions of the CFTC relief, even if breaching the five percent thresholds, in particular with respect to initial margin and premiums required to establish commodity interest positions, would otherwise be prudent and beneficial to us and even if not breaching such thresholds could have a material adverse effect on us. Additionally, because we are not required to register as a CPO, we are not required to comply with CFTC regulations related to disclosure, recordkeeping and reporting or with the NFA business conduct rules.

Risks Related to our REIT Status and Certain Other Tax Items

If we fail to remain qualified as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

We currently intend to operate in a manner that is intended to allow us to continue to qualify as a REIT for U.S. federal income tax purposes. We have not requested nor obtained a ruling from the IRS as to our REIT qualification. Our qualification as a REIT depends on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair values of our investments, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements as described below. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in securities of other issuers will not cause a violation of the REIT requirements.

If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions made to our stockholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could materially and adversely affect us and the value of our common stock. Unless we were entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to domestic stockholders that are individuals, trusts and estates is currently 20%. Dividends payable by REITs, however, generally are taxed at the higher tax rates applicable to ordinary income. The preferential rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

Compliance with the REIT requirements may hinder our ability to grow, which could materially and adversely affect us.

We generally must distribute annually at least 90% of our taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to continue to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.

From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may be required to accrue income from mortgage loans, CMBS and other types of debt investments or interests in debt investments before we receive any payments of interest or principal on such assets. We may also acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower, with gain recognized by us to the extent that the principal amount of the modified debt exceeds our cost of purchasing it prior to modification.

We may also be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

As a result, we may find it difficult or impossible to meet distribution requirements from our ordinary operations in certain circumstances. In particular, where we experience differences in timing between the recognition of taxable income and the actual receipt of cash, the requirement to distribute a substantial portion of our taxable income could cause us to do any of the following in order to comply with the REIT requirements: (i) sell assets in adverse market conditions, (ii) raise funds on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt or (iv) make a taxable distribution of shares of our common stock. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could materially and adversely affect us.

We may choose to make distributions to our stockholders in our own stock, in which case our stockholders could be required to pay income taxes in excess of the cash dividends they receive.

We may in the future distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Taxable stockholders receiving such distributions will be required to include the full amount of the distribution as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sale proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we or the applicable withholding agent may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

It is unclear whether and to what extent we will be able to pay taxable dividends in cash and common stock. Moreover, various aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow, which could materially and adversely affect us.

Even if we remain qualified for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. In addition, in order to continue to meet the REIT qualification requirements, prevent the recognition of certain types of non-cash income or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold a significant amount of our investments through TRSs or other subsidiary corporations that will be subject to corporate-level income tax at regular rates. In addition, if we lend money to a TRS, the TRS may be unable to deduct all or a portion of the interest paid to us, which could result in an even higher corporate-level tax liability. Any of these taxes would reduce our cash flow, which could materially and adversely affect us.

Complying with REIT requirements may cause us to forego otherwise attractive investment opportunities.

To continue to qualify as a REIT for U.S. federal income tax purposes, we must satisfy ongoing tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts that we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution, and may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. In addition, in certain cases, the modification of a debt instrument could result in the conversion of the instrument from a qualifying real estate asset to a wholly or partially non-qualifying asset that must be contributed to a TRS or disposed of in order for us to maintain our REIT status. Compliance with the source-of-income requirements may also limit our ability to acquire debt instruments at a discount from their face amount. Thus, compliance with the REIT requirements may cause us to forego or, in certain cases, to maintain ownership of, otherwise attractive investment opportunities.

Complying with REIT requirements may force us to liquidate or restructure otherwise attractive investments.

To continue to qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of CMBS. The remainder of our investments in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or restructure otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

We may be required to report taxable income from certain investments in excess of the economic income we ultimately realize from them.

We may acquire debt instruments in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is generally reported as income when, and to the extent that, any payment of principal of the debt instrument is made. Payments on commercial mortgage loans are ordinarily made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions. In addition, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under applicable Treasury Regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed.

Moreover, some of the CMBS that we acquire may have been issued with original issue discount. We will be required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such CMBS will be made. If such CMBS turns out not to be fully collectible, an offsetting loss deduction will become available only in the later year that uncollectibility is provable.

Finally, in the event that any debt instruments or CMBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate CMBS at its stated rate regardless of whether corresponding cash payments are received or are ultimately collectible. In each case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Securitizations could result in the creation of taxable mortgage pools, or TMPs, for U.S. federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a TMP, we generally would not be adversely affected by the characterization of the securitization as a TMP. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the TMP. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we may incur a corporate level tax on a portion of our income from the TMP. In that case, we may reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

The tax on prohibited transactions limits our ability to engage in transactions, including certain methods of securitizing mortgage loans, which would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to dispose of or securitize loans in a manner that was treated as a sale of the loans for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans at the REIT level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us.

Our investments in construction loans will require us to make estimates about the fair value of land improvements that may be challenged by the IRS.

We may invest in construction loans, the interest from which will be qualifying income for purposes of the REIT income tests, provided that the loan value of the real property securing the construction loan is equal to or greater than the highest outstanding principal amount of the construction loan during any taxable year. For purposes of construction loans, the loan value of the real property is the fair value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) that will secure the loan and that are to be constructed from the proceeds of the loan. There can be no assurance that the IRS would not challenge our estimate of the loan value of the real property.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to continue to qualify as a REIT.

We intend to invest in mezzanine loans, for which the IRS has provided a safe harbor but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. We may acquire mezzanine loans that do not meet all of the requirements of this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests and, if such a challenge were sustained, we could fail to qualify as a REIT.

The failure of assets subject to repurchase agreements to qualify as real estate assets could adversely affect our ability to continue to qualify as a REIT.

We may enter into financing arrangements that are structured as sale and repurchase agreements pursuant to which we would nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase these assets at a later date in exchange for a purchase price. Economically, these agreements are financings which are secured by the assets sold pursuant thereto. We believe that we would be treated for REIT asset and income test purposes as the owner of the assets that are the subject of any such sale and repurchase agreement notwithstanding that such agreement may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the sale and repurchase agreement, in which case we could fail to continue to qualify as a REIT.

Liquidation of assets may jeopardize our REIT qualification or create additional tax liability for us.

To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge our liabilities. Any income from a properly identified hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we intend to limit our use of advantageous hedging techniques or implement those hedges through a domestic TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in such TRS.

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code.

Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to continue to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

New legislation or administrative or judicial action, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to remain qualified as a REIT.

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in us. The U.S. federal income tax rules dealing with REITs are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, which results in statutory changes as well as frequent revisions to regulations and interpretations. Revisions in U.S. federal tax laws and interpretations thereof could make it more difficult or impossible for us to continue to qualify as a REIT, thereby affecting or causing us to change our investments and commitments and affecting the tax considerations of an investment in us.

Risks Related to Our Organization and Structure

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the MGCL may have the effect of deterring a third party from making a proposal to acquire us or of inhibiting a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our then-outstanding voting capital stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding voting capital stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder. After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of our voting capital stock and (2) two-thirds of the votes entitled to be cast by holders of voting capital stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors will by resolution exempt any business combination between us and LoanCore Capital, LLC or any of its controlled affiliates.

The “control share” provisions of the MGCL provide that “control shares” of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the stockholder (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquiror of control shares, our officers and our personnel who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by LoanCore Capital, LLC and any of its controlled affiliates.

The “unsolicited takeover” provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement takeover defenses if we have a class of equity securities registered under the Exchange Act and at least three independent directors (which we will have upon the completion of this offering). These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of our company under the circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-current market price. Our charter contains a provision whereby we have elected to be subject to the provisions of Title 3,

Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Certain Provisions of Maryland Law and of our Charter and Bylaws—Business Combinations” and “Certain Provisions of Maryland Law and of our Charter and Bylaws—Control Share Acquisitions.”

The authorized but unissued shares of our common stock and preferred stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of our common stock and preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of shares of our capital stock or the number of shares of our capital stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of our common stock or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a class or series of common stock or preferred stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Ownership limitations may delay, defer or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% of the value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. Our board may grant an exemption prospectively or retroactively in its sole discretion, subject to such conditions, representations and undertakings as it may determine. These ownership limitations in our charter are common in REIT charters and are intended to provide added assurance of compliance with the tax law requirements, and to minimize administrative burdens. However, these ownership limits might also delay, defer or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders or result in the transfer of shares acquired in excess of the ownership limits to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares.

Our charter contains provisions that make removal of our directors difficult, which makes it more difficult for our stockholders to effect changes to our management and may prevent a change in control of our company that is in the best interests of our stockholders.

Our charter provides that a director may only be removed for cause upon the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast in the election of directors. Vacancies on our board of directors may be filled only by the affirmative vote of a majority of the directors remaining in office, even if less than a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies. These requirements make it more difficult for our stockholders to effect changes to our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

Upon the completion of this offering, our board of directors will be divided into three classes of directors. The initial terms of the directors will expire at the annual meetings of our stockholders held in 2016, 2017 and 2018, respectively. Directors of each class will be elected for three-year terms upon the expiration of their current terms, and each year one class of directors will be elected by our stockholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control of us, even though a tender offer or change in control might be in the best interests of our stockholders.

Our charter contains provisions that reduce duties of LoanCore, including our Manager, and certain of our directors and officers with respect to business opportunities.

Our charter provides that if LoanCore, including our Manager, or if any of our directors or officers who is also a director or officer of LoanCore, including our Manager, acquires knowledge of a potential business opportunity, we renounce any potential interest or expectancy in, or right to be offered or to participate in, such business opportunity to the maximum extent permitted from time to time by Maryland law, except for any business opportunity expressly communicated to a director or officer in his or her capacity as our director or officer. Accordingly, other than with respect to the foregoing exception, LoanCore, including our Manager, or any of our directors or officers who is also an officer, employee or agent of LoanCore, including our Manager, may hold and make use of any business opportunity or direct such opportunity to any person or entity other than us, and, as a result, those business opportunities may not be available to us.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Under Maryland law generally, a director must act in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter limits the liability of our directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under current Maryland law, our present and former directors and officers will not have any liability to us or our stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or
•	active and deliberate dishonesty by the director or officer that was established by a final judgment and was material to the cause of action adjudicated.

Our charter authorizes us to indemnify our directors and officers for actions taken by them in those and certain other capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party or witness by reason of his or her service to us. In addition, we may be obligated to pay or reimburse the expenses incurred by our directors and officers without requiring a preliminary determination of their entitlement to indemnification. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter and bylaws or that might exist with other companies, which could limit your recourse in the event of actions not in your best interests.

Risks Related to Our Common Stock and this Offering

There has been no public market for our common stock prior to this offering and an active trading market may not develop or be sustained following this offering, which may negatively affect the liquidity and market price of our common stock and make it difficult for investors to sell their shares on favorable terms when desired.

Shares of our common stock are newly-issued securities for which there is no established trading market. We have applied to list our common stock on the New York Stock Exchange under the symbol “LCRT.” However, there can be no assurance that an active trading market for our common stock will develop, or if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

Some of the factors that could negatively affect the market price of our common stock include:

•	our actual or projected operating results, financial condition, cash flows and liquidity, or changes in investment strategies or prospects;
•	changes in the value of our portfolio;

•	actual or perceived conflicts of interest with LoanCore, including our Manager, and its affiliates and personnel, including our officers, and Other LoanCore Vehicles;
•	equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;
•	loss of a major funding source;
•	actual or anticipated accounting problems;
•	publication of research reports about us or the commercial real estate industry;
•	adverse market reaction to additional indebtedness we incur or securities we may issue in the future;
•	additions to or departures of key personnel of LoanCore, including our Manager;
•	changes in market valuations or operating performance of companies comparable to us;
•	price and volume fluctuations in the overall stock market from time to time;
•	short-selling pressure with respect to shares of our common stock or REITs generally;
•	speculation in the press or investment community;
•	any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;
•	increases in market interest rates, which may lead investors to demand a higher distribution yield for our common stock, if we have begun to make distributions to our stockholders, and would result in increased interest expense on our debt;
•	failure to maintain our REIT qualification or exclusion from Investment Company Act regulation or listing on the New York Stock Exchange;
•	changes in law, regulatory policies or tax guidelines, or interpretations thereof, particularly with respect to REITs;
•	general market and economic conditions and trends, including inflationary concerns and the current state of the credit and capital markets; and
•	the other factors described under “Risk Factors.”

As noted above, market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate, if any, as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market price of our common stock.

The initial public offering price per share of our common stock offered under this prospectus may not accurately reflect the value of your investment.

Prior to this offering there has been no market for our common stock. The initial public offering price per share of our common stock offered by this prospectus was negotiated among us and the underwriters, and therefore may not accurately reflect the value of your investment. Factors considered in determining the price of our common stock include:

•	the history and prospects of commercial real estate finance companies;
•	prior offerings of those companies;
•	our prospects for originating and acquiring attractive investments in our target assets;
•	our capital structure;

•	an assessment of our officers and LoanCore, including our Manager, and their experience in commercial real estate finance;
•	general conditions of the securities markets at the time of this offering; and
•	other factors we and the underwriters deemed relevant.

You will experience immediate and substantial dilution from the purchase of our common stock in this offering.

The initial public offering price per share of our common stock is higher than the pro forma net tangible book value per share of our common stock outstanding upon the completion of this offering, our concurrent private offerings and our formation transactions. Accordingly, if you purchase common stock in this offering, you will experience immediate dilution of approximately $          per share of our common stock, based upon an assumed initial public offering price of $          per share. This means that investors that purchase shares of our common stock in this offering will pay a price per share that exceeds the pro forma net tangible book value per share of our assets. See “Dilution.”

Because a limited number of stockholders will own a substantial number of shares of our common stock upon the completion of this offering and our concurrent private offerings, they may make decisions or take actions that may be detrimental to your interests.

Concurrently with the completion of this offering, (1) certain members of our Manager’s senior management team and affiliates of LoanCore Capital, LLC will purchase an aggregate of $    million of shares of our common stock, (2) GICRE will purchase the lesser of (a) $    million of shares of our common stock and (b) a number of shares equal to    % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (excluding any shares that may be issued upon exercise of the underwriters’ over-allotment option), and (3) Jefferies Group will purchase $    million of shares of our common stock, in each case in separate private placements at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount. In addition, on the date of this prospectus, we expect to grant to our executive officers and other employees of our Manager an aggregate of              shares of restricted stock (or an aggregate of          shares of restricted stock if the underwriters exercise their over-allotment option in full). The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.

As a result of the foregoing, upon the completion of this offering, our concurrent private offerings and our formation transactions, the members of our Manager’s senior management team and the aforementioned affiliates of LoanCore Capital, LLC, collectively, GICRE and Jefferies Group will beneficially own, on a fully-diluted basis, approximately    %,    % and    %, respectively, of the outstanding shares of our common stock (or approximately    %,    % and    %, respectively, if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of $    per share.

In addition, effective upon the completion of this offering and our concurrent private offerings, we will enter into an investor rights agreement with GICRE pursuant to which, among other matters, GICRE will have the right to designate for nomination, and we will be required to nominate, one individual for election as a director for as long as GICRE beneficially owns 8.0% or more of the outstanding shares of our common stock (excluding shares that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). If the size of our board of directors is increased to twelve or more directors, GICRE will have the right to designate for nomination, and we will be required to nominate, two individuals for election as directors for as long as GICRE beneficially owns 8.0% or more of the outstanding shares of our common stock. In addition, in the event that a GICRE designee satisfies the listing standards for independence of the New York Stock Exchange and otherwise satisfies applicable qualifications under the New York Stock Exchange, such designee will be entitled to be a member of each committee and sub-committee of our board of directors. GICRE will agree to vote all shares of our common stock that it beneficially owns in favor of Mark Finerman, our chairman, chief executive officer and president, in any election in which Mr. Finerman is a director nominee. For as long as GICRE beneficially owns 8.0% or more of the outstanding shares of our common stock, each of Mr. Finerman and              will agree to vote all shares of our common stock that he beneficially owns in favor of the nominee(s) designated by GICRE in any election of directors in which GICRE has exercised its right to designate a director nominee.

GICRE will have a right, subject to certain exceptions, to purchase up to its pro rata share (based on its then-current ownership on a fully-diluted basis) of shares of our common stock that we sell in certain future offerings at the same price as the shares sold to other investors in those offerings.

We will also enter into an investor rights agreement with Jefferies Group pursuant to which, among other matters, Jefferies Group will have the right to designate for nomination, and we will be required to nominate, one individual for election as a director for as long as Jefferies Group beneficially owns    % or more of the outstanding shares of our common stock (excluding shares that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). In addition, in the event that the Jefferies Group designee satisfies the listing standards for independence of the New York Stock Exchange and otherwise satisfies applicable qualifications under the New York Stock Exchange, such designee will be entitled to be a member of each committee and sub-committee of our board of directors. Jefferies Group will agree to vote all shares of our common stock that it beneficially owns in favor of Mark Finerman, our chairman, chief executive officer and president, in any election in which Mr. Finerman is a director nominee. For as long as Jefferies Group beneficially owns        % or more of the outstanding shares of our common stock, each of Mr. Finerman and              will agree to vote all shares of our common stock that he beneficially owns in favor of the nominee designated by Jefferies Group in any election of directors in which Jefferies Group has exercised its right to designate a director nominee. See “Certain Relationships and Related Person Transactions—Investor Rights Agreements” for additional information regarding the investor rights agreements.

By virtue of their voting power, the respective rights of GICRE and Jefferies Group to designate nominees for election as members to our board of directors, the respective rights of GICRE’s and Jefferies Group’ board designee(s) (if all applicable requirements are satisfied) to be member(s) of our board committees, the respective voting agreements among Mark Finerman,              and each of GICRE and Jefferies Group, and GICRE’s preemptive right to purchase additional shares of our common stock in certain future offerings, these stockholders will have the power to significantly influence our business and affairs and will be able to influence the outcome of matters required to be submitted to stockholders for approval, including the election of our directors, amendments to our charter and mergers or sales of assets. For example, the respective voting agreements among Mr. Finerman,              and each of GICRE and Jefferies Group will make it more difficult for our other stockholders to remove and replace Mr. Finerman and the members of our board of directors designated for nomination by GICRE and Jefferies Group. The influence exerted by these stockholders over our business and affairs might not be consistent with the interests of some or all of our other stockholders. In addition, this concentration of ownership and influence may have the effect of delaying or preventing a change in control of our company, including transactions that would be in the best interests of our stockholders and would result in receipt of a premium to the price of our common stock, and might negatively affect the market price of our common stock.

Common stock eligible for future sale may have adverse effects on the market price of our common stock.

We are offering           shares of our common stock as described in this prospectus (excluding the underwriters’ over-allotment option to purchase up to an additional           shares of our common stock). In addition, assuming an initial public offering price of $    per share,

          shares of our common stock will be issued in our concurrent private offerings and, on the date of this prospectus, we expect to grant to our executive officers and other employees of our Manager an aggregate of           shares of restricted stock (or an aggregate of          shares of restricted stock if the underwriters exercise their over-allotment option in full). The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings. In addition, on the date of this prospectus, assuming an initial public offering price of $    per share, we expect to grant an aggregate of        shares of restricted stock to our independent directors under our equity incentive plan.

We, each of our executive officers and directors, our Manager, GICRE, Jefferies Group and any other purchaser in our concurrent private offerings will agree with the underwriters in this offering not to sell or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC, subject to limited exceptions. In addition, the purchasers in our concurrent private offerings will enter into substantially similar agreements with us, except that our prior written consent will be required to release these purchasers from the restrictions contained in these agreements. Assuming no exercise of the underwriters’ over-allotment option, approximately    % of our common stock outstanding, on a fully-diluted basis, upon the completion of this offering and our concurrent private offerings will be subject to lock-up agreements. When these lock-up periods expire, these shares of common stock will become eligible for resale, in some cases subject to the requirements of Rule 144 under the Securities Act, which are described under “Shares Eligible for Future Sale.”

Upon the completion of this offering and our concurrent private offerings, we will enter into a registration rights agreement with Mark Finerman, our chairman, chief executive officer and president,                , our                ,                , our                , affiliates of LoanCore Capital, LLC, GICRE and Jefferies Group with respect to the shares of our common stock that they are purchasing from us in our concurrent private offerings. We will also enter into a registration rights agreement with respect to any equity-based awards granted to our Manager under our equity incentive plan. In addition, we intend to file a registration statement on Form S-8 to register the issuance of the total number of shares of our common stock that may be issued under our equity incentive plan, other than to our Manager, including the initial grant of shares of restricted stock to our executive officers and other employees of our Manager and our independent directors, as described above. See “Shares Eligible for Future Sale—Registration Rights” and “Shares Eligible for Future Sale—Our Equity Incentive Plan.”

We cannot predict the effect, if any, of future issuances or sales of our common stock, or the availability of shares for future issuances or sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse. Issuances or sales of substantial amounts of common stock or the perception that such issuances or sales could occur may adversely affect the prevailing market price for our common stock.

After the completion of this offering and our concurrent private offerings, we may issue additional shares of restricted stock and other equity-based awards under our equity incentive plan. Also, we may issue additional shares of our common stock in subsequent public offerings or private placements to make new investments or for other purposes. Other than our obligation to offer GICRE the right to purchase up to its pro rata share (based on its then-current ownership on a fully-diluted basis) of shares of our common stock that we sell in certain future offerings pursuant to the investor rights agreement that we will enter into with GICRE upon the completion of this offering, we are not required to offer any such shares to existing stockholders on a preemptive basis. See “Description of Capital Stock—Preemptive Rights.” Therefore, it may not be possible for existing stockholders, other than GICRE, to participate in such future stock issuances, which may dilute the existing stockholders’ interests in us.

We have not established a minimum distribution payment level and we cannot assure you of our ability to pay distributions in the future.

We are generally required to distribute to our stockholders at least 90% of our REIT taxable income each year for us to qualify as a REIT under the Internal Revenue Code, which requirement we currently intend to satisfy through quarterly distributions of all or substantially all of our REIT taxable income in such year, subject to certain adjustments. We have not established a minimum distribution payment level and our ability to make distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. Distributions to our stockholders, if any, will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including our historical and projected results of operations, cash flows and financial condition, our financing covenants, maintenance of our REIT qualification, applicable provisions of the MGCL and such other factors as our board of directors deems relevant. We believe that a change in any one of the following factors could adversely affect our results of operations and impair our ability to make distributions to our stockholders:

•	the profitability of the investment of the net proceeds from this offering, including the acquisition of the JLC portfolio;
•	our ability to make attractive investments;
•	margin calls or other expenses that reduce our cash flow;
•	defaults in our asset portfolio or decreases in the value of our portfolio; and
•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

As a result, no assurance can be given that we will be able to make distributions to our stockholders at any time in the future or that the level of any distributions we do make to our stockholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect us.

In addition, distributions that we make to our stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for U.S. federal income tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock.

Future offerings of debt or equity securities, which would rank senior to our common stock, may reduce the market price of our common stock.

If we decide to issue debt or equity securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or effect of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are subject to various risks and uncertainties, including, without limitation, statements relating to the performance of our investments and our financing needs and arrangements. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe existing or future plans and strategies, contain projections of results of operations, liquidity and/or financial condition or state other forward-looking information. Our ability to predict future events or conditions or their impact or the actual effect of existing or future plans or strategies is inherently uncertain. Although we believe that such forward-looking statements are based on reasonable assumptions, actual results and performance in the future could differ materially from those set forth in or implied by such forward-looking statements. Factors that could have a material adverse effect on future results and performance relative to those set forth in or implied by the related forward-looking statements, as well as on our business, financial condition, liquidity, results of operations and prospects, include, but are not limited to:

•	the factors referenced in this prospectus, including those set forth under the section captioned “Risk Factors;”
•	the effects of adverse conditions or developments in the financial markets and the economy upon our ability to originate and selectively acquire commercial mortgage loans and other commercial real estate-related assets and to manage our investments;
•	the level and volatility of prevailing interest rates and credit spreads;
•	changes in our industry, interest rates, the debt or equity markets, the general economy or the commercial finance and the real estate markets specifically;
•	changes in our business, investment strategies or target assets;
•	general volatility of the markets in which we invest;
•	changes in the availability of attractive loan and other investment opportunities, whether they are due to competition, regulation or otherwise;
•	our ability to obtain and maintain financing arrangements on favorable terms, or at all;
•	the adequacy of collateral securing our investments and a decline in the fair value of our investments;
•	the timing of cash flows, if any, from our investments;
•	our ability to match the interest rates and maturities of our investments and indebtedness;
•	the operating performance, liquidity and financial condition of borrowers;
•	increased rates of default and/or decreased recovery rates on our investments;
•	changes in prepayment rates on our investments;
•	a downgrade in, or negative outlook on, the credit ratings assigned to our investments, or the anticipation of such action;
•	the availability of qualified personnel;
•	conflicts with LoanCore, including our Manager, and its affiliates and personnel, including our officers, and Other LoanCore Vehicles;
•	events, contemplated or otherwise, such as acts of God, including hurricanes, earthquakes, and other natural disasters, acts of war and/or terrorism and others that may cause unanticipated and uninsured performance declines and/or losses to us or the owners and operators of the real estate securing our investments;

•	impact of and changes in governmental regulations, tax laws and rates, accounting principles and policies and similar matters;
•	our ability to make distributions to our stockholders in the future at the level contemplated by our stockholders or the market generally, or at all;
•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes; and
•	our ability to maintain our exclusion from registration under the Investment Company Act.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views only as of the date of this prospectus. The risks summarized under “Risk Factors” and elsewhere in this prospectus could cause actual results and performance to differ materially from those set forth in or implied by our forward-looking statements.

Except as required by applicable law, we assume no obligation to update or otherwise revise any of our forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $    million (or approximately $    million if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of $    per share, after deducting the underwriting discount and estimated offering expenses payable by us.

Concurrently with the completion of this offering, (1) certain members of our Manager’s senior management team and affiliates of LoanCore Capital, LLC will purchase an aggregate of $    million of shares of our common stock, (2) GICRE will purchase the lesser of (a) $    million of shares of our common stock and (b) a number of shares equal to    % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (excluding any shares that may be issued upon exercise of the underwriters’ over-allotment option), and (3) Jefferies Group will purchase $    million of shares of our common stock, in each case in separate private placements at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount. Jefferies Group is an affiliate of both Jefferies Group LLC and Jefferies LLC, one of the underwriters in this offering.

We intend to use the net proceeds from this offering, together with the $    million in proceeds we expect to receive from our concurrent private offerings, to:

•	pay approximately $ million to repurchase all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund and approximately $0.1 million to redeem all of our predecessor’s outstanding 12.5% Series A Cumulative Non-Voting Preferred Shares; and
•	pay approximately $ million to fund a portion of the purchase price to acquire the JLC portfolio from JLC.

We intend to finance the balance of the purchase price for the JLC portfolio with a draw of approximately $    million under our anticipated master repurchase facilities.

As described below under “Business—Our Portfolio,” the consideration we are required to pay for our outstanding subordinate debt and shares of our common stock held by the DivCore Fund or the JLC portfolio, as the case may be, may change prior to the completion of this offering and, in the case of an increase, we intend to finance such increase through the net proceeds from this offering and our concurrent private offerings or additional borrowings under our anticipated master repurchase facilities.

As of the date of this prospectus, $106.7 million aggregate principal amount of our subordinate debt is outstanding. The subordinate debt bears interest at a rate of 12% per annum and is scheduled to mature in November 2032. As described above, the subordinate debt will be repurchased with a portion of the net proceeds from this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price of $    per share would (1) increase (decrease) the net proceeds to us from this offering by approximately $    million, assuming the number of shares of our common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us and (2) decrease (increase) our common stock sold in our concurrent private offerings, as well as our common stock issued and outstanding upon the completion of this offering, our concurrent private offerings and our formation transactions by           shares. The information discussed in this paragraph is illustrative only.

DISTRIBUTION POLICY

Following the completion of this offering, we intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. As a result, in order to satisfy the requirements for us to continue to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available therefor.

Distributions to our stockholders, if any, will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including our historical and projected results of operations, cash flows and financial condition, our financing covenants, maintenance of our REIT qualification, applicable provisions of the MGCL and such other factors as our board of directors deems relevant. Our results of operations, liquidity and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. See “Risk Factors.”

To the extent that in respect of any calendar year cash available for distribution is less than our cash flows from operating activities, we may be required to fund distributions from working capital or through equity, equity-related or debt financings or, in certain circumstances, asset sales, as to which our ability to consummate transactions in a timely manner on favorable terms, or at all, cannot be assured. In addition, we may choose to make a portion of a required distribution in the form of a taxable stock dividend to preserve our cash balance.

Currently, we have no intention to use the net proceeds from this offering or our concurrent private offerings to make distributions to holders of our common stock or to make distributions to holders of our common stock using shares of our common stock. See “Use of Proceeds.”

Distributions to our stockholders, if any, will be generally taxable to them as ordinary income, although a portion of our distributions may be designated by us as capital gain or qualified dividend income or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth the amount of distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. See “U.S. Federal Income Tax Considerations—Taxation of Stockholders.”

Our current financing arrangements contain, and our future financing arrangements will contain, covenants (financial and otherwise) affecting our ability, and, in certain cases, our subsidiaries’ ability, to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our stockholders and otherwise affect our operating policies. For a description of certain of the covenants applicable to the LoanCore CLO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

CAPITALIZATION

The following table sets forth our predecessor’s historical capitalization at December 31, 2014 and our pro forma capitalization at December 31, 2014, adjusted to give effect to:

•	the issuance and sale of shares of our common stock in this offering at an assumed initial public offering price of $ per share, after deducting the underwriting discount and estimated offering expenses payable by us, assuming the underwriters’ over-allotment option is not exercised;
•	the issuance and sale in our concurrent private offerings of (1) an aggregate of shares of our common stock to certain members of our Manager’s senior management team and affiliates of LoanCore Capital, LLC, (2) shares of our common stock to GICRE and (3) shares of our common stock to Jefferies Group, in each case in separate private placements at the initial public offering price per share in this offering (assumed to be $ per share) and without the payment of any underwriting discount;
•	the issuance of an aggregate of shares of our restricted stock to our executive officers and other employees of our Manager and our independent directors pursuant to our equity incentive plan (assuming an initial public offering price of $ per share); and
•	the use of the net proceeds from this offering and our concurrent private offerings as described in “Use of Proceeds,” borrowings of approximately $ million under our anticipated master repurchase facilities to finance the balance of the purchase price to acquire the JLC portfolio and the completion of our other formation transactions.

This table is unaudited and should be read in conjunction with “Use of Proceeds,” “Selected Financial Information,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Structure and Formation of our Company” and our predecessor’s consolidated historical financial statements and notes thereto, included elsewhere in this prospectus.

	As of December 31, 2014
	Actual	Pro Forma
	(in thousands, except share amounts)
Debt:
CLO notes payable – Class A	$285,000	$
CLO notes payable – Class B, net	54,782
Subordinate debt	106,666
Master repurchase facilities	—
Total debt	446,448
Shareholders’ capital and stockholders’ equity:
Common shareholders’ interest	57,364		—
12.5% Series A Cumulative Non-Voting Preferred Shares, $1,000 par value per share, 125 shares authorized and 125 shares issued and outstanding, actual; no shares authorized and no shares issued and outstanding, pro forma	100		—
Common stock, $0.01 par value per share; no shares authorized and no shares issued and outstanding, actual; 500,000,000 shares authorized and shares issued and outstanding, pro forma(1)(2)(3)	—
Preferred stock, $0.01 par value per share, no shares authorized and no shares issued and outstanding, actual; 100,000,000 shares authorized and no shares issued and outstanding, pro forma	—		—
Accumulated deficit	(656)
Additional paid-in capital(2)	—
Total shareholders’ capital	56,808		—
Total stockholders’ equity(2)	—
Total capitalization(2)	$503,256	$

(1)	Excludes (i) shares of our common stock issuable upon exercise of the underwriters’ over-allotment option in full and (ii) shares of our common stock reserved for future issuance under our equity incentive plan (assuming an initial public offering price of $ per share and that the underwriters’ over-allotment option is not exercised).
(2)	Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share would (i) increase (decrease) each of pro forma additional borrowings under our master repurchase facilities, paid-in capital, total stockholders’ equity and total capitalization by approximately $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us, and (ii) decrease (increase) our common stock sold in our concurrent private offerings, and our pro forma common stock issued and outstanding, by shares. The information discussed in this footnote is illustrative only.
(3)	The actual number of shares of restricted stock granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.

DILUTION

Purchasers of shares of our common stock in this offering will incur an immediate and substantial dilution in net tangible book value per share of their shares of our common stock from the initial public offering price per share, based on an assumed initial public offering price of $          per share.

The difference between the initial public offering price paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock as of December 31, 2014 after taking into account the completion of this offering, our concurrent private offerings and our formation transactions constitutes the dilution to purchasers in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the number of outstanding shares of our common stock.

As of December 31, 2014, our predecessor’s historical net tangible book value was approximately $    million. As of December 31, 2014, our pro forma net tangible book value after taking into account the completion of this offering, our concurrent private offerings and our formation transactions would have been approximately $      , or $    per share of our common stock (in each case, assuming an initial public offering price of $          per share and no exercise by the underwriters of their over-allotment option). This amount represents an immediate dilution in net tangible book value per share of approximately $    per share of our common stock to purchasers in this offering.

The following table illustrates the dilution to purchasers in this offering and our concurrent private offerings on a per share basis:

Assumed initial public offering price per share		$
Net tangible book value per share as of December 31, 2014	$
Pro forma net tangible book value per share after taking into account this offering, our concurrent private offerings and our formation transactions
Dilution per share to purchasers in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $    per share would increase (decrease) the pro forma net tangible book value per share after taking into account the completion of this offering, our concurrent private offerings and our formation transactions by $    per share and the dilution by $    per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. The information discussed in this paragraph is illustrative only.

If the underwriters’ over-allotment option is exercised in full, the following will occur:

•	the number of shares of our common stock held by purchasers in this offering will increase to shares, or approximately % of the total number of issued and outstanding shares of our common stock; and
•	the pro forma net tangible book value per share after taking into account the completion of this offering, our concurrent private offerings and our formation transactions will be approximately $ per share and the immediate dilution experienced by purchasers in this offering will be approximately $ per share.

SELECTED FINANCIAL INFORMATION

You should read the following historical financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our predecessor’s audited consolidated historical financial statements and the notes thereto. We have not presented historical information below for us because we have not had any corporate activity since our formation other than the issuance of 100 shares of common stock to LoanCore Capital, LLC in connection with our initial capitalization and because we believe a discussion of such information would not be meaningful.

The historical consolidated income statement information of our predecessor for the year ended December 31, 2014 and for the period November 6, 2013 (inception) to December 31, 2013 and the historical consolidated balance sheet information of our predecessor as of December 31, 2014 and 2013 have been derived from our predecessor’s audited consolidated historical financial statements, included elsewhere in this prospectus.

	Year Ended December 31, 2014	For the Period November 6, 2013 (Inception) to December 31, 2013
	(dollars in thousands)
STATEMENT OF OPERATIONS DATA:
Income from mortgage loans and collateralized loan receivable
Interest and related income	$29,554	$1,942
Less: Interest and related expenses	21,167	1,513
Net interest income	8,387	429
Expenses
Organization costs	—	567
General and administrative expenses	435	56
Total expenses	435	623
Net income (loss)	$7,952	$(194)
Dividends on preferred shares	15	—
Net Income (Loss) Attributable to Common Shareholders	$7,937	$(194)
	December 31, 2014	December 31, 2013
	(dollars in thousands)
BALANCE SHEET DATA (at period end):
Total assets	$504,427	$504,967
Total liabilities	447,619	447,797
Total equity	56,808	57,170

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma consolidated balance sheet as of December 31, 2014 presents our consolidated financial position giving pro forma effect to the completion of this offering, our concurrent private offerings and our formation transactions described under “Structure and Formation of our Company” and the use of the estimated net proceeds from this offering and our concurrent private offerings and borrowings under our anticipated master repurchase facilities as described under “Use of Proceeds” (collectively, the “Transactions”) as if such Transactions occurred on January 1, 2014.

The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the Transactions on the historical financial information of our predecessor. Our unaudited pro forma consolidated financial information should be read together with “Structure and Formation of our Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our predecessor’s historical consolidated financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect our financial position or results of operations that would have occurred had we been in existence or operated as a public company or otherwise during the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our financial position or results of operations had the Transactions occurred on the dates assumed. The unaudited pro forma consolidated financial information also does not project our financial position or results of operations for any future period or date.

The unaudited pro forma consolidated financial information reflects the manner in which we will account for the Transactions. It does not reflect any sale, prepayment or purchase of any commercial mortgage loan or other commercial real estate-related assets other than those acquired in the Transactions. The pro forma adjustments give effect to the following:

Merger Transaction:

•	Merger of our predecessor into us and the exchange of all of the common share interests of our predecessor for shares of our common stock.

Offerings:

•	Issuance and sale of shares of our common stock in this offering at an assumed initial public offering price of $ per share.
•	Issuance and sale of shares of our common stock in our concurrent private offerings at an offering price of $ per share, which is equal to the same price per share at which the shares of our common stock in this offering are assumed to be sold.
•	Redemption of our predecessor’s 12.5% Series A Cumulative Non-Voting Preferred Shares.

Acquisition of Our Subordinate Debt and Shares of Common Stock Held by the DivCore Fund:

•	Repurchase of $106.7 million of subordinate debt assumed by us in the aforementioned merger, plus accrued interest thereon.
•	Repurchase of shares of our common stock.

Acquisition of the JLC Portfolio:

•	Acquisition of commercial mortgage loans with an outstanding principal balance of $554.0 million for a purchase price of $554.0 million.
•	Borrowings of $266.0 million under our anticipated master repurchase facilities. In the event the initial public offering price is less than the assumed initial public offering price of $ per share, we intend to increase borrowings under our master repurchase facilities in order to finance the balance of the purchase price for the JLC portfolio, which would result in additional interest expense.

Other Pro Forma Adjustments

•	Grant of shares of restricted stock to our executive officers, other employees of our Manager and our independent directors.
•	Enter into management agreement.

The unaudited pro forma consolidated financial information presented assumes no exercise by the underwriters of their over-allotment option to purchase up to an additional     shares of our common stock from us.

The unaudited pro forma consolidated financial information does not contemplate certain amounts that are not readily determinable, such as additional general and administrative expenses that are probable to be incurred by us as a public company and interest income that would be earned on cash balances.

LoanCore Realty Trust, Inc.

Pro Forma Consolidated Balance Sheet
December 31, 2014
(in thousands, except per share data)

	DivCore Subordinate Debt Club I REIT Holdings, LLC Actual	Merger Transaction	The Offerings	Acquisition of Subordinate Debt and Shares of Common Stock held by DivCore Fund		Acquisition of JLC Portfolio		Other Pro Forma Adjustments		LoanCore Realty Trust, Inc. Pro Forma
	(A)	(B)	(C)	(D)		(E)		(F)
Assets
Cash and cash equivalents	$95	$	$		$(106,666)		$(259,551)	$		$
Restricted cash	150,644
Mortgage loans receivable, net	307,814						554,000		(2,988)
Collateralized loan receivable	41,500
Deferred financing costs, net	2,949
Interest receivable	1,425
Goodwill
Total Assets	$504,427	$	$		$(106,666)		$294,448		$(2,988)	$

Liabilities and Shareholders’ Capital
Notes payable - Class A	$285,000	$	$	$		$		$		$
Notes payable - Class B, net	54,782
Subordinate debt	106,666				(106,666)
Anticipated master repurchase facilities	—						266,000
Interest payable	981
Accrued expenses	190
Total Liabilities	$447,619	$	$—		$(106,666)		$266,000		$—	$

Shareholders’ Equity
Series A cumulative non-voting preferred shares, $1,000 par value per share, 125 shares authorized, issued and outstanding	$100	$	$	$		$		$		$
Common shareholders’ interest	57,364
Common stock, $0.01 par value per share 500,000,000 shares authorized, shares issued and outstanding on a pro forma basis	—
Additional paid-in capital	—
Accumulated deficit	(656)						28,448		(2,988)
Treasury stock
Total Shareholders’ Equity	$56,808	$	$	$			$28,448		$(2,988)	$
Total Liabilities and Shareholders’ Equity	$504,427	$	$		$(106,666)		$294,448		$(2,988)	$

(A)	Reflects our predecessor’s historical consolidated balance sheet.
(B)	Reflects the merger transaction and the exchange of all of the common share interests of our predecessor for shares of our common stock. Our predecessor will merge with and into us, with us being the survivor in the merger. Accordingly, pursuant to Accounting Standards Codification, or ASC, 805, Business Combinations, after the merger, we will reflect the assets and liabilities of our predecessor at their fair value. Below reflects the allocation of the purchase price.

Purchase Price(1)	$

Allocation of purchase price
Cash and cash equivalents		95
Restricted cash		150,644
Mortgage loans receivable, net		307,814
Collateralized loan receivable		41,500
Interest receivable		1,425

Notes payable - Class A		285,000
Notes payable - Class B, net		54,782
Subordinate debt		106,666
Interest payable		981
Accrued expenses		190
Preferred stock		125
Net Assets		53,734

(Excess)/Deficit of the fair value of net assets acquired over the purchase price	$

(1)	The purchase price reflects shares of our common stock issued at a price of $ per share.
(C)	Represents an adjustment to Shareholders’ equity reflecting the following:

Offerings

Proceeds from this offering and our concurrent private offerings	$
Less costs associated with this offering and our concurrent private offerings:
Underwriters’ discount	$
Other costs	$
Increase to Shareholders’ equity	$

Redemption of our predecessor’s 12.5% Series A

Cumulative Non-Voting Preferred Shares		$125
Preferred shares 10% redemption premium		$13
Use of cash proceeds		$138
(D)	Reflects the repurchase of our outstanding subordinate debt and the repurchase of our common stock held by the DivCore Fund:
Repurchase of subordinate debt		$106,666
Accrued interest on subordinate debt	$
Repurchase of our common stock accounted for as treasury share purchases and recorded at the amount paid	$
(E)	Reflects the acquisition of 12 commercial mortgage loans from JLC. The acquisition will be accounted for as a sale in accordance with ASC 860, Transfers and Servicing. The commercial mortgage loans will be recorded at fair value with applicable premiums/discounts being amortized into interest income using the effective interest method.
Mortgage loans principal balance	$554,000
Mortgage loans premiums and discounts, net	$—
Mortgage loans, at fair value	$554,000
Less: Anticipated master repurchase facilities	$266,000
Use of cash proceeds	$288,000

Net interest income of $28,448 is included as an adjustment in cash and cash equivalents. As a REIT, we will be required to distribute, at a minimum, an amount equal to 90% of our REIT taxable income and, accordingly, the majority of this cash would most likely be distributed to our stockholders.

(F)	Other pro forma adjustments
(a)	Stock Based Compensation – Our Executive Officers and Other Employees of our Manager:

Before the completion of this offering, we will issue              shares of restricted stock to our executive officers and other employees of our Manager pursuant to our equity incentive plan. The value of the shares of restricted stock issued to our executive officers and other employees of our Manager is based upon the estimated fair value of such awards at the date of grant and remeasured each reporting period for unvested awards. The shares of restricted stock issued will vest ratably over a three-year period. The net effect on Shareholders’ equity at December 31, 2014 is $             .

Stock Based Compensation – Independent Directors’ Shares

Reflects unamortized balance of stock based compensation related to the issuance of              shares of restricted stock to our independent directors pursuant to our equity incentive plan (the “Directors’ Shares”). The Directors’ Shares issued will vest over a    -year period. The adjustment is calculated as follows:

Total Directors’ Shares to be issued:
Price per share	$
Total value of Directors’ Shares issued	$
Unamortized stock based compensation	$
Net effect on Shareholders’ equity at December 31, 2014	$
(b)	Remeasurement of the two commercial mortgage loans denominated in British pounds:
Loan	Amount of Loan at January 1, 2014	Amount of Loan at December 31, 2014
Commercial mortgage loans	31,153	31,153
Exchange rate	1.65	1.56
Loan balance in USD	$51,550	$48,562
Foreign exchange (gain) or loss for period		$2,988

LoanCore Realty Trust, Inc.

Pro Forma Consolidated Statement of Operations
Year Ended December 31, 2014
(in thousands, except per share data)

	DivCore Subordinate Debt Club I REIT Holdings, LLC Actual	Acquisition of JLC Portfolio	Stock Based Compensation	Other Pro Forma Adjustments	LoanCore Realty Trust, Inc. Pro Forma
	(AA)	(BB)	(CC)	(DD)	(EE)
Income from mortgage loans and collateralized loan receivable
Interest and related income	$29,554	$35,609	$	$	$
Less: Interest and related expenses	21,167	7,161		(13,105)
Net interest income	8,387	28,448	—	—

Expenses
Asset management fee to affiliate	—			7,574
Incentive fee to affiliate	—			1,312
General and administrative expenses	435
Total expenses	435	—	—	8,886

Income (loss) from operations	7,952	28,448	—	4,219

Unrealized exchange gains (losses)				(2,988)

Consolidated net income	7,952	28,448		1,231

Dividends on preferred shares	15			13

Net Income (Loss) Attributable to Common Shareholders	$7,937	$28,448	$—	$1,219	$

Pro Forma basic/diluted income per share (FF)					$

(AA)	Reflects our predecessor’s historical consolidated statement of operations.
(BB)	Reflects the recognition of interest income and interest expense related to the acquisition of the JLC portfolio:
Investment	Number	Outstanding Principal Balance	Weighted Average Cash Coupon	Interest Income(1)	Amortization of Premiums/ Discounts	Interest Expense(2)
Floating Rate Mortgage Loans:
Total Portfolio	12	$544,000	6.36%	$35,609	$—	$7,161

(1)	Reflects interest income as if the commercial mortgage loans were originated on January 1, 2014.
(2)	Assumes $266,000 of borrowings, as of January 1, 2014, under the anticipated master repurchase facilities using an interest rate of one-month LIBOR plus 2.5%.
(CC)	Reflects stock based compensation expense related to:

Stock based compensation in connection with the issuance of           shares of restricted stock to our executive officers, other employees of our Manager and our independent directors under our equity incentive plan.

Total shares of restricted stock to be issued
Value per share of restricted stock	$
Total unamortized stock based compensation to be amortized over a three-year vesting period, in the case of our executive officers and other employees of our Manager, and a -year vesting period, in the case of our independent directors	$
Amortization - for the year ended December 31, 2014	$

(DD)	Reflects other pro forma adjustments detailed below:
(a)	Reflects decrease in interest expense related to the repurchase of the subordinate debt and the interest expense related to the amortization of deferred financing costs, which were written off in the merger	$13,105
(b)	Base management fee:	$7,574
	The base management fee is equal to the greater of: (i) $250,000 per year ($62,500 per quarter) and (ii) 1.50% per year (0.375% per quarter) of our Equity as defined in our management agreement.
(c)	Incentive compensation:	$1,312

The incentive compensation is equal to the difference between (1) the product of (a) 20% and (b) the difference between (i) our Core Earnings for the most recent 12-month period (or such lesser number of completed calendar quarters, if applicable), including the calendar quarter (or part thereof) for which the calculation of incentive compensation is being made (the “applicable period”), and (ii) the product of (A) our Equity in the most recent 12-month period (or such lesser number of completed calendar quarters, if applicable), including the applicable period, and (B) 7% per annum, and (2) the sum of any incentive compensation paid to our Manager with respect to the first three calendar quarters of the most recent 12-month period (or such lesser number of completed calendar quarters preceding the applicable period, if applicable); provided, however, that no incentive compensation shall be payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters (or such lesser number of completed calendar quarters from the completion of this offering) is greater than zero.

			Pro Forma Incentive Compensation (dollars in thousands)
			Actual	Increase of 20% in Net Income	Decrease of 20% in Net Income
The product of (A) and (B), which is	(A	)	20%	20%	20%
the difference between Core Earnings and 7% of Equity ((i)-(ii))	(B	)	x6,558	x12,240	x(1,394)
Incentive fee			$1,312	$2,448	$—
Core Earnings
Net income			37,604	42,677	30,084
Realized gain/(loss) excluded from net income			—	—	—
Equity based compensation			—	—	—
Incentive compensation			1,312	2,448	—
Depreciation and amortization			—	—	—
Unrealized gains/ (loss)			(2,988)	(2,988)	(2,988)
One-time non-cash items			—	—	—
Core Earnings (i)			$41,904	$48,113	$33,071

Equity			$504,948	$512,469	$492,355
			x7%	x7%	x7%
Hurdle (ii)			$35,346	$35,873	$34,465
(EE)	Our predecessor made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with its initial taxable year ended December 31, 2013. As part of our formation transactions, our predecessor will merge with and into us, with us being the survivor in the merger. For U.S. federal income tax purposes, as a result of their merger, we will be treated as a continuation of our predecessor. Accordingly, we will be considered to have made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with our predecessor’s initial taxable year ended December 31, 2013. Therefore, no pro forma income tax adjustment has been made to the pro forma consolidated statement of operations for the year ended December 31, 2014.
(FF)	Basic earnings (loss) per share:
	For the Year Ended December 31, 2014
Pro forma net income (loss)		$37,604
Pro forma weighted average shares of common stock outstanding
Pro forma basic income (loss) per share	$

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the audited consolidated financial statements of DivCore Subordinate Debt Club I REIT Holding, LLC, our predecessor, and notes as of December 31, 2014 and December 31, 2013 and for the year ended December 31, 2014 and the period November 6, 2013 (inception) to December 31, 2013 appearing elsewhere in this prospectus. In addition, where specified, the following discussion and analysis includes analysis of the effects of this offering, our concurrent private offerings and our formation transactions. These effects are generally reflected above in “Unaudited Pro Forma Consolidated Financial Information.” Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our business and investment strategies, statements regarding the outlook on the commercial real estate finance sector, our expectations regarding the future performance of our business and the other non-historical statements contained herein, are forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.” You should also review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results or performance to differ materially from those set forth in or implied by such forward-looking statements.

Overview

We are a commercial real estate finance company that originates, invests in and manages commercial mortgage loans and other commercial real estate-related assets. Our objective is to provide attractive long-term returns to our investors through distributions and capital appreciation. To meet our objective, we focus primarily on originating and selectively acquiring commercial mortgage loans that are secured by institutional quality commercial real estate located in in-fill locations that we generally intend to hold for long-term investment.

Since our predecessor’s inception, we have been managed by an affiliate of LoanCore Capital, LLC, a leading originator of commercial mortgage loans founded by Mark Finerman, our chairman, chief executive officer and president. We believe that we will benefit significantly from our relationship with LoanCore, whose long-standing strategic relationships, combined with its network of seasoned loan originators, are expected to continue to generate an attractive pipeline of investment opportunities for us in our target markets. We also expect to capitalize on attractive opportunities arising from favorable market conditions for non-bank financial institutions, fueled by the reduced participation of traditional financial institutions in the supply of commercial real estate debt capital structured to meet the needs of particular borrowers and the expected increase in demand from borrowers for such financings. In particular, we believe there is a significant current opportunity to finance commercial real estate assets exhibiting strong fundamentals but requiring more customized loan products than traditional lenders are pursuing in today’s market.

Effective upon the completion of this offering, we will be externally managed and advised by LoanCore Advisors, LLC, a wholly-owned subsidiary of LoanCore Capital, LLC. LoanCore was established in 2008 as an asset manager focused exclusively on commercial mortgage loans and other commercial real estate-related assets.

Our predecessor was established in 2013 as a wholly-owned subsidiary of the DivCore Fund, a private investment fund with equity commitments of $331.6 million. Since our predecessor’s inception, we have invested approximately $649.5 million in commercial real estate loans and, as of December 31, 2014, our portfolio was comprised of $349.3 million outstanding principal balance of such loans. As part of our formation transactions, we will use $    million of the net proceeds from this offering (subject to adjustment as discussed below) to repurchase all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund. We will also use $    million of the net proceeds from this offering and our concurrent private offerings and $    million in borrowings under our anticipated master repurchase facilities to acquire from JLC the JLC portfolio of $    million outstanding principal balance of commercial real estate loans (subject to adjustment as discussed below).

Formation Transactions

We have not had any corporate activity since our formation, other than the issuance of 100 shares of our common stock to LoanCore Capital, LLC in connection with our initial capitalization. Accordingly, we believe that a discussion of our historical operations would not be meaningful, and we have therefore set forth below a discussion regarding the historical operations of our predecessor.

Prior to or concurrently with the completion of this offering and our concurrent private offerings, we will engage in the following formation transactions that are designed to consolidate the ownership of our assets, effectuate this offering and our concurrent private offerings and enable us to continue to qualify as a REIT for U.S. federal income tax purposes.

•	We will enter into our management agreement with our Manager effective upon the completion of this offering.
•	DivCore Subordinate Debt Club I REIT Holding, LLC, our predecessor, will merge with and into LoanCore Realty Trust, Inc., with LoanCore Realty Trust, Inc. as the survivor in the merger. Our predecessor holds all of the outstanding CLO preferred shares and CLO common shares, and the LoanCore CLO holds our existing portfolio.
•	In connection with the merger, all of the common share interests of our predecessor, which are held by the DivCore Fund, will be exchanged for shares of our common stock and we will succeed to the obligations of the subordinate debt that our predecessor previously issued to the DivCore Fund. For a discussion of the subordinate debt and the common share interests of our predecessor, see “—Liquidity and Capital Resources.”
•	As a result of the merger, we will succeed to the ownership of the LoanCore CLO, which will continue in existence.
•	We will use $ million of the net proceeds from this offering to repurchase all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund. As described below under “Business—Our Portfolio,” the consideration we are required to pay for such subordinate debt and shares of our common stock may change prior to the completion of this offering as a result of the amount of accrued interest earned on our existing portfolio. Following such repurchase, the subordinate debt will be retired.
•	The DivCore Fund will distribute the proceeds it receives from such repurchase to its partners, including an affiliate of GICRE, Mark Finerman, our chairman, chief executive officer and president, and Jordan Bock, our chief investment officer.
•	An affiliate of GICRE will receive $ of such distributions. GICRE will then purchase the lesser of (1) $ million of shares of our common stock and (2) a number of shares equal to % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (excluding any shares that may be issued upon exercise of the underwriters’ over-allotment option), in a concurrent private offering at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount.
•	Mark Finerman and Mr. Bock will receive $ and $ of such distributions, respectively. Mr. Finerman, , and affiliates of LoanCore Capital, LLC will purchase $ , $ , $ and $ of shares of our common stock, respectively, in separate private placements at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount.
•	We will use $0.1 million of the net proceeds from this offering and our concurrent private offerings to redeem all of the outstanding 12.5% Series A Cumulative Non-Voting Preferred Shares of our predecessor.

•	The DivCore Fund will be terminated, as will the investment advisory agreement among the DivCore Fund, our predecessor and DivCore Advisors, an affiliate of LoanCore Capital, LLC and our Manager.
•	DivCore Advisors will continue to serve as the collateral manager to the LoanCore CLO pursuant to a collateral management agreement. In such capacity, DivCore Advisors is entitled to receive a monthly fee equal to 0.05% per annum of the sum of the aggregate collateral balance of the LoanCore CLO. Previously, DivCore Advisors waived its entitlement to this fee and agreed to continue to waive its entitlement to this fee for so long as we are managed by our Manager.
•	We will use approximately $ million of the net proceeds from this offering and our concurrent private offerings and $ million in borrowings under our anticipated master repurchase facilities to acquire the JLC portfolio from JLC. As described below under “Business—Our Portfolio,” the consideration we are required to pay for the JLC portfolio may change prior to the completion of this offering as a result of the amount of accrued interest earned on the JLC portfolio and will decrease in the event one or more of the loans in the JLC portfolio is prepaid.
•	We expect to grant to our executive officers and other employees of our Manager an aggregate number of shares of restricted stock equal to % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (including any shares that may be issued upon exercise of the underwriters’ over-allotment option) under our equity incentive plan on the date of this prospectus (equal to an aggregate of shares of restricted stock, or an aggregate of shares of restricted stock if the underwriters exercise their over-allotment option in full). The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.
•	We expect to grant $ of shares of restricted stock to each of our independent directors under our equity incentive plan on the date of this prospectus (or shares of restricted stock based upon an assumed initial public offering price of $ per share).
•	We will repurchase the 100 shares of our common stock previously issued to LoanCore Capital, LLC in connection with our initial capitalization for an aggregate purchase price of $1,000, which is the same price that LoanCore Capital, LLC previously paid for these shares.

Basis of Presentation

The results of our predecessor for the periods presented are not necessarily indicative of our results to be expected for any subsequent period. We have elected to be taxed as a REIT for U.S. federal income tax purposes, commencing with our predecessor’s initial taxable year ended December 31, 2013. Our qualification as a REIT depends on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. To comply with these requirements, we may modify the composition of our income and assets on an ongoing basis. We also intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act. Complying with provisions that allow us to avoid the consequences of registration under the Investment Company Act may at times require us to forego otherwise attractive opportunities and limit the manner in which we conduct our operations.

Factors Impacting Our Operating Results and Cash Flows

We believe that our operating results and cash flows are affected by a number of factors, including the items discussed below.

Performance of Commercial Real Estate Market.   Our business is dependent on the general demand for, and value of, commercial real estate and related services, which are sensitive to economic conditions. Demand for commercial real estate generally increases during stronger economic environments, resulting in increased property values, transaction volumes and loan origination volumes. During weaker economic environments, commercial real estate may experience higher property vacancies, lower demand and reduced values. These conditions can result in lower property transaction volumes and loan originations.

Changes in Market Interest Rates.   With respect to our business operations, increases in interest rates, in general, may over time cause:

•	the interest expense associated with our borrowings to increase;
•	the value of our commercial mortgage loans and other commercial real estate-related assets to decline;
•	interest on our floating rate commercial mortgage loans and other floating rate commercial real estate-related assets to reset, although on a delayed basis, to higher rates;
•	to the extent applicable under the terms of our investments, slower prepayments on our commercial mortgage loans and other commercial real estate-related assets, thereby slowing the amortization of our premiums and the accretion of our discounts;
•	our commercial mortgage loans and other commercial real estate-related assets in the future to bear interest at higher rates, in the case of originations, or higher effective rates, in the case of acquisitions; and
•	to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to increase.

Conversely, decreases in interest rates, in general, may over time cause:

•	the interest expense associated with our borrowings to decrease;
•	the value of our commercial mortgage loans and other commercial real estate-related assets to increase;
•	interest on our floating rate commercial mortgage loans and other floating rate commercial real estate-related assets to reset, possibly on a delayed basis, to lower rates;
•	to the extent applicable under the terms of our investments, an increase in prepayments on our commercial mortgage loans and other floating rate commercial real estate-related assets, thereby accelerating the amortization of our premiums and the accretion of our discounts;
•	our commercial mortgage loans and other commercial real estate-related assets in the future to bear interest at lower rates, in the case of originations, or lower effective rates, in the case of acquisitions; and
•	to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to decrease.

Size of Portfolio.   The size of our investment portfolio, as measured by the outstanding principal balance of our commercial mortgage loans and our other commercial real estate-related assets, is also a key revenue driver. Generally, as the size of our portfolio grows, the amount of interest income we receive increases. A larger portfolio, however, may result in increased expenses as we may incur additional interest expense to finance the origination and acquisition of our investments.

Our Portfolio

On December 6, 2013, the LoanCore CLO issued debt and equity for the purpose of financing its acquisition of a pool of floating rate loans from JLC. See “—Liquidity and Capital Resources—Overview—LoanCore CLO” below for a detailed description of the LoanCore CLO. The LoanCore CLO used the aggregate proceeds to acquire 13 floating rate loans collateralized by commercial real estate with an aggregate face value of $420.9 million, including $16.4 million of future funding obligations. These initial mortgage loans consisted of whole loans or senior participation mortgage loans that are collateralized by commercial real estate in the United States.

The LoanCore CLO used the remaining balance of the LoanCore CLO’s unused proceeds of $79.1 million at December 31, 2013 within the allotted time to acquire the remainder of the portfolio, which we refer to as the Ramp-Up. The Ramp-Up period commenced on December 6, 2013 and expired on June 4, 2014. On February 6, 2014, the LoanCore CLO purchased a mortgage loan from JLC in the amount of $28.0 million using Ramp-Up proceeds. On May 30, 2014, using Ramp-Up proceeds, the LoanCore CLO purchased from JLC a collateralized loan receivable with a principal balance of $41.5 million and a $4.0 million future funding obligation. The LoanCore CLO allocated the remaining balance of the Ramp-Up proceeds on June 4, 2014 to upsize one investment already held in the portfolio in the amount of $5.5 million.

Under the terms of the CLO indenture, principal proceeds received from dispositions, payments or prepayments of the LoanCore CLO’s investments may be reinvested until November 2015, subject to meeting certain specified criteria. During the year ended December 31, 2014, five commercial mortgage loans were prepaid, resulting in the LoanCore CLO reinvestment balance increasing by $144.6 million. Subsequent to December 31, 2014 through April 3, 2015, we acquired three collateralized loan receivables and one first mortgage loan for an aggregate purchase price of $149.6 million through the reinvestment of proceeds received from prepayments of first mortgage loans held in the LoanCore CLO, and our reinvestment balance as of April 3, 2015 was $38.5 million. Our Manager intends to use the reinvestment balance to acquire additional commercial mortgage loans before November 2015.

As of December 31, 2014, our existing portfolio consisted of 10 commercial real estate loans, all of which were floating rate loans, with an outstanding principal balance of $349.3 million, 67.8% of which were secured by real estate located in California and New York. Moreover, as of December 31, 2014, our existing portfolio had a weighted average yield to fully extended maturity of one-month LIBOR plus 6.61% and a weighted average LTV of 63.4%.

The table below sets forth an overview of our existing portfolio as of December 31, 2014 (dollars in thousands):

Property Type First Mortgage Loan	Additional Loan Details (in sq. ft. except as indicated)	Location	Outstanding Principal Balance	Stated Maturity Date	Yield to Stated Maturity(1)(2)	Fully Extended Maturity Date(3)	Yield to Fully Extended Maturity(1)(4)	LTV(5)
Mixed Use (Retail/Office)	247,587	MA	$58,014	4/9/2017	L+6.05%	4/9/18	L+6.19%	72.0%
Office	209,901	NY	55,000	3/9/2016	L+5.75	3/9/18	L+6.35	64.7
Retail	81,460	NY	41,500	7/9/2016	L+4.50	1/9/18	L+4.66	38.8
Manufactured Housing	256 pads	CA	41,000	7/9/2016	L+6.75	7/9/18	L+6.95	71.7
Mixed Use (Industrial/Office/Retail)	562,407	CA	35,400	6/9/2016	L+5.75	6/9/18	L+6.17	57.6
Office	60,133	CA	28,321	10/9/2015	L+7.00	10/9/17	L+8.56	62.5
Retail	291,052	WA	27,500	6/9/2015	L+6.50	6/9/16	L+6.85	76.4
Office	317,283	NC	27,000	1/9/2016	L+8.00	1/9/18	L+8.65	68.4
Retail	32,750	CA	25,000	6/9/2015	L+5.89	6/9/17	L+7.08	55.9
Multifamily	24,350	NY	10,550	7/9/2016	L+5.40	7/9/18	L+5.73	67.4
Total Portfolio/Weighted Average			$349,285		L+6.10%		L+6.61%	63.4%

(1)	All of the loans were floating rate loans indexed to one-month LIBOR as of December 31, 2014; however, certain of our loans earn a minimum LIBOR floor ranging from 0.20% to 0.50%.
(2)	Yield to stated maturity is calculated based on the cost of the loan and its contractual cash flows to the stated maturity date, assuming no prepayments. Yield to stated maturity would differ if loans are repaid earlier.
(3)	Fully extended maturity date assumes all extension options are exercised.
(4)	Yield to fully extended maturity is calculated based on the cost of the loan and its contractual cash flows (including extension fees), assuming full extension of loan maturities by the borrower and no defaults or prepayments. Yield to fully extended maturity would differ if loans are repaid earlier.
(5)	LTV is calculated as the total outstanding principal balance of the loan plus any financing that is pari passu with or senior to the loan as of December 31, 2014, divided by the applicable stabilized real estate value at the time of origination. The stabilized real estate value reflects management’s estimates, at the time of origination of a loan, of the real estate value (based on projected occupancy and rent levels) underlying such loan, determined in accordance with LoanCore’s investment process and underwriting standards and consistent with third-party appraisals obtained pursuant to such process.

As of December 31, 2014, our existing portfolio had the following diversification statistics based on outstanding principal balance:

For information on our pro forma, as adjusted portfolio, see “Business—Our Portfolio.”

Asset Management and Performance

We actively manage the assets in our investment portfolio and exercise the rights afforded to us as a lender, including collateral level budget approvals, lease approvals, loan covenant enforcement, escrow/reserve management/collection, collateral release approvals and other rights that we may negotiate. Our Manager will perform a quarterly review of our investment portfolio, assess the performance of each investment, and assign it a risk rating. Investments that pose a higher risk of non-performance and/or loss are placed on our watch list.

Critical Accounting Policies and Use of Estimates

Management’s discussion and analysis of financial condition and results of operations is based upon our predecessor’s consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions by our Manager that could affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Our Manager will evaluate its estimates and judgments on an ongoing basis, including those which impact our most critical accounting policies. Actual results may differ from our estimates under different assumptions or conditions. Our Manager believes that the following accounting policies are among the most important to the portrayal of our and our predecessor’s financial condition and results of operations and require among the most difficult, subjective or complex judgments:

Variable Interest Entities.   We consolidate variable interest entities, or VIEs, where we are the primary beneficiary. We have determined that our predecessor is the primary beneficiary of the LoanCore CLO. All of the assets and liabilities and results of operations of the LoanCore CLO are reflected in the consolidated financial statements included elsewhere in this prospectus.

A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes both a qualitative and quantitative analysis. Our Manager will base the qualitative analysis on a review of the design of the entity, the organizational structure, including decision-making ability and relevant financial agreements, and the quantitative analysis on the forecasted cash flows of the entity.

Our Manager will reassess the initial evaluation of an entity as a VIE upon the occurrence of certain reconsideration events and on an ongoing basis.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its related party affiliates and agents, has both the: (i) power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the majority of the benefits from the VIE, which could be significant to the VIE. Our Manager will determine whether we are the primary beneficiary of a VIE by considering qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; and the amount and characteristics of its investment; the obligation or likelihood or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of the business and the other interests.

Our Manager will reassess the determination each reporting period. Significant judgments related to these determinations include estimates about the current and future fair value and performance of investments held by these VIEs and general market conditions.

Revenue Recognition.   Interest income from mortgage loans receivable and collateralized loan receivable is recognized over the life of each loan using the effective interest method and is recorded on an accrual basis. Any fees, premiums, discounts and direct costs associated with a loan are deferred until the loan is advanced and are then recognized over the term of the loan as an adjustment to yield. Prepayment penalties and any non-guaranteed exit fees are not recognized until received, given they are contingent on the borrower initiating early repayment. Income accrual is generally suspended for loans at the earlier of the date on which payments become 90 days past due or when, in the opinion of our Manager, recovery of income and principal becomes doubtful. Income is then recorded on the basis of cash received until accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed.

Mortgage Loans Receivable, Collateralized Loan Receivable and Provision for Loan Losses.   We acquire and originate commercial real estate loans and related instruments generally to be held as long-term investments at amortized cost, which are measured based upon the outstanding unpaid principal balance, net of any unearned income, unamortized premiums and discounts, and any charge offs in accordance with ASC 310, Receivables. Cash flows related to the advance or acquisitions of loans held for investment are included in cash flows from investing activities on our consolidated statements of cash flows.

When partial prepayments occur, a proportionate amount of deferred premiums and discounts is recognized as interest and related income on our consolidated statements of operation. When loans are prepaid in full, prepayment penalties, non-guaranteed exit fees and unamortized deferred premiums and discounts are recognized as interest and related income on our consolidated statements of operation. While the loans receivable have variable interest rates, some individual loans have embedded interest rate caps and floors. The embedded interest rate caps and floors are considered clearly and closely related to the individual loans under ASC 815, Derivatives and Hedging, and are not recorded separately on our consolidated balance sheets.

Participating interests in commercial real estate first mortgage loans are evaluated under the guidance at the time of the initial investment to determine whether the participating interest meets the definition of a debt security. To the extent a given loan participation meets the definition of a debt security, the participation will be accounted for as a security. Those loan participations that do not meet the definition of a debt security are accounted for as loans.

Our Manager is required to periodically evaluate each of these loans for possible impairment. Impairment is indicated when it is deemed probable that we will not be able to collect all amounts due according to the contractual terms of the loan agreements. Upon measurement of impairment, we record an allowance to reduce the carrying value of the loan accordingly and record a corresponding charge to net income. Impairment of these loans, which are collateral dependent, is measured by comparing the estimated fair value of the underlying collateral to the book value of the respective loan. These valuations require significant judgments, which include assumptions regarding capitalization rates, discount rates, leasing, creditworthiness of major tenants, occupancy rates, loan sponsorship, actions of other lenders, and other factors deemed necessary. Actual losses, if any, could ultimately differ significantly from these estimates. Our Manager will estimate the loan loss provision based on the historical loss experience and expectation of losses inherent in the investment portfolio. Since inception, we have had no events of impairment on any of our loans. However, to ensure that the risk exposures are properly measured and appropriate reserves are taken, our Manager will quarterly assess a loan loss provision on our portfolio and the related risks as the assets are aged and approach maturity.

Our Manager will perform a quarterly review of the loan portfolio. In conjunction with this review, our Manager will assess the performance of each loan and assign a risk rating based on several factors, including risk of loss, LTV ratio, collateral performance, structure, exit plan and sponsorship. Loans are rated “1” through “6,” from less risk to greater risk. Ratings are defined as follows:

1.	Low Risk: A loan that is expected to perform through maturity, with relatively lower LTV, higher in-place debt yield, and stable projected cash flow that has surpassed underwritten expectations.
2.	Average Risk: A loan that is expected to perform through maturity, with medium LTV, average in-place debt yield, and stable projected cash flow in line with underwriting.
3.	Acceptable Risk: A loan that is expected to perform through maturity, with relatively higher LTV, acceptable in-place debt yield, and some uncertainty (due to lease rollover or other factors) in projected cash flow.
4.	Higher Risk: A loan that is expected to perform through maturity, but has exhibited a material deterioration in cash flow and/or other credit factors, including a higher LTV. If negative trends continue, default could occur.
5.	Potential of Default/Loss: A loan with one or more identified weaknesses that is expected to have a probability of default or principal loss. The underlying property performance is significantly worse than underwritten expectations. Performance criteria and loan covenants have required occasional waivers. A sale of the property may be necessary in order for the borrower to pay off the loan at maturity.
6.	In Default: A loan which is in contractual default and/or has a very high likelihood of principal loss. The loan is not in compliance with loan covenants and has a high LTV.

Income Taxes.   ASC 740, Income Taxes, requires us to recognize tax positions in our consolidated financial statements only when it is more likely than not, based on the technical merits, that the position would be sustained upon examination by the relevant taxing authority. A tax position that meets the more likely than not recognition threshold is measured at the largest amount of tax benefit that is greater than fifty percent likely of being realized upon settlement. We accrue any interest and penalties that may be assessed by relevant taxing authorities on any under-payment of tax, if applicable.

Our financial results generally do not reflect provisions for current or deferred income taxes on REIT taxable income. We believe that we operate in a manner that will continue to allow us to be taxed as a REIT and, as a result, we generally do not expect to pay substantial corporate level taxes. If we were to fail to meet these requirements, we may be subject to U.S. federal, state, and local income tax on current and past income, and penalties. Even if we continue to qualify as a REIT, we may be subject to certain U.S. federal income and excise taxes and state and local taxes on our income and assets.

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board, or the FASB, issued Accounting Standards Update, or ASU, 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which requires only those disposals which represent a strategic shift that has or will have a major impact on an entity’s operations or financial results be presented as discontinued operations. ASU 2014-08 is effective for annual periods beginning on or after December 15, 2014, and interim periods within those annual periods, and requires prospective application. We are evaluating the impact this standard may have on our consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), or ASU 2014-09. ASU 2014-09 broadly amends the accounting guidance for revenue recognition. ASU 2014-09 is effective for the first interim or annual period beginning after December 15, 2016, and is to be applied prospectively. We are evaluating the impact this standard may have on our consolidated financial statements.

In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosure, which requires entities to account for repurchase-to-maturity transactions as secured borrowings rather than as sales and expands disclosure requirements related to certain transfers of financial assets. The ASU is effective for the first interim or annual period beginning after December 15, 2014. Early application is not permitted. We are evaluating the impact this standard may have on our consolidated financial statements.

In August 2014, the FASB issued ASU 2014-13, Consolidation (Topic 810) – Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity, which establishes a measurement alternative allowing qualifying entities to measure both the collateralized financing entity’s, or CFE’s, financial assets and financial liabilities based on the fair value of the financial assets or financial liabilities, whichever is more observable. The measurement alternative is available upon initial consolidation of the CFE or adoption of this ASU and can be applied on a CFE-by-CFE basis. The ASU is effective for annual periods, and interim periods therein, beginning after December 15, 2015. Early application is permitted. We are evaluating the impact this standard may have on our consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, or ASU 2014-15. ASU 2014-15 introduces an explicit requirement for management to assess and provide certain disclosures if there is substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 is effective for the annual period ending after December 15, 2016. We are evaluating the impact this standard may have on our consolidated financial statements.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810). ASU 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. Specifically, ASU 2015-02 modifies the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities, eliminates the presumption that a general partner should consolidate a limited partnership, and affects the evaluation of fee arrangements as well as consideration of related parties in determining the primary beneficiary of the VIE. ASU 2015-02 is effective for periods beginning after December 15, 2015 and early adoption is permitted. We are currently evaluating the impact of ASU 2015-02 on our consolidated financial statements.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to companies that are not “emerging growth companies.” These provisions include, among other matters:

•	an exemption to provide fewer years of financial statements and other financial data in an initial public offering registration statement;
•	an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;

•	an exemption from new or revised financial accounting standards until they would apply to private companies with no pending registration statement and from compliance with any requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;
•	reduced disclosure about the emerging growth company’s executive compensation arrangements; and
•	an exemption from the requirement to seek non-binding advisory votes on executive compensation and golden parachute arrangements.

We expect to avail ourselves of the exemptions from the auditor attestation requirement in the assessment of our internal control over financial reporting and the exemption from the requirement to seek non-binding advisory votes on executive compensation and golden parachute arrangements.

We have determined to opt out of the exemption from compliance with new or revised financial accounting standards. Our decision to opt out of this exemption is irrevocable. We will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means, among other things, that the market value of our common stock that is held by non-affiliates is at least $700 million as of the last business day of the second fiscal quarter of such fiscal year, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Results of Operations

The results of operations presented herein are those of our predecessor. Our predecessor’s results of operations do not reflect the payment of base management fees or incentive compensation, equity compensation expense, reimbursement of expenses incurred by an external manager on our predecessor’s behalf or the expenses typically associated with being a public company. Our results of operations subsequent to this offering will reflect these expenses.

Year Ended December 31, 2014 Compared to the Period November 6, 2013 (Inception) to December 31, 2013

Net income attributable to common shareholders totaled $7.9 million for the year ended December 31, 2014, as compared to a net loss of $0.2 million for the period November 6, 2013 (inception) to December 31, 2013. The $8.1 million increase in net income attributable to common shareholders was primarily the result of operating for a full twelve months during the year ended December 31, 2014, as compared to a shortened stub period for the period November 6, 2013 (inception) to December 31, 2013.

The following table compares the results of operations for the year ended December 31, 2014 and for the period November 6, 2013 (inception) to December 31, 2013 (dollars in thousands):

	Year Ended December 31, 2014	For the Period November 6, 2013 (Inception) to December 31, 2013
Income from mortgage loans and collateralized loan receivable
Interest and related income	$29,554	$1,942
Less: Interest and related expenses	21,167	1,513
Net interest income	8,387	429

	Year Ended December 31, 2014	For the Period November 6, 2013 (Inception) to December 31, 2013
Expenses
Organization costs	—	567
General and administrative expenses	435	56
Total expenses	435	623
Net income (loss)	7,952	(194)

Dividends on preferred shares	$15	$—
Net Income (Loss) Attributable to Common Shareholders	$7,937	$(194)

Net Interest Income

Net interest income totaled $8.4 million for the year ended December 31, 2014 and is comprised of interest income from our commercial mortgage loans inclusive of any applicable accretion or amortization of discounts and premiums, prepayment penalties, extension fees and non-guaranteed exit fees. Interest and related income was reduced by interest and related expenses comprised of interest expense accrued on the Class A and Class B notes issued under the LoanCore CLO, net of any discount amortization, subordinate debt and amortization of deferred financing fees incurred in connection with the issuance of the Class A and Class B notes.

Interest and related income totaled $29.6 million for the year ended December 31, 2014, as compared to $1.9 million for the period November 6, 2013 (inception) to December 31, 2013. The $27.6 million increase was primarily attributable to twelve full months of interest earned on our commercial mortgage loans owned throughout the year ended December 31, 2014, as compared to only 26 days of interest earned during the period November 6, 2013 (inception) to December 31, 2013.

As of December 31, 2014, the weighted average yield to maturity on our commercial mortgage loans and collateralized loan receivable was one-month LIBOR plus 6.10%, as compared to one-month LIBOR plus 6.33% at December 31, 2013. The decrease of 0.23% was driven by changes in the investment portfolio related to acquisitions, payoffs and future funding advances. We expect the weighted average yield to stated maturity to fluctuate in the future as our commercial mortgage loans pay off and new loans are originated or acquired. The yields we earn on our commercial mortgage loans and our borrowing costs tend to move in the same direction in response to changes in interest rates. Our net interest margin is dependent upon a positive spread between the returns on our portfolio and our overall cost of funding. At December 31, 2014 and 2013, the weighted average yield on our portfolio was one-month LIBOR plus 6.10% and one-month LIBOR plus 6.33%, respectively, with a weighted average cost of funds of one-month LIBOR plus 2.18%, excluding our subordinate debt, yielding a net interest spread of approximately 3.92% and 4.15%, respectively.

Interest and related expenses totaled $21.2 million for the year ended December 31, 2014, as compared to $1.5 million for the period November 6, 2013 (inception) to December 31, 2013. The $19.7 million increase in interest and related expenses was primarily driven by the Class A and Class B notes and subordinate debt accruing interest for a full twelve months during the year ended December 31, 2014, as compared to only 26 days during the period November 6, 2013 (inception) to December 31, 2013.

Expenses

Expenses totaled $0.4 million for the year ended December 31, 2014, as compared to $0.6 million for the period November 6, 2013 (inception) to December 31, 2013. Expenses include organization costs and general and administrative expenses.

Our predecessor did not incur any organizational expenses for the year ended December 31, 2014, as compared to $0.6 million for the period November 6, 2013 (inception) to December 31, 2013. The decrease was due to one-time set-up costs incurred at inception which included legal and other professional service fees.

General and administrative expenses totaled $0.4 million for the year ended December 31, 2014, as compared to $0.1 million for the period November 6, 2013 (inception) to December 31, 2013. The increase in general and administrative expenses was related to a full twelve months of expenses in 2014, as compared to a shortened stub period for the period November 6, 2013 (inception) to December 31, 2013.

Dividends

During the year ended December 31, 2014, dividends declared and paid were $0.02 million to preferred shareholders and $8.4 million to common shareholders. Our Manager generally intends to distribute substantially all of our REIT taxable income each year, which does not necessarily equal net income as calculated in accordance with GAAP, to our stockholders to comply with the REIT provisions of the Internal Revenue Code. No dividends were declared for the period November 6, 2013 (inception) to December 31, 2013. For income tax purposes, distributions paid to common shareholders consist of ordinary income, capital gains, return of capital or a combination thereof. During the year ended December 31, 2014, $7.2 million of paid dividends represented ordinary income and $1.2 million represented return of capital.

Provision for Loan Losses

For the year ended December 31, 2014 and for the period November 6, 2013 (inception) to December 31, 2013, we had no provision for loan losses. We estimate our loan loss provision based on our historical loss experience and expectation of losses inherent in our investment portfolio. Since our inception, we have had no events of impairment on any of our loans; however, to ensure that the risk exposures are properly measured and the appropriate reserves are taken, our Manager will quarterly assess a loan loss provision on our portfolio and the related risks as the assets are aged and approach maturity.

Related Party Transactions

For a discussion of our related party transactions, see “Certain Relationships and Related Person Transactions” below.

Inflation

Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our consolidated financial statements are prepared in accordance with GAAP and our distributions will be determined by our board of directors consistent with our obligation to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to maintain our REIT qualification; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

Liquidity and Capital Resources

Overview

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, finance our assets and operations, make distributions to our stockholders and fund other general business needs. We will use significant cash to purchase our investments, repay principal of and interest on our borrowings, make distributions to our stockholders and fund our operations.

In December 2013, the DivCore Fund capitalized our predecessor with both equity and debt interests, as our predecessor issued to it (1) common share interests in return for $59.4 million in capital contributions and (2) an aggregate principal amount of $106.7 million of subordinate debt. Our predecessor then financed the acquisition of our existing portfolio from JLC through the establishment of the LoanCore CLO. In connection with the acquisition, the LoanCore CLO issued $340.0 million of senior indebtedness in two classes to third-party investors and pledged the loans as collateral for such indebtedness, and our predecessor retained all of the CLO preferred shares, having an aggregate liquidation preference of $160.0 million, and all of the CLO common shares. See “—LoanCore CLO” below.

We plan to finance our investments going forward initially with the net proceeds from this offering and our concurrent private offerings and borrowings under our anticipated master repurchase facilities, discussed below under “—Anticipated Master Repurchase Facilities.” Upon the completion of this offering, our concurrent private offerings and our formation transactions, our only outstanding indebtedness will be the indebtedness of the LoanCore CLO, which had an outstanding principal balance of $340.0 million as of December 31, 2014, and $    million of borrowings under our anticipated master repurchase facilities (assuming the shares of our common stock are sold in this offering at $         per share) that will be drawn to pay the remaining portion of the purchase price for the JLC portfolio. We expect to finance our investments over time with various types of borrowings, including, but not limited to, bank credit facilities (including term loans and revolving facilities), repurchase agreements and facilities (including our anticipated master repurchase facilities), warehouse facilities and structured financing and derivative instruments, in addition to transaction or asset-specific funding arrangements. We may also issue additional equity, equity-related and debt securities to fund our investment strategies.

Anticipated Master Repurchase Facilities.   Prior to the date of this prospectus, we anticipate that we will enter into master repurchase facilities with affiliates of each of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, which are underwriters in this offering, with an aggregate maximum size of $750 million. We have not received commitments from the lenders for these facilities and there can be no assurance that we will receive such commitments or enter into definitive agreements for any of these facilities upon the terms contemplated or other terms, or at all.

Subordinate Debt.   In December 2013, our predecessor issued subordinate debt in an aggregate principal amount of $106.7 million to the DivCore Fund. The subordinate debt bears interest at a rate of 12% per annum with interest-only payments until maturity in November 2032. The subordinate debt will be repurchased with a portion of the net proceeds from this offering.

LoanCore CLO.   Our existing portfolio is owned by the LoanCore CLO and is pledged as collateral for the notes issued by the LoanCore CLO. Pursuant to the terms of the CLO indenture, in December 2013, the LoanCore CLO issued Class A notes, due November 2032, with a principal balance of $285.0 million and Class B notes, due November 2032, with a principal balance of $55.0 million, to third-party investors. Our predecessor retained all of the CLO preferred shares, having an aggregate liquidation preference of $160.0 million, and all of the CLO common shares. DivCore Advisors, an affiliate of LoanCore Capital, LLC and our Manager, serves as the collateral manager to the LoanCore CLO. The notes are secured by our existing portfolio, which is comprised of floating rate commercial mortgage loans secured by first-lien mortgages on commercial, multifamily or manufactured housing community properties, and certain other assets. The notes each accrue interest monthly, calculated at an annual fixed rate of 1.85% for the Class A notes and 3.90% for the Class B notes, in each case plus one-month LIBOR for the applicable monthly payment period. Although the stated maturity of the Class A notes is November 2032, as described in more detail below, commencing in December 2017, all payments of principal and interest received by the LoanCore CLO are required to be paid sequentially to the holders of Class A and Class B notes until the principal of the Class A and Class B notes is fully repaid, prior to any payments to us as the holder of the CLO preferred shares. No principal received by the LoanCore CLO will be paid to us as the holder of the CLO preferred shares until the principal of the Class A and Class B notes is fully repaid.

Principal may be required to be prepaid on the notes in order to meet the following monthly coverage tests:

•	The “Class A par value test” requires the ratio of the LoanCore CLO’s net outstanding portfolio balance over the sum of (i) the aggregate outstanding principal amount of the Class A notes plus (ii) the amount of any unreimbursed interest advances to be greater than or equal to 165.9%.
•	The “Class A interest coverage test” requires the ratio of the scheduled interest on the LoanCore CLO assets (other than defaulted assets) and certain other specified amounts over the sum of (i) the scheduled interest on the Class A notes and (ii) any prior defaulted interest amounts payable on the Class A notes to be greater than or equal to 350.0%.
•	The “Class A/B par value test” requires the LoanCore CLO’s net outstanding portfolio balance minus the sum of (i) the aggregate outstanding principal amount of both the Class A and Class B notes plus (ii) the amount of any unreimbursed interest advances to be greater than or equal to $0.
•	The “Class B par value test” requires the ratio of the LoanCore CLO’s net outstanding portfolio balance over the sum of (i) the aggregate outstanding principal amount of the Class A and Class B notes (including capitalized interest) plus (ii) the amount of any unreimbursed interest advances to be greater than or equal to 139.0%.
•	The “Class B interest coverage test” requires the ratio of the scheduled interest on the LoanCore CLO assets (other than defaulted assets) and certain other specified amounts over the sum of (i) the scheduled interest on the Class A and Class B notes (including capitalized interest) plus (ii) any prior defaulted interest amounts payable on the Class A and Class B notes to be greater than or equal to 200.0%.

The “net outstanding portfolio balance” may be adjusted to a lower value than the related principal balance for defaulted assets, if any.

The priority of payment of interest received by the LoanCore CLO from its underlying assets is generally as follows: (i) payment of taxes, reimbursement of interest advances and payment of certain fees, including to the trustee and the collateral manager; (ii) payment of interest on the Class A notes and payment of principal of the Class A notes to the extent necessary to cause each applicable coverage test to be satisfied with respect to the Class A notes; (iii) payment of interest on the Class B notes; (iv) payment of principal of the notes of each class, first to the Class A notes and then to the Class B notes, to the extent necessary to cause each of the coverage tests to be satisfied; and (v) payment of additional expenses. Interest payments received by the LoanCore CLO are applied in accordance with the foregoing priority of payment and, thereafter, are paid out as dividends on the CLO preferred shares, provided that, beginning December 2017, interest received by the LoanCore CLO will be applied in accordance with the foregoing priority of payment and then used for the payment of outstanding principal first on the Class A notes and then on the Class B notes, until each is paid in full. Principal proceeds received from dispositions, payments or prepayments of commercial mortgage loans held in the LoanCore CLO are required to be applied generally in a manner similar to the priority of payment of interest as described in clauses (i) - (iv) of the second preceding sentence and, thereafter, may be reinvested in mortgage loans or other senior participation interests in mortgage loans (such as “A Notes”) until November 2015, subject to meeting certain specified criteria, including that, after giving effect to the applicable acquisitions, the coverage tests continue to be satisfied, no event of default under the CLO indenture has occurred and is continuing and certain diversification (geographic and property-type), credit and other conditions are met. In addition, acquisitions are subject to not being disapproved by the holders of a majority of the aggregate outstanding principal amount of the Class A notes. Subsequent to November 2015, principal payments received by the LoanCore CLO previously available for reinvestment as discussed above are instead required to be applied generally in a manner similar to the priority of payment of interest as described above and, thereafter, are required to be used for the payment of principal first on the Class A notes and then on the Class B notes, until each is paid in full. Following payment by the LoanCore CLO of principal, interest and expenses as set forth above, we are then entitled to receive a distribution of any remaining principal and/or interest proceeds received by the LoanCore CLO, as holder of the CLO preferred shares.

The LoanCore CLO is prohibited from issuing any other indebtedness for as long as the Class A and Class B notes remain outstanding. In addition, the terms of the CLO indenture prohibit the sale of loans except under limited circumstances, such as where a loan is in default or, with respect to any credit risk assets, with the consent of a majority of the holders of the Class A notes. Further, even if a loan is sold, proceeds therefrom are payable in accordance with the priority of payments contained in the CLO indenture, and would not be paid to us as a holder of the CLO preferred shares until the principal, interest and any other amounts owing on the Class A and Class B notes are paid in full. The CLO indenture also provides that we may transfer or pledge our CLO preferred shares to a third party only if such transfer would not cause the LoanCore CLO to be treated as a foreign corporation engaged in a U.S. trade or business.

Series A Cumulative Non-Voting Preferred Shares.   In January 2014, in order for our predecessor to satisfy the 100-holder REIT requirement under the Internal Revenue Code, we issued 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Shares, with a liquidation preference of $1,000 per share. As indicated under “Use of Proceeds,” we will use $0.1 million of the net proceeds from this offering and our concurrent private offerings to redeem these preferred shares.

Leverage and Hedging Arrangements

Although we are not required to maintain any particular leverage ratio, we expect that the amount of leverage we incur will take into account a variety of factors, which may include the anticipated liquidity and price volatility of our target assets, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, including hedges, the availability and terms (including cost) of financing our assets, the creditworthiness of our financing counterparties, the health of the U.S. economy and commercial mortgage markets, the outlook for the level, slope and volatility of interest rate movement, the credit quality of our target assets and the value of the collateral underlying our target assets. Given current market conditions, we expect that our leverage will not exceed, on a debt-to-equity basis, a ratio of 3-to-1. To the extent market conditions are favorable, we may increase our borrowing levels.

Subject to maintaining our qualification as a REIT, we may, from time to time, engage in hedging transactions that seek to mitigate the effects of fluctuations in interest rates or currencies and their effects on our operating results and cash flows. These hedging transactions could take a variety of forms, including, without limitation, interest rate or currency swaps or cap agreements, options, futures contracts, forward rate or currency agreements or similar financial instruments.

Cash Flows

Year Ended December 31, 2014 Compared to the Period November 6, 2013 (Inception) to December 31, 2013

The following table provides a breakdown of the net change in our predecessor’s cash and cash equivalents (dollars in thousands):

	Year Ended December 31, 2014	For the Period November 6, 2013 (Inception) to December 31, 2013
Cash flows from operating activities	$8,267	$(549)
Cash flows from investing activities	142	(500,171)
Cash flows from financing activities	(8,314)	500,720
Net increase in cash and cash equivalents	$95	$—

Year Ended December 31, 2014

The increase in cash flows from operating activities was primarily due to the receipt of twelve months of interest income from our investment portfolio in 2014, as compared to a shortened stub period of less than two months during the period November 6, 2013 (inception) to December 31, 2013. The increase in cash flows from investing activities was due to proceeds received from principal repayments of five commercial mortgage loans with principal balances that totaled $144.6 million, which was offset by the release of restricted cash to (1) purchase an additional commercial mortgage loan with a principal balance of $28.0 million, (2) upsize one investment already held in the portfolio in the amount of $5.5 million, (3) purchase one collateralized loan with a principal balance of $41.5 million and (4) fund $14.4 million of future funding obligations. For further discussion of the collateralized loan, see Note 4 to our predecessor’s audited consolidated financial statements for the year ended December 31, 2014 and for the period November 6, 2013 (inception) to December 31, 2013, included elsewhere in this prospectus. The decrease in cash flows from financing activities primarily relates to common and preferred shareholder dividends declared of $8.4 million and $0.02 million, respectively, for the year ended December 31, 2014.

Period November 6, 2013 (Inception) to December 31, 2013

During the period November 6, 2013 (inception) to December 31, 2013, cash flows from financing activities included (1) the LoanCore CLO receiving cash from issuing debt in the form of the Class A notes to an unaffiliated third party in the principal amount of $285.0 million, at par, and the Class B notes to an unaffiliated third party in the principal amount of $55.0 million, at a discount of $54.8 million, (2) issuing subordinate debt in an aggregate principal amount of $106.7 million to the DivCore Fund, and (3) receiving $59.4 million in capital contributions from the common shareholders. Related to cash flows from investment activities, the LoanCore CLO used the aggregate proceeds to acquire 13 floating rate loans collateralized by commercial real estate with an aggregate face value of $404.5 million. In addition, the LoanCore CLO held restricted cash, under the terms of the CLO indenture, consisting of $16.4 million for loan funding obligations, $0.1 million for expenses and $79.1 million for the purchase of additional commercial mortgage loans.

Contractual Obligations and Commitments

The following table presents our future estimated cash payments under existing contractual obligations as of December 31, 2014 (dollars in thousands):

	Payments Due by Period
	Total	Less Than One Year	1-3 Years	3-5 Years	Thereafter
Long-term debt obligations	$446,666	$—	$—	$—	$446,666
Estimated interest payments(1)	823,776	21,089	42,235	42,177	718,275
Future funding obligations(2)	5,986	5,986	—	—	—
Total	$1,276,428	$27,075	$42,235	$42,177	$1,164,941

(1)	The estimated interest payments were calculated using the December 31, 2014 LIBOR rate of 0.17%.
(2)	The allocation of the unfunded loan commitments is based on the earlier of the commitment expiration date and the loan maturity date. The full amount of the future funding obligation is held in restricted cash at the LoanCore CLO.

The following table presents our future estimated cash payments under contractual obligations as of December 31, 2014 on a pro forma basis after giving effect to the completion of this offering, our concurrent private offerings and our formation transactions (assuming the shares of our common stock are sold in this offering at $         per share) (dollars in thousands):

	Pro Forma Payments Due by Period
	Total	Less Than One Year	1-3 Years	3-5 Years	Thereafter
Long-term debt obligations(1)	$340,000	$—	$—	$—	$340,000
Future funding obligations(2)	31,888	6,888	25,000	—	—
Master repurchase facilities(3)	266,000	14,294	251,706
Estimated interest payments(4)	611,737	20,659	23,727	16,222	551,129
Total	$1,249,625	$41,841	$300,433	$16,222	$891,129

(1)	Excludes the $106.7 million aggregate principal amount of subordinate debt that we will repurchase from the DivCore Fund with a portion of the net proceeds from this offering.
(2)	The allocation of the unfunded loan commitments is based on the earlier of the commitment expiration date and the loan maturity date. $6.0 million of future funding obligations will be funded within the LoanCore CLO and is held in restricted cash. We expect that the lenders under our anticipated master repurchase facilities generally will advance the majority of the additional $25.9 million of future funding commitments.
(3)	Assumes $266.0 million in borrowings with an interest rate of one-month LIBOR plus 2.50% under our anticipated master repurchase facilities to finance a portion of the purchase price for the JLC portfolio.
(4)	The estimated interest payments were calculated using December 31, 2014 LIBOR of 0.17%.

The following is a summary of our anticipated additional contractual obligations upon the completion of this offering, our concurrent private offerings and our formation transactions.

Management Agreement.   We will enter into a management agreement with our Manager effective upon the completion of this offering. Pursuant to our management agreement, our Manager will be entitled to receive from us a base management fee and incentive compensation, as well as the reimbursement of certain expenses incurred by our Manager. In addition, our Manager will be entitled to receive a termination fee from us under certain circumstances. See “Our Manager and the Management Agreement — Management Agreement.” Our Manager will use the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, will receive no cash compensation directly from us, except for the allocable share of the salaries and other compensation of our (a) chief financial officer based on the percentage of his time spent on our affairs and (b) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment professional personnel of our Manager or its affiliates who spend all or a portion of their time managing our affairs based on the percentage of their time spent on our affairs. We do not intend to reimburse our Manager and its affiliates for the salaries and other compensation of any of our named executive officers other than our chief financial officer.

Registration Rights Agreements.   Upon the completion of this offering and our concurrent private offerings, we will enter into a registration rights agreement with Mark Finerman, our chairman, chief executive officer and president,             , our             ,             , our             , affiliates of LoanCore Capital, LLC, GICRE and Jefferies Group with respect to the shares of our common stock that they are purchasing from us in our concurrent private offerings. We will also enter into a registration rights agreement with respect to any equity-based awards granted to our Manager under our equity incentive plan. See “Shares Eligible for Future Sale—Registration Rights.”

Future Financing Agreements.   For a discussion of our anticipated future financing arrangements, please see “—Liquidity and Capital Resources” above.

Investor Rights Agreements.   Effective upon the completion of this offering and our concurrent private offerings, we will enter into an investor rights agreement with GICRE pursuant to which, among other matters, GICRE will have the right to designate for nomination, and we will be required to nominate, one individual for election as a director for as long as GICRE beneficially owns 8.0% or more of the outstanding shares of our common stock (excluding shares that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). If the size of our board of directors is increased to twelve or more directors, GICRE will have the right to designate for nomination, and we will be required to nominate, two individuals for election as directors for as long as GICRE beneficially owns 8.0% or more of the outstanding shares of our common stock. In addition, in the event that a GICRE designee satisfies the listing standards for independence of the New York Stock Exchange and otherwise satisfies applicable qualifications under the New York Stock Exchange, such designee will be entitled to be a member of each committee and sub-committee of our board of directors. Moreover, pursuant to its investor rights agreement, GICRE will have a right, subject to certain exceptions, to purchase up to its pro rata share (based on its then-current ownership on a fully-diluted basis) of shares of our common stock that we sell in certain future offerings at the same price as the shares sold to other investors in those offerings.

We will also enter into an investor rights agreement with Jefferies Group pursuant to which, among other matters, Jefferies Group will have the right to designate for nomination, and we will be required to nominate, one individual for election as a director for as long as Jefferies Group beneficially owns    % or more of the outstanding shares of our common stock (excluding shares that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). In addition, in the event that the Jefferies Group designee satisfies the listing standards for independence of the New York Stock Exchange and otherwise satisfies applicable qualifications under the New York Stock Exchange, such designee will be entitled to be a member of each committee and sub-committee of our board of directors. See “Certain Relationships and Related Person Transactions—Investor Rights Agreements” for additional information regarding the investor rights agreements.

Indemnification Agreements.   Upon the completion of this offering, we expect to enter into customary indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted under Maryland law.

Other Contracts.   We expect to enter into certain contracts that may contain a variety of indemnification obligations, principally with brokers, underwriters and counterparties to repurchase agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations may be unlimited.

Off-Balance Sheet Arrangements

Neither we nor our predecessor has any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, special purpose entities or VIEs, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities or entered into any commitment or intend to provide additional funding to any such entities.

Distributions

Following the completion of this offering, we intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. As a result, we generally intend over time to make quarterly distributions to holders of our common stock in an amount equal to our REIT taxable income.

Distributions to our stockholders, if any, will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including our historical and projected results of operations, cash flows and financial condition, our financing covenants, maintenance of our REIT qualification, applicable provisions of the MGCL and such other factors as our board of directors deems relevant. See “Distribution Policy.”

Income Taxes

Our predecessor made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with its initial taxable year ended December 31, 2013. As part of our formation transactions, our predecessor will merge with and into LoanCore Realty Trust, Inc., with LoanCore Realty Trust, Inc. as the survivor in the merger. For U.S. federal income tax purposes, as a result of their merger, LoanCore Realty Trust, Inc. will be treated as a continuation of our predecessor. Accordingly, we will be considered to have made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with our predecessor’s initial taxable year ended December 31, 2013.

Our continued qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of shares of our capital stock. We believe that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and generally will be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Accordingly, our failure to remain qualified as a REIT could materially and adversely affect us, including our ability to make distributions to our stockholders in the future. Even if we remain qualified as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property. See “U.S. Federal Income Tax Considerations— Taxation of LoanCore Realty Trust, Inc.”

Quantitative and Qualitative Disclosures About Market Risk

We seek to manage our risks related to the credit quality of our investments, interest rates, liquidity, prepayment speeds and market value while, at the same time, seeking to provide an opportunity to stockholders to realize attractive long-term returns through ownership of our capital stock. While we do not seek to avoid risk completely, we believe the risk can be quantified from historical experience and seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Our analysis of risks is based on LoanCore’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of decisions by our Manager may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown therein.

Market Risk

Market risk is the risk of potential adverse changes to the value of financial instruments resulting from market prices. Our exposure to market risk may be due to many factors, including the movement in interest rates, indices, market volatility, borrower financial condition and property values underlying our investments. We measure and control the exposure to market risk through the use of various risk management techniques and analytical monitoring techniques.

Credit Risk

Concentrations of credit risk arise when a number of properties related to the underlying collateral for loan investments are located in the same geographic region, or have similar economic features that would cause failure of their ability to meet contractual obligations. We attempt to mitigate these risks by investing in loans with underlying collateral that are believed to be well diversified and do not contain significant concentrations of credit risk. We also monitor predetermined thresholds for the outstanding principal balance of all loan investments collateralized by mortgaged properties located in any one state or specific property type.

Operational Risk

Operational risk is the potential risk of loss caused by a deficiency in information, communication, transaction processing and settlement, and accounting systems. We maintain controls that include systems and procedures to record and reconcile transactions and positions and to procure necessary documentation for our activities. We also use a nationally recognized third party to provide loan servicing on our portfolio of loan investments.

Real Estate Risk

Commercial real estate values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, international, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as oversupply); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to make payments on assets in our investment portfolio, which could also cause us to suffer losses. To the extent that our portfolio is concentrated in any one region, such as California or New York, or type of asset, downturns relating generally to such region or type of asset may result in defaults on a high number of our investments within a short time period, which, in turn, is likely to reduce our net income and cash flows and may decrease the market price of our common stock. Also, to the extent that our investments are concentrated in a few owners, the financial failure or other challenges of any single owner could potentially have a material adverse effect on us.

Market Value Risk

The estimated fair value of loans fluctuates primarily due to changes in interest rates and spreads as well as other factors. Generally, in a rising interest rate environment, the estimated fair value of any fixed rate loans in our portfolio would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of any fixed rate loans in our portfolio would be expected to increase. As market volatility increases or liquidity decreases, the fair value of our investments may be adversely impacted.

Inflation Risk

Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance significantly more than inflation does. Changes in interest rates may correlate with inflation rates and/or changes in inflation rates. Our consolidated financial statements are prepared in accordance with GAAP and our activities and balance sheet are measured with reference to historical cost and/or fair value without considering inflation.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We are subject to interest rate risk in connection with our investments and our related financing arrangements. We plan to finance our investments going forward initially with the net proceeds from this offering and our concurrent private offerings and borrowings under our anticipated master repurchase facilities discussed above. We expect to finance our investments over time with various types of borrowings, including, but not limited to, bank credit facilities (including term loans and revolving facilities), repurchase agreements and facilities (including our anticipated master repurchase facilities), warehouse facilities and structured financing and derivative instruments, in addition to transaction or asset-specific funding arrangements. We may also issue additional equity, equity-related and debt securities to fund our investment strategies.

As of December 31, 2014, a 100 basis point increase in LIBOR would have decreased our net income by $0.3 million per annum, while a 10 basis point decrease in LIBOR would have increased our net income by $0.3 million per annum.

The table below details our interest rate exposure (dollars in thousands):

December 31, 2014
Floating rate loans(1)	$349,286
Floating rate debt(1)(2)	340,000
Net floating rate exposure	$9,286
Net income impact from 100 basis point increase in LIBOR(3)	$(258)

(1)	As of December 31, 2014, our floating rate loans and related financing were indexed to the various benchmark rates relevant in each case in terms of payment frequency. Therefore, the net exposure to each benchmark rate is in direct proportion to our net assets indexed to that rate.
(2)	Includes borrowings related to the Class A and Class B notes issued under the LoanCore CLO.
(3)	The impact on net income in the above analysis includes the effect of LIBOR floors for our commercial mortgage loans based on the rates applicable to such floors relative to LIBOR of 0.17% as of December 31, 2014.

Subject to maintaining our qualification as a REIT, we may, from time to time, engage in hedging transactions that seek to mitigate the effects of fluctuations in interest rates or currencies and their effects on our operating results and cash flows. These hedging transactions could take a variety of forms, including, without limitation, interest rate or currency swaps or cap agreements, options, futures contracts, forward rate or currency agreements or similar financial instruments.

Property-Level Credit Risk

We are subject to the risk of potential credit losses on all of the commercial mortgage loans and other commercial real estate-related assets that we hold in our portfolio, particularly if any such loans or other assets become non-performing while still on our balance sheet. In general, the primary source of principal and interest payments on the assets that we originate and acquire is the revenues generated by the underlying properties securing our investments or the net proceeds from the sale or refinancing of such properties. If a property is unable to sustain net revenues or generate sale or refinancing proceeds at a level necessary to pay current debt service obligations, it could result in a default on the loan. Prior to the origination or acquisition of our investments, we conduct a disciplined underwriting and due diligence process to help us minimize this risk. We take a real estate investor perspective when originating or acquiring our investments to assess their performances, and price the related risk, through various economic cycles.

Risk of Non-Performance

In addition to the risks related to fluctuations in asset values and cash flows associated with movements in interest rates, there is also the risk of non-performance on floating rate loans. In the case of a significant increase in interest rates, the additional debt service payments due from our borrowers may strain the operating cash flows of the collateral real estate assets and, potentially, contribute to non-performance or, in severe cases, default.

Prepayment Risk

Prepayment risk is the risk that principal will be repaid at a different rate than anticipated, causing the return on an asset to be less than expected. As we receive prepayments of principal on our investments, premiums paid on such assets will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the assets. Conversely, discounts on such assets are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the assets.

Extension Risk

Our Manager will compute the projected weighted-average life of our investments based on assumptions regarding the rate at which the borrowers will prepay their obligations. If prepayment rates decrease in a rising interest rate environment, the life of our investments could extend beyond the term of the interest swap agreement or other hedging instrument. This could have a negative impact on our results of operations and cash flows, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on fixed rate assets would remain fixed. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Currency Risk

To the extent we invest in loans that are denominated in a foreign currency in the future, we would be subject to risks related to fluctuations in currency rates. We may seek to mitigate this exposure by matching the currency of our foreign assets to the currency of the borrowings that finance those assets and use foreign currency derivatives.

BUSINESS

We are a commercial real estate finance company that originates, invests in and manages commercial mortgage loans and other commercial real estate-related assets. Our objective is to provide attractive long-term returns to our investors through distributions and capital appreciation. To meet our objective, we focus primarily on originating and selectively acquiring commercial mortgage loans that are secured by institutional quality commercial real estate located in in-fill locations that we generally intend to hold for long-term investment.

Since our predecessor’s inception, we have been managed by an affiliate of LoanCore Capital, LLC, a leading originator of commercial mortgage loans founded by Mark Finerman, our chairman, chief executive officer and president. We believe that we will benefit significantly from our relationship with LoanCore, whose long-standing strategic relationships, combined with its network of seasoned loan originators, are expected to continue to generate an attractive pipeline of investment opportunities for us in our target markets. We also expect to capitalize on attractive opportunities arising from favorable market conditions for non-bank financial institutions, fueled by the reduced participation of traditional financial institutions in the supply of commercial real estate debt capital structured to meet the needs of particular borrowers and the expected increase in demand from borrowers for such financings. In particular, we believe there is a significant current opportunity to finance commercial real estate assets exhibiting strong fundamentals but requiring more customized loan products than traditional lenders are pursuing in today’s market.

Effective upon the completion of this offering, we will be externally managed and advised by LoanCore Advisors, LLC, a wholly-owned subsidiary of LoanCore Capital, LLC. LoanCore was established in 2008 as an asset manager focused exclusively on commercial mortgage loans and other commercial real estate-related assets. Since its establishment in 2008 through December 31, 2014, LoanCore originated or acquired 395 commercial real estate loans on behalf of its managed vehicles, representing approximately $9.1 billion in principal balance and, as of December 31, 2014, LoanCore had total assets under management of approximately $3.2 billion.

LoanCore is led by Mark Finerman, our chairman, chief executive officer and president, who has 28 years of experience in commercial real estate finance and who, collectively during his respective tenures as founder and president of LoanCore, the North American head of real estate finance and securitization at RBS Greenwich Capital and head of real estate banking and mortgage origination, and then group department head, at Credit Suisse First Boston, has overseen or been directly responsible for over $70 billion of commercial real estate loan originations and acquisitions. Today, LoanCore’s team is comprised of over 50 professionals dedicated to originating, acquiring, evaluating and managing commercial real estate investments. The team has a multi-disciplinary skill set with expertise in debt origination, principal credit, private equity and capital markets. LoanCore’s origination network is comprised of over 35 experienced professionals strategically located in major markets across the United States and in the United Kingdom, including Greenwich, Los Angeles, San Francisco, Orange County, Chicago, Atlanta, London and Edinburgh.

Through LoanCore’s large and experienced team, our Manager has long-standing strategic relationships with property owners, developers, mortgage brokers and investors. We believe that these strategic relationships with participants in the commercial real estate equity and debt markets provide us with unique insight into the commercial real estate market and give us a competitive advantage in terms of our pipeline of attractive investment opportunities. In addition, members of our Manager’s senior management team also manage JLC, whose strategy of originating and then securitizing commercial real estate loans allows our Manager to provide borrowers with a full-service product offering and broad exposure to transactions in the market, providing us with a further competitive advantage. As of the date of this prospectus, JLC is the only other vehicle managed by LoanCore that is actively seeking new loan investments.

Our predecessor was established in 2013 as a wholly-owned subsidiary of the DivCore Fund, a private investment fund with equity commitments of $331.6 million. Since our predecessor’s inception, we have invested approximately $649.5 million in commercial real estate loans and, as of December 31, 2014, our portfolio was comprised of $349.3 million outstanding principal balance

of such loans. As part of our formation transactions, we will use $    million of the net proceeds from this offering (subject to adjustment as discussed below) to repurchase all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund. We will also use $    million of the net proceeds from this offering and our concurrent private offerings and $    million in borrowings under our anticipated master repurchase facilities to acquire from JLC the JLC portfolio of $    million outstanding principal balance of commercial real estate loans (subject to adjustment as discussed below).

As of December 31, 2014, on a pro forma basis after giving effect to the completion of this offering, our concurrent private offerings and our formation transactions, and as adjusted to reflect any prepayments and additional loans made as of April 3, 2015 (including through the reinvestment of proceeds received from prepayments of loans held in the LoanCore CLO), we owned a portfolio of 25 commercial real estate loans, all of which were floating rate loans, with an outstanding principal balance of $1.019 billion, and one other commercial real estate-related asset with an outstanding principal balance of $31.2 million. Approximately 47.3% of the outstanding principal balance of these loans and other assets were secured by real estate located in California and New York. Moreover, as of December 31, 2014, on a pro forma, as adjusted basis, our portfolio had a weighted average yield to fully extended maturity of one-month LIBOR (or three-month GBP LIBOR, in the case of two assets denominated in GBP) plus 6.30% and a weighted average LTV of 64.7%.

Concurrently with the completion of this offering, (1) certain members of our Manager’s senior management team and affiliates of LoanCore Capital, LLC will purchase an aggregate of $    million of shares of our common stock, (2) GICRE will purchase the lesser of (a) $    million of shares of our common stock and (b) a number of shares equal to    % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (excluding any shares that may be issued upon exercise of the underwriters’ over-allotment option), and (3) Jefferies Group will purchase $    million of shares of our common stock, in each case in separate private placements at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount. Jefferies Group is an affiliate of both Jefferies Group LLC and Jefferies LLC, one of the underwriters in this offering.

We have elected to be taxed as a REIT for U.S. federal income tax purposes, commencing with our predecessor’s initial taxable year ended December 31, 2013. We believe that we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with the taxable year ended December 31, 2013. As a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our stockholders.

Market Opportunities

We believe there is a significant market opportunity to capitalize on the dislocation created by the constrained supply of commercial real estate debt capital from traditional real estate financing sources and the substantial demand from borrowers for new financing in the commercial real estate sector. Since 2007, the limited availability of capital has resulted in a shortfall in funding needed for capital expenditures, tenant improvements and leasing commissions in many real estate assets. Much of this undercapitalization stems from the fact that many of these assets are over-leveraged and in need of additional capital for stabilization at current market occupancy levels and rents. Traditional real estate financing sources generally employ lending standards whereby they underwrite with an emphasis on debt service coverage, giving little or no credit to underlying asset value or potential future cash flow achievable from asset stabilization. As a result, in many cases, assets in tertiary markets (with poor real estate fundamentals) that nonetheless display high debt service coverage have more access to debt capital than assets in primary markets (with strong real estate fundamentals) that merely need capital to achieve stabilization. We believe that non-traditional lenders that focus beyond debt service coverage levels alone have a significant opportunity to finance under-served borrowers owning assets displaying strong real estate fundamentals.

Regulatory pressures, driven by the Dodd-Frank Act and Basel III, have exacerbated these capital constraints through increased capital charges that are rendering traditional lending institutions, including U.S. bank holding companies, less efficient originators, acquirors and holders of commercial real estate debt. In addition, while the CMBS market has recently re-emerged as a viable commercial real estate finance vehicle, it is much narrower in scope and generally more restrictive than it was prior to its downturn in 2007. We believe non-traditional lenders are well positioned to generate attractive returns by capitalizing on opportunities that are not pursued by many of these regulated entities or by CMBS participants.

Compounding the issues created by the constrained supply of debt capital, the U.S. commercial real estate market faces significant levels of debt maturities over the next several years, creating significant additional demand. According to Trepp, LLC, a provider of information and technology to the commercial real estate market, approximately $1.7 trillion of commercial real estate debt is scheduled to mature between 2015 and 2019, resulting in approximately $338 billion of average projected annual demand for commercial real estate debt refinancing purposes. Of the $1.7 trillion, approximately $701 billion was financed on traditional bank balance sheets and approximately $411 billion was financed in the CMBS market. As a result, we believe that, in addition to the opportunities created by regulatory pressures on U.S. bank holding companies and limited CMBS capital sources, non-traditional real estate financing sources, such as mortgage REITs, private funds and other unregulated vehicles, are further positioned to capitalize on the looming commercial real estate debt maturities.

Non-traditional real estate financing sources have been actively gaining market share over traditional sources due to increased regulation coming out of the 2007 downturn. Among the factors that we expect will continue to limit lending and increase debt costs for traditional financing sources are the Dodd-Frank Act and Basel III, with provisions for higher bank capital charges on certain types of real estate loans (mainly those secured by more transitional real estate with customized capital structures), leading to reduced competition from U.S. bank holding companies. These regulatory effects present opportunities for non-bank financial institutions who are not burdened by the impact of these regulations.

The CMBS market has continued to recover, with 2014 total U.S. issuances reaching $93 billion. While the market has returned operationally, historical issuance levels have only surpassed the $100 billion level three times: in 2005, 2006 and 2007. The record volume in those years created an unusually heavy supply of debt maturities coming due between 2015 and 2019. Although the CMBS market has shown the capacity to exceed the $100 billion mark, there may be insufficient CMBS investor demand in light of the upcoming record maturities in a potentially rising interest rate environment. While the CMBS market has recently re-emerged, it has done so with a much narrower scope, making it a less likely avenue of financing for a significant portion of the pending maturities. In addition, many CMBS investors rely on ratings in considering their investments and, accordingly, rating agencies have significantly limited access to funding for many commercial real estate debt investments. As a result, a significant number of under-capitalized borrowers are not able to access the CMBS financing channel. Therefore, we believe that a substantial portion of pending maturities are likely to seek refinancing alternatives outside the CMBS financing channel.

By creating customized loan structures that more efficiently capitalize commercial real estate assets that are not currently targeted by traditional lenders, we believe the underlying real estate assets can be stabilized and their values enhanced to achieve current market occupancies and rent levels. We believe that a significant opportunity exists to originate loans backed by transitional and development real estate assets, whereby borrowers typically require floating rate debt that is not widely available from traditional sources such as bank lenders and CMBS providers. The opportunity to originate floating rate loans can be particularly attractive in a rising interest rate environment.

Outside the U.S., although real estate fundamentals are improving, the European commercial real estate finance market continues to experience a period of de-leveraging. European banks have disposed of commercial real estate loan portfolios in large scale and we expect that trend to continue. Today’s market is characterized by an increasingly diversified mix of active lenders in the European markets, with the previous dominance of banking institutions eroded by the entry of non-bank financial institutions, such as debt funds and private equity investors. As real estate debt matures and subsequent refinancings continue to mount throughout Europe, we believe there will be significant and attractive investment opportunities for non-bank financial institutions.

Our Competitive Strengths

We believe that we distinguish ourselves from other commercial real estate finance companies in a number of ways, including through the following competitive strengths:

•	High Quality Platform with “Wholesale” Sourcing Capabilities and Demonstrated Track Record. LoanCore has spent the last seven years building a leading commercial real estate loan origination platform that is dedicated to providing borrowers with access to mortgage loan products on a “wholesale” (or direct lender) basis. LoanCore is anchored by a team of seasoned originators with extensive industry experience and contacts. Since its establishment in 2008 through December 31, 2014, LoanCore originated or acquired 395 commercial real estate loans on behalf of its managed vehicles, representing approximately $9.1 billion in principal balance, which generated a 23.45% gross internal rate of return, and, as of December 31, 2014, LoanCore had total assets under management of approximately $3.2 billion. Further, as of March 25, 2015, according to Preqin’s 2008 vintage U.S.-focused real estate funds benchmark, which tracks performance of 68 funds based upon the most recent data available to Preqin, Yellow Brick Real Estate Capital I, a commercial real estate investment fund established by LoanCore in 2008, which we refer to as LoanCore Fund I and which our Manager believes is the most comparable investment vehicle to us that it or its affiliates have managed, was in the top decile of performance and was the fourth highest ranking real estate fund overall and the highest ranking commercial real estate debt fund within this benchmark. LoanCore Fund I is a 2008 vintage fund and its investment strategy is focused on investment in first mortgage loans on commercial real estate located in the United States. Preqin’s 2008 vintage benchmark is composed of 2008 vintage funds focused on investing in U.S. commercial and/or residential real estate debt and/or equity. Prospective investors in this offering should note that past performance may not be indicative of future results, and that we may not generate the level of returns that LoanCore Fund I or our other investment vehicles or commercial real estate investments have achieved. Further, as a publicly traded REIT, the performance of our common stock price will be impacted by a variety of factors that do not impact the performance of LoanCore Fund I or such other vehicles, none of which are publicly-traded. In addition, although LoanCore Fund I has outperformed all but three of the 67 other funds in Preqin’s 2008 vintage year, LoanCore Fund I and many of the other funds in the 2008 vintage performed well during what is considered to be a period of generally favorable market conditions for investments in U.S.-focused commercial real estate loans. We expect the experience of LoanCore in originating, acquiring and managing commercial mortgage loans and other commercial real estate-related assets, combined with LoanCore’s extensive relationships in the commercial real estate ownership, development, management, leasing and financing sectors, will play an essential role in maintaining a strong, ongoing pipeline of attractive origination and acquisition opportunities for us, many of which we believe will not be available to our competitors.

•	Strong Origination Network with Focus on Major Metropolitan Markets in the United States. LoanCore has a strong network of experienced commercial mortgage loan originators strategically located in major markets across the United States and in the United Kingdom, including Greenwich, Los Angeles, San Francisco, Orange County, Chicago, Atlanta, London and Edinburgh. This origination network, comprised of over 35 experienced professionals, has generated, and we believe will continue to generate, an attractive pipeline of commercial real estate loan opportunities in markets that exhibit favorable long-term demographics and real estate fundamentals. As of December 31, 2014, on a pro forma, as adjusted basis, approximately 47.3% of the outstanding principal balance of the loans and other assets in our portfolio were secured by real estate located in California and New York, which are markets we believe exhibit advantageous commercial real estate investment attributes, such as strong population growth, positive household income and employment trends and attractive real estate supply/demand dynamics.
•	Experienced Senior Management Team and Alignment of Interest. Our Manager’s senior management team includes: Mark Finerman, our chairman, chief executive officer and president, who has 28 years of experience in commercial real estate investing and who, collectively during his respective tenures as founder and president of LoanCore, the North American head of real estate finance and securitization at RBS Greenwich Capital and head of real estate banking and mortgage origination, and then group department head, at Credit Suisse First Boston, has overseen or been directly responsible for over $70 billion of commercial real estate loan originations and acquisitions; Jordan Bock, our chief investment officer, who, prior to joining LoanCore, was a senior vice president overseeing the real estate debt investment program at GIC Real Estate Private Limited; Christopher McCormack, our chief financial officer, who, prior to joining LoanCore, was a managing director and the head of real estate capital markets at RBS Greenwich Capital; Daniel Bennett, our head of capital markets, who, prior to joining LoanCore, was a managing director and the head of the real estate financing group capital markets desk at Goldman, Sachs & Co.; and Gary Berkman, our chief credit officer, who, prior to joining LoanCore, was a managing director and senior credit officer at RBS Greenwich Capital. The members of our Manager’s senior management team have extensive experience across a wide spectrum of commercial real estate investing (including, but not limited to, principal credit investing, securitization, structuring, trading and private equity investing) through various credit environments and economic cycles. We believe that the multi-disciplinary experience of our Manager’s senior management team in commercial real estate finance provides us with an important competitive advantage, and we intend to continue to utilize their experience to source investment opportunities and to offer our borrowers customized financial solutions that are tailored to meet their specific business needs.

Upon the completion of this offering, our concurrent private offerings and our formation transactions, the members of our Manager’s senior management team and affiliates of LoanCore Capital, LLC purchasing shares of our common stock in our concurrent private offerings, collectively will beneficially own, on a fully-diluted basis, approximately    % of the outstanding shares of our common stock (or approximately    % if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of $    per share. As a result, the economic interests of our Manager’s senior management team and LoanCore will be significantly aligned with those of our stockholders.

•	“Pure Play” in Commercial Real Estate Finance. As part of broader investment management platforms, many private equity firms are active in the commercial real estate finance space, as we believe they see value in allocating investment dollars to the significant capital void in the commercial real estate debt markets. LoanCore’s focus is exclusively in commercial real estate finance, and we believe its dedication to the space has enabled LoanCore to attain significant knowledge and expertise in this field. Mark Finerman and the rest of our Manager’s senior management team have spent their entire careers building relationships with borrowers of commercial real estate debt and are widely known among market participants. We believe that LoanCore’s exclusive commercial real estate finance focus, loyal borrower clientele and market reach are key factors contributing to the attractive returns that it has generated for its managed vehicles since its establishment in 2008. We believe that LoanCore’s reputation as a highly experienced commercial real estate lender uniquely positions us to achieve our investment strategies. In addition, as a non-bank lender, we have fewer regulatory constraints and may have lower cost structures than banks.
•	Rigorous Underwriting and Commitment Process. LoanCore has established a rigorous credit and financial underwriting process through which every investment is evaluated. LoanCore’s disciplined underwriting approach ensures that every investment in our portfolio complies with its strict standards and adheres to its credit policies. Through LoanCore’s broad-based platform, our Manager undertakes a comprehensive due diligence process that includes in-depth property analysis and cash flow modeling. As part of LoanCore’s underwriting process, our Manager retains independent third-party appraisers, engineers and environmental experts as necessary, performs detailed legal reviews and borrower background checks, and evaluates each property’s tenancy, market, sponsorship and financial structure. Going forward, subject to compliance with our investment guidelines, all investments will be approved by our Manager’s investment committee.
•	Dedicated Asset Management. Achieving attractive returns from the commercial mortgage loans and other commercial real estate-related assets in our portfolio requires both prudent investment decision-making and effective asset management. Our Manager is highly experienced in the management of commercial mortgage loans and other commercial real estate-related assets. From the closing of an investment through its final repayment or other disposition, our Manager’s dedicated asset management team is in regular contact with borrowers, servicers and local market experts monitoring performance of the investment and underlying collateral, anticipating and managing property and market issues, and enforcing rights and remedies when appropriate. Our Manager has also developed an effective and timely internal monitoring and reporting system with respect to our portfolio. We believe that these processes and related controls and procedures cannot be easily replicated without significant expertise and expense.

•	Broad Product Offering Through Relationship with JLC. Members of our Manager’s senior management team also manage JLC, whose strategy of originating and then securitizing commercial real estate loans is complementary to our business. Real estate operating companies seek a range of financial products in financing their assets. The relationship with JLC allows our Manager to provide borrowers with a broad offering of products, and we believe that borrowers’ demand for a full product offering will generate meaningful investment opportunities for us over time. We believe that, through the broad-based platform of the LoanCore enterprise, our Manager’s ability to provide innovative, timely and flexible financing solutions across a wide spectrum of products makes us a more efficient lender and promotes client loyalty and long-term relationships across multiple transactions with our borrowers.
•	Institutional Sponsorship by GICRE and Jefferies Group. Upon the completion of this offering, our concurrent private offerings and our formation transactions, GICRE and Jefferies Group, an affiliate of Jefferies Group LLC, which is a wholly-owned subsidiary of Leucadia National Corporation, and Jefferies LLC, one of the underwriters in this offering, will beneficially own, on a fully-diluted basis, approximately % and %, respectively, of the outstanding shares of our common stock (or approximately % and %, respectively, if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of $ per share. We believe our relationship with these firms provides us with valuable competitive advantages, including insights into global capital market flows and access to other potential relationships or opportunities beneficial to our business.

Our Investment Strategies

Our objective is to provide attractive long-term returns to our investors through distributions and capital appreciation. To meet our objective, we focus primarily on originating and selectively acquiring commercial mortgage loans that are secured by institutional quality commercial real estate located in in-fill locations that we generally intend to hold for long-term investment. Our Manager intends to build upon our competitive strengths to grow our business through the following investment strategies:

•	Capitalize on Demand for Commercial Real Estate Financing. Our Manager seeks to capitalize on the opportunity created by the confluence of two major themes: (1) the constrained supply of commercial real estate debt capital due to retrenchment by commercial banks and other large commercial lenders since 2007 and (2) the substantial increase in demand expected from borrowers for new financing in the commercial real estate sector between 2015 and 2019 (and potentially beyond) fueled by, among other things, approximately $1.7 trillion of commercial real estate debt that is scheduled to mature during this time, according to Trepp, LLC. Our Manager intends to take advantage of this favorable market opportunity by selectively growing our platform, working closely with our established relationships to extend their scope, and continuing to provide flexible and innovative financing solutions in addition to conventional products to new and repeat borrowers to meet their business needs.

•	Originate and Selectively Acquire Additional Commercial Mortgage Loans and Other Commercial Real Estate-Related Assets. Our Manager intends to grow our lending business by continuing to originate and selectively acquire additional commercial mortgage loans and other commercial real estate-related assets, which we generally intend to hold for long-term investment. Under current market conditions, our Manager intends to focus our investments primarily on floating rate first mortgage loans that are generally secured by high quality properties or properties in attractive geographic locations. Our Manager also initially expects to target for us commercial mortgage loans and other commercial real estate-related assets with principal balances under $100 million.
•	Focus on Major Metropolitan Markets. Using LoanCore’s network of experienced commercial mortgage loan originators strategically located in major markets across the

United States, including Greenwich, Los Angeles, San Francisco, Orange County, Chicago and Atlanta, our Manager intends to continue to focus geographically on markets in the United States, primarily in major metropolitan areas that exhibit favorable long-term demographics, including in California and New York. To a lesser extent, our Manager intends to utilize its originators located in London and Edinburgh to originate and selectively acquire commercial mortgage loans and other commercial real estate-related assets secured or, in the case of certain assets (including mezzanine loans and preferred equity), supported by real estate located in Europe. We are also focused on the opportunities presented in regions in Europe where there is minimal availability of debt capital and limited transactional volume, though real estate fundamentals are stable.

•	Utilize LoanCore’s Expertise to Build upon Existing Relationships and Identify Attractive Opportunities. LoanCore, including our Manager’s senior management team, has a broad history in the commercial real estate finance industry, resulting in extensive relationships with owners, managers and operators of commercial real estate in the United States and in Europe. In addition, LoanCore maintains long-standing relationships in the investment banking and mortgage brokerage communities, which we believe generate substantial deal flow for our business. Our Manager intends to build upon these relationships to capitalize on current market opportunities in order to grow our business. In implementing our investment strategies, through LoanCore’s platform, our Manager will utilize its expertise in identifying undervalued performing commercial mortgage loans and other commercial real estate-related assets as well as its capabilities in transaction sourcing, underwriting, execution, asset management and disposition.

As market conditions evolve over time, we expect that our Manager will adjust and evolve our investment strategies to adapt to such changes as our Manager feels appropriate. We believe that our current target assets provide significant investment opportunities for attractive returns. However, our Manager may modify or expand our investment focus and thus targeted investment opportunities to those that are most attractive at the particular stage in the economic and real estate investment cycle at a given time. We believe that this flexibility will position us to generate attractive long-term returns for our stockholders throughout varying cycles and market environments. Our investment strategies may be amended from time to time, if recommended by our Manager and approved by our board of directors. We will not be required to seek stockholder approval when amending our investment strategies.

Our Target Assets

We invest primarily in commercial mortgage loans and other commercial real estate-related assets, focusing on loans secured by properties primarily in the office, mixed use, multifamily, industrial, retail, hospitality, self-storage and manufactured housing real estate sectors in the United States and, to a lesser extent, in Europe, including, but not limited to, the following:

•	Commercial Mortgage Loans. We intend to continue to focus on originating and selectively acquiring mortgage loans that are backed by commercial properties. Mortgage loans are generally secured by a first mortgage lien on a commercial property, may vary in duration, may bear interest at a fixed or floating rate, and may amortize and typically require a balloon payment of principal at maturity. These loans may encompass a whole loan or may also include pari passu participations within such a mortgage loan.
•	Other Commercial Real Estate-Related Assets. Although we expect that originating and selectively acquiring commercial mortgage loans will be our primary area of focus, we also expect to opportunistically originate and selectively acquire other commercial real estate-related assets, subject to maintaining our qualification as a REIT, including, but not limited to, the following:
•	mezzanine loans: loans made to commercial property owners that are secured by pledges of the borrower’s ownership interests, in whole or in part, in entities that directly or indirectly own the property, such loans being subordinate to whole mortgage loans secured by first or second mortgage liens on the property itself. These loans may be tranched into senior and junior mezzanine loans, with the junior mezzanine lenders secured by a pledge of the equity interests in the more senior mezzanine borrower. Following a default on a mezzanine loan, and subject to negotiated terms with the mortgage lender or other mezzanine lenders, the mezzanine lender generally has the right to foreclose on its equity interest and become the owner of the property, directly or indirectly, subject to the lien of the first mortgage and any debt senior to it including any outstanding senior mezzanine debt. In addition, the mezzanine lender typically has additional rights vis-à-vis the more senior lenders, including the right to cure defaults under the mortgage loan and any senior mezzanine loan and purchase the mortgage loan and any senior mezzanine loan, in each case under certain circumstances following a default on the mortgage loan;

•	subordinate mortgage interests: interests, often referred to as “B Notes,” in loans secured by a first mortgage on a single large commercial property or group of related commercial properties and that are subordinated in right of payment to a senior interest in such loans, often referred to as “A Notes.” These subordinate interests may include pari passu participations within such interest and may also be evidenced by their own promissory notes or may be evidenced by a junior participation in a mortgage loan. In either case, the interests are subordinated to the A Note or senior participation interest by virtue of a contractual arrangement, which typically governs payment priority and each parties’ rights and remedies with respect to the mortgage loan. As a general matter, following a default under the mortgage loan, all amounts are paid sequentially first to the A Note or senior participation interest and then to the B Note or subordinate participation interest. The holder of the senior participation interest typically has the exclusive authority to administer the loan, granting the holder of the subordinate mortgage interest discretion over specified major decisions. In some cases, there may be multiple senior and/or junior interests in a single mortgage loan;
•	preferred equity: investments in an entity that are subordinate to any debt of such entity, but senior to such entity’s common equity. Preferred equity investments typically pay a dividend or a preferred distribution, rather than interest payments and often have the right for such dividends to accrue if there is insufficient cash flow to pay currently. These interests are not secured by the underlying real estate, but upon the occurrence of a default, the preferred equity provider typically has the right to effectuate a change of control with respect to the ownership of the property;
•	construction or rehabilitation loans: mortgage loans and mezzanine loans to finance the cost of construction or rehabilitation of a commercial property;
•	net leases / sale-leaseback transactions: commercial properties subject to net leases, which typically have longer terms than gross leases, require tenants to pay substantially all of the operating costs associated with the properties and often have contractually-specified rent increases throughout their term as well as renewal terms at the option of the tenant; we may acquire these properties through sale-leaseback transactions, which involve the purchase of a property and the leasing of such property back to the seller thereof;
•	participating debt: debt investments that participate in equity ownership;
•	commercial real estate corporate debt: corporate bonds of commercial real estate operating or finance companies, including REITs, and corporate bank debt which may be in the form of a term loan or a revolving credit facility that is often secured by the company’s assets or equity in subsidiaries. Corporate bonds may be secured by the company’s assets or may not provide for any security. A substantial portion of corporate bank debt is the most senior position in the company’s corporate liabilities and thus provides a level of safety and achieves higher recovery rates historically;

•	real estate securities: interests in real estate, which may take the form of CMBS or CLOs that are collateralized by pools of commercial real estate debt instruments, often first mortgage loans. The underlying loans are aggregated into a pool and sold as securities to different investors. Under the pooling and servicing agreements that govern these pools, the loans are administered by a trustee and servicers, which act on behalf of all investors and distribute the underlying cash flows to the different classes of securities in accordance with their seniority and ratings; and
•	miscellaneous assets: other commercial real estate-related assets, if necessary, to maintain our qualification as a REIT for U.S. federal income tax purposes or our exclusion from regulation under the Investment Company Act.

The allocation of our capital among our target assets will depend on prevailing market conditions at the time we invest and may change over time in response to different prevailing market conditions. In addition, in the future, we may invest in assets other than our target assets, in each case subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exclusion from regulation under the Investment Company Act.

Our Portfolio

As of December 31, 2014, our existing portfolio consisted of 10 commercial real estate loans with an outstanding principal balance of $349.3 million, 67.8% of which were secured by real estate located in California and New York. Moreover, as of December 31, 2014, our existing portfolio had a weighted average yield to fully extended maturity of one-month LIBOR plus 6.61% and a weighted average LTV of 63.4%.

In December 2013, our predecessor acquired $404.5 million of the loans in our existing portfolio from JLC, and the acquisition was financed through the LoanCore CLO, into which all of the loans acquired from JLC were transferred. In connection with the acquisition, the LoanCore CLO issued $340.0 million of senior indebtedness in two classes to third-party investors and pledged the loans as collateral for such indebtedness, and our predecessor retained all of the CLO preferred shares, having an aggregate liquidation preference of $160.0 million, and all of the CLO common shares. In February and May 2014, through the LoanCore CLO, our predecessor also acquired from JLC an additional mortgage loan with a principal balance of $28.0 million and a collateralized loan receivable with a principal balance of $41.5 million. All of the commercial real estate loans in our existing portfolio as of December 31, 2014 were floating rate loans.

The table below sets forth an overview of our existing portfolio as of December 31, 2014 (dollars in thousands):

Property Type First Mortgage Loan	Additional Loan Details (in sq. ft. except as indicated)	Location	Outstanding Principal Balance	Stated Maturity Date	Yield to Stated Maturity(1)(2)	Fully Extended Maturity Date(3)	Yield to Fully Extended Maturity(1)(4)	LTV(5)
Mixed Use (Retail/Office)	247,587	MA	$58,014	4/9/2017	L+6.05%	4/9/18	L+6.19%	72.0%
Office	209,901	NY	55,000	3/9/2016	L+5.75	3/9/18	L+6.35	64.7
Retail	81,460	NY	41,500	7/9/2016	L+4.50	1/9/18	L+4.66	38.8
Manufactured Housing	256 pads	CA	41,000	7/9/2016	L+6.75	7/9/18	L+6.95	71.7
Mixed Use (Industrial/Office/Retail)	562,407	CA	35,400	6/9/2016	L+5.75	6/9/18	L+6.17	57.6
Office	60,133	CA	28,321	10/9/2015	L+7.00	10/9/17	L+8.56	62.5
Retail	291,052	WA	27,500	6/9/2015	L+6.50	6/9/16	L+6.85	76.4
Office	317,283	NC	27,000	1/9/2016	L+8.00	1/9/18	L+8.65	68.4
Retail	32,750	CA	25,000	6/9/2015	L+5.89	6/9/17	L+7.08	55.9
Multifamily	24,350	NY	10,550	7/9/2016	L+5.40	7/9/18	L+5.73	67.4
Total Portfolio/Weighted Average			$349,285		L+6.10%		L+6.61%	63.4%

(1)	All of the loans were floating rate loans indexed to one-month LIBOR as of December 31, 2014; however, certain of our loans earn a minimum LIBOR floor ranging from 0.20% to 0.50%.
(2)	Yield to stated maturity is calculated based on the cost of the loan and its contractual cash flows to the stated maturity date, assuming no prepayments. Yield to stated maturity would differ if loans are repaid earlier.
(3)	Fully extended maturity date assumes all extension options are exercised.
(4)	Yield to fully extended maturity is calculated based on the cost of the loan and its contractual cash flows (including extension fees), assuming full extension of loan maturities by the borrower and no defaults or prepayments. Yield to fully extended maturity would differ if loans are repaid earlier.
(5)	LTV is calculated as the total outstanding principal balance of the loan plus any financing that is pari passu with or senior to the loan as of December 31, 2014, divided by the applicable stabilized real estate value at the time of origination. The stabilized real estate value reflects management’s estimates, at the time of origination of a loan, of the real estate value (based on projected occupancy and rent levels) underlying such loan, determined in accordance with LoanCore’s investment process and underwriting standards and consistent with third-party appraisals obtained pursuant to such process.

As of December 31, 2014, our existing portfolio had the following diversification statistics based on outstanding principal balance:

As part of our formation transactions, we will use $    million of the net proceeds from this offering to repurchase all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund. We will also use $    million of the net proceeds from this offering and our concurrent private offerings and $    million in borrowings under our anticipated master repurchase facilities to acquire the JLC portfolio from JLC. We have entered into separate purchase agreements with respect to our repurchase of all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund and our acquisition of the JLC portfolio. The consideration we are required to pay for such outstanding subordinate debt and shares of our common stock and the JLC portfolio, respectively, may change prior to the completion of this offering and our concurrent private offerings as a result of the amount of accrued interest earned on our existing portfolio or the JLC portfolio. We intend to finance any increase in consideration through the net proceeds from this offering and our concurrent private offerings or additional borrowings under our anticipated master repurchase facilities. In the event that a prepayment of principal is made on any of the loans in the JLC portfolio prior to the completion of this offering, the consideration we are required to pay for the JLC portfolio will decrease to reflect the amount of any such prepayment.

As of December 31, 2014, on a pro forma, as adjusted basis, we owned a portfolio of 25 commercial real estate loans, all of which were floating rate loans, with an outstanding principal balance of $1.019 billion, and one other commercial real estate-related asset with an outstanding principal balance of $31.2 million. Approximately 47.3% of the outstanding principal balance of these loans and other assets were secured by real estate located in California and New York. Moreover, as of December 31, 2014, on a pro forma, as adjusted basis, our portfolio had a weighted average yield to fully extended maturity of one-month LIBOR (or three-month GBP LIBOR, in the case of two assets denominated in GBP) plus 6.30% and a weighted average LTV of 64.7%.

The table below sets forth an overview of our portfolio as of December 31, 2014 on a pro forma basis after giving effect to the completion of this offering, our concurrent private offerings and our formation transactions, and as adjusted to reflect any prepayments and additional loans made as of April 3, 2015 (including through the reinvestment of proceeds received from prepayments of loans held in the LoanCore CLO) (dollars in thousands).

Pro Forma, As Adjusted
Property Type First Mortgage Loan	Additional Loan Details (in sq. ft. except as indicated)	Location	Outstanding Principal Balance	Stated Maturity Date	Yield to Stated Maturity(1)(2)	Fully Extended Maturity Date(3)	Yield to Fully Extended Maturity(1)(4)	LTV(5)
Retail(6)	78,154	CO	$83,450	7/9/2016	L+5.25%	7/9/19	L+5.35%	78.2%
Mixed Use (Retail/Other)(6)	25,980	NY	70,000	8/9/2017	L+4.50	8/9/19	L+4.70	71.1
Mixed Use (Office/Retail)(6)	51,276	NY	65,500	1/9/2017	L+5.25	1/9/20	L+5.48	64.9
Mixed Use (Retail/Office/Other)(6)	374,180	FL	63,200	11/9/2016	L+8.50	11/9/17	L+9.15	70.8
Mixed Use (Retail/Office)	247,587	MA	58,014	4/9/2017	L+6.05	4/9/18	L+6.19	72.0
Office	209,901	NY	55,000	3/9/2016	L+5.75	3/9/18	L+6.35	64.7
Hospitality(6)	777 rooms	FL	54,000	12/9/2017	L+5.00	12/9/19	L+5.19	45.4
Hospitality(7)	100 rooms	NY	49,500	9/9/2016	L+4.05	9/9/19	L+4.15	56.6
Retail(6)	289,918	HI	46,500	2/9/2016	L+6.25	2/9/17	L+6.71	77.1
Hospitality(6)	55,000	NY	43,000	10/9/2017	L+4.25	10/9/19	L+4.65	64.2
Retail	81,460	NY	41,500	7/9/2016	L+4.50	1/9/18	L+4.66	38.8
Manufactured Housing	256 pads	CA	41,000	7/9/2016	L+6.75	7/9/18	L+6.95	71.7
Office(7)	227,518	WA	36,575	10/9/2016	L+5.35	10/9/18	L+5.98	60.7
Mixed Use (Industrial/Office/Retail)	562,407	CA	35,400	6/9/2016	L+5.75	6/9/18	L+6.17	57.6
Hospitality(7)	137 rooms	CA	32,000	5/9/2016	L+5.00	5/9/19	L+5.84	34.0
Multifamily(7)	456 units	MD	31,500	3/9/2016	L+6.50	9/9/16	L+6.50	60.5
Office(6)	376,405	Various	31,000	7/9/2016	L+6.00	7/9/18	L+6.14	66.7
Office	60,133	CA	28,321	10/9/2015	L+7.00	10/9/17	L+8.56	62.5
Retail	291,052	WA	27,500	6/9/2015	L+6.50	6/9/16	L+6.85	76.4
Office	317,283	NC	27,000	1/9/2016	L+8.00	1/9/18	L+8.65	68.4
Hospitality(6)	805 rooms	Various	27,000	11/9/2015	L+5.50	11/9/16	L+5.63	70.7
Retail	32,750	CA	25,000	6/9/2015	L+5.89	6/9/17	L+7.08	55.9
Manufactured Housing(6)	465 pads	NV	18,800	11/9/2016	L+4.50	11/9/19	L+4.60	56.0
Various (Office/Retail/Other)(6)(8)	110,668	UK	17,412	10/9/2015	L+9.76	10/9/15	L+9.76	78.7
Multifamily	24,350	NY	10,550	7/9/2016	L+5.40	7/9/18	L+5.73	67.4
B Note
Various (Office/Retail/Other)(6)(8)	2,266,999	UK	31,150	1/9/2016	L+12.19	1/9/17	L+12.52	77.2
Total Portfolio/Weighted Average			$1,049,872		L+5.94%		L+6.30%	64.7%

(1)	All of the loans and other assets were floating rate loans and other assets indexed to various benchmark rates relevant in each case in terms of currency and payment frequency as of December 31, 2014 on a pro forma, as adjusted basis; however, certain of our loans earn a minimum LIBOR floor ranging from 0.20% to 0.75%.
(2)	Yield to stated maturity is calculated based on the cost of the loan or other asset and its contractual cash flows to the stated maturity date, assuming no prepayments. Yield to stated maturity would differ if loans or other assets are repaid earlier.
(3)	Fully extended maturity date assumes all extension options are exercised.
(4)	Yield to fully extended maturity is calculated based on the cost of the loan or other asset and its contractual cash flows (including extension fees), assuming full extension of maturities by the borrower and no defaults or prepayments. Yield to fully extended maturity would differ if loans or other assets are repaid earlier.
(5)	LTV is calculated as the total outstanding principal balance of the loan or other asset plus any financing that is pari passu with or senior to the loan or other asset as of December 31, 2014 on a pro forma, as adjusted basis, divided by the applicable stabilized real estate value at the time of origination. The stabilized real estate value reflects management’s estimates, at the time of origination of a loan or other asset, of the real estate value (based on projected occupancy and rent levels) underlying such loan or other asset, determined in accordance with LoanCore’s investment process and underwriting standards and consistent with third-party appraisals obtained pursuant to such process.
(6)	Represents a loan or other asset to be acquired upon the completion of this offering, our concurrent private offerings and our formation transactions as part of the JLC portfolio.
(7)	Represents a loan acquired subsequent to December 31, 2014 through the reinvestment of proceeds received from prepayments of loans held in the LoanCore CLO.
(8)	Outstanding principal balances for loan and other asset denominated in GBP were converted at a December 31, 2014 spot rate of 1.5588.

As of December 31, 2014, on a pro forma basis after giving effect to the completion of this offering, our concurrent private offerings and our formation transactions, and as adjusted to reflect any prepayments and additional loans made as of April 3, 2015 (including through the reinvestment of proceeds received from prepayments of loans held in the LoanCore CLO), our portfolio had the following diversification statistics based on outstanding principal balance:

Financing Strategy and Financial Risk Management

We plan to finance our investments going forward initially with the net proceeds from this offering and our concurrent private offerings and borrowings under our anticipated master repurchase facilities, discussed below. Upon the completion of this offering, our concurrent private offerings and our formation transactions, our only outstanding indebtedness will be the indebtedness of the LoanCore CLO, which had an outstanding principal balance of $340.0 million as of December 31, 2014, and $    million of borrowings under our anticipated master repurchase facilities (assuming the shares of our common stock are sold in this offering at $       per share) that will be drawn to pay the remaining portion of the purchase price for the JLC portfolio. Principal proceeds received from dispositions, payments or prepayments of commercial mortgage loans held in the LoanCore CLO may be reinvested until November 2015, subject to meeting certain specified criteria. Prior to the date of this prospectus, we anticipate that we will enter into master repurchase facilities with affiliates of each of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, which are underwriters in this offering, with an aggregate maximum size of $750 million. We have not received commitments from the lenders for these facilities and there can be no assurance that we will receive such commitments or enter into definitive agreements for any of these facilities upon the terms contemplated or other terms, or at all. We expect to finance our investments over time with various types of borrowings, including, but not limited to, bank credit facilities (including term loans and revolving facilities), repurchase agreements and facilities (including the aforementioned anticipated master repurchase facilities), warehouse facilities and structured financing and derivative instruments, in addition to transaction or asset-specific funding arrangements. As a general matter, we intend to minimize the differences in the duration and interest indices of our assets and those of our liabilities. We may also issue additional equity, equity-related and debt securities to fund our investment strategies.

Although we are not required to maintain any particular leverage ratio, we expect that the amount of leverage we incur will take into account a variety of factors, which may include the anticipated liquidity and price volatility of our target assets, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, including hedges, the availability and terms (including cost) of financing our assets, the creditworthiness of our financing counterparties, the health of the U.S. economy and commercial mortgage markets, the outlook for the level, slope and volatility of interest rate movement, the credit quality of our target assets and the value of the collateral underlying our target assets. Given current market conditions, we expect that our leverage will not exceed, on a debt-to-equity basis, a ratio of 3-to-1. To the extent market conditions are favorable, we may increase our borrowing levels.

Subject to maintaining our qualification as a REIT, we may, from time to time, engage in hedging transactions that seek to mitigate the effects of fluctuations in interest rates or currencies and their effects on our operating results and cash flows. These hedging transactions could take a variety of forms, including, without limitation, interest rate or currency swaps or cap agreements, options, futures contracts, forward rate or currency agreements or similar financial instruments.

Investment Guidelines

Our board of directors has approved the following investment guidelines:

•	no investment shall be made without the approval of our Manager’s investment committee, which will initially be comprised of Mark Finerman, our chairman, chief executive officer and president, Jordan Bock, our chief investment officer, Christopher McCormack, our chief financial officer, Daniel Bennett, our head of capital markets, and Gary Berkman, our chief credit officer;
•	no investment shall be made that would cause us to fail to qualify as a REIT under the Internal Revenue Code;
•	no investment shall be made that would cause us or any of our subsidiaries to be required to be registered as an investment company under the Investment Company Act;
•	our investments will be predominantly in our target assets;
•	prior to the deployment of capital into investments, our Manager may cause our capital to be invested in any short-term investments in money market funds, bank accounts, overnight repurchase agreements with primary Federal Reserve Bank dealers collateralized by direct U.S. government obligations and other instruments or investments determined by our Manager to be of high quality;
•	not more than 25% of our Equity (as defined in our management agreement with our Manager) will be invested in any individual investment without the approval of our board of directors (it being understood, however, that for purposes of the foregoing concentration limit, in the case of any investment that is comprised (whether through a structured investment vehicle or other arrangement (including through the LoanCore CLO)) of securities, instruments or assets of multiple portfolio issuers, such investment for purposes of the foregoing limitation shall be deemed to be multiple investments in such underlying securities, instruments and assets and not such particular vehicle, product or other arrangement in which they are aggregated); and
•	any investment in excess of $250 million requires the approval of our board of directors.

These investment guidelines may be amended, restated, supplemented or waived pursuant to the approval of our board of directors (which must include a majority of the independent directors on our board of directors) from time to time, but without the approval of our stockholders.

Investment Committee of Our Manager

Our Manager has formed an investment committee which will initially be comprised of Mark Finerman, our chairman, chief executive officer and president, Jordan Bock, our chief investment officer, Christopher McCormack, our chief financial officer, Daniel Bennett, our head of capital markets, and Gary Berkman, our chief credit officer.

Our Manager’s investment committee will advise and consult with our Manager’s senior management team with respect to our investment strategies, investment portfolio holdings, financing and leverage strategies and investment guidelines, and will approve our investments. Our Manager’s investment committee will meet as frequently as it believes is necessary.

Investment and Asset Management Process

Origination/Acquisition and Initial Review:   Through LoanCore, our Manager has a strong network of experienced commercial mortgage loan originators strategically located in major markets across the United States and in the United Kingdom, who have well-established relationships with property owners, developers, mortgage brokers and investors that generate attractive loan origination and acquisition opportunities.

Our Manager’s deal team will prepare an initial loan sizing, receive initial approval on proposed loan terms and structure from our chief investment officer, receive preliminary pricing from the head of capital markets, and, assuming the potential investment generally meets our credit and investment criteria, draft a preliminary quote sheet for issuance to the borrower. In addition, our Manager’s deal team will submit property characteristics and preliminary loan terms and structure to our chief credit officer for approval to issue a formal conditional commitment. Our Manager’s deal team will then contact outside counsel to prepare the conditional commitment and distribute it to the borrower.

Pricing:   Investments are priced based on market conditions. Then, using a proprietary model, our Manager’s deal team will confirm that the required pricing achieves the appropriate return on any given investment. Key model inputs include anticipated subordination levels, current credit spreads and relevant property and investment metrics, including asset type, property class, underwritten cash flow, property valuation, investment amount, investment term and amortization type. Model assumptions and pricing methodology are constantly adjusted based on prevailing market conditions, investor sentiment and activity and portfolio allocations and concentrations at the time of pricing.

Underwriting and Due Diligence:   Upon receipt of an executed conditional commitment and an expense deposit, our Manager’s deal team will commence full due diligence. Concurrently with the due diligence process, our Manager’s deal team will structure the proposed investment and prepare an investment committee memorandum for our Manager’s senior management team.

Underwriting Standards

Our investments are generally originated or acquired in accordance with the underwriting criteria described below. However, variations from these guidelines may be implemented as a result of various conditions.

Investment Analysis.   The credit underwriting process for each investment is performed by the local originator and his or her deal team. This team is required to conduct a thorough review of the underlying property, which typically includes an examination of historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third-party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering.

A member of our Manager’s deal team is required to perform an inspection of the property as well as a review of the surrounding market area, including demand generators and competing properties, in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics and evaluate the property’s competitiveness within its market.

Our Manager’s deal team, along with a third-party provider engaged by our Manager, also will perform a detailed review of the financial status, credit history and background of the borrower and certain key principals through financial statements, income tax returns, credit reports, background investigations and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent. The deal team’s review also includes an evaluation of relative valuation, comparable analysis, supply and demand trends, shape of yield curves, delinquency and default rates, recovery of various sectors and vintage of collateral.

After the compilation and review of all documentation and other relevant considerations, our Manager’s deal team will finalize its detailed underwriting analysis of the property’s cash flow in accordance with our property-specific cash flow underwriting guidelines. Determinations are made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, which may result in features such as ongoing escrows or upfront reserves, letters of credit, lockboxes/cash management or guarantees. Among other requirements, all of our loans require borrowers to purchase LIBOR caps to hedge against rising interest rates.

Assessments of Property Condition

As part of the underwriting process, our Manager will typically obtain the property assessments and reports described below:

Appraisals.   Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each investment that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment.   In most cases, a Phase I environmental assessment will be performed by a third party to identify and evaluate potential environmental issues in connection with the property. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

Engineering Assessment.   In general, our Manager will require that an engineering firm inspect the relevant property to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, our Manager will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report.   Generally, a seismic report will be required for all properties located in seismic zones 3 or 4.

Insurance.   The borrower will be required to provide, and our Manager will typically review (with the assistance from counsel), various forms of insurance, including: (i) title insurance, (ii) casualty insurance, (iii) flood insurance, if available, and (iv) business interruption or rent loss insurance. In addition, our Manager will typically require the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Review and Approval:   Following the completion of due diligence, our Manager’s deal team will prepare a memorandum summarizing its due diligence findings and will present it to our Manager’s investment committee. Our Manager’s investment committee will review, among other things, property details, market fundamentals, borrower creditworthiness, investment structure, cash flow underwriting and deal risks and mitigating factors prior to issuing an approval for funding. Our Manager’s investment decisions will be based on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments.

Our Manager’s investment committee will evaluate investment opportunities based on stringent investment criteria including: (i) asset quality; (ii) strong, sustainable cash flow profiles; (iii) well-capitalized sponsorship; (iv) strong market fundamentals with favorable demographics; (v) securely structured transactions with appropriate protective covenants; (vi) favorable distribution strategies; (vii) balanced portfolio composition and risk diversification; (viii) impact on maintaining our qualification as a REIT and our exclusion from registration under the Investment Company Act; (ix) general compliance with our underwriting guidelines and procedures; and (x) compliance with our investment guidelines. Investment approval will require majority approval by members of our Manager’s investment committee.

(1)   Closing:   Following approval of an investment by our Manager’s investment committee, our Manager will move efficiently to close the transaction. The closing process includes completion of outstanding business and legal due diligence items, finalization of third-party reports, final approval from our Manager’s investment committee, finalization of investment documents, sources and uses, completion of the closing statement and funding memorandum, review of the title company closing statement with the escrow agent, coordination of funding with our Manager’s product control, treasury and operations groups, loan closing and funding and delivery of final files to the custodian and servicer.

(2)   Asset Management:   Following the closing of an investment, our Manager’s dedicated asset management team will monitor and administer the investment on an ongoing basis. Our Manager’s asset management team also monitors our overall inventory and manages portfolio risk through hedging and other strategies. Through the final repayment of an investment, we expect our Manager’s asset management team to be in regular contact with borrowers, servicers and local market experts monitoring performance of the collateral, anticipating property and market issues, and enforcing rights and remedies when appropriate.

(3)   Sophisticated Technology:   Through a software licensing agreement with a “best-in-class” technology service provider, our Manager has the benefits of an advanced commercial real estate finance software platform (which comprises a fully-integrated, web-based origination/acquisition, pipeline management, underwriting and asset management system featuring customized reporting and Excel-based underwriting). The sophisticated systems and controls are used to provide real time information to our Manager’s personnel to support our investment and asset management capabilities.

Risk Management

As part of our risk management strategy, our Manager closely monitors our portfolio and actively manages the financing, interest rate, credit, prepayment and convexity (a measure of the sensitivity of the duration of a debt investment to changes in interest rates) risks associated with holding our investment portfolio.

Asset Management

We recognize the importance of active asset management in successful investing and our Manager, through LoanCore, has a dedicated asset management team. These asset management professionals provide not only investment oversight, but also critical input to the origination and acquisition process. This interactive process coordinates underwriting assumptions with direct knowledge of local market conditions and costs and revenue expectations. These critical assumptions then become the operational benchmarks by which the asset managers are guided and evaluated in their ongoing management responsibilities. For mortgage investments, annual budgets are reviewed and monitored quarterly for variance, and follow up and questions are directed by the asset manager back to the owner. For securities investments, monthly remittance reports are reviewed, and questions are prompted by the asset manager to the servicer and trustee to ensure strict adherence to the servicing standards set forth in the applicable pooling and servicing agreements. All materials are submitted to our chief investment officer for review on a quarterly basis. Our asset management team has responsibility for asset-specific and market surveillance, rigid enforcement of investment rights, and timely sale of underperforming positions prior to potential for loss. The asset management group monitors each investment and reviews the disposition strategy on a regular basis in order to realize appreciated values and maximize returns.

Interest Rate Hedging

Subject to maintaining our qualification as a REIT, we may, from time to time, engage in hedging transactions that seek to mitigate the effects of fluctuations in interest rates or currencies and their effects on our operating results and cash flows. These hedging transactions could take a variety of forms, including, without limitation, interest rate or currency swaps or cap agreements, options, futures contracts, forward rate or currency agreements or similar financial instruments.

Under the U.S. federal income tax laws applicable to REITs, we generally are able to enter into certain transactions to hedge indebtedness that we may incur, or plan to incur, to originate, acquire or carry real estate assets, although our total gross income from interest rate hedges that do not meet this requirement, together with all other non-qualifying income generally must not exceed 5% of our gross income. The U.S. federal income tax rules applicable to REITs may require us to implement certain hedging techniques through a TRS that is fully subject to U.S. federal corporate income taxation.

Market Risk Management

Risk management is an integral component of our strategy to deliver attractive long-term returns to our stockholders. Because we invest in commercial mortgage loans and other commercial real estate-related assets, investment losses from prepayments, defaults, interest rate volatility or other risks can eliminate or otherwise meaningfully reduce funds available for distribution to our stockholders. In addition, because we employ financial leverage in funding our portfolio, mismatches in the maturities of our assets and liabilities can create risk in the need to continually renew or otherwise refinance our liabilities. Our net interest margin is dependent upon a positive spread between the returns on our portfolio and our overall cost of funding. To minimize the risks to our portfolio, we actively employ portfolio-wide and asset-specific risk measurement and management processes in our daily operations. For example, we generally intend to minimize the differences between the terms and indices of our assets and those of our liabilities, including in certain instances through the use of derivatives; however, under certain circumstances, we may determine not to do so or we may otherwise be unable to do so. See “Risk Factors—Risks Related to Our Financing and Hedging—Our use of leverage may create a mismatch with the duration and index of the investments that we are financing.” LoanCore’s risk management tools include software and services licensed or purchased from third parties, in addition to proprietary analytical methods developed by LoanCore. There can be no guarantee that these tools will protect us from market risks.

Credit Risk Management

While we seek to limit our credit losses through our investment strategies, there can be no assurance that we will be successful. We retain the risk of potential credit losses on all of the commercial mortgage loans and other commercial real estate-related assets that we originate or acquire. We seek to manage credit risk through our due diligence process prior to origination or acquisition and through the use of non-recourse financing, when and where available and appropriate. In addition, with respect to any particular target investment, our Manager’s deal team evaluates, among other things, relative valuation, comparable analysis, supply and demand trends, shape of yield curves, delinquency and default rates, recovery of various sectors and vintage of collateral.

Our investment guidelines do not limit the amount of our equity that may be invested in any type of our target assets. However, not more than 25% of our Equity (as defined in our management agreement with our Manager) will be invested in any individual investment without the approval of our board of directors (it being understood, however, that for purposes of the foregoing concentration limit, in the case of any investment that is comprised (whether through a structured investment vehicle or other arrangement (including through the LoanCore CLO)) of securities, instruments or assets of multiple portfolio issuers, such investment for purposes of the foregoing limitation shall be deemed to be multiple investments in such underlying securities, instruments and assets and not such particular vehicle, product or other arrangement in which they are aggregated). Our investment decisions depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our equity that will be invested in any individual target asset at any given time.

Conflicts of Interest

For a discussion of the conflicts of interest facing our company and our policies to address these conflicts, see “Our Manager and the Management Agreement—Conflicts of Interest.”

Policies With Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may seek to raise such funds through borrowings or the sale of equity, equity-related or debt securities, the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or the sale of assets, or a combination of these methods. If our board of directors determines to raise additional equity capital, it has the power, without stockholder approval, to authorize us to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We expect to finance our investments over time with various types of borrowings, including, but not limited to, bank credit facilities (including term loans and revolving facilities), repurchase agreements and facilities (including our anticipated master repurchase facilities), warehouse facilities and structured financing and derivative instruments, in addition to transaction or asset-specific funding arrangements. We may also issue additional equity, equity-related and debt securities to fund our investment strategies.

Our investment guidelines and our portfolio and leverage are periodically reviewed by our board of directors as part of its oversight of our Manager.

As of the date of this prospectus, we do not intend to offer equity, equity-related or debt securities in exchange for property, to underwrite the securities of other issuers, or to repurchase or otherwise reacquire shares of our capital stock or other securities other than as described in this prospectus.

We may invest in the debt securities of other REITs or other entities engaged in real estate operating or financing activities, but not for the purpose of exercising control over such entities.

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Our board of directors may change any of these policies without prior notice to or a vote of our stockholders, but we expect to disclose any material changes to these policies in the periodic reports that we will file with the SEC.

Concurrent Private Offerings

Concurrently with the completion of this offering, (1) certain members of our Manager’s senior management team, consisting of Mark Finerman, our chairman, chief executive officer and president,              , our             ,             , our             , and affiliates of LoanCore Capital, LLC will purchase an aggregate of $    million of shares of our common stock, (2) GICRE will purchase the lesser of (a) $    million of shares of our common stock and (b) a number of shares equal to    % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (excluding any shares that may be issued upon exercise of the underwriters’ over-allotment option), and (3) Jefferies Group will purchase $    million of shares of our common stock, in each case in separate private placements at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount. Jefferies Group is an affiliate of both Jefferies Group LLC and Jefferies LLC, one of the underwriters in this offering.

The purchasers in our concurrent private offerings will agree with the underwriters in this offering not to sell or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC, subject to limited exceptions. In addition, these purchasers will enter into substantially similar agreements with us, except that our prior written consent will be required to release these purchasers from the restrictions contained in these agreements. See “Shares Eligible for Future Sale—Lock-Up Agreements” and “Underwriting.”

In addition, we will enter into a registration rights agreement with these purchasers with respect to resales of their acquired shares of our common stock. See “Shares Eligible for Future Sale—Registration Rights.” The closing of each of our concurrent private offerings is expected to occur on the same day as this offering, and is contingent upon the completion of this offering. This offering is also contingent upon the closings of our concurrent private offerings.

Operating and Regulatory Structure

REIT Qualification

Our predecessor made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with its initial taxable year ended December 31, 2013. As part of our formation transactions, our predecessor will merge with and into LoanCore Realty Trust, Inc., with LoanCore Realty Trust, Inc. as the survivor in the merger. For U.S. federal income tax purposes, as a result of their merger, LoanCore Realty Trust, Inc. will be treated as a continuation of our predecessor. Accordingly, we will be considered to have made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with our predecessor’s initial taxable year ended December 31, 2013.

Our continued qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of shares of our capital stock. We believe that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and generally will be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Accordingly, our failure to remain qualified as a REIT could materially and adversely affect us, including our ability to make distributions to our stockholders in the future. Even if we remain qualified as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property. See “U.S. Federal Income Tax Considerations— Taxation of LoanCore Realty Trust, Inc.”

Investment Company Act Exclusion

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act. Complying with provisions that allow us to avoid the consequences of registration under the Investment Company Act may at times require us to forego otherwise attractive opportunities and limit the manner in which we conduct our operations.

We intend to conduct our operations so that we are not an “investment company” as defined in Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. We believe we are not an investment company under Section 3(a)(1)(A) of the Investment Company Act because we do not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Rather, through our wholly-owned or majority-owned subsidiaries, we believe we are primarily engaged in the non-investment company business of purchasing or otherwise acquiring commercial mortgage loans and other interests in commercial real estate. To satisfy the requirements of Section 3(a)(1)(C), we must not be engaged in the business of investing, reinvesting, owning, holding, or trading securities and we must not own “investment securities” with a value that exceeds 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exclusions from the definition of investment company for private investment companies set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

For purposes of the foregoing, we will treat our interests in the LoanCore CLO, our wholly-owned subsidiary, as non-investment securities because the LoanCore CLO qualifies for the exclusion from regulation as an investment company afforded by Section 3(c)(5)(C) of the Investment Company Act. We also expect to rely on this exclusion with respect to our investment in any wholly-owned subsidiaries that will hold the JLC portfolio and the future commercial mortgage loans and other commercial real estate-related assets we originate or acquire. Under this exclusion, these wholly-owned subsidiaries are required to maintain, on the basis of positions taken by the staff of the SEC in interpretive and no-action letters, a minimum of 55% of the value of the total assets of any such entity in “mortgages and other liens on and interests in real estate,” which we refer to as “Qualifying Interests,” and a minimum of 80% in Qualifying Interests and real estate-related assets.

Qualification for an exclusion from registration under the Investment Company Act will limit our ability to make certain investments. See “Risk Factors—Risks Related to Our Company—Maintenance of our exclusion from registration under the Investment Company Act imposes significant limits on our operations.”

Competition

We operate in a competitive market for origination and acquisition of attractive investment opportunities. We compete with a variety of institutional investors, including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities and may compete with Other LoanCore Vehicles. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several of our competitors have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with our investment objectives, which may create additional competition for our target assets. Some of our competitors may have a lower cost of funds and access to funding sources that may not be available to us or are only available to us on substantially less attractive terms. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exclusion or exemption from the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more lending relationships than we do. Competition may result in fewer investments, higher prices, acceptance of greater risk, lower yields and a narrower spread of yields over our borrowing costs. In addition, competition for attractive investments could delay the investment of our capital.

In the face of this competition, we have access to our Manager’s professionals through LoanCore and their industry expertise, which may provide us with a competitive advantage in competing effectively for attractive investment opportunities and help us assess risks and determine appropriate pricing for certain potential investments. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors—Risks Related to Our Investment Activities—We operate in a competitive market for origination and acquisition of attractive investment opportunities and competition may limit our ability to originate or acquire attractive investments in our target assets, which could have a material adverse effect on us.”

Employees

We are externally managed and, upon the completion of this offering, will be advised by our Manager pursuant to our management agreement between our Manager and us. All of our officers and one of our directors serve as officers of our Manager. We do not expect to have any employees. See “Our Manager and the Management Agreement—Management Agreement.”

Legal Proceedings

Neither we nor, to our knowledge, our Manager is currently subject to any legal proceedings which we or our Manager consider to be material.

MANAGEMENT

Our Directors, Director Nominees and Executive Officers

Upon the completion of this offering, our board of directors is expected to be comprised of seven members. Of these seven directors, we believe that four, constituting a majority, will be considered “independent,” with independence being determined in accordance with the listing standards established by the New York Stock Exchange. Our bylaws provide that a majority of the board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the MGCL nor, unless our bylaws are amended, more than 15. Moreover, pursuant to the investor rights agreement that we will enter into with GICRE, as described below, we will agree to limit the number of directors to 15.

Upon the completion of this offering, our board of directors will be divided into three classes, Class I, Class II and Class III. At each annual meeting of our stockholders, one class of directors will be elected for a term ending at the third annual meeting after their election and when their respective successors are duly elected and qualify to succeed the directors of the same class whose terms are then expiring. The initial terms of the Class I, Class II and Class III directors will expire upon the election and qualification of successor directors at the annual meetings of our stockholders held during the calendar years 2016, 2017 and 2018, respectively. There will be no cumulative voting in the election of directors. Consequently, at each annual meeting, the successors to the directors whose terms are then expiring will be elected by a plurality of the votes cast at that meeting.

Effective upon the completion of this offering and our concurrent private offerings, we will enter into an investor rights agreement with GICRE pursuant to which, among other matters, GICRE will have the right to designate for nomination, and we will be required to nominate, one individual for election as a director for as long as GICRE beneficially owns 8.0% or more of the outstanding shares of our common stock (excluding shares that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). If the size of our board of directors is increased to twelve or more directors, GICRE will have the right to designate for nomination, and we will be required to nominate, two individuals for election as directors for as long as GICRE beneficially owns 8.0% or more of the outstanding shares of our common stock. In addition, in the event that a GICRE designee satisfies the listing standards for independence of the New York Stock Exchange and otherwise satisfies applicable qualifications under the New York Stock Exchange, such designee will be entitled to be a member of each committee and sub-committee of our board of directors. GICRE will agree to vote all shares of our common stock that it beneficially owns in favor of Mark Finerman, our chairman, chief executive officer and president, in any election in which Mr. Finerman is a director nominee. For as long as GICRE beneficially owns 8.0% or more of the outstanding shares of our common stock, each of Mr. Finerman and              will agree to vote all shares of our common stock that he beneficially owns in favor of the nominee(s) designated by GICRE in any election of directors in which GICRE has exercised its right to designate a director nominee.

We will also enter into an investor rights agreement with Jefferies Group pursuant to which Jefferies Group will have the right to designate for nomination, and we will be required to nominate, one individual for election as a director for as long as Jefferies Group beneficially owns    % or more of the outstanding shares of our common stock (excluding shares that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). In addition, in the event that the Jefferies Group designee satisfies the listing standards for independence of the New York Stock Exchange and otherwise satisfies applicable qualifications under the New York Stock Exchange, such designee will be entitled to be a member of each committee and sub-committee of our board of directors. Jefferies Group will agree to vote all shares of our common stock that it beneficially owns in favor of Mark Finerman, our chairman, chief executive officer and president, in any election in which Mr. Finerman is a director nominee. For as long as Jefferies Group beneficially owns    % or more of the outstanding shares of our common stock, each of Mr. Finerman and              will agree to vote all

shares of our common stock that he beneficially owns in favor of the nominee designated by Jefferies Group in any election of directors in which Jefferies Group has exercised its right to designate a director nominee. See “Certain Relationships and Related Person Transactions—Investor Rights Agreements” for additional information regarding the investor rights agreements.

The following sets forth certain information with respect to our directors, director nominees and executive officers:

Name	Age	Position Held with Our Company
Mark Finerman	52	Chairman of our Board of Directors, Chief Executive Officer and President (Class Director)
Jordan Bock*	35	Chief Investment Officer and Secretary
Christopher McCormack*	45	Chief Financial Officer and Treasurer
Daniel Bennett	38	Head of Capital Markets
Gary Berkman	62	Chief Credit Officer
		Director Nominee (Class Director)
		Director Nominee (Class Director)
**		Independent Director Nominee (Class Director)
**		Independent Director Nominee (Class Director)
**		Independent Director Nominee (Class Director)
**		Independent Director Nominee (Class Director)

*	This individual is currently serving as an interim director of our company, and will resign as such prior to the completion of this offering.
**	This individual has agreed to become a member of our board of directors upon the completion of this offering and is expected to be an independent director.

Directors and Director Nominees

Mark Finerman serves as the chairman of our board of directors and our chief executive officer and president, and will be a class     director upon the completion of this offering. He also serves as the chief executive officer of our Manager, and as the chairman of its investment committee. Mr. Finerman founded LoanCore in June 2008 and, as its president, he is responsible for the oversight, strategic direction and investment strategy of the firm. Mr. Finerman has 28 years of experience in commercial real estate investing and, collectively during his respective tenures as founder and president of LoanCore, the North American head of real estate finance and securitization at RBS Greenwich Capital and head of real estate banking and mortgage origination, and then group department head, at Credit Suisse First Boston, as described below, has overseen or been directly responsible for over $70 billion of commercial real estate loan originations and acquisitions. Mr. Finerman also co-founded JLC in February 2011, and has served as JLC’s managing principal and chief executive officer and as a member of its board of managers since that time. Prior to forming LoanCore, Mr. Finerman served as the North American head of real estate finance and securitization at RBS Greenwich Capital from 2002 to 2007. During his tenure there, RBS was named Bank of the Year by Real Estate Finance and Investment, a publication of Institutional Investor, Inc. Prior to joining RBS, Mr. Finerman worked in the real estate finance and securitization group at Credit Suisse First Boston from 1996 to 2002. At Credit Suisse First Boston, Mr. Finerman was head of real estate banking and mortgage origination and was promoted to group department head during his tenure. He was a director and initial member of the commercial real estate finance group at Nomura Securities International from 1993 to 1996. Mr. Finerman began his career in 1988 at Sun America, where he was a manager of mortgage lending and real estate investment. He is a graduate of the University of California, Berkeley where he received a B.A. in Social Science and of the Marshall School of Business at the University of Southern California, where he received a Masters in Finance. Mr. Finerman’s leadership, vision, skills, deep knowledge of our business and experience in commercial real estate finance lead to our conclusion that Mr. Finerman should serve as the chairman of our board of directors.

will be a class director upon the completion of this offering.
will be a class director upon the completion of this offering.

will be a class director upon the completion of this offering.
will be a class director upon the completion of this offering.
will be a class director upon the completion of this offering.
will be a class director upon the completion of this offering.

Executive Officers

In addition to Mr. Finerman, the following individuals serve as our executive officers:

Jordan Bock serves as our chief investment officer and secretary. He also serves as a managing director of our Manager, and he is a managing director and the head of private debt investments of DivCore Real Estate Asset Management, LLC, or DivCore, an affiliate of LoanCore Capital, LLC. Prior to joining DivCore in 2012, Mr. Bock spent nearly ten years with the real estate investment arm of GIC Real Estate Private Limited, the last six years as senior vice president overseeing the real estate debt investment program at GIC Real Estate Private Limited. Mr. Bock was responsible for constructing the direct real estate debt portfolio in the United States, structuring and consummating over US$5 billion in direct debt investments for which he had day-to-day oversight. In addition to his debt responsibilities, Mr. Bock has deep private equity expertise in joint venture and corporate investments, deploying over U.S. $3 billion in investments of this type during his tenure at GIC Real Estate Private Limited. Mr. Bock began his career at Archon Capital, Goldman, Sachs & Co.’s private equity debt investment vehicle, where he focused on mezzanine, preferred equity and CMBS investments. Mr. Bock received a B.S. in Business Administration from Georgetown University.

Christopher McCormack serves as our chief financial officer and treasurer. He also serves as a managing director of our Manager, and, since June 2008 has served as LoanCore’s managing director, chief operating officer and secretary. Mr. McCormack has also served as JLC’s chief operating officer since February 2011. From 1998 to 2008, Mr. McCormack worked in the real estate finance group at RBS Greenwich Capital, most recently as a managing director and the head of real estate capital markets responsible for overseeing new issue CMBS syndication, secondary trading and structuring. In that role, Mr. McCormack helped develop and build a joint fixed rate CMBS program between RBS and Goldman, Sachs & Co. and launched a GNMA project loan business. Mr. McCormack began his career at RBS as a vice president responsible for structuring and later moved into a trading role. Prior to joining RBS, Mr. McCormack worked as a bond structurer at Donaldson, Lufkin and Jenrette from 1995 to 1998 and at Deloitte & Touche LLP from 1992 to 1995. Mr. McCormack graduated from the College of the Holy Cross with a B.A. in Economics. He received both an M.S. in Accounting and an M.B.A. from Northeastern University.

Daniel Bennett serves as our head of capital markets. He also serves as managing director of our Manager. Mr. Bennett joined LoanCore in May 2014 and is the head of capital markets of JLC. Prior to joining LoanCore, Mr. Bennett worked in the real estate financing group at Goldman, Sachs & Co. from 2005 to 2014, most recently as a managing director and the head of the real estate financing group capital markets desk, where he was responsible for the distribution and risk management of the commercial real estate loan book for all new issue CMBS deals and commercial real estate loan syndications. Mr. Bennett joined Goldman, Sachs & Co. in 2005 in the commercial real estate origination group and moved to the mortgage commercial real estate loan trading desk in 2006. Prior to joining Goldman, Sachs & Co., Mr. Bennett was an attorney for Sullivan & Cromwell LLP in the general corporate and real estate practice. Mr. Bennett received a B.A. in Accountancy from Villanova University and a J.D. from Harvard Law School.

Gary Berkman serves as our chief credit officer. He also serves as managing director of our Manager, and, since November 2008, has served as LoanCore’s managing director and chief credit officer. Mr. Berkman’s primary responsibilities at LoanCore include oversight of the origination, structuring and asset management teams to identify and mitigate risk on both a transactional and portfolio wide basis. Mr. Berkman has also served as JLC’s chief credit officer since April 2011. Prior to joining LoanCore, Mr. Berkman worked with Mr. Finerman in the real estate finance group at RBS Greenwich Capital from 2002 to 2008, most recently as a managing director and senior credit officer. Prior to joining RBS, he served as director in the credit risk management department at Credit Suisse First Boston from 1997 to 2001 where he had oversight of its principal transactions group. From 1992 to 1996, Mr. Berkman held various positions with the Harlan Company and its joint venture partners and was responsible for financial advisory and transactional services, asset management and disposition activities. He began his career in the commercial mortgage finance group at the First Boston Corporation (now Credit Suisse First Boston). Mr. Berkman received a B.S.E. with a concentration in Architecture and Civil Engineering from Princeton University.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board of Directors

Our business is managed by our Manager, subject to the supervision and direction of our board of directors. The number of members of our board of directors will be determined from time to time by action of our board of directors. However, the number of directors may never be less than the minimum number required by the MGCL nor, unless our bylaws are amended, more than 15. Moreover, pursuant to the investor rights agreement that we will enter into with GICRE, we will agree to limit the number of directors to 15. Upon the completion of this offering, our board of directors will consist of seven persons. We expect our board of directors will determine that four of our directors, constituting a majority, satisfy the listing standards for independence of the New York Stock Exchange and Rule 10A-3 under the Exchange Act. As described above under “—Our Directors, Director Nominees and Executive Officers,” upon the completion of this offering, our board of directors will be divided into three classes.

Our board of directors believes its members collectively have or will have the experience, qualifications, attributes and skills to effectively oversee the management of our company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our company, a willingness to devote the necessary time to board duties, a commitment to representing the best interests of our company and our stockholders and a dedication to enhancing stockholder value.

Role of our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, with support from its standing committees to be established upon the completion of this offering, our audit committee, our compensation committee and our nominating and corporate governance committee, each of which will address risks specific to its area of oversight. In particular, our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our Manager takes, or is required to take, to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee will also monitor compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee will provide oversight with respect to corporate governance and ethical conduct and will monitor the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.

Committees of our Board of Directors

Upon the completion of this offering, our board will establish three committees: our audit committee, our compensation committee and our nominating and corporate governance committee. Each of these committees will consist of three members, which members satisfy the New York Stock Exchange’s independence standards. Moreover, our compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Audit Committee

Our audit committee will be comprised of             ,              and             , with             serving as the committee’s chairperson. We expect that our board of directors will determine that each of these members meets the independence criteria and has the qualifications set forth in the listing standards of the New York Stock Exchange and Rule 10A-3 under the Exchange Act. We expect that our board of directors will designate              as our audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act, and will determine that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

Our audit committee, pursuant to its written charter, will, among other matters, oversee:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;
•	our compliance with legal and regulatory requirements;
•	our independent registered public accounting firm’s qualifications and independence;
•	the performance of our internal audit function and independent registered public accounting firm; and
•	our overall risk exposure and management.

Our audit committee will also be responsible for engaging our independent registered public accounting firm, reviewing with our independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by our independent registered public accounting firm, reviewing the independence of our independent registered public accounting firm, considering the range of audit and non-audit fees earned by our independent registered public accounting firm and reviewing the adequacy of our internal accounting controls.

Compensation Committee

Our compensation committee will be comprised of             ,              and             , with           serving as the committee’s chairperson. We expect that our board of directors will determine that all compensation committee members meet the independence criteria set forth in the listing standards of the New York Stock Exchange and Rule 10C-1 under the Exchange Act.

Our compensation committee, pursuant to its written charter, will, among other matters:

•	review our management agreement on an annual basis;
•	review and approve on an annual basis the corporate goals and objectives relevant to chief executive officer compensation, if any, evaluate our chief executive officer’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by our board of directors), determine and approve the compensation, if applicable, of our chief executive officer based on such evaluation;

•	review and oversee management’s annual process for evaluating the performance of our officers and review and approve on an annual basis the compensation of our officers, if applicable;
•	oversee the annual review of our compensation plans, including our equity incentive plan;
•	assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking;
•	assist our board of directors and the chairman in overseeing the development of executive succession plans; and
•	determine from time to time the compensation for our non-employee directors.

Our compensation committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the sole authority to retain, on terms it deems appropriate, legal counsel and other experts, consultants or advisers as it deems appropriate, without obtaining the approval of our board of directors or management. Our compensation committee shall have the sole authority to select and retain a compensation consultant to assist in the evaluation of chief executive officer compensation, if any.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will be comprised of             ,              and             , with              serving as the committee’s chairperson. We expect that our board of directors will determine that all nominating and corporate governance committee members meet the independence criteria set forth in the listing standards of the New York Stock Exchange.

Our nominating and corporate governance committee, pursuant to its written charter, will, among other matters:

•	provide counsel to our board of directors with respect to the organization, function and composition of our board of directors and its committees;
•	oversee the self-evaluation of our board of directors and our board of director’s evaluation of management;
•	periodically review and, if appropriate, recommend to our board of directors changes to, our corporate governance policies and procedures, and monitor the effectiveness of such guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct; and
•	identify and recommend to our board of directors potential director candidates for nomination.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.

Director and Executive Compensation

Compensation of Directors

We will pay a $     annual base director’s fee in cash to each of our independent directors. In addition, each independent director who serves on the audit, compensation and nominating and corporate governance committees will receive an annual cash payment of $     , $    and $     , respectively, and the chairs of the audit, compensation and nominating and corporate governance committees will receive an additional annual cash payment of $    , $     and $    , respectively. Each independent director will receive a fee of $     for attending each in-person full

board of directors meeting and a fee of $     for attending each telephonic full board of directors meeting. We will also reimburse all members of our board of directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

Our independent directors will also be eligible to receive equity-based awards under our equity incentive plan described below under “—Equity Incentive Plan.” In addition, each of our independent directors will receive the awards described below under “—Equity Incentive Plan—Initial Awards” in connection with this offering.

We will pay directors’ fees only to those directors who are independent under the New York Stock Exchange listing standards. We did not have any directors during 2014. As a result, no information relating to 2014 director compensation has been included in this prospectus.

Executive Compensation

Because our management agreement will provide that our Manager is responsible for managing our affairs, our officers, who are employees of our Manager, will not receive cash compensation from us for serving as our officers. Instead, we will pay our Manager the base management fee and incentive compensation described in “Our Manager and the Management Agreement—Management Agreement—Management Fees, Incentive Compensation and Expense Reimbursements” and, in the discretion of our compensation committee, we may also grant equity-based awards pursuant to our equity incentive plan to our directors, officers, employees (if any) and consultants, and the members, officers, directors, employees and consultants of our Manager or its affiliates, as well as to our Manager and other entities that provide services to us and the employees of such entities. See “—Equity Incentive Plan” for additional information regarding our equity incentive plan, including the initial awards we expect to grant to our executive officers and other employees of our Manager and our independent directors in connection with this offering.

Corporate Governance

Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics that applies to all of our directors, officers and employees (if any), and to all of the officers and employees of our Manager and its affiliates who provide services to us. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
•	full, fair, accurate, timely and understandable disclosure in our communications with and reports to our stockholders, including reports filed with the SEC, and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers, directors or any employees may be made only by our nominating and corporate governance committee and will be promptly disclosed as required by law and New York Stock Exchange regulations.

Corporate Governance Guidelines

Our board of directors also will adopt corporate governance guidelines to advance the functioning of our board of directors and its committees and to set forth our board of directors’ expectations as to how it and they should perform its and their respective functions.

Equity Incentive Plan

Prior to the date of this prospectus, our board of directors will have adopted, and our stockholders will have approved, our 2015 Equity Incentive Plan, which we refer to in this prospectus as our “equity incentive plan.” Our equity incentive plan provides for the grant of equity-based awards, including options to purchase shares of common stock, stock appreciation rights, common stock, restricted stock, restricted stock units and performance awards to our directors, officers, employees (if any) and consultants, and the members, officers, directors, employees and consultants of our Manager or its affiliates, as well as to our Manager and other entities that provide services to us and the employees of such entities.

Administration of our Equity Incentive Plan and Eligibility

Our equity incentive plan will be administered by our compensation committee, which may delegate certain of its authority under our equity incentive plan, subject to applicable law, to our chief executive officer or any other executive officer as our compensation committee deems appropriate; provided, that our compensation committee may not delegate its authority under our equity incentive plan to our chief executive officer or any other executive officer with regard to the selection for participation in our equity incentive plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, price or amount of an award to such an officer, director or other person.

Our compensation committee has the authority to make awards to eligible participants, which include our directors, officers, employees (if any) and consultants, and the members, officers, directors, employees and consultants of our Manager or its affiliates, as well as to our Manager and other entities that provide services to us and the employees of such entities, and persons expected to take such positions. Our compensation committee also has the authority to determine what form the awards will take, the amount and timing of the awards and all other terms and conditions of the awards. Our compensation committee may not amend or replace any previously granted option or stock appreciation right in a manner that is considered a repricing under stock exchange listing rules without stockholder approval.

Following the completion of this offering, we expect that our compensation committee, when determining the timing, size and types of awards to eligible participants under our equity incentive plan, will take into account all factors that it deems appropriate, including, with respect to our Manager, if deemed appropriate, the amount of any incentive compensation then-earned by our Manager. Our compensation committee shall have the resources and authority appropriate to retain, on terms it deems appropriate, experts or consultants as it deems appropriate to discharge its duties and responsibilities, without obtaining the approval of our board of directors or management.

Share Authorization

The total number of shares of common stock that may be made subject to awards under our equity incentive plan will be equal to 7.5% of the issued and outstanding shares of our common stock upon the completion of this offering (on a fully-diluted basis and including shares to be issued in our concurrent private offerings and any shares of our common stock issued upon exercise of the underwriters’ over-allotment option). The number of shares of our common stock available under our equity incentive plan shall be reduced by the sum of the aggregate number of shares of common stock which become subject to outstanding options, outstanding stock appreciation rights, outstanding stock awards and outstanding performance-related awards. To the extent that shares of our common stock subject to an outstanding option, stock appreciation right, stock award or performance award granted under our equity incentive plan are not issued or delivered or are forfeited by reason of the expiration, termination, cancellation or forfeiture of such award or the settlement of such award in cash, then such shares of our common stock generally shall again be available for issuance under our equity incentive plan.

In the event of any equity restructuring that causes the per share value of shares of our common stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, then our board of directors will appropriately adjust the number and class of securities available under our equity incentive plan and the terms of each outstanding award under our equity incentive plan. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization or partial or complete liquidation, our board of directors may make such equitable adjustments as it determines to be appropriate and equitable to prevent dilution or enlargement of rights of participants. The decision of our board of directors regarding any such adjustment shall be final, binding and conclusive.

Stock Options

Our equity incentive plan authorizes the grant of incentive stock options and options that do not qualify as incentive stock options, except that incentive stock options will be granted only to persons (if any) who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Internal Revenue Code. The exercise price of each option will be determined by our compensation committee, provided that the price cannot be less than 100% of the fair market value of the shares of our common stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a “ten percent stockholder” under Sections 422 and 424 of the Internal Revenue Code). The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a “ten percent stockholder”).

Stock Appreciation Rights

Our equity incentive plan authorizes the grant of stock appreciation rights. A stock appreciation right provides the recipient with the right to receive, upon exercise of the stock appreciation right, shares of our common stock or, if provided in the award agreement, cash, or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of our common stock on the date of exercise over the shares’ fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Stock appreciation rights may be granted in tandem with an option grant or as independent grants. The term of a stock appreciation right cannot exceed, in the case of a tandem stock appreciation right, the expiration, cancellation or other termination of the related option and, in the case of a free-standing stock appreciation right, ten years from the date of grant.

Stock Awards

Our equity incentive plan also provides for the grant of common stock, restricted stock and restricted stock units. Our compensation committee will determine the number of shares of common stock subject to a restricted stock award or restricted stock unit and the restriction period, performance period (if any), the performance measures (if any) and the other terms applicable to a stock award under our equity incentive plan. A restricted stock unit confers on the participant the right to receive one share of common stock or, in lieu thereof, and if provided in the award agreement, the fair market value of such share of common stock in cash. Unless otherwise set forth in the applicable award agreement, the holders of awards of restricted stock will be entitled to receive dividends, and the holders of awards of restricted stock units will not be entitled to receive dividend equivalents.

Performance Awards

Our equity incentive plan also authorizes the grant of performance awards. Performance awards represent the participant’s right to receive an amount of cash, shares of our common stock, or a combination of both, contingent upon the attainment of specified performance measures within a specified period. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance award.

Change in Control; Termination of Management Agreement

Subject to the terms of the applicable award agreement, upon a “change in control” (as defined in our equity incentive plan), our compensation committee may, in its discretion, determine whether some or all outstanding options and stock appreciation rights shall become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and restricted stock unit awards shall lapse in full or in part and whether the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied. Our compensation committee may further require that shares of stock of the corporation or other entity resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of our shares of common stock subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to us by the holder, to be immediately cancelled by us, in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding us or a combination of both cash and such shares of stock.

Subject to the terms of the applicable award agreement, upon the termination of our management agreement other than for a cause event (as defined below under “Our Manager and the Management Agreement—Management Agreement”), any award that was not previously vested and/or exercisable shall become fully vested and/or exercisable, and any performance conditions imposed with respect to such award shall be deemed to be fully achieved.

Termination; Amendment

Our equity incentive plan will automatically expire on the tenth anniversary of its effective date. Our board of directors may terminate or amend our equity incentive plan at any time, subject to any stockholder approval required by applicable law, rule or regulation or the rules of any stock exchange on which our shares are listed or traded. Our compensation committee may amend the terms of any outstanding award under our equity incentive plan at any time. No amendment or termination of our equity incentive plan or any outstanding award may adversely affect any of the rights of an award holder without the holder’s consent.

Initial Awards

On the date of this prospectus, we expect to grant the following awards pursuant to our equity incentive plan:

•	Each of Mark Finerman, our chairman, chief executive officer and president, Jordan Bock, our chief investment officer, Christopher McCormack, our chief financial officer, Daniel Bennett, our head of capital markets, and Gary Berkman, our chief credit officer, is expected to be granted , , , and shares of restricted stock, respectively (or an aggregate of , , , and shares of restricted stock, respectively, if the underwriters exercise their over-allotment option in full). These shares of restricted stock will vest ratably over three years. The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.

In connection with his grant of shares of restricted stock, Mr. Finerman will agree with our Manager that, in the event Mr. Finerman ceases to serve as our chairman, chief executive officer and president prior to the third anniversary of the date of grant (except in the event of Mr. Finerman’s death or disability), he will, at his option, (i) surrender to us the shares that vested prior to such third anniversary or (ii) pay to us an amount in cash equal to the fair market value of such vested shares as of their vesting date(s), in each case offset by the amount of taxes incurred by Mr. Finerman with respect to such award.

•	Certain other employees of our Manager are expected to be granted an aggregate of shares of restricted stock (or an aggregate of shares of restricted stock if the underwriters exercise their over-allotment option in full). These shares of restricted stock will vest ratably over three years. The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.
•	On an annual basis, each of our independent directors will be granted $ of shares of restricted stock, including an initial grant to be made on the date of this prospectus

pursuant to our equity incentive plan equal to     shares of restricted stock based upon an assumed initial public offering price of $          per share, which shares of restricted stock will vest on the     anniversary of the date of grant.

Assuming an initial public offering price of $    per share and that the underwriters’ over-allotment option is not exercised, we expect to have           shares of our common stock reserved for future issuance under our equity incentive plan upon the completion of this offering and our concurrent private offerings.

Limitation of Liability and Indemnification

For information concerning limitations of liability and indemnification applicable to our directors and officers, see “Certain Provisions of Maryland Law and of our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.”

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

Effective upon the completion of this offering, we will be externally managed and advised by our Manager. Each of our officers is an officer of our Manager or its affiliates. The executive offices of our Manager are located at 55 Railroad Avenue, Suite 100, Greenwich, Connecticut 06830, and the telephone number of our Manager’s executive offices is (203) 861-6000.

Effective upon the completion of this offering, our Manager will be indirectly controlled and owned primarily by Mark Finerman (including family trusts or other entities affiliated with such persons). In addition, upon the completion of this offering, an affiliate of GICRE and Jefferies Group will be entitled to receive from our Manager payments equal to    % and    %, respectively, of the base management fees, incentive compensation and, if applicable, the termination fee received by our Manager under our management agreement. In addition, in the event that all or part of the interests in our Manager are sold to a third party, an affiliate of GICRE and Jefferies Group will be entitled to a portion of the proceeds therefrom.

Officers of Our Manager

The following sets forth certain information with respect to each of the officers of our Manager:

Officer	Age	Position Held with Our Manager
Mark Finerman	52	Chief Executive Officer
Jordan Bock	35	Managing Director
Christopher McCormack	45	Managing Director
Daniel Bennett	38	Managing Director
Gary Berkman	62	Managing Director

See “Management—Our Directors, Director Nominees and Executive Officers” for biographical information regarding Messrs. Finerman, Bock, McCormack, Bennett and Berkman.

Investment Committee of Our Manager

Our Manager has formed an investment committee which will initially be comprised of Mark Finerman, our chairman, chief executive officer and president, Jordan Bock, our chief investment officer, Christopher McCormack, our chief financial officer, Daniel Bennett, our head of capital markets, and Gary Berkman, our chief credit officer.

Our Manager’s investment committee will advise and consult with our Manager’s senior management team with respect to our investment strategies, investment portfolio holdings, financing and leverage strategies and investment guidelines, and will approve our investments. Our Manager’s investment committee will meet as frequently as it believes is necessary.

Management Agreement

Engagement of Our Manager and Management Services

We will enter into a management agreement with our Manager effective upon the completion of this offering. Pursuant to our management agreement, we will engage our Manager to serve as our investment manager and provide for the day-to-day management of our operations. Our management agreement will require our Manager to manage our investments and our day-to-day business and affairs in conformity with our investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager’s role as investment manager will be under the supervision and direction of our board of directors. Investment decisions on our behalf will be made by the investment committee of our Manager. See “—Investment Committee of Our Manager” for additional information regarding our Manager’s investment committee.

Our Manager will be responsible for our day-to-day operations and will perform (or cause to be performed) such services and activities relating to our investments and business and affairs as may be appropriate, which may include the following:

•	serving as our advisor with respect to the establishment and periodic review of our investment guidelines for our investments, financing activities and operations, any modifications to which will be approved by a majority of our board of directors (which must include a majority of our independent directors);
•	identifying, investigating, analyzing, and selecting possible investment opportunities and originating, negotiating, acquiring, consummating, monitoring, financing, retaining, selling, negotiating for prepayment, restructuring, refinancing, hypothecating, pledging or otherwise disposing of investments consistent in all material respects with our investment guidelines;
•	with respect to prospective purchases, sales, exchanges or other dispositions of investments, conducting negotiations on our behalf with sellers, purchasers, and other counterparties and, if applicable, their respective agents, advisors and representatives;
•	negotiating and entering into, on our behalf, repurchase agreements, interest rate or currency swap agreements, hedging arrangements, financing arrangements (including one or more credit facilities), foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with our activities;
•	engaging and supervising, on our behalf and at our expense, independent contractors, advisors, consultants, attorneys, accountants, auditors, and other service providers (which may include affiliates of our Manager) that provide various services with respect to us, including, without limitation, investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including transfer agent and registrar services) as may be required relating to our activities or investments (or potential investments);
•	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;
•	providing executive and administrative personnel, office space and office services required in rendering services to us;
•	administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;
•	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;
•	advising us in connection with policy decisions to be made by our board of directors;
•	engaging one or more sub-advisors with respect to our management, including, where appropriate, affiliates of our Manager;
•	evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with our qualification as a REIT and with our investment guidelines;

•	advising us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and the Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;
•	advising us regarding the maintenance of our exemption or exclusion from regulation as an investment company under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption or exclusion and using commercially reasonable efforts to cause us to maintain such exemption or exclusion from regulation as an investment company under the Investment Company Act;
•	furnishing reports to us regarding our activities and services performed for us by our Manager and its affiliates;
•	monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;
•	investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;
•	causing us to retain a qualified independent public accounting firm and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and to conduct periodic compliance reviews with respect thereto;
•	assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
•	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including (i) preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act or by the New York Stock Exchange, and facilitating compliance with the Sarbanes-Oxley Act, the listing rules of the New York Stock Exchange, and the Dodd-Frank Act and (ii) in the event that we are a commodity pool under the U.S. Commodities Exchange Act, as amended, acting as our commodity pool operator for the period and on the terms and conditions set forth in our management agreement, including the authority to make any filings, submissions or registrations (including for exemptive or “no action” relief) to the extent required or desirable under the U.S. Commodities Exchange Act, as amended;
•	assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for all information required to the extent provided by the provisions of the Internal Revenue Code and Treasury Regulations applicable to REITs;
•	placing, or arranging for the placement of, all orders pursuant to our Manager’s investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);
•	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day activities (other than with our Manager or its affiliates), subject to such reasonable limitations or parameters as may be imposed from time to time by our board of directors;

•	using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;
•	advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;
•	serving as our advisor with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us, including (i) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives and (ii) advising us with respect to obtaining appropriate financing for our investments (which, in accordance with applicable law and the terms and conditions of our management agreement and our charter and bylaws may include financing by our Manager or its affiliates);
•	providing us with portfolio management and other related services;
•	arranging marketing materials and other related documentation, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business; and
•	performing such other services from time to time in connection with the management of our business and affairs and our investment activities as our board of directors shall reasonably request and/or our Manager shall deem appropriate under the particular circumstances.

Under our management agreement, if in the future we co-invest or otherwise participate in an investment with (including if we participate at a more junior or senior level in the capital structure of an underlying borrower), purchase assets from, sell assets to, obtain financing from, or provide financing to, Other LoanCore Vehicles, any such transaction must be approved by a majority of our independent directors or a committee of our board of directors comprised solely of independent directors. To the extent we co-invest with or otherwise participate in an investment with an Other LoanCore Vehicle, we will not be responsible for any fees payable to LoanCore other than to our Manager as set forth in our management agreement unless approved by a majority of our independent directors or a committee of our board of directors comprised solely of independent directors.

Liability and Indemnification

Pursuant to our management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations, including as set forth in our investment guidelines. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. However, to the extent that officers or employees of our Manager also serve as officers or directors of our company, such individuals will owe us duties under Maryland law. Under the terms of our management agreement, our Manager and its affiliates, and their respective directors, officers, employees, members, partners and stockholders, will not be liable to us, any subsidiary of ours, our board of directors, our stockholders or any of our subsidiary’s stockholders, members or partners for acts or omissions performed in accordance with, and pursuant to, our management agreement, except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under our management agreement. We have agreed to indemnify our Manager, its affiliates, and the directors, officers, employees, members, partners and stockholders of our Manager and its affiliates from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising from any acts or omissions of such party performed in good faith under our management agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such party under our management agreement; provided, however, that we will not be required to so indemnify these parties for acts or omissions constituting a cause event, as defined below under “—Term and Termination.” In addition, our Manager will not be liable for trade errors that may result from ordinary negligence, including, without limitation, errors in the investment decision making process and/or in the trade process. Our Manager has agreed to indemnify us, our subsidiaries and the directors, officers, employees, stockholders, members and partners of us and our subsidiaries and each person, if any, controlling us, from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising from (i) any acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of our Manager under our management agreement or (ii) any claims by our Manager’s employees relating to the terms and conditions of their employment by our Manager. Notwithstanding the foregoing, our Manager, at its sole cost and expense, will maintain “errors and omissions” insurance coverage and other customary insurance coverage upon the execution of our management agreement.

Pursuant to our management agreement, any indemnified party entitled to indemnification thereunder shall first seek recovery from any other indemnity then available with respect to portfolio entities and/or any applicable insurance policies by which such indemnified party is indemnified or covered and shall obtain written consent of us or our Manager (as applicable) prior to entering into any compromise or settlement which would result in an obligation of us or our Manager (as applicable) to indemnify such indemnified party. Any amounts actually recovered under any applicable insurance policies or other indemnity then available will offset any amounts owed by us or our Manager (as applicable) pursuant to indemnification obligations under our management agreement. See also “Certain Provisions of Maryland Law and of our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.”

Management Team

Pursuant to the terms of our management agreement, our Manager is required to provide us with a management team, including a chief executive officer, a president and a chief financial officer or similar positions, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. Our Manager is not obligated to dedicate any of its executives or other personnel exclusively to us. In addition, such executives and other personnel, including the management team supplied to us by our Manager, are not obligated to dedicate any specific portion of their time to our business. Instead, personnel of our Manager, including our executive officers, are required to devote such amount of their time to our management as necessary and appropriate, commensurate with our level of activity.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith:

•	is not in compliance with our investment guidelines, or
•	would adversely and materially affect our qualification as a REIT under the Internal Revenue Code or our status or our subsidiaries’ status as entities exempted or excluded from investment company status under the Investment Company Act, or would materially violate compliance and governance policies and procedures applicable to us, any law, rule or regulation of any governmental body or agency having jurisdiction over us and our subsidiaries or of any exchange on which our securities may be listed or that would otherwise not be permitted by our charter and bylaws.

If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify our board of directors if it is our Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation, or compliance and governance policies and procedures or our charter or bylaws. Neither our Manager nor any of its affiliates shall be liable to us, our board of directors or our stockholders for any act or omission by our Manager or any of its affiliates, except as provided in our management agreement.

Term and Termination

Our management agreement may be amended or modified by agreement between us and our Manager. The initial term of our management agreement expires on the third anniversary of the completion of this offering and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our Manager’s performance and the fees that may be payable to our Manager annually and, following the initial term, our management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us and our subsidiaries taken as a whole or (2) a determination that the base management fee and incentive compensation, taken as a whole, payable to our Manager is not fair, subject to our Manager’s right to prevent any termination due to unfair fees by accepting a reduction of fees agreed to by at least two-thirds of our independent directors. We must provide our Manager 180 days’ prior written notice of any such termination. Unless terminated for cause, our Manager will be paid a termination fee equal to three times the sum of (i) the average annual base management fee and (ii) the average annual incentive compensation earned by our Manager, in each case during the 24-month period immediately preceding the most recently completed calendar quarter prior to the date of termination, or if such termination occurs within the next two years, base management fees and incentive compensation annualized for such two-year period based on such fees actually received by our Manager during such period.

We may also terminate our management agreement at any time, including during the initial term, without the payment of any termination fee, with at least 30 days’ prior written notice from us upon the occurrence of a cause event, which is defined as:

•	a breach by our Manager, its agents or its assignees of any material provision of our management agreement that continues for a period of 30 days after written notice specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if our Manager takes steps to cure such breach within 30 days of the written notice);
•	a final judgment by any court or governmental body of competent jurisdiction not stayed or vacated within 30 days that our Manager, any of its agents or any of its assignees has committed a felony or a material violation of applicable securities laws that has a material adverse effect on our business or the ability of our Manager to perform its duties under the terms of our management agreement;
•	an order for relief in an involuntary bankruptcy case relating to our Manager or our Manager authorizing or filing a voluntary bankruptcy petition;
•	the dissolution of our Manager; or
•	a determination that our Manager has committed fraud against us, misappropriated or embezzled funds of ours, or has acted, or failed to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under our management agreement, provided, however, that if any of such actions or omissions are caused by an employee and/or officer of our Manager or one of its affiliates and our Manager takes all necessary action against such person and cures the damage caused by such actions or omissions within 30 days of such determination, then our management agreement shall not be terminable for cause.

During the initial three-year term of our management agreement, we may not terminate our management agreement except for cause.

Our Manager may assign the agreement in its entirety or delegate certain of its duties under the agreement to any of its affiliates without the approval of our independent directors if such assignment or delegation does not require our approval under the Investment Advisers Act of 1940, as amended.

Our Manager may terminate our management agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee to it. Our Manager may decline to renew our management agreement by providing us with 180 days’ prior written notice, in which case we would not be required to pay a termination fee to it. In addition, if we breach our management agreement in any material respect or are otherwise unable to perform our obligations thereunder and the breach continues for a period of 30 days after written notice to us, our Manager may terminate our management agreement upon 60 days’ written notice. If our management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

We may not assign our rights or responsibilities under our management agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under our management agreement and by the terms of such assignment in the same manner as we are bound under our management agreement.

Management Fee, Incentive Compensation and Expense Reimbursements

We do not expect to maintain an office or directly employ personnel. Instead, we will rely on the facilities and resources of our Manager to manage our day-to-day operations.

Base Management Fee

Pursuant to the terms of our management agreement, we will pay our Manager a base management fee in an amount equal to the greater of: (i) $250,000 per annum ($62,500 per quarter) and (ii) 1.50% per annum (0.375% per quarter) of our “Equity.” The base management fee is payable in cash, quarterly in arrears. For purposes of calculating the base management fee, our “Equity” means: (a) the sum of (1) the net proceeds received by us in this offering and in our concurrent private offerings and from all other issuances of capital stock following the completion of this offering, plus (2) our cumulative “Core Earnings” (as defined below) for the period commencing upon the completion of this offering to the end of the most recently completed calendar quarter, and (b) less (1) any distributions to our stockholders, (2) any amount that we or any of our subsidiaries have paid to repurchase our common stock following the completion of this offering and (3) any incentive compensation earned by our Manager. With respect to any period used in the calculation of our base management fee, all items in the foregoing sentence (other than clause (a)(2)) are calculated on a daily weighted average basis.

The base management fee of our Manager shall be calculated within 30 days after the end of each quarter and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee within five business days after the date of delivery to us of such computations.

Incentive Compensation

Pursuant to the terms of our management agreement, our Manager will be entitled to incentive compensation which shall be payable in arrears in cash, in quarterly installments. Incentive compensation means the incentive fee calculated and payable with respect to each calendar quarter (or part thereof that our management agreement is in effect) in arrears in an amount, not less than zero, equal to the difference between (1) the product of (a) 20% and (b) the difference between (i) our Core Earnings for the most recent 12-month period (or such lesser number of completed calendar quarters, if applicable), including the calendar quarter (or part thereof) for which the calculation of incentive compensation is being made (the “applicable period”), and (ii) the product of (A) our Equity in the most recent 12-month period (or such lesser number of completed calendar quarters, if applicable), including the applicable period, and (B) 7% per annum, and (2) the sum of any incentive compensation paid to our Manager with respect to the first three calendar quarters of the most recent 12-month period (or such lesser number of completed calendar quarters preceding the applicable period, if applicable); provided, however, that no incentive compensation shall be payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters (or such lesser number of completed calendar quarters from the completion of this offering) is greater than zero.

For purposes of calculating the incentive fee, our “Core Earnings” means: the net income (loss) attributable to our stockholders, computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the incentive compensation, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between our Manager and the independent directors of our board of directors and approved by a majority of our independent directors. Pursuant to the terms of our management agreement, the exclusion of depreciation and amortization from the calculation of Core Earnings shall only apply to debt investments related to real estate to the extent that we foreclose upon the property or properties underlying such debt investments.

Our Manager will compute each quarterly installment of the incentive compensation within 45 days after the end of the calendar quarter with respect to which such installment is payable and promptly deliver such calculation to our board of directors. The amount of the installment shown in the calculation will be due and payable no later than the date which is five business days after the date of delivery of such computations to our board of directors.

Core Earnings is a measure that is not prepared in accordance with GAAP. In addition to using Core Earnings to calculate our base management fee and incentive compensation, we expect to use Core Earnings to evaluate our performance excluding the effects of certain transactions and GAAP adjustments that will not be necessarily indicative of our investment portfolio and operations. We believe that Core Earnings will provide meaningful information to consider in addition to our net income and cash flow from operating activities determined in accordance with GAAP.

Core Earnings does not represent net income or cash flow from operating activities and should not be considered as an alternative to GAAP net income, or an indication of our GAAP cash flow from operating activities, a measure of our liquidity, or an indication of funds available for our cash needs. In addition, our methodology for calculating Core Earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our Core Earnings may not be comparable to the Core Earnings reported by other companies.

Reimbursement of Expenses

We will be required to reimburse our Manager or its affiliates for documented costs and expenses incurred by it and its affiliates on our behalf except those specifically required to be borne by our Manager under our management agreement as described below. Our Manager shall be responsible for the salaries and other compensation of the personnel of our Manager and its affiliates, except for the allocable share of the salaries and other compensation of our (a) chief financial officer based on the percentage of his time spent on our affairs and (b) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment professional personnel of our Manager or its affiliates who spend all or a portion of their time managing our affairs based on the percentage of their time spent on our affairs. We do not intend to reimburse our Manager and its affiliates for the salaries and other compensation of any of our named executive officers other than our chief financial officer.

The expenses required to be paid by us include:

•	fees, costs and expenses in connection with the issuance and transaction costs incident to the acquisition, negotiation, structuring, trading, settling, disposition and financing of our investments and investments of our subsidiaries (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other investment costs, fees and expenses actually incurred in connection with the pursuit, making, holding, settling, monitoring or disposing of actual or potential investments;

•	fees, costs, and expenses of legal, tax, accounting, consulting, auditing, finance, administrative, investment banking, capital market and other similar services rendered to us (including, where the context requires, by or through one or more third parties and/or affiliates of our Manager) or, if provided by our Manager’s personnel or personnel of affiliates of our Manager, in amounts that are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;
•	the compensation and expenses of our directors (excluding those directors who are officers of our Manager) and the cost of liability insurance to indemnify our directors and officers;
•	interest and fees and expenses arising out of borrowings made by us, including, but not limited to, costs associated with the establishment and maintenance of any of our credit facilities, other financing arrangements, or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;
•	expenses connected with communications to holders of our securities or securities of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our securities on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders and any other reports or related statements;
•	our allocable share of costs associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors or affiliates of our Manager that is used solely for us, technology service providers and related software/hardware utilized in connection with our investment and operational activities;
•	our allocable share of expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of an investment or the establishment and maintenance of any securitizations or any of our securities offerings;
•	our allocable share of costs and expenses incurred with respect to market information systems and publications, research publications and materials, including, without limitation, news research and quotation equipment and services;
•	the costs and expenses relating to ongoing regulatory compliance matters and regulatory reporting obligations relating to our activities;
•	the costs of any litigation involving us or our assets and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance and indemnification or extraordinary expense or liability relating to our affairs;
•	all taxes and license fees;

•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our Manager elects to carry for itself and its personnel;
•	our allocable share of costs and expenses incurred in contracting with third parties, in whole or in part, on our behalf;
•	all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;
•	expenses (including our pro rata portion of rent, telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses) relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for us or our investments or the investments of our Manager or their affiliates required for our operations;
•	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by our board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;
•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any director, trustee, partner, member or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such director, trustee, partner, member or officer by any court or governmental agency; and
•	all other expenses actually incurred by our Manager (except as otherwise described above) which are reasonably necessary for the performance by our Manager of its duties and functions under our management agreement.

Conflicts of Interest

We, our officers, one of our directors and LoanCore, including our Manager and its other affiliates, will face conflicts of interest because of our relationships with each other. We do not expect to have any employees and therefore will rely on our Manager to provide us with investment and advisory services. Our management agreement with our Manager was negotiated between related parties and its terms, including fees, expense reimbursements and other amounts we are required to pay to our Manager, may not be as favorable to us as if they had been negotiated on an arm’s-length basis between unaffiliated third parties.

We expect that our Manager initially will dedicate substantially all of its time to managing our business. However, our officers and one of our directors, and the officers and other personnel of our Manager, also serve or may serve as officers, directors, members or partners of LoanCore (including our Manager and its other affiliates), including, without limitation, Other LoanCore Vehicles. Accordingly, the ability of our Manager and its officers and other personnel, including our chairman and executive officers, to engage in other business activities may reduce the time they spend managing our business. In addition, officers and other personnel of our Manager may have obligations to Other LoanCore Vehicles and their investors, the fulfillment of which might not be in the best interests of our company or our stockholders.

Our Manager and LoanCore Capital, LLC will agree that, for so long as our management agreement is in effect and LoanCore Capital, LLC controls our Manager, neither they nor any entity controlled by LoanCore Capital, LLC will manage or sponsor any other public vehicle in the United States whose strategy is to originate and acquire commercial mortgage loans and other commercial real estate-related debt assets with the intention of holding those assets for long-term investment.

Currently, members of our Manager’s senior management team who are also our officers, including Mark Finerman, our chairman, chief executive officer and president, manage the day-to-day operations of JLC, a joint venture among affiliates of each of Jefferies Group LLC and GIC Real Estate Private Limited, as well as certain individuals, including Mr. Finerman and Christopher McCormack, our chief financial officer. The board of managers of JLC, which consists of five members, including Mr. Finerman, controls JLC’s business. Because JLC’s strategy is focused on the securitization and sale of the commercial real estate loans that it originates as opposed to our strategy of holding commercial mortgage loans and other commercial real estate-related assets for long-term investment, we anticipate that JLC will continue to concentrate on loans that are typical for securitization and sale transactions.

In addition, Mark Finerman and Christopher McCormack each has an employment agreement with JLC, the terms of which will be amended upon the completion of this offering to require such officer to devote substantially all of his business time collectively to the management of JLC and LoanCore’s asset management business, including any business conducted by our company, provided that such officer devotes sufficient business time reasonably necessary to implement JLC’s annual business plan. As a result of the foregoing, we expect that each of Mr. Finerman and Mr. McCormack will dedicate such portion of his business time and attention to the management of our company as he reasonably determines to be necessary to fulfill his responsibilities as our chairman, chief executive officer and president and chief financial officer, respectively, and for us to carry on our business and pursue our investment objective and strategies.

As of the date of this prospectus, JLC is the only Other LoanCore Vehicle that is actively seeking new investments; the investment periods for the two remaining Other LoanCore Vehicles have expired. To the extent JLC or future Other LoanCore Vehicles seek to acquire our target assets, the number and scope of investment opportunities otherwise available to us may be adversely affected. Moreover, the portfolio strategies employed by LoanCore in managing Other LoanCore Vehicles could conflict with the strategies employed by our Manager in managing our business and may adversely affect the marketability, exit strategy, prices and availability of the commercial mortgage loans and other commercial real estate-related assets that we originate or acquire. Conversely, participation in specific investment opportunities may be appropriate, at times, for both us and Other LoanCore Vehicles. In addition, Other LoanCore Vehicles may provide compensation (including incentive compensation) to LoanCore that is different from or in excess of compensation our Manager is entitled to receive from us, which may provide an incentive for LoanCore to allocate certain investments to such Other LoanCore Vehicles.

Our Manager and LoanCore Capital, LLC have an investment allocation policy in place that is intended to enable us to share equitably with JLC and future Other LoanCore Vehicles with regard to investments in our target assets as identified in this prospectus. In general, investment opportunities presented to one or more of our Manager and LoanCore Capital, LLC will be allocated to us and/or Other LoanCore Vehicles in a manner that our Manager and LoanCore Capital, LLC collectively determine to be fair and reasonable, taking into consideration various factors, including, among other considerations, investment objectives and strategies, the size of the available investment, the time horizon of the investment, diversification, the investment period, if any, of the applicable Other LoanCore Vehicles, cash availability and access to capital, cash flow expectations, the impact on financial covenants, risk profiles, the tax implications of an investment, the nature of the opportunity, market conditions and regulatory considerations. However, there can be no assurance that investment opportunities will be shared equitably. The investment allocation policy may be amended by our Manager and LoanCore Capital, LLC at any time without our consent.

Our charter provides that we renounce any interest or expectancy in, or any right to be offered or to participate in, any business opportunities that are offered to LoanCore, including our Manager, or to any of our directors or officers who is also an officer, employee or agent of LoanCore, including our Manager, unless the business opportunity is expressly communicated to such person in his or her capacity as our director or officer. Our charter also provides that we have the power to renounce, by resolution of our board of directors, any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are (i) presented to us or (ii) developed by or presented to one or more of our directors or officers. However, our Manager and LoanCore Capital, LLC will remain subject to compliance with their investment allocation policy described above.

As indicated above, Other LoanCore Vehicles may participate in some of our investments, in certain cases at a more junior or senior level in the capital structure of the underlying borrower and related real estate than our investment. Participating investments will not be the result of arm’s-length negotiations and will involve potential conflicts between our interests and those of Other LoanCore Vehicles in obtaining favorable terms. In addition, the same LoanCore personnel may determine the price and terms for the investments for both us and Other LoanCore Vehicles, and there can be no assurance that the consideration we are required to pay for these investments will not exceed their fair market value or that the terms we receive for a particular investment will be as favorable as those available from an independent third party. Our interests in such investments may also conflict with the interests of Other LoanCore Vehicles in the event of a default or restructuring of the investment.

Under our management agreement, if in the future we co-invest or otherwise participate in an investment with (including if we participate at a more junior or senior level in the capital structure of an underlying borrower), purchase assets from, sell assets to, obtain financing from, or provide financing to, Other LoanCore Vehicles, any such transaction must be approved by a majority of our independent directors or a committee of our board of directors comprised solely of independent directors. To the extent we co-invest or otherwise participate in an investment with an Other LoanCore Vehicle, we will not be responsible for any fees payable to LoanCore other than to our Manager as set forth in our management agreement unless approved by a majority of our independent directors or a committee of our board of directors comprised solely of independent directors. There can be no assurance that any procedural protections will be sufficient to ensure that any of these transactions will be made on terms that will be at least as favorable to us as those that would have been obtained in an arm’s-length transaction.

As part of our formation transactions, we will use $        million of the net proceeds from this offering to repurchase all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund. As described above under “Business—Our Portfolio,” the consideration we are required to pay for such subordinate debt and shares of our common stock may change prior to the completion of this offering as a result of the amount of accrued interest earned on our existing portfolio. Mark Finerman, our chairman, chief executive officer and president, owns an indirect 50% interest in the DivCore Fund GP, which has a 2% interest in the DivCore Fund, and Jordan Bock, our chief investment officer, holds a share of the profits interest that the DivCore Fund GP is entitled to receive from the DivCore Fund. An affiliate of GICRE owns a 45% limited partnership interest in the DivCore Fund.

We will also use $       million of the net proceeds from this offering and our concurrent private offerings and $        million in borrowings under our anticipated master repurchase facilities to acquire the JLC portfolio from JLC. As described above under “Business—Our Portfolio,” the consideration we are required to pay for the JLC portfolio may change prior to the completion of this offering as a result of the amount of accrued interest earned on the JLC portfolio and will decrease in the event one or more of the loans in the JLC portfolio is prepaid. A Jefferies Group LLC affiliate has a 48.5% preferred and common interest in JLC, an affiliate of GIC Real Estate Private Limited has a 48.5% preferred and common interest in JLC, Mark Finerman, our chairman, chief executive officer and president (individually and through an entity owned by Mr. Finerman), has a 1.7% preferred and common interest in JLC and Christopher McCormack, our chief financial officer, has a 0.3% preferred and common interest in JLC.

We have entered into separate purchase agreements with respect to our repurchase of all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund and our acquisition of the JLC portfolio. These purchase agreements were not negotiated on an arm’s-length basis and the requisite consideration, selection of the assets comprising the JLC portfolio and other terms contained therein may not be as favorable to us as if they each had been negotiated between unaffiliated third parties. We have not obtained any independent third-party appraisals of either our existing portfolio or the JLC portfolio. As a result, the consideration we are required to pay to the DivCore Fund or JLC, as the case may be, may exceed the fair market value of our existing portfolio or the JLC portfolio, as the case may be. In addition, the consideration we are required to pay for our outstanding subordinate debt and shares of our common stock held by the DivCore Fund and the JLC portfolio, respectively, may change prior to the completion of this offering as a result of the amount of accrued interest earned on our existing portfolio and the JLC portfolio, respectively. Such consideration for the JLC portfolio will decrease in the event one or more of the loans in the JLC portfolio is prepaid, as described above under “Business—Our Portfolio.” We may also choose not to enforce, or to enforce less vigorously, our rights under the purchase agreements with these parties because of our desire to maintain our ongoing relationships with these parties, particularly JLC, GICRE and Jefferies Group.

In addition to the fees we are required to pay to our Manager under our management agreement, LoanCore, including our Manager, may benefit from other fees paid to it in respect of our investments. For example, DivCore Advisors, an affiliate of LoanCore Capital, LLC and our Manager, is the collateral manager to the LoanCore CLO, although previously it waived its entitlement to the collateral management fee otherwise payable to it and agreed to continue to waive its entitlement to this fee for as long as we are managed by our Manager. In the event we seek to securitize additional loans in the future, LoanCore, including our Manager, may act as collateral manager. Other than as indicated, in these and other capacities, LoanCore, including our Manager, may receive fees from us for their roles, but only if approved by a majority of our independent directors or a committee of our board of directors comprised solely of independent directors.

Although our code of business conduct and ethics will contain a conflicts of interest policy that prohibits our directors, officers and employees (if any), as well as LoanCore, including our Manager, and its employees who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us without the approval of a majority of our independent directors or a committee of our board of directors comprised solely of independent directors, we do not have a policy that expressly prohibits our directors, officers, employees (if any), security holders or affiliates from engaging for their own account in business activities of the types conducted by us. In addition, except as indicated above, our management agreement with our Manager does not prevent LoanCore, including our Manager, from engaging in additional management or investment opportunities, some of which could compete with us.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Management Agreement

We will enter into a management agreement with our Manager effective upon the completion of this offering. Pursuant to our management agreement, our Manager will manage our investments and our day-to-day business and affairs in conformity with our investment guidelines and other policies that are approved and monitored by our board of directors. The initial term of our management agreement will end three years after the completion of this offering and will be automatically renewed for a one-year term each anniversary thereafter unless previously terminated under the circumstances described herein. Our Manager will be entitled to receive from us a base management fee and incentive compensation, as well as the reimbursement of certain expenses incurred by our Manager. In addition, our Manager will be entitled to receive a termination fee from us under certain circumstances. See “Our Manager and the Management Agreement” for more information regarding the services our Manager will provide to us and the fees we are required to pay to our Manager.

Share of Management Fees

Effective upon the completion of this offering and our concurrent private offerings, an affiliate of GICRE and Jefferies Group, an affiliate of Jefferies Group LLC, a wholly-owned subsidiary of Leucadia National Corporation, and Jefferies LLC, one of the underwriters in this offering, will be entitled to receive from our Manager payments equal to    % and    %, respectively, of the base management fees, incentive compensation and, if applicable, the termination fee received by our Manager under our management agreement. Jefferies Group is an affiliate of Jefferies LLC, one of the underwriters in this offering.

DivCore Fund’s Investment Advisory Agreement; LoanCore CLO’s Collateral Management Agreement

Each of the DivCore Fund and our predecessor is a party to an investment advisory agreement, dated November 15, 2013, with DivCore Advisors, an affiliate of LoanCore Capital, LLC and our Manager, pursuant to which DivCore Advisors provided investment advisory and administrative services to the DivCore Fund and our predecessor. Pursuant to this agreement, DivCore Advisors was paid a quarterly portfolio management fee equal to 0.50% per annum and an asset management fee equal to 0.75% per annum, in each case of capital contributions made by limited partners and allocated to portfolio investments (or portions thereof) that had not been disposed of or otherwise impaired plus amounts outstanding under the DivCore Fund’s subscription credit facilities less any distributions made to limited partners. Amounts incurred for services provided by DivCore Advisors under this agreement for the year ended December 31, 2013 and the year ended December 31, 2014 were $0.2 million and $1.8 million, respectively. This agreement will be terminated as part of our formation transactions.

DivCore Advisors also serves as the collateral manager to the LoanCore CLO pursuant to a collateral management agreement, dated as of December 6, 2013. In such capacity, DivCore Advisors is entitled to receive a monthly fee equal to 0.05% per annum of the sum of the aggregate collateral balance of the LoanCore CLO. Previously, DivCore Advisors waived its entitlement to this fee and agreed to continue to waive its entitlement to this fee for so long as we are managed by our Manager.

Acquisition of our Portfolio

As of December 31, 2014, on a pro forma, as adjusted basis, we owned a portfolio of 25 commercial real estate loans with an outstanding principal balance of $1.019 billion, and one other commercial real estate-related asset with an outstanding principal balance of $31.2 million.

In December 2013, our predecessor acquired $404.5 million of the loans in our existing portfolio from JLC. The purchase price for these loans was approximately $406.6 million, which included approximately $2.0 million of accrued interest paid to JLC upon settlement. The acquisition was financed through the LoanCore CLO, into which all of the loans acquired from JLC were transferred. In connection with the acquisition, the LoanCore CLO issued $340.0 million of senior indebtedness in two classes to third-party investors and pledged the loans as collateral for such indebtedness, and our predecessor retained all of the CLO preferred shares, having an aggregate liquidation preference of $160.0 million, and all of the CLO common shares. Jefferies LLC, an affiliate of Jefferies Group LLC and one of the underwriters in this offering, received a placement fee of approximately $1.7 million related to the issuance of the Class A notes and Class B notes under the LoanCore CLO. In February 2014, the LoanCore CLO acquired an additional mortgage loan from JLC with a principal balance of $28.0 million for a purchase price of $28.1 million (including $0.1 million of accrued interest). The LoanCore CLO also acquired a collateralized loan receivable from JLC in May 2014 with a principal balance of $41.5 million for a purchase price of $41.6 million (including $0.1 million of accrued interest).

As part of our formation transactions, we will use $    million of the net proceeds from this offering to repurchase all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund. We will also use $    million of the net proceeds from this offering and our concurrent private offerings and $    million in borrowings under our anticipated master repurchase facilities to acquire the JLC portfolio from JLC. We have entered into separate purchase agreements with respect to our repurchase of all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund and our acquisition of the JLC portfolio. The consideration we are required to pay for such outstanding subordinate debt and shares of our common stock and the JLC portfolio, respectively, may change prior to the completion of this offering and our concurrent private offerings as a result of the amount of accrued interest earned on our existing portfolio or the JLC portfolio. We intend to finance any increase in consideration through the net proceeds from this offering and our concurrent private offerings or additional borrowings under our anticipated master repurchase facilities. In the event that a prepayment of principal is made on any of the loans in the JLC portfolio prior to the completion of this offering, the consideration we are required to pay for the JLC portfolio will decrease to reflect the amount of any such prepayment.

Mark Finerman, our chairman, chief executive officer and president, owns an indirect 50% interest in the DivCore Fund GP, which has a 2% interest in the DivCore Fund, and Jordan Bock, our chief investment officer, holds a share of the profits interest that the DivCore Fund GP is entitled to receive from the DivCore Fund. Mr. Finerman will receive $    of such proceeds and Mr. Bock will receive $    of such proceeds. An affiliate of GICRE owns a 45% limited partnership interest in the DivCore Fund, and will receive $    million of such proceeds.

A Jefferies Group LLC affiliate has a 48.5% preferred and common interest in JLC, an affiliate of GIC Real Estate Private Limited has a 48.5% preferred and common interest in JLC, Mark Finerman, our chairman, chief executive officer and president (individually and through an entity owned by Mr. Finerman), has a 1.7% preferred and common interest in JLC and Christopher McCormack, our chief financial officer, has a 0.3% preferred and common interest in JLC. JLC is a joint venture among affiliates of each of Jefferies Group LLC, a wholly-owned subsidiary of Leucadia National Corporation and an affiliate of Jefferies LLC, one of the underwriters in this offering, and GIC Real Estate Private Limited, as well as certain individuals, including Mark Finerman and Christopher McCormack. The board of managers of JLC, which consists of five members, including Mark Finerman, controls JLC’s business, while members of our Manager’s senior management team manage its day-to-day operations. Jefferies Group LLC is an affiliate of both Jefferies Group, one of the purchasers in our concurrent private offerings, and Jefferies LLC, one of the underwriters in this offering.

Capitalization of our Predecessor

In December 2013, the DivCore Fund capitalized our predecessor with both equity and debt interests, as our predecessor issued to it (1) common share interests in return for approximately $59.4 million in capital contributions and (2) an aggregate principal amount of approximately $106.7 million of subordinate debt. Our predecessor then financed the acquisition of our existing portfolio from JLC through the establishment of the LoanCore CLO, as described above under

“—Acquisition of our Portfolio.” The subordinate debt bears interest at a rate of 12% per annum and is scheduled to mature in November 2032. The subordinate debt will be repurchased with a portion of the net proceeds from this offering.

Concurrent Private Offerings

Concurrently with the completion of this offering, (1) certain members of our Manager’s senior management team, consisting of Mark Finerman, our chairman, chief executive officer and president,              , our          , our             , and affiliates of LoanCore Capital, LLC will purchase an aggregate of $    million of shares of our common stock, (2) GICRE will purchase the lesser of (a) $    million of shares of our common stock and (b) a number of shares equal to    % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (excluding any shares that may be issued upon exercise of the underwriters’ over-allotment option), and (3) Jefferies Group will purchase $    million of shares of our common stock, in each case in separate private placements at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount. Jefferies Group is an affiliate of both Jefferies Group LLC and Jefferies LLC, one of the underwriters in this offering.

The purchasers in our concurrent private offerings will agree with the underwriters in this offering not to sell or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC, subject to limited exceptions. In addition, these purchasers will enter into substantially similar agreements with us, except that our prior written consent will be required to release these purchasers from the restrictions contained in these agreements. See “Shares Eligible for Future Sale—Lock-Up Agreements” and “Underwriting.”

In addition, we will enter into a registration rights agreement with these purchasers with respect to resales of their acquired shares of our common stock. See “—Registration Rights.” The closing of each of our concurrent private offerings is expected to occur on the same day as this offering, and is contingent upon the completion of this offering. This offering is also contingent upon the closings of our concurrent private offerings.

Registration Rights

Registration Rights Relating to Concurrent Private Offerings.   Upon the completion of this offering and our concurrent private offerings, we will enter into a registration rights agreement with Mark Finerman, our chairman, chief executive officer and president,             , our             ,             , our             , affiliates of LoanCore Capital, LLC, GICRE and Jefferies Group with respect to the shares of our common stock that they are purchasing from us in our concurrent private offerings. Pursuant to the registration rights agreement, we will grant each of these purchasers and their direct and indirect transferees one demand registration right to have these shares registered for resale under the Securities Act prior to the first anniversary of the completion of this offering, and thereafter each such purchaser and his/her or its transferees, considered as one, will be entitled to two additional demand registration rights if, at the time any such demand right is exercised, they then own in excess of 5.0% of our outstanding common stock; provided, however, that in the event that a purchaser and his/her or its transferees, considered as one, elects to exercise a demand registration right at any time when such purchaser or his/her or its transferee owns less than 8.0%, but more than 5.0%, of our then outstanding common stock, in each case after the first anniversary of the completion of this offering, then such purchaser or his/her or its transferee shall be deemed to have waived any further demand registration right. Such purchasers and transferees will be entitled to unlimited “piggy-back” registration rights prior to the first anniversary of the completion of this offering in connection with registration statements we might file for future public common stock offerings, and thereafter shall be entitled to unlimited “piggy-back” registration rights prior to the third anniversary of the completion of this offering if, at the time of any such piggy-back registration right, they then own 1.0% or more of our outstanding common stock or are deemed to be our affiliates.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.” Any registration will also be subject to the provisions of the lock-up agreements. See “Shares Eligible for Future Sale—Lock-Up Agreements” and “Underwriting.”

Manager Registration Rights.   We will also enter into a registration rights agreement with respect to any equity-based awards granted to our Manager under our equity incentive plan. Pursuant to the registration rights agreement, we will grant our Manager and its direct and indirect transferees unlimited demand registration rights to have these shares registered for resale under the Securities Act and, in certain circumstances, “piggy-back” rights in connection with registration statements we might file for future public common stock offerings.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.” Any registration will also be subject to the provisions of the lock-up agreements. See “Shares Eligible for Future Sale—Lock-Up Agreements” and “Underwriting.”

Investor Rights Agreements

Effective upon the completion of this offering and our concurrent private offerings, we will enter into an investor rights agreement with GICRE pursuant to which GICRE will have the right to designate for nomination, and we will be required to nominate, one individual for election as a director for as long as GICRE beneficially owns 8.0% or more of the outstanding shares of our common stock (excluding shares that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). If the size of our board of directors is increased to twelve or more directors, GICRE will have the right to designate for nomination, and we will be required to nominate, two individuals for election as directors for as long as GICRE beneficially owns 8.0% or more of the outstanding shares of our common stock. In addition, in the event that a GICRE designee satisfies the listing standards for independence of the New York Stock Exchange and otherwise satisfies applicable qualifications under the New York Stock Exchange, such designee will be entitled to be a member of each committee and sub-committee of our board of directors. GICRE will agree to vote all shares of our common stock that it beneficially owns in favor of Mark Finerman, our chairman, chief executive officer and president, in any election in which Mr. Finerman is a director nominee. For as long as GICRE beneficially owns 8.0% or more of the outstanding shares of our common stock, each of Mr. Finerman and              will agree to vote all shares of our common stock that he beneficially owns in favor of the nominee(s) designated by GICRE in any election of directors in which GICRE has exercised its right to designate a director nominee.

GICRE will also have a right to purchase up to its pro rata share (based on its then-current ownership on a fully-diluted basis) of shares of our common stock that we sell in certain future offerings at the same price as the shares sold to other investors in those offerings. This purchase right will not apply to issuances of shares of our common stock made (1) pursuant to our equity incentive plan or other plans adopted by us in the future, (2) pursuant to the terms of outstanding options, warrants or other rights to acquire shares of our common stock, (3) pursuant to any future “at the market” program adopted by us, (4) in connection with acquisitions or similar transactions and (5) in any calendar year in one or more offerings aggregating less than 1.0% of the outstanding shares of our common stock. This purchase right will terminate in its entirety on the date on which GICRE fails to exercise its purchase right (or, if such right was exercised, on the date on which GICRE fails to consummate the applicable purchase) in respect of any offering of shares of our common stock to which the purchase right applies following notice from us of our intention to offer such shares.

We will also enter into an investor rights agreement with Jefferies Group pursuant to which Jefferies Group will have the right to designate for nomination, and we will be required to

nominate, one individual for election as a director for as long as Jefferies Group beneficially owns    % or more of the outstanding shares of our common stock (excluding shares that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). In addition, in the event that the Jefferies Group designee satisfies the listing standards for independence of the New York Stock Exchange and otherwise satisfies applicable qualifications under the New York Stock Exchange, such designee will be entitled to be a member of each committee and sub-committee of our board of directors. Jefferies Group will agree to vote all shares of our common stock that it beneficially owns in favor of Mark Finerman, our chairman, chief executive officer and president, in any election in which Mr. Finerman is a director nominee. For as long as Jefferies Group beneficially owns    % or more of the outstanding shares of our common stock, each of Mr. Finerman and              will agree to vote all shares of our common stock that he beneficially owns in favor of the nominee designated by Jefferies Group in any election of directors in which Jefferies Group has exercised its right to designate a director nominee.

Equity Incentive Plan Grants

Each of Mark Finerman, our chairman, chief executive officer and president, Jordan Bock, our chief investment officer, Christopher McCormack, our chief financial officer, Daniel Bennett, our head of capital markets, and Gary Berkman, our chief credit officer, is expected to be granted           ,           ,          ,           and           shares of restricted stock, respectively (or an aggregate of          ,          ,          ,           and           shares of restricted stock, respectively, if the underwriters exercise their over-allotment option in full), pursuant to our equity incentive plan on the date of this prospectus. These shares of restricted stock will vest ratably over three years. The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.

In connection with his grant of shares of restricted stock, Mr. Finerman will agree with our Manager that, in the event Mr. Finerman ceases to serve as our chairman, chief executive officer and president prior to the third anniversary of the date of grant (except in the event of Mr. Finerman’s death or disability), he will, at his option, (i) surrender to us the shares that vested prior to such third anniversary or (ii) pay to us an amount in cash equal to the fair market value of such vested shares as of their vesting date(s), in each case offset by the amount of taxes incurred by Mr. Finerman with respect to such award.

Certain other employees of our Manager are expected to be granted an aggregate of                 shares of restricted stock (or an aggregate of                 shares of restricted stock if the underwriters exercise their over-allotment option in full), pursuant to our equity incentive plan on the date of this prospectus. These shares of restricted stock will vest ratably over three years. The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.

On an annual basis, each of our independent directors will be granted $    of shares of restricted stock, including an initial grant to be made on the date of this prospectus pursuant to our equity incentive plan equal to     shares of restricted stock based upon an assumed initial public offering price of $          per share, which shares of restricted stock will vest on the              anniversary of the date of grant.

Expense Reimbursement

Upon the completion of this offering, we will reimburse each of GICRE and Jefferies Group, as part of our organizational costs, for the expenses each such entity has incurred in connection with this offering, our concurrent private offerings and our formation transactions, in each case in an amount up to $    .

Upon the completion of this offering, we will also reimburse LoanCore Capital, LLC, as part of our organizational costs, for the expenses it has incurred in connection with this offering, our concurrent private offerings and our formation transactions.

Indemnification Agreements

Upon the completion of this offering, we expect to enter into customary indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted under Maryland law. The agreements will require us to indemnify the director or officer, or the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on our behalf and in which the indemnitee is determined in a final adjudication to be liable to us. The indemnitee will not be entitled to indemnification if it is established that one of the prohibitions on indemnification under Maryland law set forth in “Certain Provisions of Maryland Law and of our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability” exists.

In addition, each indemnification agreement will require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•	a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct necessary for indemnification was not met.

Each indemnification agreement also will provide for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of us.

Related Party Transaction Policies

Under our management agreement, if in the future we co-invest or otherwise participate in an investment with (including if we participate at a more junior or senior level in the capital structure of an underlying borrower), purchase assets from, sell assets to, obtain financing from, or provide financing to, Other LoanCore Vehicles, any such transaction must be approved in advance by a majority of our independent directors or a committee of our board of directors comprised solely of independent directors. To the extent we co-invest with or otherwise participate in an investment with an Other LoanCore Vehicle, we will not be responsible for any fees payable to LoanCore other than to our Manager as set forth in our management agreement unless approved by a majority of our independent directors or a committee of our board of directors comprised solely of independent directors.

We expect that shortly after the completion of this offering our board of directors will adopt a policy with respect to any proposed investments by our directors or officers or the officers of our Manager, which we refer to as the covered persons, in any of our target asset classes. We expect this policy will provide that any proposed investment by a covered person for his or her own account in any of our target asset classes will be permitted if the capital required for the investment does not exceed $   . To the extent that a proposed investment exceeds this limit, we expect that our board of directors will only permit the covered person to make the investment (a) upon the approval of a majority of our independent directors or a committee of our board of directors comprised solely of independent directors, or (b) if the proposed investment otherwise complies with terms of any other related party transaction policy our board of directors may adopt in the future.

In addition, our code of business conduct and ethics will contain a conflicts of interest policy that prohibits our directors, officers and employees (if any), as well as LoanCore, including our Manager, and its employees who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us without the approval of a majority of our independent directors or a committee of our board of directors comprised solely of independent directors.

Our audit committee of our board of directors will be charged with reviewing for approval or ratification all transactions between us and any affiliated or related person, regardless of amount,

including any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. In determining whether to approve or ratify a transaction, our audit committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable to us than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock immediately prior to and upon the completion of this offering and our concurrent private offerings by (1) each of our directors and director nominees, (2) each of our executive officers, (3) all of our directors, director nominees and executive officers as a group and (4) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over that security. A security holder is also deemed to be, as of any date, the beneficial owner of all securities over which such security holder has the right to acquire voting or investment power within 60 days after that date, including through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement.

The percentages reflect beneficial ownership immediately prior to and upon the completion of this offering and our concurrent private offerings as determined in accordance with Rule 13d-3 under the Exchange Act and are based on shares of our common stock outstanding as of the date immediately prior to the completion of this offering and our concurrent private offerings and shares of our common stock outstanding upon the completion of this offering and our concurrent private offerings, in each case after giving effect to our formation transactions. The percentages assume no exercise by the underwriters of their over-allotment option. Except as noted below, the address for all beneficial owners in the table below is 55 Railroad Avenue, Suite 100, Greenwich, Connecticut 06830.

Amount and Nature of Beneficial Ownership
	Immediately Prior to this Offering and our Concurrent Private Offerings			Upon Completion of this Offering and our Concurrent Private Offerings
Name and Address of Beneficial Owner	Shares Owned	Percentage		Shares Owned	Percentage
Directors, Director Nominees and Executive Officers:
Mark Finerman(1)(7)(8)	100		%			%
Jordan Bock(2)	—	—				%
Christopher McCormack(3)	—	—				%
Daniel Bennett(4)	—	—				%
Gary Berkman(5)	—	—				*
	—	—				*
	—	—				*
(6)	—	—				*
(6)	—	—				*
(6)	—	—				*
(6)	—	—				*
All directors, director nominees and executive officers as a group ( persons)	—	—				%
More than 5% Stockholders:
DivCore Fund(8)			%	—	—
GICRE(9)			%			%
Jefferies Group(10)	—	—				%

*	Represents less than 1% of the number of shares of our common stock outstanding upon the completion of this offering.
(1)	Includes $ of shares of our common stock (or shares of our common stock based upon an assumed initial public offering price of $ per share) that Mr. Finerman will purchase in a concurrent private offering at the initial public offering price per share and without the payment of any underwriting discount. Excludes shares of

restricted stock to be granted to Mr. Finerman on the date of this prospectus pursuant to our equity incentive plan (or     shares of restricted stock if the underwriters exercise their over-allotment option in full). The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.

(2)	Excludes shares of restricted stock to be granted to Mr. Bock on the date of this prospectus pursuant to our equity incentive plan (or shares of restricted stock if the underwriters exercise their over-allotment option in full). The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.
(3)	Excludes shares of restricted stock to be granted to Mr. McCormack on the date of this prospectus pursuant to our equity incentive plan (or shares of restricted stock if the underwriters exercise their over-allotment option in full). The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.
(4)	Excludes shares of restricted stock to be granted to Mr. Bennett on the date of this prospectus pursuant to our equity incentive plan (or shares of restricted stock if the underwriters exercise their over-allotment option in full). The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.
(5)	Excludes shares of restricted stock to be granted to Mr. Berkman on the date of this prospectus pursuant to our equity incentive plan (or shares of restricted stock if the underwriters exercise their over-allotment option in full). The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.
(6)	Excludes $ of shares of restricted stock to be granted to the director nominee on the date of this prospectus pursuant to our equity incentive plan (or shares of restricted stock based upon an assumed initial public offering price of $ per share).
(7)	LoanCore Capital, LLC purchased 100 shares of our common stock in connection with our initial capitalization in February 2015. LoanCore Capital, LLC is controlled and primarily owned by Mr. Finerman (including through family trusts or other entities affiliated with such persons). As a result, Mr. Finerman may be deemed to have voting power and investment control over these shares of our common stock. Mr. Finerman disclaims beneficial ownership of these shares of our common stock except to the extent of any pecuniary interest therein. We will repurchase these shares of our common stock from LoanCore Capital, LLC as part of our formation transactions.
(8)	Includes an aggregate of shares of our common stock to be received by the DivCore Fund in connection with the merger between us and DivCore Subordinate Debt Club I REIT Holding, LLC, our predecessor, as part of our formation transactions. The DivCore Fund is controlled by the DivCore Fund GP, its general partner, which in turn is controlled by DivCore, LLC. Each of Mark Finerman and Stuart Shiff owns an indirect 50% interest in DivCore, LLC. As a result, Mr. Finerman and Mr. Shiff may be deemed to share voting power and investment control over the shares of our common stock held by the DivCore Fund. Each of Mr. Finerman and Mr. Shiff disclaims beneficial ownership of these shares of our common stock except to the extent of any pecuniary interest therein.
(9)	Includes $ million of shares of our common stock (or shares of our common stock based upon an assumed initial public offering price of $ per share) that GICRE will purchase in a concurrent private offering at the initial public offering price per share and without the payment of any underwriting discount. GIC Real Estate, Inc., a Delaware corporation, which manages GICRE, has the power to vote and dispose of the shares held by it. GIC Real Estate, Inc. shares such powers with GIC Real Estate Private Limited and GIC Private Limited. GIC Real Estate Private Limited is wholly owned by GIC Private Limited and is the real estate investment arm of GIC Private Limited. The investment committee with voting and investment power over the shares held by GICRE is comprised currently of: Goh Kok Huat, Lee Kok Sun, Christopher Morrish, Bernard Phang and Kwok Wai Keong. The members of such investment committee may be deemed to share voting and investment power over the shares held by GICRE. The investment committee acts by majority vote and no member may act individually to vote or sell the shares held by GICRE. Beneficial ownership is disclaimed by the investment committee and its members. The address of GICRE is 335 Madison Avenue, 24th Floor, New York, New York 10017.
(10)	Includes $ million of shares of our common stock (or shares of our common stock based upon an assumed initial public offering price of $ per share) that Jefferies Group will purchase in a concurrent private offering at the initial public offering price per share and without the payment of any underwriting discount. Jefferies Group is a wholly-owned subsidiary of Jefferies Group LLC. The current members of the board of directors of Jefferies Group LLC are Richard B. Handler, Brian P. Friedman, Barry J. Alperin, W. Patrick Campbell, Richard G. Dooley, MaryAnne Gilmartin and Joseph S. Steinberg, and these individuals may be deemed to share voting power and investment control over these shares of our common stock. These individuals disclaim beneficial ownership of these shares of our common stock. The address of Jefferies Group is 520 Madison Avenue, New York, New York 10022.

STRUCTURE AND FORMATION OF OUR COMPANY

Our predecessor was established in November 2013 and we were established in January 2015. We will be externally managed and advised by LoanCore Advisors, LLC, an affiliate of LoanCore Capital, LLC, pursuant to a management agreement with our Manager.

Formation Transactions

Prior to or concurrently with the completion of this offering and our concurrent private offerings, we will engage in the following formation transactions that are designed to consolidate the ownership of our assets, effectuate this offering and our concurrent private offerings and enable us to continue to qualify as a REIT for U.S. federal income tax purposes.

•	We will enter into our management agreement with our Manager effective upon the completion of this offering.
•	DivCore Subordinate Debt Club I REIT Holding, LLC, our predecessor, will merge with and into LoanCore Realty Trust, Inc., with LoanCore Realty Trust, Inc. as the survivor in the merger. Our predecessor holds all of the outstanding CLO preferred shares and CLO common shares, and the LoanCore CLO holds our existing portfolio.
•	In connection with the merger, all of the common share interests of our predecessor, which are held by the DivCore Fund, will be exchanged for shares of our common stock and we will succeed to the obligations of the subordinate debt that our predecessor previously issued to the DivCore Fund. For a discussion of the subordinate debt and the common share interests of our predecessor, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
•	As a result of the merger, we will succeed to the ownership of the LoanCore CLO, which will continue in existence.
•	We will use $ million of the net proceeds from this offering to repurchase all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund. As described above under “Business—Our Portfolio,” the consideration we are required to pay for such subordinate debt and shares of our common stock may change prior to the completion of this offering as a result of the amount of accrued interest earned on our existing portfolio. Following such repurchase, the subordinate debt will be retired.
•	The DivCore Fund will distribute the proceeds it receives from such repurchase to its partners, including an affiliate of GICRE, Mark Finerman, our chairman, chief executive officer and president, and Jordan Bock, our chief investment officer.
•	An affiliate of GICRE will receive $ of such distributions. GICRE will then purchase the lesser of (1) $ million of shares of our common stock and (2) a number of shares equal to % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (excluding any shares that may be issued upon exercise of the underwriters’ over-allotment option), in a concurrent private offering at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount.
•	Mark Finerman and Mr. Bock will receive $ and $ of such distributions, respectively. Mr. Finerman, , and affiliates of LoanCore Capital, LLC will purchase $ , $ , $ and $ of shares of our common stock, respectively, in separate private placements at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount.
•	We will use $0.1 million of the net proceeds from this offering and our concurrent private offerings to redeem all of the outstanding 12.5% Series A Cumulative Non-Voting Preferred Shares of our predecessor.

•	The DivCore Fund will be terminated, as will the investment advisory agreement among the DivCore Fund, our predecessor and DivCore Advisors, an affiliate of LoanCore Capital, LLC and our Manager.
•	DivCore Advisors will continue to serve as the collateral manager to the LoanCore CLO pursuant to a collateral management agreement. In such capacity, DivCore Advisors is entitled to receive a monthly fee equal to 0.05% per annum of the sum of the aggregate collateral balance of the LoanCore CLO. Previously, DivCore Advisors waived its entitlement to this fee and agreed to continue to waive its entitlement to this fee for so long as we are managed by our Manager.
•	We will use approximately $ million of the net proceeds from this offering and our concurrent private offerings and $ million in borrowings under our anticipated master repurchase facilities to acquire the JLC portfolio from JLC. As described above under “Business—Our Portfolio,” the consideration we are required to pay for the JLC portfolio may change prior to the completion of this offering as a result of the amount of accrued interest earned on the JLC portfolio and will decrease in the event one or more of the loans in the JLC portfolio is prepaid.
•	We expect to grant to our executive officers and other employees of our Manager an aggregate number of shares of restricted stock equal to % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (including any shares that may be issued upon exercise of the underwriters’ over-allotment option) under our equity incentive plan on the date of this prospectus (equal to an aggregate of shares of restricted stock, or an aggregate of shares of restricted stock if the underwriters exercise their over-allotment option in full). The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.
•	We expect to grant $ of shares of restricted stock to each of our independent directors under our equity incentive plan on the date of this prospectus (or shares of restricted stock based upon an assumed initial public offering price of $ per share).
•	We will repurchase the 100 shares of our common stock previously issued to LoanCore Capital, LLC in connection with our initial capitalization for an aggregate purchase price of $1,000, which is the same price that LoanCore Capital, LLC previously paid for these shares.

Consequences of this Offering and Our Formation Transactions

The following diagram depicts our ownership structure after giving effect to this offering, our concurrent private offerings and our formation transactions, excluding shares of our common stock, if any, issued upon exercise of the underwriters’ over-allotment option (all percentages are calculated based on an assumed initial public offering price of $     per share):

(1)	Represents shares of our common stock to be purchased by GICRE in a concurrent private offering. In this concurrent private offering, GICRE will purchase the lesser of (1) $ million of shares of our common stock and (2) a number of shares equal to % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (excluding any shares that may be issued upon exercise of the underwriters’ over-allotment option) at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount.
(2)	Represents shares of our common stock to be purchased by Jefferies Group in a concurrent private offering. In this concurrent private offering, Jefferies Group will purchase $ million of shares of our common stock at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount.
(3)	Represents (i) an aggregate of shares of our common stock to be purchased by certain members of our Manager’s senior management team and affiliates of LoanCore Capital, LLC in concurrent private offerings, (ii) shares of restricted stock expected to be granted to our executive officers and other employees of our Manager under our equity incentive plan on the date of this prospectus and (iii) shares of restricted stock expected to be granted to our independent directors under our equity incentive plan on the date of this prospectus (assuming an initial public offering price of $ per share). In these concurrent private offerings, these members of our Manager’s senior management team and such affiliates of LoanCore Capital, LLC will purchase an aggregate of $ million of shares of our common stock, in each case at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount.

Benefits to Related Parties

In connection with this offering, our concurrent private offerings and our formation transactions, our Manager, the members of our Manager’s senior management team, other employees of our Manager, our executive officers, the members of our board of directors, GICRE and Jefferies Group will receive material financial and other benefits, as described below. For a more detailed discussion of these benefits, see “Management,” “Our Manager and the Management Agreement” and “Certain Relationships and Related Person Transactions.”

Purchase of Our Outstanding Interests.   As part of our formation transactions, we will use $     million of the net proceeds from this offering (subject to adjustment as discussed above) to repurchase all of our outstanding subordinate debt and shares of our common stock held by the DivCore Fund. Mark Finerman, our chairman, chief executive officer and president, owns an indirect 50% interest in the DivCore Fund GP, which has a 2% interest in the DivCore Fund, and Jordan Bock, our chief investment officer, holds a share of the profits interest that the DivCore Fund GP is entitled to receive from the DivCore Fund. Mr. Finerman will receive $     of such proceeds and Mr. Bock will receive $     of such proceeds. An affiliate of GICRE owns a 45% limited partnership interest in the DivCore Fund, and will receive $     million of such proceeds.

Purchase of JLC Portfolio.   As part of our formation transactions, we will use $     million of the net proceeds from this offering and our concurrent private offerings and $     million in borrowings under our anticipated master repurchase facilities to acquire the JLC portfolio from JLC (subject to adjustment as discussed above). JLC is a joint venture among affiliates of each of Jefferies Group LLC, a wholly-owned subsidiary of Leucadia National Corporation and an affiliate of Jefferies LLC, one of the underwriters in this offering, and GIC Real Estate Private Limited, as well as certain individuals, including Mark Finerman, our chairman, chief executive officer and president, and Christopher McCormack, our chief financial officer. The Jefferies Group LLC affiliate has a 48.5% preferred and common interest in JLC, an affiliate of GIC Real Estate Private Limited has a 48.5% preferred and common interest in JLC, Mr. Finerman (individually and through an entity owned by Mr. Finerman) has a 1.7% preferred and common interest in JLC and Mr. McCormack has a 0.3% preferred and common interest in JLC.

Management Agreement.   We will enter into a management agreement with our Manager effective upon the completion of this offering. Pursuant to our management agreement, our Manager will be entitled to receive from us base management fees and incentive compensation, as well as the reimbursement of certain expenses incurred by our Manager. In addition, our Manager will be entitled to receive a termination fee from us under certain circumstances.

Share of Management Fees.   Effective upon the completion of this offering and our concurrent private offerings, an affiliate of GICRE and Jefferies Group, an affiliate of Jefferies Group LLC, a wholly-owned subsidiary of Leucadia National Corporation, and Jefferies LLC, one of the underwriters in this offering, will be entitled to receive from our Manager payments equal to    % and    %, respectively, of the base management fees, incentive compensation and, if applicable, the termination fee received by our Manager under our management agreement.

Equity Incentive Plan Grants.   Each of Mark Finerman, our chairman, chief executive officer and president, Jordan Bock, our chief investment officer, Christopher McCormack, our chief financial officer, Daniel Bennett, our head of capital markets, and Gary Berkman, our chief credit officer, is expected to be granted        ,        ,        ,         and         shares of restricted stock, respectively (or an aggregate of        ,        ,        ,         and         shares of restricted stock, respectively, if the underwriters exercise their over-allotment option in full), pursuant to our equity incentive plan on the date of this prospectus. These shares of restricted stock will vest ratably over three years. The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.

Certain other employees of our Manager are expected to be granted an aggregate of                 shares of restricted stock (or an aggregate of                 shares of restricted stock if the underwriters exercise their over-allotment option in full), pursuant to our equity incentive plan on the date of this prospectus. These shares of restricted stock will vest ratably over three years. The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings.

On an annual basis, each of our independent directors will be granted $    of shares of restricted stock, including an initial grant to be made on the date of this prospectus pursuant to our equity incentive plan equal to      shares of restricted stock based upon an assumed initial public offering price of $          per share, which shares of restricted stock will vest on the         anniversary of the date of grant.

Registration Rights Agreements.   Upon the completion of this offering and our concurrent private offerings, we will enter into a registration rights agreement with Mark Finerman, our chairman, chief executive officer and president,             , our             ,             , our             , affiliates of LoanCore Capital, LLC, GICRE and Jefferies Group with respect to the shares of our common stock that they are purchasing from us in our concurrent private offerings. Pursuant to the registration rights agreement, we will grant each of these purchasers and their direct and indirect transferees up to three demand registration rights to have these shares registered for resale under the Securities Act and, in certain circumstances, “piggy-back” rights in connection with registration statements we might file for future public common stock offerings.

We will also enter into a registration rights agreement with respect to any equity-based awards granted to our Manager under our equity incentive plan. Pursuant to the registration rights agreement, we will grant our Manager and its direct and indirect transferees unlimited demand registration rights to have these shares registered for resale under the Securities Act and, in certain circumstances, “piggy-back” rights in connection with registration statements we might file for future public common stock offerings.

Investor Rights Agreements.   Effective upon the completion of this offering and our concurrent private offerings, we will enter into an investor rights agreement with GICRE pursuant to which GICRE will have the right to designate for nomination, and we will be required to nominate, one individual for election as a director for as long as GICRE beneficially owns 8.0% or more of the outstanding shares of our common stock (excluding shares that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). If the size of our board of directors is increased to twelve or more directors, GICRE will have the right to designate for nomination, and we will be required to nominate, two individuals for election as directors for as long as GICRE beneficially owns 8.0% or more of the outstanding shares of our common stock. In addition, in the event that a GICRE designee satisfies the listing standards for independence of the New York Stock Exchange and otherwise satisfies applicable qualifications under the New York Stock Exchange, such designee will be entitled to be a member of each committee and sub-committee of our board of directors. GICRE will agree to vote all shares of our common stock that it beneficially owns in favor of Mark Finerman, our chairman, chief executive officer and president, in any election in which Mr. Finerman is a director nominee. For as long as GICRE beneficially owns 8.0% or more of the outstanding shares of our common stock, each of Mr. Finerman and              will agree to vote all shares of our common stock that he beneficially owns in favor of the nominee(s) designated by GICRE in any election of directors in which GICRE has exercised its right to designate a director nominee.

GICRE will also have a right, subject to certain exceptions, to purchase up to its pro rata share (based on its then-current ownership on a fully-diluted basis) of shares of our common stock that we sell in certain future offerings at the same price as the shares sold to other investors in those offerings. This purchase right will not apply to certain issuances of shares of our common stock and will terminate in its entirety on the date on which GICRE fails to exercise its purchase right (or, if such right was exercised, on the date on which GICRE fails to consummate the applicable purchase) in respect of any offering of shares of our common stock to which the purchase right applies following notice from us of our intention to offer such shares.

We will also enter into an investor rights agreement with Jefferies Group pursuant to which Jefferies Group will have the right to designate for nomination, and we will be required to nominate, one individual for election as a director for as long as Jefferies Group beneficially owns     % or more of the outstanding shares of our common stock (excluding shares that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). In addition, in the event that the Jefferies Group designee satisfies the listing standards for independence of the New York Stock Exchange and otherwise satisfies applicable qualifications under the New York Stock Exchange, such designee will be entitled to be a member of each committee and sub-committee of our board of directors. Jefferies Group will agree to vote all shares of our common stock that it beneficially owns in favor of Mark Finerman, our chairman, chief executive officer and president, in any election in which Mr. Finerman is a director nominee. For as long as Jefferies Group beneficially owns    % or more of the outstanding shares of our common stock, each of Mr. Finerman and              will agree to vote all shares of our common stock that he beneficially owns in favor of the nominee designated by Jefferies Group in any election of directors in which Jefferies Group has exercised its right to designate a director nominee. See “Certain Relationships and Related Person Transactions— Investor Rights Agreements” for additional information regarding the investor rights agreements.

Expense Reimbursement.   Upon the completion of this offering, we will reimburse each of GICRE and Jefferies Group, as part of our organizational costs, for the expenses each such entity has incurred in connection with this offering, our concurrent private offerings and our formation transactions, in each case in an amount up to $    .

Upon the completion of this offering, we will also reimburse LoanCore Capital, LLC, as part of our organizational costs, for the expenses it has incurred in connection with this offering, our concurrent private offerings and our formation transactions.

Indemnification Agreements.   Upon the completion of this offering, we expect to enter into customary indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted under Maryland law.

Underwriting Discount.   Jefferies LLC is acting as an underwriter in this offering and, as such, will receive its proportionate share of the underwriting discount payable to the underwriters. Jefferies LLC is an affiliate of both Jefferies Group and Jefferies Group LLC.

DESCRIPTION OF CAPITAL STOCK

The following description of the rights and preferences of our capital stock is only a summary. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, the MGCL, our charter and bylaws and the other documents we refer to for a more complete understanding of our capital stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of capital stock or the number of shares of capital stock of any class or series with the approval of a majority of the board of directors and without stockholder approval. Upon the completion of this offering, our concurrent private offerings and our formation transactions, we will have outstanding           shares of our common stock (or           shares of our common stock if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of $    per share, and no shares of preferred stock will be issued and outstanding.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

All shares of common stock offered in this offering will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of shares of capital stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our capital stock, holders of shares of common stock are entitled to receive dividends and other distributions on such shares out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of shares of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and other liabilities, except that, to the extent we incur any tax under the Internal Revenue Code as a result of any “excess inclusion income” of ours being allocated to a “disqualified organization” that holds shares of our common stock, we may reduce distributions to such stockholder in an amount equal to the amount of such tax paid by us that is attributable to such holder’s ownership in accordance with applicable Treasury Regulations. See “U.S. Federal Income Tax Considerations—Taxation of LoanCore Realty Trust, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.”

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of our capital stock and except as may otherwise be specified in the terms of any class or series of shares of our capital stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of capital stock, the holders of such shares of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of directors can elect all of the directors then standing for election, and the holders of the remaining shares of such capital stock will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and, except as described below under “—Preemptive Rights,” have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of capital stock, holders of shares of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with or into or convert into another entity, sell all or substantially all of its assets outside the ordinary course of its business or engage in a statutory share exchange unless advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these matters (other than certain amendments to the provisions of our charter related to the removal of directors, the restrictions on ownership and transfer of our shares of capital stock and the vote required to amend these provisions) may be approved by a majority of all of the votes entitled to be cast on the matter. Because our operating assets may be held by our subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Preemptive Rights

Pursuant to an investor rights agreement that we will enter into with GICRE upon the completion of this offering, among other matters, GICRE will also have a right to purchase up to its pro rata share (based on its then-current ownership on a fully-diluted basis) of shares of our common stock that we sell in certain future offerings at the same price as the shares sold to other investors in those offerings. This purchase right will not apply to issuances of shares of our common stock made (1) pursuant to our equity incentive plan or other plans adopted by us in the future, (2) pursuant to the terms of outstanding options, warrants or other rights to acquire shares of our common stock, (3) pursuant to any future “at the market” program adopted by us, (4) in connection with acquisitions or similar transactions and (5) in any calendar year in one or more offerings aggregating less than 1.0% of the outstanding shares of our common stock. This purchase right will terminate in its entirety on the date on which GICRE fails to exercise its purchase right (or, if such right was exercised, on the date on which GICRE fails to consummate the applicable purchase) in respect of any offering of shares of our common stock to which the purchase right applies following notice from us of our intention to offer such shares. See “Certain Relationships and Related Person Transactions” for additional information regarding this investor rights agreement.

Preferred Stock

Our charter provides that our board of directors has the authority, without action by the stockholders, to designate and issue up to 100,000,000 shares of preferred stock in one or more classes or series and to fix the designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of any class or series. The rights fixed as to any class or series of preferred stock may be senior to the rights of the holders of our common stock. There will be no shares of preferred stock outstanding upon the completion of this offering. Any issuance of shares of preferred stock could adversely affect the voting power and distribution and liquidation rights of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control that might otherwise be favorable to our common stockholders. No shares of preferred stock are presently outstanding and we have no present plans to issue any shares of preferred stock.

Transfer Agent and Registrar

We expect the transfer agent and registrar for shares of our common stock will be                .

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of capital stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of shares of our capital stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our then existing common stockholders.

Power to Increase or Decrease Authorized Shares of Common and Preferred Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of our common or preferred stock, to authorize us to issue additional authorized but unissued shares of our common or preferred stock and to classify or reclassify unissued shares of our common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Any additional classes or series of our common or preferred stock, as well as the additional authorized shares of our common or preferred stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of our common or preferred stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our then existing stockholders.

Restrictions on Ownership and Transfer

In order for us to continue to qualify as a REIT under the Internal Revenue Code, our shares of stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year.

Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of certain constructive ownership provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock (which we refer to as the “ownership limits”). A person or entity that becomes subject to the ownership limits by virtue of a violative transfer that results in a transfer to a trust, as described below, is referred to as a “purported owner” if, had the violative transfer or other event been effective, the person or entity would have been a beneficial or constructive owner or, if appropriate, a record owner of shares of our capital stock in violation of the ownership limits or other restrictions.

The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our capital stock), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of the class or series of our capital stock and thereby subject the shares to the ownership limits.

Our board of directors may, in its sole discretion, prospectively or retroactively, exempt a person from the ownership limits for one or more classes and/or series of our capital stock. However, our board of directors may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by our board of directors for exemption, a person also must provide such representations and agreement as our board of directors may require in order to ascertain that such exemption would not cause us to be “closely held” or otherwise fail to qualify as a REIT and that such person does not, and will not, directly or indirectly, own an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of our capital stock causing the violation. As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our continued qualification as a REIT and may impose such conditions and restrictions as it deems appropriate. Our board of directors has exempted the ownership by GICRE of shares of our common stock in an amount equal to   % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (excluding any shares that may be issued upon exercise of the underwriters’ over-allotment option).

Our board of directors may from time to time increase or decrease the ownership limits for one or more classes or series of our stock and for one or more persons; provided, however, that any decrease may be made only prospectively as to existing holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease will be effective immediately); and provided, further, that the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own in the aggregate, more than 49.9% in value of the shares then outstanding or we would otherwise fail to qualify as a REIT. Prior to the modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our continued qualification as a REIT. Reduced ownership limits will not apply to any person or entity whose percentage ownership of shares of our capital stock of a class or series is in excess of such decreased ownership limits until such time as such person’s or entity’s percentage of ownership of our capital stock of such class or series equals or falls below the decreased ownership limits, but any further acquisition of shares of our capital stock of such class or series will be in violation of the ownership limits.

Our charter provisions further prohibit:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and
•	any person from transferring shares of our capital stock if such transfer would result in shares of our capital stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on ownership and transfer will be required to give at least 15 days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the applicable restriction or limitation is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any transfer of shares of our capital stock would result in shares of our capital stock being owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our capital stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors or in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically deemed to be transferred, without further action by us or any other party, to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be paid to the trustee upon demand for distribution to the charitable beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the ownership limits or our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be void.

Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of our capital stock at market price, the last sales price reported on the New York Stock Exchange (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (2) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the purported owner and any other amounts held by the trustee with respect to such shares of our capital stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of our shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits and the other restrictions on ownership and transfer of our stock. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (1) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last sales price reported on the New York Stock Exchange (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported owner will be immediately paid to the beneficiary, together with any other amounts held by the trustee with respect to such shares. In addition, if prior to discovery by us that shares of our capital stock have been transferred to a trust, such shares of our capital stock are sold by a purported owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported owner received an amount for or in respect of such shares that exceeds the amount that such purported owner was entitled to receive, such excess amount must be paid to the trustee upon demand. The purported owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any purported owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported owner prior to our discovery that the shares have been transferred to the trust; and
•	to recast the vote.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors determines that a proposed transfer would violate the restrictions on ownership and transfer of shares of our capital stock set forth in our charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of our capital stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in number or value of the outstanding shares of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his, her or its name and address, the number of shares of each class and/or series of our stock which he, she or it beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect, if any, of his, her or its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder must upon demand provide us with such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our charter and our bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Classification of Board of Directors

Pursuant to our charter, upon the completion of this offering, our directors will be divided into three classes of directors. Beginning at our annual meeting of stockholders in 2016, directors of each class will be elected upon the expiration of their initial terms for a term expiring at the third succeeding annual meeting of our stockholders and when their successors have been duly elected and have qualified, and one class of our directors will be elected by our stockholders at each annual meeting. We believe that the classification of our board of directors will help to assure the continuity and stability of our business and investment strategies as determined by our board of directors. Holders of shares of our common stock will not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our outstanding capital stock entitled to vote in the election of directors generally will be able to elect all of the successors of the class of directors whose terms expire at the meeting.

Upon the completion of this offering, the number of directors in each class and the annual meeting of stockholders at which the term of each class will expire will be as follows:

Class	Number of directors	Expiration of term
Class I directors	3	2016
Class II directors	2	2017
Class III directors	2	2018

The initial terms of our directors of each class listed above will expire at the annual meeting of our stockholders in the corresponding year listed above and when their respective successors are duly elected and qualify.

The classified board provision in our charter could have the effect of making the replacement of incumbent directors more time consuming and difficult. Two separate meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interests of our common stockholders.

Number of Directors; Vacancies

Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but, unless our bylaws are amended, may not be more than 15. Moreover, pursuant to the investor rights agreement that we will enter into with GICRE, we will agree to limit the number of directors to 15. Our charter also provides that, at such time as we become eligible to elect to be subject to certain elective provisions of the MGCL (which we expect will be upon the completion of this offering) and except as may be provided by our board of directors in setting the terms of any class or series of our capital stock, any vacancy on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any individual elected to fill such a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Pursuant to our charter, each of our directors is elected by our stockholders entitled to vote generally in the election of directors to serve for the applicable term of the class of directors to which he or she was elected, pursuant to our classified board provisions, and until his or her successor is duly elected and qualifies. A plurality of all votes cast in the election of directors at a meeting of stockholders at which a quorum is present is sufficient to elect a director. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum at such meeting.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of our preferred stock to elect or remove one or more directors, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes of stockholders entitled to be cast generally in the election of directors. Cause means, with respect to any particular director, a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and with cause and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding capital stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of shares of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors will by resolution exempt any business combination between us and LoanCore Capital, LLC or any of its controlled affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and the persons described above. As a result, these persons may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the supermajority vote requirements and other provisions of the statute. However, we cannot assure you that our board of directors will not revise such resolution in the future.

These provisions of the MGCL could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our then existing common stockholders.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such control shares except to the extent approved at a special meeting of stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of capital stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition; (2) an officer of the corporation; or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are shares of voting stock which, if aggregated with all other such shares of capital stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. “Control shares” do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the MGCL control share acquisition statute LoanCore Capital, LLC and any of its controlled affiliates. We cannot provide you any assurance, however, that our board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

We have elected in our charter to be subject to the provision of Subtitle 8 that provides that vacancies on our board of directors may be filled only by the remaining directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) have a classified board, (2) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal will be allowed only for cause, (3) vest in the board the exclusive power to fix the number of directorships and (4) require, unless called by our chairman of the board, chief executive officer or president or the board of directors, the written request of stockholders of a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Business Opportunities

Our charter provides that, if LoanCore, including our Manager, or any of our directors or officers who is also an officer, employee or agent of LoanCore, including our Manager, acquires knowledge of a potential business opportunity, we renounce any potential interest or expectancy in, or right to be offered or to participate in, such business opportunity to the maximum extent permitted by Maryland law, unless such opportunity was expressly communicated to a director or officer in his or her capacity as our director our officer. Accordingly, other than with respect to the foregoing exception, (a) none of LoanCore, including our Manager, or any of our directors or officers who is also an officer, employee or agent of LoanCore, including our Manager, is required to present, communicate or offer any business opportunity to us and (b) LoanCore and each of our directors and officers who is also an officer, employee or agent of LoanCore, including our Manager, on his or her own behalf or on behalf of LoanCore, including our Manager, has the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than us.

Our charter also provides that we have the power to renounce, by resolution of our board of directors, any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are (i) presented to us or (ii) developed by or presented to one or more of our directors or officers.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time set by our board of directors beginning with 2016. In addition, the chairman of our board of directors, chief executive officer, president or board of directors may call a special meeting of our stockholders. Subject to the procedural requirements for requesting a special meeting of our stockholders set forth in our bylaws, a special meeting of our stockholders will also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

Amendment to Our Charter and Bylaws

Except for amendments related to the removal of directors, the restrictions on ownership and transfer of shares of our capital stock and the vote required to amend these provisions (each of which must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is a stockholder of record as of the record date for the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each such nominee or on such other business and who has complied with the advance notice provisions set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided that our board of directors has determined that directors will be elected at such meeting, by a stockholder who is a stockholder of record as of the record date for the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of such nominee and who has complied with the advance notice provisions set forth in our Bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our common stockholders, including business combination and control share provisions, provisions on removal of directors and filling vacancies and classification of our board, restrictions on transfer and ownership of our stock and advance notice requirements for director nominations and stockholder proposals.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party or witness by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was (1) committed in bad faith or (2) the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation, or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Upon the completion of this offering, we expect to enter into customary indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted under Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Under our management agreement, our Manager maintains a contractual as opposed to a fiduciary relationship with us, which limits our Manager’s obligations to us to those specifically set forth in our management agreement. The ability of our Manager and its officers and other personnel, including our chairman and executive officers, to engage in other business activities may reduce the time they spend managing us.

Exclusive Forum for Certain Litigation

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of ours to us or to our stockholders, (c) any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the MGCL or our charter or bylaws, or (d) any action asserting a claim against us or any director or officer or other employee of ours (if any) that is governed by the internal affairs doctrine.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to, or to continue to, qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

After giving effect to the completion of this offering, our concurrent private offerings and our formation transactions, we will have outstanding            shares of our common stock (or            shares of our common stock if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of $     per share.

Of these shares, the            shares of our common stock sold in this offering (or     shares of our common stock if the underwriters exercise their over-allotment option in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares of our common stock purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining           shares of our common stock, plus any shares of our common stock purchased by affiliates in this offering, will be “restricted securities” as defined in Rule 144 and may not be resold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

Shares of our common stock are newly issued securities for which there is no established trading market. Although we have applied to list the shares of our common stock on the New York Stock Exchange under the symbol “LCRT,” an active trading market for the shares of our common stock may never develop or, if one develops, it may not be sustained following this offering. No assurance can be given as to (1) the likelihood that an active trading market for shares of our common stock will develop or be sustained, (2) the liquidity of any such market, (3) the ability of stockholders to sell their shares of our common stock when desired or at all or (4) the prices at which stockholders may resell their shares of our common stock. No prediction can be made as to the effect, if any, that future issuances, sales or resales of shares of our common stock, or the availability of shares of our common stock for future issuance, sale or resale, will have on the market price of our common stock prevailing from time to time. Issuances, sales or resales of substantial amounts of our common stock, or the perception that such issuances, sales or resales are occurring or may occur, could adversely affect the market price of our common stock. See “Risk Factors— Risks Related to Our Common Stock and this Offering.”

For a description of certain restrictions on ownership and transfer of shares of our common stock held by our stockholders, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Rule 144

In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a resale of restricted securities for which a six-month holding period has elapsed since the restricted securities were acquired from us or any of our affiliates may resell those securities, subject only to the availability of current public information about us. After a one-year holding period has elapsed, such a non-affiliated person may resell those restricted securities without further restriction under Rule 144.

Generally, an affiliate of ours who holds restricted securities for which a six-month holding period has elapsed may resell those restricted securities pursuant to Rule 144, except that:

•	the number of securities resold, when taken together with the number of securities resold by that affiliate and certain related persons within the preceding three months, may not exceed the greater of:
•	1% of the shares of our common stock then outstanding, which will equal approximately shares upon the completion of this offering (assuming that the underwriters’ over-allotment option is not exercised); or

•	the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the resale is filed with the SEC;
•	we must have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the resale and have filed all required reports (other than current reports on Form 8-K) during that time period; and
•	certain manner-of-sale and notice provisions are satisfied.

Our Equity Incentive Plan

Prior to the date of this prospectus, our board of directors will have adopted, and our stockholders will have approved, our equity incentive plan. The total number of shares of common stock that may be made subject to awards under our equity incentive plan will be equal to 7.5% of the issued and outstanding shares of our common stock upon the completion of this offering (on a fully-diluted basis and including shares to be issued in our concurrent private offerings and any shares of our common stock issued upon exercise of the underwriters’ over-allotment option). On the date of this prospectus, we expect to grant to our executive officers and other employees of our Manager an aggregate of              shares of restricted stock (or an aggregate of          shares of restricted stock if the underwriters exercise their over-allotment option in full). The actual number of shares of restricted stock to be granted will be determined based upon the number of shares of our common stock sold in this offering and in our concurrent private offerings. In addition, on the date of this prospectus, assuming an initial public offering price of $    per share, we expect to grant an aggregate of     shares of restricted stock to our independent directors under our equity incentive plan. We expect to have              shares of our common stock reserved for future issuance under our equity incentive plan (based upon the sale of an aggregate of           shares of our common stock in this offering and in our concurrent private offerings and assuming an initial public offering price of $    per share and that the underwriters’ over-allotment option is not exercised). For a description of our equity incentive plan and the initial awards to be made pursuant to this plan, see “Management—Equity Incentive Plan.”

In connection with this offering, we intend to file a registration statement on Form S-8 to register the issuance of the total number of shares of our common stock that may be issued under our equity incentive plan, other than to our Manager, including the initial grant of shares of restricted stock to our executive officers and other employees of our Manager and our independent directors, as described above. The shares of our common stock covered by this registration statement on Form S-8 will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates. In addition, any shares of common stock issued under our equity incentive plan to our Manager will be entitled to registration rights. See “—Registration Rights” below.

Registration Rights

Registration Rights Relating to Concurrent Private Offerings.   Upon the completion of this offering and our concurrent private offerings, we will enter into a registration rights agreement with Mark Finerman, our chairman, chief executive officer and president,          , our          ,          , our          , affiliates of LoanCore Capital, LLC, GICRE and Jefferies Group with respect to the shares of our common stock that they are purchasing from us in our concurrent private offerings. Pursuant to the registration rights agreement, we will grant each of these purchasers and their direct and indirect transferees one demand registration right to have these shares registered for resale under the Securities Act prior to the first anniversary of the completion of this offering, and thereafter each such purchaser and his/her or its transferees, considered as one, will be entitled to two additional demand registration rights if, at the time any such demand right is exercised, they then own in excess of 5.0% of our outstanding common stock; provided, however, that in the event that a purchaser and his/her or its transferees, considered as one, elects to exercise a demand registration right at any time when such purchaser or his/her or its transferee owns less than 8.0%, but more than 5.0%, of our then outstanding common stock, in each case after the first anniversary of the completion of this offering, then such purchaser or his/her or its transferee shall be deemed to have waived any further demand registration right. Such purchasers and transferees will be entitled to unlimited “piggy-back” registration rights prior to the first anniversary of the completion of this offering in connection with registration statements we might file for future public common stock offerings, and thereafter shall be entitled to unlimited “piggy-back” registration rights prior to the third anniversary of the completion of this offering if, at the time of any such piggy-back registration right, they then own 1.0% or more of our outstanding common stock or are deemed to be our affiliates.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.” Any registration will also be subject to the provisions of the lock-up agreements. See “—Lock-Up Agreements” and “Underwriting.”

Manager Registration Rights.   We will also enter into a registration rights agreement with respect to any equity-based awards granted to our Manager under our equity incentive plan. Pursuant to the registration rights agreement, we will grant our Manager and its direct and indirect transferees unlimited demand registration rights to have these shares registered for resale under the Securities Act and, in certain circumstances, “piggy-back” rights in connection with registration statements we might file for future public common stock offerings.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.” Any registration will also be subject to the provisions of the lock-up agreements. See “—Lock-Up Agreements” and “Underwriting.”

Lock-Up Agreements

In addition to the limits placed on the sale of our common stock by operation of Rule 144 and other provisions of the Securities Act, we, each of our executive officers and directors, our Manager, GICRE, Jefferies Group and any other purchaser in our concurrent private offerings will agree with the underwriters in this offering not to sell or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC, subject to limited exceptions. In addition, the purchasers in our concurrent private offerings will enter into substantially similar agreements with us, except that our prior written consent will be required to release these purchasers from the restrictions contained in these agreements. Any of the securities subject to these lock-up agreements may be released at any time by us or Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC, in our or their discretion, which, in the case of executive officers and directors, shall be with notice. If the restrictions under the lock-up agreements are waived by us and Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC, shares of our common stock may become available for resale into the market, subject to applicable law, which could reduce the market price for our common stock. See “Underwriting.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock by U.S. Holders and Non-U.S. Holders, each as defined below. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “LoanCore Realty Trust, Inc.,” “we,” “our” and “us” mean only LoanCore Realty Trust, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek a ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate our company and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;
•	insurance companies;
•	broker-dealers;
•	regulated investment companies;
•	partnerships and trusts;
•	persons who hold our stock on behalf of other persons as nominees;
•	persons who receive our stock through the exercise of employee stock options or otherwise as compensation;
•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; and
•	except to the extent discussed below, tax-exempt organizations and foreign investors.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds shares of stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

This summary assumes that investors will hold their stock as a capital asset, which generally means as property held for investment.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

The term “Non-U.S. Holder” means a beneficial owner of our common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

The U.S. federal income tax treatment of holders of our stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our stock will depend on the stockholder’s particular tax circumstances. For example, a stockholder that is a partnership or trust that has issued an equity interest to certain types of tax-exempt organizations may be subject to a special entity-level tax if we make distributions attributable to “excess inclusion income.” See “—Taxation of LoanCore Realty Trust, Inc.—Taxable Mortgage Pools and Excess Inclusion Income” below. A similar tax may be payable by persons who hold our stock as nominees on behalf of tax-exempt organizations. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our stock.

Taxation of LoanCore Realty Trust, Inc.

Our predecessor made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with its initial taxable year ended December 31, 2013. As part of our formation transactions, our predecessor will merge with and into LoanCore Realty Trust, Inc., with LoanCore Realty Trust, Inc. as the survivor in the merger. For U.S. federal income tax purposes, as a result of their merger, we will be treated as a continuation of our predecessor. Accordingly, we will be considered to have made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with our predecessor’s initial taxable year ended December 31, 2013. We believe that we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code, commencing with the taxable year ended December 31, 2013.

Sidley Austin LLP has acted as our tax counsel in connection with this offering of our common stock and our U.S. federal income tax status as a REIT. In connection with this offering of our common stock, we expect to receive an opinion of Sidley Austin LLP to the effect that, commencing with our initial taxable year ended December 31, 2013, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our actual method of operation through the date of the opinion has enabled, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Sidley Austin LLP will be based on various assumptions relating to our organization and operation, and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sidley Austin LLP or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued. Sidley Austin LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership,

various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be monitored or reviewed on a continuing basis by Sidley Austin LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

Under current law, most U.S. Holders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains), not including the 3.8% Medicare tax described below. With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be subject to tax at rates applicable to ordinary income. See “Taxation of Stockholders— Taxation of Taxable U.S. Holders—Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.
•	We may be subject to the “alternative minimum tax” on our items of tax preference with limitations on our use of any net operating losses deductions.
•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions”, and “—Foreclosure Property”, below.
•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property”, we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).
•	To the extent we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., from a TMP) or a residual interest in a real estate mortgage investment conduit, or REMIC), we could be subject to corporate level U.S. federal income tax currently at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. We own an equity interest in a TMP through a subsidiary REIT, and similar rules will apply to excess inclusion income derived from it. To the extent that we own a REMIC residual interest or a TMP through a TRS, we will not be subject to this tax directly, but will indirectly bear such tax economically as the shareholder of such a TRS. See “—Taxable Mortgage Pools and Excess Inclusion Income” below.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.
•	If we violate the asset tests (other than certain de minimis violations) applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.
•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed, and (ii) the amounts we retained and upon which we paid income tax at the corporate level.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”
•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.
•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.
•	The earnings of any subsidiaries that are subchapter C corporations, including any TRSs, are subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7) that meets other tests described below, including with respect to the nature of its income and assets and its required distributions.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 2013). Our charter provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (that is, the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing the actual ownership of our stock and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year end, and thereby satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Affiliated REITs.   We may own equity of entities which have elected to be taxed as REITs. Each of these entities must meet all of the REIT qualification tests discussed herein. Each of them also may be subject to tax on certain of its income as described above. Depending on the percentage of our ownership in any subsidiary REIT, we may make a protective TRS election with respect to such subsidiary REIT. If we make a protective TRS election with respect to such subsidiary REIT, the failure of such subsidiary REIT to qualify as a REIT would only cause us to fail to qualify to as a REIT to the extent that the value of our equity interest in it and other non-qualifying assets exceeds 25% of our total assets. See “—Asset Tests” below.

Ownership of Partnership Interests.   If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the value prong of the 10% asset test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

Disregarded Subsidiaries.   If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below) that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—or is classified as a TRS, the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a REIT, a TRS or a qualified REIT subsidiary. See “—Asset Tests” and “—Income Tests.”

Taxable Subsidiaries.   In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, could be treated in our hands as prohibited transactions.

The “earnings stripping” rules of Section 163(j) of the Internal Revenue Code limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Accordingly, if we lend money to a TRS, the TRS may be unable to deduct all or a part of the interest paid on that loan, and the lack of an interest deduction could result in a material increase in the amount of tax paid by the TRS. Further, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend to scrutinize all of our transactions with our TRSs and to conduct such transactions on an arm’s-length basis; however we cannot assure you that we will be successful in avoiding this excise tax.

We may hold assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our assets. In general, we intend that loans or properties that we originate, purchase or receive upon foreclosure with an intention of promptly selling them that might expose us to a 100% tax on “prohibited transactions” will be originated or transferred to and sold by a TRS. The TRS through which any such sales of loans are made may be treated as a dealer for U.S. federal income tax purposes. As a dealer, the TRS would in general mark all the loans it holds on the last day of each taxable year to their market value, and would recognize ordinary income or loss on such loans with respect to such taxable year as if they had been sold for that value on that day. In addition, the TRS may further elect to be subject to the mark-to-market regime described above in the event that the TRS is properly classified as a “trader” as opposed to a “dealer” for U.S. federal income tax purposes.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. See “—Derivatives and Hedging Transactions.”

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from the sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not held as inventory or dealer property. To the extent that we derive interest income from a mortgage loan, or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

We may invest in CMBS and agency securities that are either pass-through certificates or collateralized mortgage obligations as well as mortgage loans and mezzanine loans. We expect that the CMBS and agency securities will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes and that substantially all interest income from our

CMBS and agency securities will be qualifying income for the 95% gross income test. In the case of CMBS treated as interests in grantor trusts, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans will be qualifying income for purposes of the 75% gross income test to the extent that such loans are secured by real property, as discussed above. In the case of CMBS or agency securities treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC regular interests are benefitted by interest swap or cap contracts or other derivative instruments that could produce some non-qualifying income for the holder of the REMIC regular interests. We expect that substantially all of our income from mortgage related securities will be qualifying income for purposes of the REIT gross income tests.

See below under “—Asset Tests” for a discussion of the effect of our investment in CMBS on our qualification as a REIT.

We and our subsidiaries may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the asset tests described below, and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, however, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

We may hold certain participation interests, including B Notes, in mortgage loans and mezzanine loans. Such interests in an underlying loan are created by virtue of a participation or similar agreement to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. We believe that our participation interests will qualify as real estate assets for purposes of the REIT asset tests described below, and that the interest that we will derive from such investments will be treated as qualifying mortgage interest for purposes of the 75% income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we will derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See “—Taxation of REITs in General,” “—Requirements for Qualification—General,” “—Asset Tests” and “—Failure to Qualify.”

We may invest in construction loans, the interest from which will be qualifying income for purposes of the REIT income tests, provided that the loan value of the real property securing the construction loan is equal to or greater than the highest outstanding principal amount of the construction loan during any taxable year, and other requirements are met. For purposes of construction loans, the loan value of the real property is the fair market value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) that will secure the loan and that are to be constructed from the proceeds of the loan.

To the extent we own or acquire real property or an interest therein, rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the property. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the current and accumulated earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into agreements to make loans secured by real property and the fees are not determined by income and profits. Other fees generally will not be qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test. See “—Derivatives and Hedging Transactions.” In addition, certain foreign currency gains, if any will be excluded from gross income for purposes of one or both of the gross income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95%

gross income test for such taxable year in accordance with Treasury Regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, and some types of CMBS and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below. We believe that the stock we hold in affiliated REITs will be a qualifying asset for purposes of the 75% asset test. However, if an affiliated REIT fails to qualify as a REIT in any year, its stock will not be a qualifying asset for purposes of the 75% asset test.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries, or securities that are “real estate assets”, and the value prong of the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code. Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset, or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the value prong of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test (by value) described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security (including debt securities) issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

We may invest in CMBS and agency securities that are either pass-through certificates or collateralized mortgage obligations as well as mortgage loans and mezzanine loans. We expect that the CMBS and agency securities will be treated either as interests in grantor trusts or as interests in REMICs for U.S. federal income tax purposes. In the case of CMBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. We expect that substantially all of our CMBS treated as interests in grantor trust will qualify as real estate assets.

Any interests that we hold in a REMIC, including CMBS that are structured as interests in REMICs, will generally qualify as real estate assets, and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. If we hold a “residual interest” in a REMIC or in a TMP, from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty or other exemption to the extent allocable to foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See “—Taxable Mortgage Pools and Excess Inclusion Income.”

To the extent that we hold mortgage participations or CMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income requirements, depending upon the circumstances and the specific structure of the investment.

In addition, in certain cases, the modification of a debt instrument could result in the conversion of the instrument from a qualifying real estate asset to a wholly or partially non-qualifying asset that must be contributed to a TRS or disposed of in order for us to maintain our REIT status.

In addition, certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “—Income Tests.” We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% asset test. We intend to try to make such investments in such a manner as not to fail the asset tests described above.

We may enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreements notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

We do not expect to obtain independent appraisals to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

Certain relief provisions are available to allow REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset test requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame. In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

If we fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described above.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of

(1) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and

(2) 90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b) the sum of specified items of noncash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a

REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Any distributions made with respect to such tax years into which net operating losses have been carried forward from prior tax years will nevertheless be taxable as dividends to the extent of current earnings and profits for such tax year. See “—Taxation of Stockholders—Taxation of Taxable U.S. Holders—Distributions.”

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries and our inclusion of items in income for U.S. federal income tax purposes. This may be an issue, in particular, with respect to our investments in distressed or modified debt instruments. See “—Timing Differences Between Receipt of Cash and Recognition of Income.” Potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or TMPs;
•	loans or CMBS held as assets that are issued or acquired at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and
•	loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable stock dividends or in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year but treated as an additional distribution to our shareholders in the year such dividends are paid. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our shareholders on December 31 of the year in which they are declared.

Timing Differences Between Receipt of Cash and Recognition of Income

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We may acquire debt instruments in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. We will generally accrue market discount during the term of the debt instrument and report the accrued market discount as income when, and to the extent that, any payment of principal of the debt instrument is made. Payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If that turned out not to be the case, and we eventually collected less on the debt instrument than the amount we paid for it plus the market discount we had previously reported as income, there would be a bad debt deduction available to us at that time. Nevertheless, our (and our stockholders’) ability to benefit from that bad debt deduction would depend on our having taxable income in that later taxable year. REITs may not carry back net operating losses, so this possible “income early, losses later” phenomenon could adversely affect us and our stockholders if it were persistent and in significant amounts.

Some of the CMBS or other debt instruments that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the debt instrument, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and income will be accrued based on the assumption that all future payments due on the debt instrument in question will be made, with consequences similar to those described in the previous paragraph if all payments on the debt instrument are not made.

In addition, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding subordinate debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed. Following such a taxable modification, we would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes. To the extent that such modifications are made with respect to a debt instrument held by a TRS that is treated as a dealer or trader and that makes an election to use mark-to-market accounting, such TRS would be required at the end of each taxable year, including the taxable year in which any such modification were made, to mark the modified debt instrument to its fair market value as if the debt instrument were sold. In that case, the TRS could recognize a loss at the end of the taxable year in which the modifications were made to the extent that the fair market value of such debt instrument at such time was less than the instrument’s tax basis.

In addition, in the event that any debt instruments or CMBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate CMBS or other debt instruments at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur (including certain securitizations), to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to raise funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us, or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to try to structure our activities to avoid transactions that are prohibited transactions.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Foreign Investments

We and our subsidiaries may hold investments in and pay taxes to foreign countries. Taxes that we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. Foreign currency gains would generally be excluded from gross income for purposes of one or both of the gross income tests, as discussed above. See above under “—Income Tests.”

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any asset that produces such income) which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a TMP under the Internal Revenue Code if

•	substantially all of its assets consist of debt obligations or interests in debt obligations,
•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,
•	the entity has issued debt obligations (liabilities) that have two or more maturities, and
•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

We own an equity interest in a TMP, and our future financing and securitization arrangements may give rise to additional TMPs, with the consequences as described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of the REIT’s income from a TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” Under IRS guidance, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder,
•	is subject to tax as unrelated business taxable income in the hands of stockholders that are otherwise generally exempt from U.S. federal income tax, and
•	results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption to the extent allocable to foreign stockholders.

See “—Taxation of Stockholders.” Under IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity), the REIT may be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Treasury Regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “—Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. However, there can be no assurance that the IRS will not challenge our method of making any such determinations. If the IRS were to disagree with any such determinations made or with the method used by us, the amount of any excess inclusion income required to be taken into account by one or more stockholders could be significantly increased. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and potentially would be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. The rule against re-electing REIT status would also apply to us if our predecessor failed to qualify as a REIT for any taxable year prior to its merger into us. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Tax Aspects of Investments in Partnerships

General

We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests and in computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by partnerships. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share is based on our proportionate interest in the equity and certain debt securities issued by the partnership). See “Taxation of LoanCore Realty Trust, Inc.—Effect of Subsidiary Entities—Ownership of Partnership Interests.”

It is unclear how distributions treated as “guaranteed payments” from a partnership received by a REIT with respect to a preferred equity investment should be treated for purposes of applying the REIT requirements. We will monitor any preferred equity investments that we make in subsidiary partnerships to ensure our REIT compliance.

Entity Classification

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of LoanCore Realty Trust, Inc.—Asset Tests” and “—Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of LoanCore Realty Trust, Inc.—Asset Tests,” “—Income Test” and “—Failure to Qualify,” above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury Regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Taxation of Stockholders

Taxation of Taxable U.S. Holders

Distributions.   So long as we qualify as a REIT, the distributions that we make to our taxable U.S. Holders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally treated as dividends and taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends received by U.S. Holders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that certain holding requirements are met and the dividends are attributable to

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax),
•	dividends received by the REIT from TRSs or other taxable C corporations, or
•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Dividends that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such dividends do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such dividend has held its stock. We may elect to retain and pay taxes on some or all of our net long term capital gains, in which case provisions of the Internal Revenue Code will treat our U.S. Holders as having received, solely for tax purposes, our undistributed capital gains, and the U.S. Holders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of LoanCore Realty Trust, Inc.—Annual Distribution Requirements.” Corporate U.S. Holders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. Holders that are individuals, trusts and estates, not including the 3.8% Medicare tax described below (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at up to a 25% rate, not including the 3.8% Medicare tax) and 35% in the case of U.S. Holders that are corporations.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a U.S. Holder to the extent that the amount of such distributions does not exceed the adjusted basis of the U.S. Holder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the U.S. Holder’s shares. To the extent that such distributions exceed the adjusted basis of a U.S. Holder’s shares, the U.S. Holder generally must include such distributions in income as capital gain. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of LoanCore Realty Trust, Inc.— Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. Holders and do not offset income of U.S. Holders from other sources. In addition, any distributions made with respect to such tax years into which net operating losses have been carried forward from prior tax years will nevertheless be taxable as dividends to the extent that we have current earnings and profits.

In certain circumstances, we may make a taxable distribution of our stock as part of a distribution in which stockholders may elect to receive stock or (subject to a limit measured as a percentage of the total distribution) cash. In this circumstance, a U.S. Holder generally must include the sum of the value of our stock and the amount of cash received in its gross income as dividend income to the extent that such U.S. Holder’s share of the distribution is made out of its share of the portion of our current and accumulated earnings and profits allocable to such distribution. The value of any of our stock received as part of a distribution is generally equal to the amount of cash that could have been received instead of our stock. Depending on the circumstances of the U.S. Holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. Holder would have to pay the tax using cash from other sources. A U.S. Holder that received our stock pursuant to a distribution generally has a tax basis in such stock equal to the amount of cash that would have been received instead of our stock as described above, and a holding period in such stock that begins on the day following the payment date for the distribution.

If excess inclusion income from a TMP or REMIC residual interest is allocated to any U.S. Holder, that income will be taxable in the hands of the U.S. Holder and would not be offset by any net operating losses of the U.S. Holder that would otherwise be available. See “Taxation of LoanCore Realty Trust, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of Our Stock.   In general, capital gains recognized by U.S. Holder that are individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 20%, not including the 3.8% Medicare tax described below, if the stock is held for more than one year, and will be taxed at substantially higher ordinary income rates (of up to 39.6%, not including such Medicare tax) if the stock is held for one year or less. Gains recognized by U.S. Holders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a U.S. Holder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. Holder but not ordinary income (except in the case of individuals, trusts and estates who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our capital stock by a U.S. Holder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. Holder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written, and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities, or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Medicare Contribution Tax on Unearned Income.   A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes dividends, and net gains from the disposition of stock, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our stock.

Information Reporting and Backup Withholding.   A U.S. Holder may be subject to information reporting and/or backup withholding with respect to distributions on our shares, and depending on the circumstances, the proceeds of a sale or other taxable disposition of our shares. Under the backup withholding rules, you may be subject to backup withholding at a current rate of 28% with respect to distributions unless you (a) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or (b) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amount withheld under these rules will be refunded or credited against your U.S. federal income tax liability, provided that you timely furnish the IRS with certain required information.

Taxation of Non-U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our stock applicable to Non-U.S. Holders. This discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income taxation.

In General.   For most foreign investors, investment in a REIT that invests principally in mortgage loans (including CMBS) is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most foreign investors to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on REIT dividends under the Internal Revenue Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the terms of a bilateral tax treaty between their country of residence and the United States.

Ordinary Dividends.   The portion of dividends received by Non-U.S. Holders that is (1) payable out of our earnings and profits, (2) not attributable to our capital gains and (3) not effectively connected with a U.S. trade or business of the Non-U.S. Holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a Non-U.S. Holder and attributable to that holder’s share of our excess inclusion income. See “Taxation of LoanCore Realty Trust, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a Non-U.S. Holder’s investment in our stock is, or is treated as, effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. Holders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. Holder. The income may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation.

We expect to withhold (and any other applicable withholding agent, such as your broker, may withhold) U.S. federal income tax at the rate of 30% on any distributions made to a Non-U.S. Holder unless:

•	a lower treaty rate applies and the Non-U.S. Holder provides an IRS Form W-8BEN or W-8BEN-E (or applicable successor form) evidencing eligibility for that reduced treaty rate; or
•	the Non-U.S. Holder provides an IRS Form W-8ECI claiming that the distribution is income effectively connected with the Non-U.S. Holder’s trade or business.

Non-Dividend Distributions.   Unless our stock constitutes a U.S. real property interest, or USRPI, which we do not currently anticipate, distributions that we make that are not dividends, that is, are not paid out of our earnings and profits, and are not attributable to gains from dispositions of USRPIs that we hold directly or through pass-through subsidiaries, will not be subject to U.S. income tax. A Non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. For withholding purposes, because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat (and any other applicable withholding agent, such as your broker, may treat) all distributions as made out of our current or accumulated earnings and profits and therefore may withhold at the applicable rate on the entire distribution.

If, contrary to our expectations, our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, and (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends.   Under FIRPTA, a distribution that we make to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except with respect to the significant exception described below for 5% (or less) stockholders, be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Taxation of Non-U.S. Holders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we generally will be required to withhold tax equal to 35% of any distribution to a Non-U.S. Holder to the extent attributable to gain from sales or exchanges by us of USRPIs. The amount withheld would be creditable against the Non-U.S. Holder’s U.S. tax liability. Distributions subject to FIRPTA may also be subject to a branch profits tax of up to 30% in the hands of a Non-U.S. Holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Dividends received by a Non-U.S. Holder that we properly designate as capital gains dividends and are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case the Non-U.S. Holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the Non-U.S. Holder will incur a 30% tax on his or her capital gains.

Notwithstanding the foregoing, a distribution that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be subject to the 35% withholding tax described above, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Non-U.S. Holders—Ordinary Dividends”) if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, within the meaning of applicable Treasury Regulations, and (2) the recipient Non-U.S. Holder does not own more than 5% of that class of stock at any time during the one-year period ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange following this offering. However, no assurance can be given that our common stock will be “regularly traded” on such a market.

Dispositions of Our Stock.   Unless our stock constitutes a USRPI, a sale of our stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI. However, we cannot assure you that our stock will not become a USRPI.

Even if our stock constitutes a USRPI, if our stock is regularly traded on an established securities market, within the meaning of applicable Treasury Regulations, a Non-U.S. Holder’s sale of our stock would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling Non-U.S. Holder held 5% or less of our stock (taking into account applicable constructive ownership rules) at all times during the five-year period ending on the date of the sale. We expect that our common stock will be “regularly traded” on an established securities market following this offering. However, no assurance can be given that our common stock will be “regularly traded” on such a market.

There is also an exemption from FIRPTA taxation for sales of stock in “domestically controlled qualified investment entities” including REITs. However, we believe that we were not a domestically controlled qualified investment entity prior to this offering and consequently cannot become a domestically controlled qualified investment entity before the fifth anniversary of this offering. No assurance can be given that we will become a domestically controlled qualified investment entity at that time or at any time in the future.

If gain on the sale of our stock were subject to taxation under FIRPTA, the Non-U.S. Holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and, if our shares were not regularly traded on an established securities market, within the meaning of applicable Treasury Regulations, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (1) if the Non-U.S. Holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. Holder with respect to such gain, or (2) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Information Reporting and Backup Withholding.   Generally, information returns will be filed with the IRS in connection with distributions on our common stock and, depending on the circumstances, the proceeds from a sale or other taxable disposition of our common stock. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the non-U.S. holder’s country in which you reside under the provisions of an applicable treaty or agreement.

Payments of dividends or of proceeds from the disposition of shares made to a Non-U.S. Holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a Non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax. Any amount withheld under these rules will be refunded or credited against your U.S. federal income tax liability, provided that you timely furnish the IRS with certain required information.

FATCA.   Legislation enacted in 2010 (commonly known as FATCA) and existing guidance issued thereunder will generally impose a 30% withholding tax on dividends in respect of, and, after December 31, 2016, gross proceeds from a disposition of our common stock held by or through (1) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Internal Revenue Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements, and (2) specified other non-U.S. entities unless such an entity provides the payor with a certification identifying the direct and indirect U.S. owners of the entity and complies with other requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether withholding is required. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. We will not pay any additional amounts to shareholders in respect of any amounts withheld. You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your common stock.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

To the extent that we are (or a part of us, or a disregarded subsidiary of ours is) a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, we might be subject to corporate level tax on such income, and, in that case, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See “Taxation of LoanCore Realty Trust, Inc.—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT closely held test and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively own more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock, and generally should prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our common stock by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code or provisions under any other U.S. federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code, which we refer to collectively as “Similar Laws,” and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement, each of which we refer to as a “Plan.”

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, or an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Internal Revenue Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

Whether or not our underlying assets were deemed to include “plan assets,” as described below, the acquisition and/or holding of our common stock by an ERISA Plan with respect to which we, LoanCore or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor, or the DOL, has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of our common stock. These PTCEs include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code for certain transactions, provided, that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided, further, that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

ERISA and the regulations, or the Plan Asset Regulations, promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include, for purposes of applying the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of Title I of ERISA and Section 4975 of the Internal Revenue Code, both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors” as defined in Section 3(42) of ERISA, or the 25% Test, or that the entity is an “operating company,” as defined in the Plan Asset Regulations. For purposes of the 25% Test, the assets of an entity will not be treated as “plan assets” if, immediately after the most recent acquisition of any equity interest in the entity, less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors,” excluding equity interest held by persons (other than benefit plan investors) who have discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. The term “benefit plan investors” is generally defined to include employee benefit plans subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (including “Keogh” plans and IRAs), as well as any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity (e.g., an entity of which 25% or more of the value of any class of equity interests is held by benefit plan investors and which does not satisfy another exception under ERISA or the Plan Asset Regulations).

There can be no assurance that we will satisfy the 25% Test and it is not anticipated that we will qualify as an operating company or register as an investment company under the Investment Company Act.

For purposes of the Plan Asset Regulations, a “publicly offered security” is a security that is (a) “freely transferable,” (b) part of a class of securities that is “widely held,” and (c) (i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act. We intend to effect such a registration under the Securities Act and the Exchange Act. The Plan Asset Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that our common stock will be “widely held” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard. The Plan Asset Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that our common stock will be “freely transferable” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

Plan Asset Consequences

If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Internal Revenue Code.

Because of the foregoing, our common stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of our common stock, each purchaser and subsequent transferee of our common stock will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold our common stock constitutes assets of any Plan or (ii) the purchase and holding of our common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investment and whether such investment will constitute or result in a prohibited transaction or any other violation of an applicable requirement of ERISA, Section 4975 of the Internal Revenue Code or any applicable Similar Laws.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus in an underwritten initial public offering in which Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC are acting as representatives of the underwriters. We have entered into an underwriting agreement with the representatives of the underwriters named below, with respect to the common stock being offered hereby. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the respective number of shares of our common stock set forth opposite its name below:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Jefferies LLC
Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares we describe below. We have granted to the underwriters a 30-day option to purchase up to additional shares from us at the initial public offering price less the underwriting discount solely to cover over-allotments. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Our common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and the satisfaction of other conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and agreements have been performed;
•	there is no material adverse change in the financial markets or in our business; and
•	we deliver customary closing documents.

The underwriters propose to offer shares of our common stock directly to the public at the initial public offering price per share shown on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $     per share. After this offering, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside the United States may be made by affiliates of the underwriters.

The following table shows the per share and total underwriting discount that we will pay to the underwriters at closing and the proceeds, before expenses, that we will receive from the sale of our common stock in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	No Exercise	Full Exercise
Underwriting discount per share	$	$
Total underwriting discount	$	$
Proceeds to us, before expenses	$	$

We estimate that the total expenses of this offering (exclusive of the underwriting discount) will be approximately $           . We have agreed to pay the underwriting discount in connection with this offering and our organizational costs and other costs in connection with this offering.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed to indemnify the underwriters, their affiliates, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, and if we are unable to provide this indemnification to contribute to payments that the underwriters may be required to make in respect of these liabilities.

We, each of our executive officers and directors, our Manager, GICRE, Jefferies Group and any other purchaser in our concurrent private offerings will agree, for a period of 180 days after the date of the prospectus, without the prior written consent of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC, directly or indirectly, not to (i) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether such transaction described in clauses (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, (iii) with respect to our company, file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or (iv) publicly announce an intention to effect any transaction specified in clauses (i), (ii) or (iii) above.

The restrictions contained in the preceding paragraph shall not apply to (i) any grants made by us pursuant to our equity incentive plan (or the filing of a registration statement on Form S-8 to register shares of our common stock issuable under such plan), or (ii) transfers of shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock by any of our directors, executive officers or any other individual purchasers in our concurrent private offerings as a bona fide gift, or by will or intestate succession to such individual’s family or to a trust, the beneficiaries of which are exclusively such individual or members of such individual’s immediate family, or (iii) transfers of shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock by our Manager, GICRE, Jefferies Group or any other entity purchasers in our concurrent private offerings through a distribution to limited partners, members or stockholders of such entity, or transfers to affiliates or to any investment fund or other entity controlled or managed by such entity; provided, that, in the case of any transfer or distribution pursuant to clause (ii) or (iii), each donee or distributee shall sign and deliver a lock-up letter containing restrictions substantially the same as those set out above and no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of our common stock shall be required or shall be voluntarily made during the restricted period.

In addition, the purchasers in our concurrent private offerings will enter into lock-up agreements with us. See “Shares Eligible for Future Sale—Lock-Up Agreements.”

We have applied to list the shares of our common stock on the New York Stock Exchange under the symbol “LCRT.” In order to meet the requirements for listing on that exchange, the underwriters will undertake to sell a minimum number of shares to a minimum number of beneficial owners as required by the New York Stock Exchange.

Prior to this offering, there has been no public market for shares of our common stock. The public offering price was determined by negotiations between us and the representatives. In determining the public offering price, we and the representatives considered a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;
•	our prospects and the history and prospects for the industry in which we compete;
•	an assessment of our management;
•	our prospects for future earnings;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded shares of common stock of generally comparable companies; and
•	other factors deemed relevant by the representatives and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for shares of our common stock, or that the shares will trade in the public market at or above the public offering price.

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.
•	Over-allotment transactions involve sales by the underwriters of shares of our common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of our common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase pursuant to their over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares that they may purchase pursuant to their over-allotment option. The underwriters may close out any short position by exercising their option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of their over-allotment option. If the underwriters sell more shares than could be covered by exercise of their over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. The underwriters are not required to engage in these activities. If these activities are commenced, they may be discontinued by the underwriters without notice at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

The underwriters and their affiliates may in the future engage in investment banking, lending and other commercial dealings in the ordinary course of business with us. They would receive customary fees and commissions for these services.

Jefferies Group, an affiliate of Jefferies LLC, will purchase $   million of shares of our common stock in a concurrent private offering, at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount. We will enter into a registration rights agreement with Jefferies Group and the other purchasers in our concurrent private offerings, and we will also enter into an investor rights agreement with Jefferies Group. In addition, effective upon the completion of this offering and our concurrent private offerings, Jefferies Group will be entitled to receive from our Manager payments equal to    % of the base management fees, incentive compensation and, if applicable, the termination fee received by our Manager under our management agreement, and we will reimburse Jefferies Group, as part of our organizational costs, for the expenses it has incurred in connection with this offering, our concurrent private offerings and our formation transactions, in an amount up to $             . Further, Jefferies Group LLC, an affiliate of Jefferies LLC and Jefferies Group, has an interest in JLC, a joint venture from which we will acquire the JLC portfolio as part of our formation transactions. Our predecessor also previously acquired our existing portfolio from JLC. For additional information regarding these transactions, see “Certain Relationships and Related Person Transactions.”

In addition, prior to the date of this prospectus, we anticipate that we will enter into master repurchase facilities with affiliates of each of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, which are underwriters in this offering, with an aggregate maximum size of $750 million. We have not received commitments from the lenders for these facilities and there can be no assurance that we will receive such commitments or enter into definitive agreements for any of these facilities upon the terms contemplated or other terms, or at all.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Hong Kong

The securities may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the securities under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person.

This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Sidley Austin LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “U.S. Federal Income Tax Considerations” is based on the opinion of Sidley Austin LLP. Certain matters of Maryland law will be passed upon for us by Venable LLP. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will act as counsel to the underwriters.

EXPERTS

The financial statements of DivCore Subordinate Debt Club I REIT Holding, LLC as of December 31, 2014 and December 31, 2013 and for the year ended December 31, 2014 and the period November 6, 2013 (inception) to December 31, 2013, and the balance sheet of LoanCore Realty Trust, Inc. as of February 2, 2015 included in this Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits filed with the registration statement of which this prospectus is a part, under the Securities Act, with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits to the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement.

Copies of the registration statement, including the exhibits to the registration statement, may be examined without charge at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

Upon the completion of this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file periodic reports, proxy statements and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.            .com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in and is not a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statement of LoanCore Realty Trust, Inc.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of February 2, 2015	F-3
Notes to Balance Sheet	F-4
Audited Financial Statements of DivCore Subordinate Debt Club I REIT Holding, LLC
Report of Independent Registered Public Accounting Firm	F-7
Consolidated Balance Sheets as of December 31, 2014 and 2013	F-8
Consolidated Statements of Operations for the Year Ended December 31, 2014 and for the Period November 6, 2013 (Inception) to December 31, 2013	F-9
Consolidated Statements of Changes in Shareholders’ Capital for the Year Ended December 31, 2014 and for the Period November 6, 2013 (Inception) to December 31, 2013	F-10
Consolidated Statements of Cash Flows for the Year Ended December 31, 2014 and for the Period November 6, 2013 (Inception) to December 31, 2013	F-11
Notes to Consolidated Financial Statements	F-12
Financial Statement Schedule of DivCore Subordinate Debt Club I REIT Holding, LLC
Schedule IV—Mortgage Loans on Real Estate	S-1

Report of Independent Registered Public Accounting Firm

To Management and the Stockholder of LoanCore Realty Trust, Inc.

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of LoanCore Realty Trust, Inc. (the “Company”) at February 2, 2015 in conformity with accounting principles generally accepted in the United States of America. The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the balance sheet based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 13, 2015, except for Note 5, as to which the date is April 2, 2015

LoanCore Realty Trust, Inc.
Balance Sheet
February 2, 2015

Assets
Cash	$1,000
Commitments and Contingencies (Note 4)
Stockholder’s Equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 100 shares issued and outstanding	$1
Additional paid-in capital	999
Total Stockholder’s Equity	$1,000

The accompanying notes are an integral part of this financial statement

LoanCore Realty Trust, Inc.
Notes to Balance Sheet

1.   Organization

LoanCore Realty Trust, Inc. (the “Company”) was organized in the state of Maryland on January 16, 2015. Under the Company’s charter, the Company is authorized to issue up to 500,000,000 shares of common stock and 100,000,000 shares of preferred stock.

2.   Formation of the Company and Initial Public Offering

The Company intends to file a Registration Statement on Form S-11 (the “Registration Statement”) with the Securities and Exchange Commission with respect to a proposed public offering (the “Offering”) of common stock. From inception through February 2, 2015, the Company had no operations other than the issuance of 100 shares of common stock at $10.00 per share to LoanCore Capital, LLC in connection with the Company’s initial capitalization. LoanCore Capital, LLC is controlled and primarily owned by Mark Finerman, the Company’s chairman, chief executive officer and president. The Company’s operations are planned to commence upon the completion of the Offering.

Prior to or concurrently with the completion of the Offering, the Company will engage in certain formation transactions described in the Registration Statement (the “Formation Transactions”), pursuant to which, among other matters, the Company will (i) merge with DivCore Subordinate Debt Club I REIT Holding, LLC (the “Predecessor”), which owns a portfolio of commercial real estate loans, with the Company as the survivor in the merger (the “Merger”), and (ii) acquire a portfolio of commercial real estate loans from Jefferies LoanCore LLC in exchange for cash. The Formation Transactions are designed to consolidate the ownership of the Company’s assets, effectuate the Offering and the Concurrent Private Offerings (as defined below) and enable the Company to continue to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

In addition, concurrently with the completion of the Offering, certain members of the Manager’s senior management team, affiliates of LoanCore Capital, LLC, an affiliate of GIC Real Estate Private Limited, and an affiliate of Jefferies Group LLC will purchase shares of common stock of the Company, in each case in separate private placements at the initial public offering price per share of common stock in the Offering and without the payment of any underwriting discount (collectively, the “Concurrent Private Offerings”).

The Predecessor made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with its initial taxable year ended December 31, 2013. For U.S. federal income tax purposes, as a result of the Merger, the Company will be treated as a continuation of the Predecessor. Accordingly, following the completion of the Formation Transactions, the Company will be considered to have made an election to be taxed as a REIT for U.S. federal income tax purposes, commencing with its initial taxable year ended December 31, 2013.

Upon the completion of the Offering and the Formation Transactions, the Company will be managed by LoanCore Advisors, LLC (the “Manager”), a Delaware limited liability company, which is wholly-owned and controlled by LoanCore Capital, LLC.

3.   Significant Accounting Policies

Use of Estimates

The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

LoanCore Realty Trust, Inc.
Notes to Balance Sheet — Continued

Cash

The Company maintains cash accounts at financial institutions, which are insured up to a maximum of $250,000. At February 2, 2015, cash held by the Company did not exceed the insured limits.

Underwriting Commissions and Offering Costs

Underwriting commissions and offering costs, as applicable, to be incurred in connection with the Offering and the Concurrent Private Offerings will be reflected as a reduction of additional paid-in-capital. Costs incurred that are not directly associated with the completion of the Offering and the Concurrent Private Offerings will be expensed as incurred.

4.   Commitments and Contingencies

The Company may, from time to time, be a defendant in litigation arising in the normal course of business. Management does not expect the outcome of such litigation, if any, to have a material adverse effect on the financial position of the Company. In the normal course of business, the Company may, from time to time, enter into contracts or agreements with other parties that commit the Company to specific or contingent liabilities.

5.   Subsequent Events

Subsequent events have been evaluated through April 2, 2015, the date the financial statements were available to be issued.

As of April 2, 2015, LoanCore Capital, LLC has incurred costs related to the Offering of $1,403,108. Upon the successful completion of the Offering and the Concurrent Private Offerings, the Company will reimburse LoanCore Capital, LLC for these amounts from the proceeds of the Offering and the Concurrent Private Offerings. Costs incurred by the Company that are not directly associated with the completion of the Offering and the Concurrent Private Offerings, such as organizational costs, will be expensed as incurred.

As indicated in Note 2, upon the completion of the Offering and the Formation Transactions, the Company will be managed by the Manager. Pursuant to the terms of the management agreement that the Company will enter into with the Manager upon the completion of the Offering, the Company will pay the Manager a base management fee in an amount equal to the greater of: (i) $250,000 per annum ($62,500 per quarter) and (ii) 1.50% per annum (0.375% per quarter) of the Company’s “Equity” (as defined in the management agreement). The base management fee is payable in cash, quarterly in arrears.

Also pursuant to the terms of the management agreement, the Manager will be entitled to incentive compensation which shall be payable in arrears in cash, in quarterly installments. Incentive compensation means the incentive fee calculated and payable with respect to each calendar quarter (or part thereof that the management agreement is in effect) in arrears in an amount, not less than zero, equal to the difference between (1) the product of (a) 20% and (b) the difference between (i) the Company’s Core Earnings (as defined in the management agreement) for the most recent 12-month period (or such lesser number of completed calendar quarters, if applicable), including the calendar quarter (or part thereof) for which the calculation of incentive compensation is being made (the “applicable period”), and (ii) the product of (A) the Company’s Equity in the most recent 12-month period (or such lesser number of completed calendar quarters, if applicable), including the applicable period, and (B) 7% per annum, and (2) the sum of any incentive compensation paid to the Manager with respect to the first three calendar quarters of the most recent 12-month period (or such lesser number of completed calendar quarters preceding the applicable period, if applicable); provided, however, that no incentive compensation shall be payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters (or such lesser number of completed calendar quarters from the completion of the Offering) is greater than zero.

LoanCore Realty Trust, Inc.
Notes to Balance Sheet — Continued

Pursuant to the terms of the management agreement, the Company will be required to reimburse the Manager for the documented costs and expenses incurred by it and its affiliates on the Company’s behalf except those specifically required to be borne by the Manager under the management agreement. In addition, the Company will not reimburse the Manager and its affiliates for the salaries and other compensation of its personnel, except for the allocable share of the salaries and other compensation of the Company’s (a) chief financial officer based on the percentage of his time spent on the Company’s affairs and (b) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment professional personnel of the Manager or its affiliates who spend all or a portion of their time managing the Company’s affairs based on the percentage of their time spent on the Company’s affairs. The Company does not intend to reimburse the Manager and its affiliates for the salaries and other compensation of any of the Company’s named executive officers other than the Company’s chief financial officer.

The Manager will be entitled to a termination fee upon termination of the management agreement (i) by the Company without cause or (ii) by the Manager if the Company materially breaches the management agreement. The termination fee is equal to three times the sum of (i) the average annual base management fee and (ii) the average annual incentive compensation earned by the Manager, in each case during the 24-month period immediately preceding the most recently completed calendar quarter prior to the date of termination, or if such termination occurs within two years after the completion of the Offering, base management fees and incentive compensation annualized for such two-year period based on such fees actually received by the Manager during such period.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
DivCore Subordinate Debt Club I REIT Holding, LLC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders’ capital and cash flows present fairly, in all material respects, the financial position of DivCore Subordinate Debt Club I REIT Holding, LLC and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for the period from November 6, 2013 (Inception) through December 31, 2013 and the year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, NY
April 2, 2015

DivCore Subordinate Debt Club I REIT Holding, LLC
Consolidated Balance Sheets
December 31, 2014 and 2013
(in thousands, except share and per share data)

	December 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$95	$—
Restricted cash	150,644	95,584
Mortgage loans receivable, net	307,814	404,600
Collateralized loan receivable	41,500	—
Deferred financing costs, net	2,949	3,076
Interest receivable	1,425	1,707
Total Assets	$504,427	$504,967

Liabilities and Shareholders' Capital
Notes payable - Class A	$285,000	$285,000
Notes payable - Class B, net	54,782	54,775
Subordinate debt	106,666	106,666
Interest payable	981	1,303
Accrued expenses	190	53
Total Liabilities	447,619	447,797

Commitments and Contingencies (Note 11)

Shareholders’ Capital
Series A cumulative non-voting preferred shares, $1,000 par value, 125 shares authorized, issued and outstanding at December 31, 2014 and 125 shares authorized, 0 issued and outstanding at December 31, 2013	100	—
Common shareholders' interest	57,364	57,364
Accumulated deficit	(656)	(194)
Total Shareholders' Capital	56,808	57,170
Total Liabilities and Shareholders' Capital	$504,427	$504,967

See accompanying notes to consolidated financial statements.

DivCore Subordinate Debt Club I REIT Holding, LLC
Consolidated Statements of Operations
For the Year Ended December 31, 2014 and the
Period November 6, 2013 (Inception) to December 31, 2013
(in thousands)

	Year Ended December 31, 2014	Period November 6, 2013 (Inception) to December 31, 2013
Net interest income from mortgage loans and collateralized loan receivable
Interest and related income	$29,554	$1,942
Less: Interest and related expenses	21,167	1,513
Net interest income	8,387	429

Expenses
Organization costs	—	567
General and administrative expenses	435	56
Total expenses	435	623
Net income (loss)	7,952	(194)

Dividends on preferred shares	15	—

Net Income (Loss) Attributable to Common Shareholders	$7,937	$(194)

See accompanying notes to consolidated financial statements.

DivCore Subordinate Debt Club I REIT Holding, LLC
Consolidated Statements of Changes in Shareholders’ Capital
For the Year Ended December 31, 2014 and the
 Period November 6, 2013 (Inception) to December 31, 2013
(in thousands)

	Common Shareholders’ Interest	Series A Preferred Shares	Accumulated Deficit	Total
November 6, 2013
Issuance of common share interest	$59,379	$—	$—	$59,379
Net income (loss)	—	—	(194)	(194)
Return of equity	(2,015)	—	—	(2,015)
Balance at December 31, 2013	$57,364	$—	$(194)	$57,170
Net proceeds from issuance of preferred shares	—	100	—	100
Common dividends declared	—	—	(8,399)	(8,399)
Preferred dividends declared	—	—	(15)	(15)
Net income (loss)	—	—	7,952	7,952
Balance at December 31, 2014	$57,364	$100	$(656)	$56,808

See accompanying notes to consolidated financial statements.

DivCore Subordinate Debt Club I REIT Holding, LLC
Consolidated Statements of Cash Flows
For the Year Ended December 31, 2014 and the
Period November 6, 2013 (Inception) to December 31, 2013
(in thousands)

	Year Ended December 31, 2014	Period November 6, 2013 (Inception) to December 31, 2013
Cash flows from operating activities
Net income (loss)	$7,952	$(194)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization (accretion) of loan premiums and discounts on mortgage loans, net	84	(13)
Amortization of deferred financing costs	127	9
Amortization of Class B Notes discount	7	—
Changes in assets and liabilities, net
Interest receivable	282	(1,707)
Interest payable	(322)	1,303
Accrued expenses	137	53
Net cash provided by (used in) operating activities	8,267	(549)

Cash flows from investing activities
Purchase and fundings of mortgage loans receivable	(47,931)	(404,587)
Purchase of collateralized loan receivable	(41,500)	—
Principal collections from mortgage loan payoffs	144,633	—
Increase in restricted cash	(55,060)	(95,584)
Net cash provided by investing activities	142	(500,171)

Cash flows from financing activities
Issuance of common share interest	—	59,379
Proceeds from issuance of notes payable - Class A	—	285,000
Proceeds from issuance of notes payable - Class B	—	54,775
Proceeds from issuance of subordinate debt	—	106,666
Payment of deferred financing costs	—	(3,085)
Return of equity	—	(2,015)
Proceeds from issuance of series A preferred shares, net of offering costs	100	—
Common dividends declared and paid	(8,399)	—
Preferred dividends declared and paid	(15)	—
Net cash provided by (used in) financing activities	(8,314)	500,720

Net change in cash and cash equivalents	95	—
Cash and cash equivalents at beginning of period	—	—
Cash and cash equivalents at end of period	$95	$—

Supplemental disclosure of cash flow information
Cash paid for interest	$21,356	$200
Cash paid for taxes	$38	$—

See accompanying notes to consolidated financial statements.

DivCore Subordinate Debt Club I REIT Holding, LLC
Notes to Consolidated Financial Statements
(in thousands of dollars)

1.   Organization

References herein to the “Company” refer to DivCore Subordinate Debt Club I REIT Holding, LLC and its subsidiaries unless the context specifically requires otherwise.

The Company, a Delaware limited liability company, is organized as a real estate finance company that was incorporated on November 6, 2013 (“Inception”). Its shareholders are Series A, Series B and Series C of DivCore Subordinate Debt Club I, LP (collectively, the “Common Shareholders” or the “Fund”). The Company’s investment objective is to acquire direct, indirect and preferred equity interests in indebtedness and subordinated indebtedness collateralized by commercial real estate. The Company shall remain in existence unless dissolved in accordance with the terms of its Limited Liability Company Agreement (the “LLC Agreement”).

The Company has elected to conduct its operations as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. The Company is generally not subject to U.S. federal income taxes on its taxable income to the extent that it annually distributes 100% of the net taxable income to stockholders and maintains its qualification as a REIT. The Company operates its business in a manner that permits it to rely on an exemption from registration under the Investment Company Act of 1940, as amended. The Company is organized as a holding company and conducts business primarily through its subsidiaries.

Subject to the terms of the LLC Agreement, a board of directors (the “Board”), consisting of three members, appointed by the Common Shareholders, has the sole and exclusive right and authority to manage and control the business affairs of the Company. The Company has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with DivCore Subordinate Debt Club I Advisors, LLC (“DivCore Advisors”), pursuant to which DivCore Advisors provides investment advisory and administrative services on the Company’s behalf.

2.   Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are stated in U.S. dollars. These financial statements are prepared in conformity with the requirements applicable to a “Non-Accelerated Filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, DivCore CLO 2013-1, LLC and DivCore CLO 2013-1, Ltd. (collectively, the “LoanCore CLO”). The Company consolidates variable interest entities (“VIEs”) where the Company is the primary beneficiary and consolidates voting interest entities which are generally majority owned or otherwise controlled by the Company. All intercompany balances are eliminated in consolidation.

Variable Interest Entities

A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes both a qualitative and quantitative analysis. The Company bases its qualitative analysis on a review of the design of the entity, its organizational structure, including decision-making ability and relevant financial agreements, and the quantitative analysis on the forecasted cash flows of the entity.

DivCore Subordinate Debt Club I REIT Holding, LLC
Notes to Consolidated Financial Statements — Continued
(in thousands of dollars)

The Company reassesses its initial evaluation of an entity as a VIE upon the occurrence of certain reconsideration events and on an ongoing basis.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its related party affiliates and agents, has both the: (i) power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the majority of the benefits from the VIE, which could be significant to the VIE. The Company determines whether it is the primary beneficiary of a VIE by considering qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for the Company or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of the Company and the other interests. The Company reassesses its determination of whether it is the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the current and future fair value and performance of investments held by these VIEs and general market conditions. Substantially all of the assets and liabilities and results of operations on the consolidated financial statements are related to the LoanCore CLO, which is a VIE. For a discussion of the Company’s investment VIEs, see Note 3.

Use of Estimates

In conformity with GAAP, preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates.

Revenue Recognition

Interest income from mortgage loans receivable and collateralized loan receivable is recognized over the life of each loan using the effective interest method and is recorded on an accrual basis. Any fees, premiums, discounts, and direct costs associated with a loan are deferred until the loan is advanced and are then recognized over the term of the loan as an adjustment to yield. Prepayment penalties and any non-guaranteed exit fees are not recognized until received, given they are contingent on the borrower initiating early repayment. Income accrual is generally suspended for loans at the earlier of the date on which payments become 90 days past due or when, in the opinion of the Company, recovery of income and principal becomes doubtful. Income is then recorded on the basis of cash received until accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. As of December 31, 2014 and December 31, 2013, neither the mortgage loans nor the collateralized loan were in non-accrual status.

Cash and Cash Equivalents

Cash and cash equivalents represent cash on hand, cash held in banks, and liquid investments with original maturities of ninety days or less. The Company deposits cash and cash equivalents with high credit quality U.S. financial institutions to minimize credit risk exposure. At times, the Company may have bank balances in excess of federally insured amounts. The Company has not experienced losses, and does not expect any, on its cash and cash equivalents. At December 31, 2014 and December 31, 2013, cash and cash equivalents on the consolidated balance sheets consisted of cash held at a highly rated U.S. bank totaling $95 and $0, respectively.

DivCore Subordinate Debt Club I REIT Holding, LLC
Notes to Consolidated Financial Statements — Continued
(in thousands of dollars)

Restricted Cash

The Company classifies the cash balances held by the LoanCore CLO as restricted cash. These cash balances are available for use by the LoanCore CLO for its operations and cannot be legally used by the Company until its allocable share is distributed from the LoanCore CLO. The restricted cash cannot be commingled with any of its unrestricted cash balances as they are legally restricted. At December 31, 2014 and December 31, 2013, the restricted cash on the consolidated balance sheets consisted of cash totaling $150,644 and $95,584, respectively, held at a highly rated U.S. bank. At December 31, 2014, the restricted cash balance was made up of $5,992 for loan funding obligations, $19 for expenses and $144,633 for the reinvestment in mortgage loans. At December 31, 2013, the restricted cash balance was made up of $16,386 for loan funding obligations, $71 for expenses and $79,127 for the purchase of additional mortgage loans.

Mortgage Loans Receivable, Collateralized Loan Receivable and Provision for Loan Losses

The Company purchases and originates commercial real estate loans and related instruments generally to be held as long-term investments at amortized cost, which are measured based upon the outstanding unpaid principal balance, net of any unearned income, unamortized premiums and discounts, and any charge offs in accordance with Accounting Standards Codification (“ASC”) 310, Receivables. Cash flows related to the advance or acquisitions of loans held for investment are included in cash flows from investing activities in the consolidated statements of cash flows.

When partial prepayments occur, a proportionate amount of deferred premiums and discounts are recognized as interest and related income on the Company’s consolidated statements of operations. When loans are prepaid in full, prepayment penalties, non-guaranteed exit fees and unamortized deferred premiums and discounts are recognized as interest and related income on the Company’s consolidated statements of operations. While the Company’s loans receivable have variable interest rates, some individual loans have embedded interest rate caps and floors. The embedded interest rate caps and floors are considered clearly and closely related to the individual loans under ASC 815, Derivatives and Hedging, and are not recorded separately on the Company’s consolidated balance sheets.

Participating interests in commercial real estate first mortgage loans are evaluated under the guidance at the time of the initial investment to determine whether the participation interest meets the definition of a debt security. To the extent a given loan participation meets the definition of a debt security, the participation will be accounted for as a security. Those loan participations that do not meet the definition of a debt security are accounted for as loans. As of December 31, 2014 and December 31, 2013, the Company’s investments in loan participations do not meet the definition of debt securities.

The Company is required to periodically evaluate each of these loans for possible impairment. Impairment is indicated when it is deemed probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreements. If a loan is determined to be impaired, the Company writes down the loan through a charge to the provision for loan losses. Impairment of these loans, which are collateral dependent, is measured by comparing the estimated fair value of the underlying collateral to the book value of the respective loan. These valuations require significant judgments, which include assumptions regarding capitalization rates, discount rates, leasing, creditworthiness of major tenants, occupancy rates, loan sponsorship, actions of other lenders, and other factors deemed necessary. Actual losses, if any, could ultimately differ significantly from these estimates. The Company estimates its loan loss provision based on its historical loss experience and expectation of losses inherent in the investment portfolio. Since inception, the Company has had no events of impairment on any of the loans; however, to ensure that the risk exposures are properly measured and the appropriate reserves are taken, the Company quarterly assesses a loan loss provision on its portfolio and the related risks as the assets are aged and approach maturity.

DivCore Subordinate Debt Club I REIT Holding, LLC
Notes to Consolidated Financial Statements — Continued
(in thousands of dollars)

The Company performs a quarterly review of the loan portfolio. In conjunction with this review, the Company assesses the performance of each loan and assigns a risk rating based on several factors, including risk of loss, loan-to-value ratio (“LTV”), collateral performance, structure, exit plan and sponsorship. Loans are rated “1” through “6,” from less risk to greater risk. Ratings are defined as follows:

1-	Low Risk: A loan that is expected to perform through maturity, with relatively lower LTV, higher in-place debt yield, and stable projected cash flow that has surpassed underwritten expectations.
2-	Average Risk: A loan that is expected to perform through maturity, with medium LTV, average in-place debt yield, and stable projected cash flow in line with underwriting.
3-	Acceptable Risk: A loan that is expected to perform through maturity, with relatively higher LTV, acceptable in-place debt yield, and some uncertainty (due to lease rollover or other factors) in projected cash flow.
4-	Higher Risk: A loan that is expected to perform through maturity, but has exhibited a material deterioration in cash flow and/or other credit factors, including a higher LTV. If negative trends continue, default could occur.
5-	Potential of Default/Loss: A loan with one or more identified weaknesses that the Company expects to have a probability of default or principal loss. The underlying property performance is significantly worse than underwritten expectations. Performance criteria and loan covenants have required occasional waivers. A sale of the property may be necessary in order for the borrower to pay off the loan at maturity.
6-	In Default: A loan which is in contractual default and/or has a very high likelihood of principal loss. The loan is not in compliance with loan covenants and has a high LTV.

Income Taxes

ASC 740, Income Taxes, requires the Company to recognize tax positions in the consolidated financial statements only when it is more likely than not, based on the technical merits, that the position would be sustained upon examination by the relevant taxing authority. A tax position that meets the more likely than not recognition threshold is measured at the largest amount of tax benefit that is greater than fifty percent likely of being realized upon settlement. The Company accrues any interest and penalties that may be assessed by relevant taxing authorities on any under-payment of tax, if applicable.

The Company’s financial results generally do not reflect provisions for current or deferred income taxes on REIT taxable income. The Company believes that it operates in a manner that will continue to allow it to be taxed as a REIT and, as a result, the Company generally does not expect to pay substantial corporate level taxes. If the Company were to fail to meet these requirements, it may be subject to U.S. federal, state, and local income tax on current and past income, and penalties. Refer to Note 10 for additional information.

Deferred Financing Costs, Net

Fees and expenses incurred in connection with the Company’s notes payable are deferred and amortized to interest expense over the respective financing term under the effective interest method.

DivCore Subordinate Debt Club I REIT Holding, LLC
Notes to Consolidated Financial Statements — Continued
(in thousands of dollars)

Notes payable

Notes payable are accounted for on an amortized cost basis. Interest incurred in accordance with the indenture governing the Class A Notes and Class B Notes (as each is defined below in Note 5) issued under the LoanCore CLO (“LoanCore CLO Indenture”) is recorded in interest expense and calculated using the effective interest method.

Subordinate Debt

Subordinate debt is accounted for on an amortized cost basis. Interest incurred in accordance with the agreements governing the subordinate debt is recorded in interest expense and calculated using the effective interest method.

Offering Costs

The Company incurred costs in connection with the issuance of its 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Shares (“Preferred Shares”) in 2014. The offering costs were paid out of the proceeds of the Preferred Shares offering. Offering costs in connection with the Preferred Shares offering were accounted for as a reduction of gross proceeds. Offering costs in connection with the Preferred Shares offering totaled $25 for the year ended December 31, 2014.

Fair Value of Financial Instruments

In accordance with ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), fair value is defined as the price that the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with an independent buyer in the principal market or, in the absence of a principal market, the most advantageous market for the asset or liability.

ASC 820 establishes a three level hierarchy with the highest priority given to quoted prices in active markets for identical assets and liabilities (observable inputs) and lowest priority to the Company’s own assumptions (unobservable inputs). The Company uses observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement. The levels of the fair value hierarchy are described as follows:

Level I – Quoted prices available in active markets for identical investments as of the reporting date.

Level II – Pricing inputs include quoted prices in active markets for similar instruments, quoted prices in less active or inactive markets for identical or similar instruments where multiple price quotes can be obtained, and other observable inputs, such as interest rates, yield curves, credit risks and default rates.

Level III – Unobservable pricing inputs, including situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation and generally represent anything that does not meet the criteria of Levels I and II.

The value of each asset using Level III inputs is determined by the Board.

The Company is also required by GAAP to disclose fair value information about financial instruments, which is otherwise not reported in the balance sheet at fair value, to the extent it is practicable to estimate a fair value for those instruments. In cases where quoted market prices are not available, fair values are estimated using discounted cash flow or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the estimated market discount rate and the estimated future cash flows. In that regard, the derived fair value

DivCore Subordinate Debt Club I REIT Holding, LLC
Notes to Consolidated Financial Statements — Continued
(in thousands of dollars)

estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate settlement of the instrument. Rather, these fair values reflect the amounts that the Company believes are realizable in an orderly market transaction.

At December 31, 2014 and December 31, 2013, the Company did not have any assets or liabilities that were recorded at fair value on a recurring basis. The following methods and assumptions were used to estimate the fair value of each class of financial instruments, for which it is practicable to estimate that value:

Cash and cash equivalents – The carrying amount of cash on deposit approximates fair value.

Restricted cash – The carrying amount of restricted cash approximates fair value.

Mortgage loans receivable, net and collateralized loan receivable – These assets are recorded at their amortized cost and not at fair value. The fair values for these instruments are estimated by the Company taking into account multiple factors, including capitalization rates, discount rates, interest rates, leasing, occupancy rates, exit plan, sponsorship, and actions of other lenders, as well as indications of market value from other market participants. Refer to Note 8 for further disclosure of the fair values at December 31, 2014 and December 31, 2013. The Company evaluated multiple factors as listed above, noting that the loans’ interest rates are variable and fluctuate with the market, that the credit profile of the underlying collateral has remained consistent since origination and that spreads on the mortgage loans and the collateralized loan are in line with the current market at December 31, 2014. At December 31, 2013, all of the loans were acquired in an arms-length transaction within 30 days of year end. Refer to Note 9 for additional information.

Notes payable – Class A Notes and Class B Notes and subordinate debt – The Company has not selected the fair value option related to its notes payable and subordinate debt. The notes payable and the subordinate debt are recorded at their amortized cost basis, which approximates fair value, on the face of the consolidated balance sheets at December 31, 2014 and December 31, 2013. The fair value was estimated based on the rate at which a similar debt instrument would be priced at December 31, 2014 and December 31, 2013. The Company’s analysis took into account the start and ending attachment points for the ultimate real estate collateral, the underlying structure that a “would be” buyer would have as collateral for the loan, as well as overall nominal returns for “would be” investors in a customized transaction of this type.

Segment Reporting

The Company operates its real estate finance business through only one business segment. All loans held by the Company are held through the LoanCore CLO.

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which requires only those disposals which represent a strategic shift that has or will have a major impact on an entity’s operations or financial results be presented as discontinued operations. ASU 2014-08 is effective for annual periods beginning on or after December 15, 2014, and interim periods within those annual periods, and requires prospective application. The Company is evaluating the impact this standard may have on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 broadly amends the accounting guidance for revenue recognition. ASU 2014-09 is effective for the first interim or annual period beginning after December 15, 2016,

DivCore Subordinate Debt Club I REIT Holding, LLC
Notes to Consolidated Financial Statements — Continued
(in thousands of dollars)

and is to be applied prospectively. The Company is currently evaluating the impact this standard may have on its consolidated financial statements.

In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosure, which requires entities to account for repurchase-to-maturity transactions as secured borrowings rather than as sales and expands disclosure requirements related to certain transfers of financial assets. The ASU is effective for the first interim or annual period beginning after December 15, 2014. Early application is not permitted. The Company is currently evaluating the impact this standard may have on its consolidated financial statements.

In August 2014, the FASB issued ASU 2014-13, Consolidation (Topic 810) – Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity, which establishes a measurement alternative allowing qualifying entities to measure both the collateralized financing entity’s (“CFE’s”) financial assets and financial liabilities based on the fair value of the financial assets or financial liabilities, whichever is more observable. The measurement alternative is available upon initial consolidation of the CFE or adoption of this ASU and can be applied on a CFE-by-CFE basis. The ASU is effective for annual periods, and interim periods therein, beginning after December 15, 2015. Early application is permitted. The Company is currently evaluating the impact this standard may have on its consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 introduces an explicit requirement for management to assess and provide certain disclosures if there is substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 is effective for the annual period ending after December 15, 2016. The Company is currently evaluating the impact this standard may have on its consolidated financial statements.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810). ASU 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. Specifically, ASU 2015-02 modifies the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities, eliminates the presumption that a general partner should consolidate a limited partnership, and affects the evaluation of fee arrangements as well as consideration of related parties in determining the primary beneficiary of the VIE. ASU 2015-02 is effective for periods beginning after December 15, 2015 and early adoption is permitted. The Company is currently evaluating the impact of ASU 2015-02 on its consolidated financial statements.

3.   Variable Interest Entities

On December 6, 2013, the Company purchased all the outstanding equity in the form of preferred shares and ordinary shares of the LoanCore CLO, which is a VIE, for $166,045. The LoanCore CLO was formed by the Company on December 6, 2013 for the purpose of financing its acquisition of a pool of floating rate loans from Jefferies LoanCore LLC, a related party. The LoanCore CLO’s collateral manager is a related party of the Company and has the power to direct the activities of the LoanCore CLO that most significantly impact the LoanCore CLO’s economic performance. The Company, through its ownership of all equity of the LoanCore CLO, has the obligation to absorb losses and the right to receive potentially significant benefits from the LoanCore CLO. The Company and the collateral manager (the “Related Party Group”), collectively, have both significant power and economic interest in the LoanCore CLO. Under a related party tie-breaker the Company was determined to be the variable interest holder in the Related Party Group most closely associated with the LoanCore CLO and thus required to consolidate the LoanCore CLO.

The LoanCore CLO used the aggregate proceeds from the issuance of its outstanding equity and the Class A Notes and the Class B Notes, as described in Note 5, to acquire 13 floating rate loans

DivCore Subordinate Debt Club I REIT Holding, LLC
Notes to Consolidated Financial Statements — Continued
(in thousands of dollars)

(“Initial Mortgage Loans”) collateralized by commercial real estate with an aggregate face value of $420,874, including $16,386 of future funding obligations. The Initial Mortgage Loans consisted of whole loans and senior participation mortgage loans that are collateralized by commercial real estate in the United States. See Note 4 for additional discussion of the loans.

Under the terms of the LoanCore CLO Indenture, principal proceeds received from dispositions, payments or prepayments of the LoanCore CLO’s investments may be reinvested, subject to certain criteria, until November 2015. During the year ended December 31, 2014, five mortgage loans were prepaid, resulting in the LoanCore CLO reinvestment balance increasing by $144,633. For the year ended December 31, 2014, the LoanCore CLO collected prepayment penalties in the amount of $1,314 reflected within Interest and related income on the consolidated statements of operations.

The LoanCore CLO used the remaining balance of its unused proceeds of $79,127 at December 31, 2013 within the allotted time to acquire the remainder of the portfolio (“Ramp-Up”). The Ramp-Up period commenced on December 6, 2013 and expired on June 4, 2014.

In accordance with the LoanCore CLO Indenture, the monthly cash flow from each mortgage loan is paid through the LoanCore CLO structure via a waterfall. In each payment period, cash proceeds from the assets held by the LoanCore CLO are applied first to servicer and trustee fees, then to Class A Note holders and Class B Note holders, respectively. Thereafter, following payment of administrative expenses of the LoanCore CLO, if any, the equity tranche held by the Company then receives any remaining cash proceeds.

For a discussion of the Class A Notes and the Class B Notes, see Note 5.

4.   Mortgage Loans Receivable, Net and Collateralized Loan Receivable

As of December 31, 2014 and December 31, 2013, respectively, the Company’s consolidated balance sheets included $349,314 and $404,600 of mortgage loans receivable and collateralized loan receivable, which are all pledged as collateral under the LoanCore CLO.

During the year ended December 31, 2014, the Company purchased an A-note that is pledged as collateral under the LoanCore CLO. This acquired A-note is collateralized by the cash flows of an underlying mortgage loan that did not meet the definition of a participating interest under ASC 860, Transfers and Servicing. Therefore, the Company was required to account for the transaction as a collateralized loan receivable rather than a participating interest in a mortgage loan. The cash flows from the Company’s collateralized loan receivable are supported by the underlying mortgage loan cash flows, and the underlying property serves as collateral for the mortgage loan. The collateralized loan receivable is managed along with the Company’s mortgage loan portfolio and, for informational purposes, the relevant information for the collateralized loan receivable has been combined with the Company’s portfolio of mortgage loans. Unless otherwise indicated, the collateralized loan receivable and the Company’s portfolio of mortgage loans are collectively referred to as “Loan Investments.”

DivCore Subordinate Debt Club I REIT Holding, LLC
Notes to Consolidated Financial Statements — Continued
(in thousands of dollars)

Activity related to Loan Investments for the year ended December 31, 2014 was:

Net Book Value
December 31, 2013	$404,600
Mortgage loan acquisitions and upsizings, principal balance	33,531
Mortgage loan acquisitions, premiums and (discounts), net	—
Collateralized loan acquisition, principal balance	41,500
Collateralized loan acquisition, premiums and (discounts), net	—
Additional fundings	14,400
Mortgage loan repayments	(144,633)
Accretion/ (amortization) of mortgage loan discounts and premiums, net	(84)
December 31, 2014	$349,314

Activity related to mortgage loans receivable as of December 31, 2013 was:

Net Book Value
November 6, 2013 (Inception)	$—
Mortgage loan acquisitions, principal balance	404,488
Mortgage loan acquisitions, premiums and (discounts), net	99
Additional fundings	—
Accretion/ (amortization) of mortgage loan discounts and premiums, net	13
December 31, 2013	$404,600

The following table details overall statistics for the Company’s Loan Investments at December 31, 2014 and December 31, 2013:

	December 31, 2014	December 31, 2013
Number of Loans	10	13
Principal balance	$349,286	$404,488
Net book value(1)	$349,314	$404,600
Weighted-average cash coupon(2)	L+6.11%	L+6.29%
Weighted-average yield to maturity(2)	L+6.10%	L+6.33%
Weighted-average maximum maturity in years(3)	3.0	3.6

(1)	The primary differences between the principal balance and net book value are premiums and discounts recognized upon acquisition of the loan.
(2)	All loans are floating rate loans indexed to one-month LIBOR as of December 31, 2014 and December 31, 2013; however, certain of the Company's loans receivable earn a minimum LIBOR floor ranging from 0.20% to 0.50%.
(3)	Maximum maturity date assumes all extension options are exercised.

The tables below detail the types of Loan Investments held by the Company at December 31, 2014 and at December 31, 2013, as well as the property type and geographic distribution of the properties securing these loans:

	December 31, 2014		December 31, 2013
Asset Type	Principal Balance	Percentage	Principal Balance	Percentage
Senior mortgage loans	$307,786	88%	$404,488	100%
Collateralized loan receivable	41,500	12%	—	—

DivCore Subordinate Debt Club I REIT Holding, LLC
Notes to Consolidated Financial Statements — Continued
(in thousands of dollars)

Property Type	Principal Balance	Percentage	Principal Balance	Percentage
Office	$110,321	31%	$109,921	27%
Retail	94,000	27%	127,900	32%
Mixed Use	93,415	27%	88,016	22%
Manufactured Housing	41,000	12%	41,000	10%
Other	10,550	3%	37,651	9%
Total	$349,286	100%	$404,488	100%
Geographic Location	Principal Balance	Percentage	Principal Balance	Percentage
California	$129,721	37%	$158,735	39%
New York	107,050	31%	101,550	25%
Massachusetts	58,015	17%	56,702	14%
Other	54,500	15%	54,501	14%
Hawaii	—	—	33,000	8%
Total	$349,286	100%	$404,488	100%

The Company evaluates its Loan Investments for potential losses at least quarterly as described in Note 2. The Company’s Loan Investments are typically collateralized by real estate directly. As a result, the Company regularly evaluates the extent and impact of any credit deterioration associated with the performance and/or value of the underlying collateral property, as well as the financial and operating capability of the borrower. Specifically, a property’s operating results and any cash reserves are analyzed to assess (i) whether cash flow from operations is sufficient to cover the debt service requirements currently and into the future, (ii) the ability of the borrower to refinance the loan at maturity, and/or (iii) the property’s liquidation value. The Company also evaluates the financial wherewithal of any loan guarantors as well as the borrower’s competency in managing and operating the properties. In addition, the Company considers the overall economic environment, real estate sector, and geographic sub-market in which the collateral property is located. Such impairment analyses are completed and reviewed by asset management personnel, who utilize various data sources, including (i) periodic financial data such as property occupancy, tenant profile, rental rates, operating expenses, the borrowers’ business plan, and capitalization and discount rates, (ii) site inspections, and (iii) current credit spreads and other market data.

In conjunction with the Company’s quarterly loan portfolio review as detailed above, the Company assigns a risk rating to each individual loan based on several factors, including risk of loss, current LTV, collateral performance, exit plan and sponsorship. Loans are rated “1” (less risk) through “6” (greater risk). These ratings are defined in Note 2.

The following table allocates the principal balance and net book value of the Company’s Loan Investments based on internal risk ratings at December 31, 2014 and December 31, 2013.

	December 31, 2014				December 31, 2013
Asset Type	Risk Rating	Number of Mortgage Loans	Principal Balance	Net Book Value	Risk Rating	Number of Mortgage Loans	Principal Balance	Net Book Value
Loan Investments	1	9	$307,786	$307,814	1	8	$268,024	$268,111
Loan Investments	2	1	41,500	41,500	2	5	136,464	136,489
Loan Investments	3	—	—	—	3	—	—	—
Loan Investments	4	—	—	—	4	—	—	—
Loan Investments	5	—	—	—	5	—	—	—
Loan Investments	6	—	—	—	6	—	—	—
		10	$349,286	$349,314		13	$404,488	$404,600

DivCore Subordinate Debt Club I REIT Holding, LLC
Notes to Consolidated Financial Statements — Continued
(in thousands of dollars)

As a result of the analysis at December 31, 2014 and December 31, 2013, the Company has concluded that none of the Loan Investments are individually impaired.

5.   Notes Payable and Subordinate Debt

Notes Payable

On December 6, 2013, the LoanCore CLO issued debt in the form of (1) Class A Senior Secured Floating Rate Notes (the “Class A Notes”) to an unaffiliated third party in principal amount of $285,000, at par, paying monthly interest at the London Interbank Offered Rate (“LIBOR”) plus 1.85%; and (2) Class B Secured Floating Rate Notes (the “Class B Notes”) to an unaffiliated third party in principal amount of $55,000, at a discount of $54,775, paying monthly interest at LIBOR plus 3.90%. Both the Class A Notes and the Class B Notes have a maturity date of November 15, 2032 and are non-amortizing. As of December 31, 2014 and December 31, 2013, the principal balances on the Class A Notes and Class B Notes were $285,000 and $55,000, respectively. As of December 31, 2014 and December 31, 2013, the balance on each note remained unchanged from issuance. Interest expense related to the Class A Notes and the Class B Notes in the consolidated statements of operations was $8,061 for the year ended December 31, 2014 and $578 for the period November 6, 2013 (inception) to December 31, 2013. At December 31, 2014 and December 31, 2013, interest payable related to the Class A Notes and the Class B Notes in the consolidated balance sheets was $377 and $377, respectively.

In accordance with the LoanCore CLO Indenture, the monthly cash flow from the Loan Investments is paid through the LoanCore CLO structure via a waterfall. In each payment period, cash proceeds from the Loan Investments are applied first to servicer and trustee fees, then to the Class A Note holders and then to the Class B Note holders. Thereafter, following payment of the above and the payment of administrative expenses of the LoanCore CLO, if any, the equity tranche held by the Company then receives any remaining cash proceeds. Principal payments from Loan Investments received after the end of the reinvestment period in November 2015 will be utilized to pay off the Class A Notes and Class B Notes.

Amortization of deferred financing fees for the Class A Notes and the Class B Notes is included as interest expense in the accompanying consolidated statements of operations and was $127 for the year ended December 31, 2014 and $9 for the period November 6, 2013 (inception) to December 31, 2013.

The Class A Notes and the Class B Notes include covenants covering certain credit and geographical criteria as well as prohibiting further debt issuance. As of December 31, 2014 and December 31, 2013 and for the year ended December 31, 2014 and the period November 6, 2013 (inception) to December 31, 2013, the Company believes the LoanCore CLO was in compliance with all required debt covenants.

Subordinate Debt

Concurrently with the issuance of the Class A Notes and the Class B Notes on December 6, 2013, the Company issued separate, subordinate debt in an aggregate principal amount of $106,666, maturing on November 15, 2032, to the Common Shareholders, which are related parties. The subordinate debt bears interest at 12% per annum, payable monthly. The 12% rate on the subordinate debt represents a current market rate. The Company determined the rate by analyzing what the position would be worth if it were sold in the open market; mainly a mezzanine debt position with the Company’s ownership in the LoanCore CLO as ultimate collateral. The Company used the proceeds of the subordinate debt to acquire preferred shares and ordinary shares of the LoanCore CLO and to make capital contributions to the LoanCore CLO. Interest expense related to the subordinate debt in the consolidated statements of operations was $12,979 for the year ended December 31, 2014 and was $926 for the period November 6, 2013 (inception) to December 31,

DivCore Subordinate Debt Club I REIT Holding, LLC
Notes to Consolidated Financial Statements — Continued
(in thousands of dollars)

2013. Cash proceeds received by the Company from the LoanCore CLO are applied first to the subordinate debt then to the holders of the Preferred Shares, and then to the Common Shareholders. At December 31, 2014 and December 31, 2013, interest payable related to the subordinate debt on the consolidated balance sheets was $604 and $926, respectively.

Future Scheduled Maturities

The following table summarizes the Company’s future scheduled maturities of outstanding long-term debt obligations as of December 31, 2014.

Long-Term Debt
2015	$—
2016	—
2017	—
2018	—
2019	—
Thereafter	446,666
Total principal maturities	$446,666

6.   Risks and Uncertainties

In the ordinary course of business, the Company manages a variety of risks including market, credit and operational risk. The Company manages these risks on an aggregate basis along with risks associated with its investing activities as part of its overall risk management policies.

Market Risk

Market risk is the risk of potential adverse changes to the value of financial instruments resulting from market prices. The Company’s exposure to market risk may be due to many factors, including the movement in interest rates, indices, market volatility, borrower financial condition and property values underlying the Loan Investments in the LoanCore CLO. The Company measures and controls its exposure to market risk through the use of various risk management techniques and analytical monitoring techniques.

Credit Risk

Concentrations of credit risk arise when a number of properties related to the underlying collateral for the Loan Investments are located in the same geographic region, or have similar economic features that would cause failure of their ability to meet contractual obligations. The Company attempts to mitigate these risks by investing in loans with underlying collateral that are believed to be well diversified and do not contain significant concentrations of credit risk. The Company also monitors predetermined thresholds for the aggregate principal balance of all Loan Investments collateralized by mortgaged properties located in any one state or specific property type.

Operational Risk

Operational risk is the potential risk of loss caused by a deficiency in information, communication, transaction processing and settlement, and accounting systems. The Company maintains controls that include systems and procedures to record and reconcile transactions and positions and to procure necessary documentation for its activities. The Company also uses a nationally recognized third party to provide loan servicing on its portfolio of Loan Investments.

Real Estate Risk

Commercial real estate values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, international, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real

DivCore Subordinate Debt Club I REIT Holding, LLC
Notes to Consolidated Financial Statements — Continued
(in thousands of dollars)

estate conditions (such as oversupply); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to make payments on assets in the Company’s investment portfolio, which could also cause the Company to suffer losses. To the extent that the Company’s portfolio is concentrated in any one region, such as California or New York, or type of asset, downturns relating generally to such region or type of asset may result in defaults on a high number of Loan Investments within a short time period, which, in turn, is likely to reduce the Company’s net income and cash flows. Also, to the extent that the Loan Investments are concentrated in a few owners, the financial failure or other challenges of any single owner could potentially have a material adverse effect on the Company.

Inflation Risk

Virtually all of the Company’s assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence the Company’s performance significantly more than inflation does. Changes in interest rates may correlate with inflation rates and/or changes in inflation rates. The Company’s consolidated financial statements are prepared in accordance with GAAP and the activities and balance sheet are measured with reference to historical cost and/or fair value without considering inflation.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond the Company’s control. The Company is subject to interest rate risk in connection with the Loan Investments and its related financing arrangements.

Property-Level Credit Risk

The Company is subject to the risk of potential credit losses on all of the Loan Investments, particularly if any such loans become non-performing while still on the balance sheet. In general, the primary source of principal and interest payments on the assets that the Company acquires is the revenues generated by the underlying properties securing the Loan Investments or the net proceeds from the sale or refinancing of such properties. If a property is unable to sustain net revenues or generate sale or refinancing proceeds at a level necessary to pay current debt service obligations, it could result in a default on the loan. Prior to the acquisition of any investment, the Company conducts a disciplined underwriting and due diligence process to help minimize this risk. The Company takes a real estate investor perspective when acquiring investments to assess their performances, and price the related risk, through various economic cycles.

Prepayment Risk

Prepayment risk is the risk that principal will be repaid at a different rate than anticipated, causing the return on an asset to be less than expected. As the Company receives prepayments of principal on Loan Investments, premiums paid on such assets will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the assets. Conversely, discounts on such assets are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the assets.

7.   Shareholders’ Capital

Authorized Capital

The Company has authority to issue common share interests and 125 shares of Series A Cumulative Non-Voting Preferred Shares. On January 17, 2014, the Company issued 125 shares of its 12.5% Preferred Shares with a liquidation preference of $1 per share. The Company received

DivCore Subordinate Debt Club I REIT Holding, LLC
Notes to Consolidated Financial Statements — Continued
(in thousands of dollars)

total gross proceeds of $125. Net proceeds to the Company from the issuance were approximately $100, net of offering costs. Holders of the Company’s Preferred Shares have no voting rights, and are entitled to receive cumulative cash dividends at a rate of 12.5% per annum of the $1 per share liquidation preference before holders of the common share interests are entitled to receive any dividends. Dividends on each Preferred Share accrue daily and are payable semi-annually in arrears on or before June 30 and December 31 of each year. Upon liquidation, the preferred shareholders are entitled to a liquidation preference of $1 per share and all accrued and unpaid dividends. Preferred Shares are redeemable at $1 per share plus accumulated and unpaid dividends (whether or not declared) exclusively at the Company’s option; provided, that if the Preferred Shares are redeemed prior to December 31, 2015, a redemption premium of 10% is applicable. As of December 31, 2014, the Company had declared and paid all required dividends on the Company’s Preferred Shares.

Common Shareholders’ Capital

Each of the Common Shareholders initially contributed a pro rata amount equal to its capital contributions divided by the aggregate capital contributions (its “Common Percentage Share”) called by the Board to fund the Company’s initial investment. The Common Shareholders’ capital is not represented in unitized form and does not have a par value nor amounts represented as additional paid in capital, but rather total amounts contributed consistent with each Common Shareholder’s Common Percentage Share. At December 31, 2014 and December 31, 2013, the total amount of capital contributed by Common Shareholders was $59,379 and $59,379, respectively. If unanimously determined by the Common Shareholders, the Common Shareholders may, at their option, make additional capital contributions to the Company upon request from the Board, in amounts consistent with each of the Common Shareholder’s Common Percentage Share.

Allocation of Net Income and Net Losses

Net income and net losses are allocated to the Common Shareholders in a manner consistent with the LLC Agreement, and as recorded on the accompanying consolidated statements of changes in shareholders’ capital.

Distributions

In accordance with the provisions of the LLC Agreement, all distributions to shareholders may be referred to as “dividends.”

The Company generally intends to distribute substantially all of its taxable income each year, which does not necessarily equal net income as calculated in accordance with GAAP, to its Common Shareholders to comply with the REIT provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

All distributions are made at the discretion of the Board and depend upon the Company’s taxable income, financial condition, maintenance of REIT status, applicable law, and other factors as the Company’s Board deems relevant.

During the year ended December 31, 2014, the Company paid dividends of $8,399 to Common Shareholders and returned equity in the amount of $2,015 during the period November 6, 2013 (inception) to December 31, 2013. For income tax purposes, distributions paid to Common Shareholders consist of ordinary income, capital gains, return of capital or a combination thereof.

8.   Fair Values

As discussed in Note 2, GAAP requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. The following table details the carrying amount, face amount, and approximate fair value of the instruments described in Note 2:

DivCore Subordinate Debt Club I REIT Holding, LLC
Notes to Consolidated Financial Statements — Continued
(in thousands of dollars)

	December 31, 2014			December 31, 2013
	Carrying Value	Face Amount	Fair Value	Carrying Value	Face Amount	Fair Value
Financial Assets
Cash and cash equivalents	$95	$95	$95	$—	$—	$—
Restricted cash	150,644	150,644	150,644	95,584	95,584	95,584
Mortgage loans receivable, net	307,814	307,786	307,786	404,600	404,488	404,488
Collateralized loan receivable	41,500	41,500	41,500	—	—	—
Total	$500,053	$500,025	$500,025	$500,184	$500,072	$500,072

Financial Liabilities
Notes payable - Class A	$285,000	$285,000	$285,000	$285,000	$285,000	$285,000
Notes payable - Class B, net	54,782	55,000	55,000	54,775	55,000	55,000
Subordinate debt	106,666	106,666	106,666	106,666	106,666	106,666
Total	$446,448	$446,666	$446,666	$446,441	$446,666	$446,666

9.   Related Party Transactions

The LoanCore CLO purchased the portfolio of underlying Initial Mortgage Loans from Jefferies LoanCore LLC, a related party, in an arms-length transaction. The Initial Mortgage Loans were purchased with a total principal balance of $404,488 and with a purchase price of $406,583, which included $1,996 of accrued interest paid to the seller upon settlement. Jefferies LLC (formerly Jefferies & Company, Inc.) received a placement fee of approximately $1,700 related to the issuance of the Class A Notes and Class B Notes. On February 5, 2014, the LoanCore CLO purchased an additional mortgage loan from Jefferies LoanCore LLC with a principal balance of $28,000. The total purchase price was $28,147, which included $147 of accrued interest. The LoanCore CLO also purchased a collateralized loan receivable on May 30, 2014 with a principal balance of $41,500. The total purchase price of the loan was $41,614, which included $114 of accrued interest.

The Company issued subordinate debt of $106,666 to the Common Shareholders, related parties, on December 6, 2013. For a discussion of the Company’s subordinate debt, see Note 5.

The Company has entered into an Advisory Agreement with DivCore Advisors, a related party, pursuant to which DivCore Advisors provides investment advisory and administrative services on the Company’s behalf. Pursuant to this agreement, DivCore Advisors was paid a quarterly portfolio management fee by the Fund. This quarterly portfolio management fee is not reflected in the Company’s consolidated statements of operations. In addition, the LoanCore CLO has entered into a collateral management agreement with DivCore Advisors, a related party, pursuant to which DivCore Advisors serves as the collateral manager of the LoanCore CLO. DivCore Advisors waived collateral manager fees in the amount of 0.05% per annum of the aggregate Loan Investment balance.

10.   Income Taxes

The Company has elected to be treated as a REIT under Section 856 through 859 of the Internal Revenue Code. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income.

Even if the Company qualifies as a REIT, it may be subject to certain U.S. federal income and excise taxes and state and local taxes on its income and assets. If the Company fails to maintain its

DivCore Subordinate Debt Club I REIT Holding, LLC
Notes to Consolidated Financial Statements — Continued
(in thousands of dollars)

qualification as a REIT for any taxable year, the Company may be subject to material penalties as well as U.S. federal, state and local income tax on the Company’s taxable income at regular corporate rates and the Company would not be able to qualify as a REIT for the subsequent four full taxable years. At December 31, 2014 and December 31, 2013, the Company was in compliance with all REIT requirements and the Company intends to continue to qualify as a REIT and, accordingly, no provision for income taxes is included in the accompanying consolidated financial statements.

In the normal course of business, the Company is subject to examination by U.S. federal, state, local and foreign jurisdictions where applicable. As of December 31, 2014 and December 31, 2013, the tax period that remains subject to examination by U.S. federal tax jurisdictions under the statute of limitations is the period November 6, 2013 (inception) to December 31, 2014. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of December 31, 2014 or December 31, 2013. In addition, the Company does not anticipate any significant increase to unrecognized tax positions during the next twelve months. For the years ended December 31, 2014 and December 31, 2013, state and local franchise taxes totaled $60 and $0, respectively, and are included in general and administrative expenses in the consolidated statements of operations. At December 31, 2014 and December 31, 2013, accrued state and local franchise taxes in the consolidated balance sheets were $20 and $0, respectively.

11.   Commitments and Contingencies

Unfunded Commitments

The Company enters into commitments to extend variable rate credit that are legally binding conditional agreements having fixed expirations or termination dates and purposes. These commitments generally require customers to maintain certain credit standards. Collateral requirements and LTV ratios are the same as those for funded transactions and are established based on management’s credit assessment of the customer. These commitments may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future funding requirements. The outstanding unfunded commitments to extend credit were approximately $5,986 and $16,386 as of December 31, 2014 and December 31, 2013, respectively.

Litigation

The Company is not party to any litigation or legal proceedings, or to the best of its knowledge, any threatened litigation or legal proceedings which, in its opinion, individually or in the aggregate, would have a material adverse effect on its results of operations or financial condition. As of December 31, 2014 and December 31, 2013, there were no reserves recorded for threatened or pending litigation.

12.   Subsequent Events

In accordance with ASC 855-10, Subsequent Events, subsequent events have been evaluated by the Board and the Company from January 1, 2015 through April 2, 2015, the date the consolidated financial statements were available for issuance.

DivCore Subordinate Debt Club I REIT Holding, LLC
Schedule IV—Mortgage Loans on Real Estate

Type of Loan	General Property Type	State	Interest Payment Rates(2)	Fully Extended Maturity Date(3)	Periodic Payment Terms(4)	Face Amount of Mortgage Loans	Net Book Value of Mortgage Loans(5)
Senior Mortgage Loans(1)
Loan 1	Mixed Use	MA	L + 6.05%	04/09/18	I/O	$58,014	$58,014
Loan 2	Office	NY	L + 5.75%	03/09/18	I/O	55,000	55,000
Loan 3	Manufactured Housing	CA	L + 6.75%	07/09/18	I/O	41,000	41,000
Loan 4	Mixed Use	CA	L + 5.75%	06/09/18	I/O	35,400	35,400
Loan 5	Retail	WA	L + 6.50%	06/09/16	I/O	27,500	27,500
Loan 6	Office	NC	L + 8.00%	01/09/18	I/O	27,000	27,000
Loan 7	Retail	CA	L + 6.00%	06/09/17	I/O	25,000	25,012
Loan 8	Office	CA	L + 7.00%	10/09/17	I/O	28,322	28,322
Loan 9	Multifamily	NY	L + 5.50%	07/09/18	I/O	10,550	10,566
Loan 10	Retail	NY	L + 4.50%	01/09/18	I/O	41,500	41,500
Totals:						$349,286	$349,314

(1)	Includes senior mortgage loans and pari passu participations in first mortgages.
(2)	All loans are floating rate loans indexed to one-month LIBOR as of December 31, 2014; however, certain of the Company’s loans earn a minimum LIBOR floor ranging from 0.20% to 0.50%.
(3)	Maximum maturity date assumes all extension options are exercised.
(4)	I/O = Interest only.
(5)	The primary differences between the face amount of the loan and the net book value are premiums and discounts recognized upon acquisition of the loan.

Reconciliation of Mortgage Loans on Real Estate

The following table reconciles mortgage loans on real estate for the year ended December 31, 2014 (in thousands):

Net Book Value
December 31, 2013	$404,600
Mortgage loan acquisitions and upsizings, principal balance	33,531
Mortgage loan acquisitions, premiums and (discounts), net	—
Collateralized loan acquisition, principal balance	41,500
Collateralized loan acquisition, premiums and (discounts), net	—
Additional fundings	14,400
Mortgage loan repayments	(144,633)
Accretion/ (amortization) of mortgage loan discounts and premiums, net	(84)
December 31, 2014	$349,314

S-1

Until            , 2015 (25 days after the date of this prospectus), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

Shares

LoanCore Realty Trust, Inc.

Common Stock

PROSPECTUS

           , 2015

Deutsche Bank Securities
J.P. Morgan
Morgan Stanley
BofA Merrill Lynch
Jefferies

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses and Issuance and Distribution

Set forth below are the fees and expenses, other than the underwriting discount, to be incurred by us in connection with the issuance and distribution of the common stock being registered. All amounts set forth below are estimates, except the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee	$11,620
FINRA filing fee	15,500
New York Stock Exchange listing fee	*
Legal fees and expenses	*
Printing and engraving expenses	*
Accounting fees and expenses	*
Transfer agent’s fees and expenses	*
Miscellaneous	*
Total	$ *

*	To be provided by amendment.

Item 32. Sales to Special Parties

None.

Item 33. Recent Sales of Unregistered Securities

During the three years preceding the filing of this registration statement on Form S-11, we sold unregistered securities to a limited number of persons, as described below:

•	On December 6, 2013, DivCore Subordinate Debt Club I REIT Holding, LLC, our predecessor, issued to the DivCore Fund (i) 100% of its common share interests in return for approximately $59.4 million in capital contributions and (ii) an aggregate principal amount of approximately $106.7 million of 12% subordinate debt at par. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the securities were issued in transactions that did not involve any public offering.
•	On January 17, 2014, DivCore Subordinate Debt Club I REIT Holding, LLC, our predecessor, issued 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Shares, liquidation preference of $1,000 per share, to certain unaffiliated third parties for gross proceeds of $125,000. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares were issued in a transaction that did not involve any public offering.
•	On February 2, 2015, we issued 100 shares of our common stock to LoanCore Capital, LLC in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares were issued in a transaction that did not involve any public offering.
•	As part of our formation transactions, the DivCore Fund, which currently holds all of the common share interests of DivCore Subordinate Debt Club I REIT Holding, LLC, our predecessor, will receive an aggregate of shares of our common stock in connection with the merger between us and DivCore Subordinate Debt Club I REIT

Holding, LLC, Inc. Such issuances will be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares will be issued in a transaction that does involve any public offering.

•	Concurrently with the completion of this offering, (1) certain members of our Manager’s senior management team and affiliates of LoanCore Capital, LLC will purchase an aggregate of $ million of shares of our common stock, (2) an affiliate of GIC Real Estate Private Limited, the real estate investment arm of GIC Private Limited, will purchase the lesser of (a) $ million of shares of our common stock and (b) a number of shares equal to % of the outstanding shares of our common stock immediately following the completion of this offering and our concurrent private offerings (excluding any shares that may be issued upon exercise of the underwriters’ over-allotment option), and (3) an affiliate of Jefferies Group LLC, will purchase $ million of shares of our common stock, in each case in separate private placements at the initial public offering price per share of our common stock in this offering and without the payment of any underwriting discount. Such issuances will be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares will be issued in transactions that will not involve any public offering.

Item 34. Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was (1) committed in bad faith or (2) the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Upon the completion of this offering, we expect to enter into customary indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted under Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Under our management agreement, our Manager maintains a contractual as opposed to a fiduciary relationship with us, which limits our Manager’s obligations to us to those specifically set forth in our management agreement. The ability of our Manager and its officers and other personnel, including our chairman and executive officers, to engage in other business activities may reduce the time our Manager spends managing us.

Item 35. Treatment of Proceeds from Stock Being Registered

None of the proceeds of this offering will be credited to an account other than the appropriate capital account.

Item 36. Financial Statements and Exhibits

(a)   Financial Statements and Financial Statement Schedule.   See page F-1 for an index of the financial statements included in this registration statement on Form S-11.

(b)   Exhibits.   The following exhibits are filed as part of this registration statement on Form S-11:

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement
2.1*	Form of Agreement and Plan of Merger by and among LoanCore Realty Trust, Inc., DivCore Subordinate Debt Club I REIT Holding, LLC and the common equity holders of DivCore Subordinate Debt Club I REIT Holding, LLC

Exhibit Number	Exhibit Description
3.1*	Form of Articles of Merger of DivCore Subordinate Debt Club I REIT Holding, LLC with and into LoanCore Realty Trust, Inc.
3.2	Form of Articles of Amendment and Restatement of LoanCore Realty Trust, Inc., to be effective prior to the completion of this offering
3.3	Form of Bylaws of LoanCore Realty Trust, Inc., to be effective prior to the completion of this offering
4.1*	Specimen Common Stock Certificate of LoanCore Realty Trust, Inc.
5.1*	Opinion of Venable LLP regarding the validity of the securities being registered
8.1*	Opinion of Sidley Austin LLP regarding tax matters
10.1*	Form of Management Agreement between LoanCore Advisors, LLC and LoanCore Realty Trust, Inc.
10.2*	Form of Registration Rights Agreement between LoanCore Realty Trust, Inc. and LoanCore Advisors, LLC
10.3*	Stock Purchase Agreement, dated , 2015, by and among LoanCore Realty Trust, Inc., Mark Finerman, , , GICRE and Jefferies Group
10.4*	Form of Registration Rights Agreement among LoanCore Realty Trust, Inc., Mark Finerman, , , GICRE and Jefferies Group
10.5*	Form of Investor Rights Agreement among LoanCore Realty Trust, Inc., LoanCore Advisors, LLC, LoanCore Capital, LLC, Mark Finerman, , and GICRE
10.6*	Form of Investor Rights Agreement among LoanCore Realty Trust, Inc., LoanCore Advisors, LLC, LoanCore Capital, LLC, Mark Finerman, , and Jefferies Group
10.7*	Purchase Agreement, dated , 2015, by and among LoanCore Realty Trust, Inc., DivCore Subordinate Debt Club I, LP, Series A, DivCore Subordinate Debt Club I, LP, Series B and DivCore Subordinate Debt Club I, LP, Series C
10.8*	Mortgage Loan Purchase Agreement, dated , 2015, by and between LoanCore Realty Trust, Inc. and Jefferies LoanCore LLC
10.9	Form of 2015 Equity Incentive Plan of LoanCore Realty Trust, Inc.
10.10*	Form of Restricted Stock Award Agreement
10.11*	Form of Restricted Stock Award Agreement for Independent Directors
10.12*	Form of Indemnification Agreement between LoanCore Realty Trust, Inc. and each of its directors and officers
10.13†	Indenture, dated as of December 6, 2013, by and between DivCore CLO 2013-1, Ltd., DivCore CLO 2013-1, LLC, Wells Fargo Bank, National Association and Situs Asset Management LLC
10.14*	Collateral Management Agreement, dated as of December 6, 2013, by and between DivCore CLO 2013-1, Ltd. and DivCore Subordinate Debt Club I Advisors, LLC
21.1*	List of Subsidiaries of LoanCore Realty Trust, Inc. upon the completion of this offering
23.1*	Consent of Venable LLP (included in Exhibit 5.1)
23.2*	Consent of Sidley Austin LLP (included in Exhibit 8.1)
23.3	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (included on the signature page to this registration statement)
99.1	Consent of Mark Finerman to be named as a Director
99.2*	Consent of to be named as a Director
99.3*	Consent of to be named as a Director
99.4*	Consent of to be named as an Independent Director
99.5*	Consent of to be named as an Independent Director
99.6*	Consent of to be named as an Independent Director
99.7*	Consent of to be named as an Independent Director

*	To be filed by amendment.
†	Previously filed.

Item 37. Undertakings

(a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)   The undersigned registrant hereby further undertakes that:

(1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 14th day of May, 2015.

LOANCORE REALTY TRUST, INC.

By:	/s/ Mark Finerman
	Name:	Mark Finerman
	Title:	Chairman, Chief Executive Officer and President

We, the undersigned officers and directors of LoanCore Realty Trust, Inc., hereby severally constitute and appoint Mark Finerman, Christopher McCormack and Jordan Bock, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Finerman	Chairman, Chief Executive Officer and President (Principal Executive Officer)	May 14, 2015
Mark Finerman

/s/ Christopher McCormack	Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	May 14, 2015
Christopher McCormack

/s/ Jordan Bock	Chief Investment Officer, Secretary and Director	May 14, 2015
Jordan Bock

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement
2.1*	Form of Agreement and Plan of Merger by and among LoanCore Realty Trust, Inc., DivCore Subordinate Debt Club I REIT Holding, LLC and the common equity holders of DivCore Subordinate Debt Club I REIT Holding, LLC
3.1*	Form of Articles of Merger of DivCore Subordinate Debt Club I REIT Holding, LLC with and into LoanCore Realty Trust, Inc.
3.2	Form of Articles of Amendment and Restatement of LoanCore Realty Trust, Inc., to be effective prior to the completion of this offering
3.3	Form of Bylaws of LoanCore Realty Trust, Inc., to be effective prior to the completion of this offering
4.1*	Specimen Common Stock Certificate of LoanCore Realty Trust, Inc.
5.1*	Opinion of Venable LLP regarding the validity of the securities being registered
8.1*	Opinion of Sidley Austin LLP regarding tax matters
10.1*	Form of Management Agreement between LoanCore Advisors, LLC and LoanCore Realty Trust, Inc.
10.2*	Form of Registration Rights Agreement between LoanCore Realty Trust, Inc. and LoanCore Advisors, LLC
10.3*	Stock Purchase Agreement, dated , 2015, by and among LoanCore Realty Trust, Inc., Mark Finerman, , , GICRE and Jefferies Group
10.4*	Form of Registration Rights Agreement among LoanCore Realty Trust, Inc., Mark Finerman, , , GICRE and Jefferies Group
10.5*	Form of Investor Rights Agreement among LoanCore Realty Trust, Inc., LoanCore Advisors, LLC, LoanCore Capital, LLC, Mark Finerman, , and GICRE
10.6*	Form of Investor Rights Agreement among LoanCore Realty Trust, Inc., LoanCore Advisors, LLC, LoanCore Capital, LLC, Mark Finerman, , and Jefferies Group
10.7*	Purchase Agreement, dated , 2015, by and among LoanCore Realty Trust, Inc., DivCore Subordinate Debt Club I, LP, Series A, DivCore Subordinate Debt Club I, LP, Series B and DivCore Subordinate Debt Club I, LP, Series C
10.8*	Mortgage Loan Purchase Agreement, dated , 2015, by and between LoanCore Realty Trust, Inc. and Jefferies LoanCore LLC
10.9	Form of 2015 Equity Incentive Plan of LoanCore Realty Trust, Inc.
10.10*	Form of Restricted Stock Award Agreement
10.11*	Form of Restricted Stock Award Agreement for Independent Directors
10.12*	Form of Indemnification Agreement between LoanCore Realty Trust, Inc. and each of its directors and officers
10.13†	Indenture, dated as of December 6, 2013, by and between DivCore CLO 2013-1, Ltd., DivCore CLO 2013-1, LLC, Wells Fargo Bank, National Association and Situs Asset Management LLC
10.14*	Collateral Management Agreement, dated as of December 6, 2013, by and between DivCore CLO 2013-1, Ltd. and DivCore Subordinate Debt Club I Advisors, LLC
21.1*	List of Subsidiaries of LoanCore Realty Trust, Inc. upon the completion of this offering
23.1*	Consent of Venable LLP (included in Exhibit 5.1)
23.2*	Consent of Sidley Austin LLP (included in Exhibit 8.1)
23.3	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (included on the signature page to this registration statement)
99.1	Consent of Mark Finerman to be named as a Director
99.2*	Consent of to be named as a Director
99.3*	Consent of to be named as a Director
99.4*	Consent of to be named as an Independent Director
99.5*	Consent of to be named as an Independent Director
99.6*	Consent of to be named as an Independent Director
99.7*	Consent of to be named as an Independent Director

*	To be filed by amendment.
†	Previously filed.